     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 18, 1997

                                          REGISTRATION STATEMENT NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              RIDDELL SPORTS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    3949                    22-2890400
     (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S. EMPLOYER
       JURISDICTION               INDUSTRIAL           IDENTIFICATION NUMBER)
   OF INCORPORATION OR    CLASSIFICATION CODE NUMBER)
      ORGANIZATION)

                            ------------------------

                              RIDDELL SPORTS INC.
                                900 THIRD AVENUE
                                   27TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 826-4300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                LISA J. MARRONI
                              RIDDELL SPORTS INC.
                                900 THIRD AVENUE
                                   27TH FLOOR
                            NEW YORK, NEW YORK 10022
                                 (212) 826-4300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:
                             SHELDON S. ADLER, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000

                            ------------------------

                                                          PRIMARY STANDARD
                                                             INDUSTRIAL     I.R.S. EMPLOYER
                                         JURISDICTION OF   CLASSIFICATION   IDENTIFICATION
NAME OF ADDITIONAL REGISTRANTS*           INCORPORATION        NUMBER           NUMBER
---------------------------------------  ---------------  ----------------  ---------------
ALL AMERICAN SPORTS CORPORATION           DELAWARE             3949            34-1688715
CHEER ACQUISITION CORP.                   TENNESSEE            3949                --**
EQUILINK LICENSING CORPORATION            DELAWARE             3949            51-0342202
PROACQ CORP.                              DELAWARE             3949            34-1688714
RHC LICENSING CORPORATION                 DELAWARE             3949            51-0342201
RIDDELL, INC.                             ILLINOIS             3949            36-3581631
RIDMARK CORPORATION                       DELAWARE             3949            22-2908352
INTERNATIONAL LOGOS, INC.                 TENNESSEE            2389            62-1392810
VARSITY/INTROPA TOURS, INC.               TENNESSEE            4724            62-1584148
VARSITY SPIRIT CORPORATION                TENNESSEE            7032            62-1169661
VARSITY SPIRIT FASHIONS & SUPPLIES INC.   MINNESOTA            2389            41-1459853
VARSITY USA, INC.                         TENNESSEE            7032            62-1601179

------------------
 * Address and telephone number of principal executive offices are same as those of Riddell Sports Inc.

** An I.R.S. Employer Identification Number has been ordered, but has not been received yet.

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                        PROPOSED              PROPOSED
     TITLE OF EACH CLASS          AMOUNT TO BE      MAXIMUM OFFERING     MAXIMUM AGGREGATE         AMOUNT OF
OF SECURITIES TO BE REGISTERED     REGISTERED        PRICE PER UNIT      OFFERING PRICE(1)      REGISTRATION FEE
------------------------------    ------------      ----------------     -----------------      ----------------
10 1/2% Senior Notes Due 2007
  of Riddell Sports Inc.......    $115,000,000            100%              $115,000,000            $34,849
Guarantees of the 10 1/2%
  Senior Notes Due 2007 by
  Registrants Other than
  Riddell Sports Inc..........    $115,000,000             (2)                  (2)                   (2)

------------------
(1) Estimated solely for the purpose of calculating the registration fee.

(2) Pursuant to Rule 457(n), no separate registration fee is required with respect to the Guarantees.

                            ------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities of any such State.

PROSPECTUS         SUBJECT TO COMPLETION, DATED JULY 18, 1997

                               OFFER TO EXCHANGE
                         10 1/2% SENIOR NOTES DUE 2007
                          FOR ANY AND ALL OUTSTANDING
                        10 1/2% SENIOR NOTES DUE 2007 OF

                              RIDDELL SPORTS INC.

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                ON                     , 1997, UNLESS EXTENDED.

                            ------------------------

     Riddell Sports Inc., a Delaware corporation (the 'Company'), hereby offers (the 'Exchange Offer'), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the 'Letter of Transmittal'), to exchange its outstanding 10 1/2% Senior Notes Due 2007 (the 'Old Senior Notes'), of which $115,000,000 aggregate principal amount is outstanding as of the date hereof, for a like aggregate principal amount of its newly issued 10 1/2% Senior Notes Due 2007, which have been registered under the Securities Act of 1933, as amended (the 'New Senior Notes'). The New Senior Notes are being offered hereby in order to satisfy certain obligations of the Company and the Guarantors (as defined herein) under the Registration Rights Agreement, dated June 19, 1997, among the Company and certain other signatories thereto (the 'Registration Rights Agreement'). The form and terms of the New Senior Notes will be the same as those of the Old Senior Notes except that the New Senior Notes will have been registered under the Securities Act of 1933, as amended (the 'Securities Act'), and consequently will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Senior Notes. The New Senior Notes will evidence the same debt as the Old Senior Notes and will be entitled to the benefits of an indenture (the 'Indenture'), dated as of June 19, 1997, by and among the Company, the Guarantors and Marine Midland Bank, as trustee (the 'Trustee'). The Indenture provides for the issuance of both the Old Senior Notes and the New Senior Notes. The Old Senior Notes and the New Senior Notes are referred to herein collectively as the 'Senior Notes' and holders of the Senior Notes are sometimes referred to herein as the 'Holders.'

     The Old Senior Notes were issued on June 19, 1997 pursuant to an offering (the 'Offering') which was exempt from registration under the Securities Act. The Old Senior Notes were issued in connection with the acquisition (the 'Acquisition') by the Company of Varsity Spirit Corporation ('Varsity') through the consummation of the Varsity Tender Offer (as defined herein), as a result of which Varsity became a subsidiary of the Company.

     The Senior Notes mature on July 15, 2007, unless previously redeemed. Interest on the New Senior Notes will be payable semiannually on January 15 and July 15, commencing January 15, 1998. The Senior Notes will be redeemable at the option of the Company, in whole or in part, on or after July 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any thereon, to the redemption date. In addition, at any time on or prior to July 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net proceeds of one or more equity offerings of the common stock of the Company, at a redemption price equal to 110 1/2% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least $75.0 million aggregate principal amount of the Senior Notes remains outstanding after such redemption. Upon a Change of Control (as defined herein), the Company will be required to offer to repurchase all outstanding Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase.

     The Old Senior Notes are, and the New Senior Notes will be, general unsecured obligations of the Company, ranking senior in right of payment to all existing and future Indebtedness (as defined herein) of the Company that is subordinated to the Senior Notes and ranking pari passu in right of payment with all current and future unsecured unsubordinated Indebtedness of the Company, including indebtedness under the New Credit Facility (as defined herein). The Old Senior Notes are, and the New Senior Notes will be, unconditionally guaranteed on a senior basis (the 'Subsidiary Guarantees') by each of the Company's current and future domestic Restricted Subsidiaries (as defined herein) (the 'Guarantors'), including Varsity. The Subsidiary Guarantees are senior unsecured obligations, ranking senior in right of payment to all existing and

                                                  (Cover continued on next page)

                            ------------------------

     SEE 'RISK FACTORS' BEGINNING ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD SENIOR NOTES IN THE EXCHANGE OFFER.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       , 1997.

(Continued from previous page)

future subordinated Indebtedness of the Guarantors and ranking pari passu in right of payment with all other existing and future senior obligations of the Guarantors. Loans, if any, under the Company's New Credit Facility will be secured by a security interest in substantially all of the tangible assets of the Company and will be guaranteed by the Material Subsidiaries (as defined herein), which guarantees will be secured by a security interest in substantially all of the tangible assets of the Guarantors. Accordingly, the Senior Notes and the Subsidiary Guarantees will be effectively subordinated to the loans outstanding under the New Credit Facility and the guarantees of such loans, respectively, to the extent of the value of the assets securing such loans and guarantees. As of March 31, 1997, on a pro forma basis after giving effect to the Transactions (as defined herein), including the Acquisition and the Offering and the application of the estimated net proceeds therefrom, the Company would have had $12.7 million of senior Indebtedness outstanding other than the Senior Notes, all of which would have been secured debt, and $7.5 million of subordinated Indebtedness outstanding. The terms of the Indenture will permit the Company and the Guarantors to incur additional Indebtedness, subject to certain limitations. See 'Description of the Senior Notes.'

     For each Old Senior Note accepted for exchange, the Holder of such Old Senior Note will receive a New Senior Note having a principal amount equal to that of the surrendered Old Senior Note. The New Senior Notes will bear interest from the most recent date to which interest has been paid on the Old Senior Notes, or if no interest has been paid on the Old Senior Notes, from June 19, 1997. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered Holders of New Senior Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from June 19, 1997. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered Holders of Old Senior Notes on such record date will receive interest accruing from the most recent date to which interest has been paid, or if no interest has been paid, from June 19, 1997. Old Senior Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Senior Notes whose Old Senior Notes are accepted for exchange will not receive any payment in respect of interest on such Old Senior Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

     Based on interpretations by the staff of the Securities and Exchange Commission (the 'SEC') as set forth in no action letters issued to third parties, the Company believes that New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any such Holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Senior Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement with any person to participate in the distribution of such New Senior Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Senior Notes and has no arrangement or understanding to participate in a distribution of New Senior Notes. Each broker-dealer that receives New Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.'

     The Company will not receive any proceeds from the Exchange Offer and will pay all the expenses incident to the Exchange Offer. Tenders of Old Senior Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Senior Notes, the Company will promptly return the Old Senior Notes to the Holders thereof. See 'The Exchange Offer.'

     There is no existing trading market for the New Senior Notes, and there can be no assurance regarding the future development of a market for the New Senior Notes, or the ability of Holders of the New Senior Notes to sell their New Senior Notes or the price at which such Holders may be able to sell their New Senior Notes. NationsBanc Capital Markets, Inc. and First Chicago Capital Markets, Inc. (the 'Initial Purchasers') have advised the Company that they currently intend to make a market in the New Senior Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Senior Notes may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the New Senior Notes on any securities exchange or to seek approval for quotation on any automated quotation system.

                             AVAILABLE INFORMATION

     The Company and the Guarantors have filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the 'Registration Statement') under the Securities Act with respect to the New Senior Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the New Senior Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports and other information with the SEC. The Registration Statement, the exhibits and schedules forming a part thereof and the periodic reports, proxy statements and other information filed in accordance with the Exchange Act by the Company with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports, proxy and information statements and other information may be found on the SEC's site address, http://www.sec.gov. Copies of such material also can be obtained from the Company upon request. The Company's common stock is quoted on The Nasdaq National Market System under the symbol 'RIDL'; reports and other information concerning Riddell can also be inspected at the offices of The Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has agreed that, whether or not it is required to do so by the rules and regulations of the SEC, for so long as any of the Notes remain outstanding, it will furnish to the holders of the Notes and file with the SEC (unless the SEC will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms pursuant to the Securities Exchange Act of 1934, as amended, including a 'Management's Discussion and Analysis of Results of Operations and Financial Condition' and, with respect to the annual financial statements only, a report thereon by the Company's certified independent accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in the sections 'Prospectus Summary,' 'Summary Unaudited Pro Forma Financial Data,' 'The Acquisition,' 'Unaudited Pro Forma Condensed Consolidated Financial Data' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and include, without limitation, the Company's expectation and estimates as to the Company's business operations following the Acquisition, including the integration of Varsity's business with Riddell's and the achievement of certain synergies related thereto, the introduction of new products, future financial performance, including growth in net sales and earnings, cash flows from operations, capital expenditures, the ability to refinance indebtedness, and the sale of assets. In addition, in those and other portions of this Prospectus, the words 'anticipates,' 'believes,' 'estimates,' 'expects,' 'plans,' 'intends' and similar expressions, as they relate to the Company and its subsidiaries or the Company's, Riddell's or Varsity's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Prospectus. In addition to factors that may be described in this Prospectus, the following factors, among others, could cause the actual results to differ materially from those expressed in any forward-looking statements made by Riddell or Varsity: (i) the outcome of certain litigation pending against the Company; (ii) difficulties or delays in developing and introducing anticipated new products or failure of customers to accept new product offerings; (iii) the continuing popularity of athletic and school spirit programs in the youth, junior high, high school and college markets; (iv) changes in consumer preferences and the ability of the Company to adequately anticipate such changes; (v) the highly seasonal nature of the Company's operations; (vi) effects of and changes in general economic and business conditions; (vii) actions by competitors, including new product offerings and marketing and promotional successes; (viii) the ability of Varsity to secure desirable camp locations and camper accommodations at competitive prices and to secure desirable locations for its special events programs; (ix) claims which might be made against the Company, including product liability claims; (x) the ability of the Company to combine the Riddell and Varsity businesses and to realize the expected benefits from the Acquisition; (xi) the ability of the respective sales forces of Riddell and Varsity to cross-market each others' products; (xii) the loss of any significant suppliers or sponsors or foreign sourcing; (xiii) changes in business strategy or new product lines; and (xiv) performance by licensees. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, references herein to (i) 'Riddell' are to (x) Riddell Sports Inc., a Delaware corporation, and its subsidiaries prior to giving effect to the Acquisition and (y) the Riddell Group Division of the Company, consisting of Riddell Sports Inc. and its subsidiaries (other than Varsity and Varsity's subsidiaries), after giving effect to the Acquisition; (ii) 'Varsity' are to (x) Varsity Spirit Corporation, a Tennessee corporation, and its subsidiaries prior to giving effect to the Acquisition and
(y) the Varsity Group Division of the Company, consisting of Varsity and its subsidiaries, after giving effect to the Acquisition; and (iii) the 'Company' are to Riddell Sports Inc. and its subsidiaries following the Acquisition, including Varsity, or to Riddell Sports Inc., as the offeree or the obligor on the Senior Notes. Pro forma information gives effect to the Offering and the application of the estimated net proceeds therefrom, and the Acquisition and the other Transactions (as defined herein) referred to herein, as if each of the foregoing transactions had occurred on January 1, 1996, with respect to the pro forma condensed combined statement of operations for the year ended December 31, 1996; on January 1, 1997, with respect to the pro forma condensed combined statement of operations for the three months ended March 31, 1997; and as of March 31, 1997 with respect to the pro forma condensed combined balance sheet at March 31, 1997.

                                  THE COMPANY

     General

     The Company is the world's leading manufacturer and reconditioner of football protective equipment and is the nation's leading supplier of products and services to the school spirit industry. The Company conducts its business through two principal operating divisions: the Riddell Group Division and the Varsity Group Division. The Company believes that the Riddell brand is one of the best known and recognizable in all of sports. Management estimates that Riddell football equipment is worn by more than 80% of all professional National Football League ('NFL') players, and by more than 50% of all high school and collegiate players. In addition to the sale of new protective athletic equipment, Riddell is the only national reconditioner of athletic equipment. Additionally, Riddell markets both full-size and miniature collectible helmets and other collectible products, and licenses its Riddell(Registered) and MacGregor(Registered) trademarks for use in athletic footwear and apparel. Varsity designs and markets innovative cheerleader, dance team, and booster club uniforms and accessories for sale to the school spirit industry. Varsity is also a leading operator of high school and college cheerleader and dance team camps. Varsity promotes its products and services, as well as the school spirit industry, by organizing and producing various nationally televised cheerleading and dance team championships and other special events. The Company believes that it has one of the largest nationwide direct sales forces that focuses on the extracurricular activities segment of the educational institutional market (the 'Institutional market'). The Company sells these products primarily to high schools and colleges within the Institutional market. After giving effect to the

Transactions, including the Acquisition and the Offering, the Company would have had net revenues and pro forma EBITDA of approximately $160.8 million and $18.1 million, respectively, for the year ended December 31, 1996.

     Riddell

     Riddell is the world's leading manufacturer of high school, college and professional football helmets, with market share estimated at over 50%, and believes it has a leading market share in other protective equipment, such as shoulder pads. Riddell sells in excess of 200,000 football helmets a year, over 100,000 of which are used by high school, collegiate and professional players. Riddell also sells shoulder pads, including a line of premium pads under the Power(Registered) name, as well as a line of accessory pads which include thigh, hip, rib and knee pads.

     Through its subsidiary, All American Sports Corporation ('All American'), Riddell is the world's leading reconditioner of football helmets, shoulder pads and other related equipment, and the only football helmet manufacturer that provides reconditioning services to the Institutional market. Reconditioning typically involves cleaning, sanitizing, buffing or painting, and recertifying helmets as conforming to the National Operating Committee on Standards for Athletic Equipment ('NOCSAE') standards. NOCSAE establishes industrywide standards for protective athletic equipment. Riddell may also replace face guards, interior pads and chin straps. In addition, Riddell reconditions shoulder pads, as well as equipment for other sports, including baseball and lacrosse helmets, catchers' masks and baseball gloves. Riddell believes its customer relationships are strengthened by providing reconditioning services through its Institutional market sales force to the same athletic coaches generally responsible for athletic equipment purchases.

     Riddell maintains a promotional rights agreement with the NFL's licensing division (the 'NFL Agreement') which requires the Riddell name to appear on the front and on the chin straps of each Riddell helmet used in NFL play. The NFL Agreement further requires all teams in the NFL to cover any indicia of brand identification of other manufacturers which might otherwise appear on helmets, face masks or chin straps not manufactured by Riddell but used during league play. The recognition resulting from the frequent appearance of the Riddell name on helmets in televised football games as well as in photographs in newspapers and magazines such as Sports Illustrated is viewed by management as important to its overall sales, marketing and licensing efforts. The NFL Agreement, which originated in 1989, expires in April 1999 and automatically extends for unlimited successive five-year periods thereafter, provided that the quality of Riddell's helmets and shoulder pads remains comparable to the best available technology as reasonably determined by the NFL.

     To better capitalize on Riddell's premium brand name, in 1993, David Mauer, the former President of Mattel U.S.A., became Riddell's Chief Executive Officer and initiated a strategic repositioning of Riddell's business, including assembling Riddell's current management team. In October 1994, management implemented a significant change in its Institutional distribution system by eliminating the network of independent team dealers which historically sold products to the Institutional market and began selling athletic equipment directly to its Institutional customers. Riddell implemented its strategy by utilizing the All American reconditioning sales force that had previously been selling reconditioning services to its Institutional customers. Management subsequently increased All American's full-time sales force from 80 in 1994 to 114 in 1996. The change to direct sales has (i) enabled Riddell to increase its sales and profitability, (ii) facilitated the introduction and cross-selling of Riddell's non-football-related products such as practicewear and baseball equipment, (iii) improved control over the sales efforts to Institutions and
(iv) provided better access to detailed sales information for analysis.

     In addition to repositioning its Institutional marketing effort, management also refocused its retail collectible business. Riddell's retail collectible business began with miniature and full size collectible football helmets displaying NFL and college team logos. Management's strategy with respect to the retail collectible market has been to (i) reduce production costs, (ii) segregate products by distribution channels and (iii) accelerate new product development. Riddell introduced several new collectible products, including miniature hockey goalie masks displaying National Hockey League ('NHL') team logos in 1995 and miniature baseball batter helmets displaying Major League Baseball ('MLB') team logos in 1997. Riddell was granted a license from Lucasfilm, Ltd. to sell half-scale Star Wars miniature collectibles in the United States, Riddell's first non-sports collectible product. Riddell began shipping Star Wars collectibles in the second quarter of 1997 and this license extends through December 1998.

     Under management's strategic plan, effective since 1993, Riddell's operating performance has significantly improved. Its net revenues have increased from $48.8 million in fiscal 1993 to $72.4 million in fiscal 1996 and EBITDA has increased from a $3.8 million deficit to $7.9 million over that same time period.

     Varsity

     Varsity is a leading provider of products and services to the school spirit industry. Varsity designs and markets cheerleader, dance team and booster club uniforms and accessories and is one of the nation's leading operators of youth, junior high, high school and college cheerleader and dance team camps, clinics and competitions. Varsity promotes its products and services, as well as the school spirit industry, by organizing and producing various nationally televised cheerleading and dance team championships and other special events. Varsity's primary market includes the approximately 37,500 Institutions located throughout the United States.

     Varsity's cheerleader and dance team fashion division maintains an excellent reputation for quality, design and on time delivery of its products. Such products, which bear the Varsity(Trademark) label, include custom-made cheerleader, dance team and booster club uniforms and accessories, including sweaters, sweatshirts, jumpers, vests, skirts, warm-up suits, t-shirts, shorts, pompons, socks, shoes, pins, jackets and gloves. Exclusive contracts are maintained with several independent manufacturers who provide knitting, sewing, finishing and shipping for all orders. By relying on independent manufacturers to produce its uniforms, Varsity is able to minimize its fixed costs and retain the flexibility necessary to adjust the manufacturing to its highly seasonal production needs. Varsity provides its manufacturers with patterns, fabrics, yarn and manufacturing specifications for its products. Varsity also provides some cutting, knitting and lettering for the manufacturers at its specialized production facility located at its Memphis headquarters. Varsity considers itself an innovator in the design of uniforms and campwear garments and maintains an in-house design staff to maintain its leadership in setting design trends.

     Varsity's camp division commenced operations in 1975 with 20 cheerleading camps and 4,000 participants. Today, through its Universal Cheerleaders Association ('UCA') division and United Spirit Association ('USA') subsidiary, Varsity is a leading operator of cheerleader and dance camps in the U.S. Camp enrollment has increased every year since Varsity has been in business, has grown at a compounded annual rate of 14.6% since 1991 (excluding growth from acquisitions) and totalled 188,000 participants in 1996. Camp sessions, which are primarily held on college campuses in the summer, were conducted in every state as well as in Canada and Japan in 1996. Participants in Varsity's 1996 summer camps included the cheerleading and/or dance team squads of approximately 65% of the universities comprising the Atlantic Coast, Big East, Big Ten, Big Twelve, Pacific 10 and Southeastern collegiate athletic conferences. Varsity instructors are typically college cheerleaders who may have previously attended a Varsity camp, and management believes that its training of many of the top college cheerleading squads augments its recruiting of high school and junior high school camp participants.

     Varsity promotes its products and services through active and visible association with the following championships and television specials: the National College Cheerleading and Dance Team Championship(Trademark) (nationally televised for 12 consecutive years), the National High School Cheerleading Championship(Trademark) (17 consecutive years), the National Dance Team Championship(Trademark) (10 consecutive years) and the National All Star Cheerleading Championship(Trademark) (2 consecutive years). In addition to promoting cheerleading and dance team activities, these championships, television specials and events are a revenue source to Varsity during its off-season. In 1996, approximately 25,000 persons, including cheerleaders and their families, participated in Varsity's special events, such as championships and holiday parades in the U.S., London and Paris.

     In December, 1994, Varsity acquired Intropa International/U.S.A., Inc. ('Intropa'), a Varsity supplier since 1988. Intropa specializes in providing international and domestic tours for special interest, performing, youth and educational groups including Varsity's London and Paris trips. Management expects to expand Intropa's travel offerings through referrals from its Institutional sales force.

     Varsity's strategy has been to increase revenue and market share by (i) expanding its school spirit product lines, (ii) strengthening its sales force,
(iii) increasing enrollment in its cheerleader and dance team camps as a vehicle to increase participation in special events such as parades and bowl games and cross-sell products, such as uniforms and (iv) actively promoting its business as well as the school spirit industry, primarily through its nationally televised cheerleading and dance team championships. Since fiscal 1987, Varsity has significantly expanded the variety and selection of its uniforms and accessories and increased its direct sales force to approximately 135 full-time professional sales representatives. Varsity believes it currently has the largest nationwide full-time direct sales force in the school spirit industry.

     Varsity has experienced significant growth over the last five years. Revenues have increased at a compounded annual growth rate of 22.1% from approximately $41.6 million in the year ended March 31, 1993 to approximately $88.4 million in the year ended December 31, 1996 and EBITDA has increased at a compounded annual growth rate of 22.1% from $4.6 million to $9.8 million over the same period.

  Market and Industry

     The 1997 edition of Patterson's American Education has reported that there are approximately 14,900 junior high schools, 19,300 high schools (of which the Company believes over 15,000 have a football program), 1,750 junior colleges and 1,500 colleges located throughout the United States. According to the National Federation of State High School Associations, there are more than 5,800,000 students participating in organized athletic programs at high schools located in the United States. The level of participation in high school football has remained relatively stable over the past 10 years with participants averaging in excess of 900,000 per year. The Company believes that there are in excess of 1,000,000 participants in the school spirit industry.

                                THE ACQUISITION

     On May 5, 1997, Riddell, Merger Sub (as defined herein) and Varsity entered into a definitive merger agreement (the 'Merger Agreement'), pursuant to which Varsity will be merged with Merger Sub (the 'Merger') and become a wholly owned subsidiary of Riddell. On June 19, 1997, Merger Sub completed its cash tender offer for all outstanding shares of common stock of Varsity (the 'Varsity Tender Offer'). A total of 4,511,415 Varsity shares, or approximately 98.5% of Varsity's then outstanding shares, were purchased pursuant to the Varsity Tender Offer. Pursuant to the terms of the Merger Agreement, all Varsity common stock not tendered and purchased in the Varsity Tender Offer will be acquired in a subsequent second-step merger transaction at the same price per share. The Merger is currently expected to occur on or about July 25, 1997. Because Merger Sub owns more than 90% of the outstanding shares, under the Tennessee Business Corporation Act, no vote is required by the shareholders of Varsity to effect the Merger. See 'The Acquisition.' In addition, Riddell's then existing credit agreement (the 'Former Credit Agreement') was refinanced with the proceeds of the Offering and the New Credit Facility, which refinancing occurred simultaneously with the Acquisition on June 19, 1997. The Company used the net proceeds from the Offering and the initial borrowings under the New Credit Facility to finance the Acquisition, to refinance the Former Credit Agreement, and to pay fees and expenses of the Transactions. The Acquisition, the Merger, the Offering and the application of the net proceeds therefrom, the refinancing of the Former Credit Agreement and the incurrence of the initial borrowings under the New Credit Facility are collectively referred to as the 'Transactions.'


     The Company believes that the Acquisition will better position it to pursue growth opportunities in the Institutional market. The Company regards the Acquisition as an opportunity to achieve certain strategic objectives, including providing the Company with the scale necessary to expand the direct marketing of its products to include the more female dominated segment of the Institutional market. The Acquisition will allow Riddell to benefit from Varsity's strong and consistent growth record, providing a foundation for future growth through product development, product line extensions and complementary acquisitions. The Acquisition will improve its ability to serve the Institutional market by: (i) enhancing the size and scope of its Institutional sales force; (ii) expanding and enhancing the Company's 'unique' relationships with the decision-makers for athletic equipment and services; (iii) accelerating new product development and entry into new markets; (iv) facilitating the implementation of its Institutional sales force information systems; and (v) broadening management. Specifically, the Company believes the Acquisition will result in the following:

  o ENHANCING INSTITUTIONAL SALES FORCE. As a result of the Acquisition, the Company's full-time sales force increased from 114 to 249. The Company anticipates having separate sales forces for male and female sports and activities. The combined Institutional sales force of Riddell and Varsity will command a greater market presence than would either company's sales force on a stand-alone basis. The Company intends to widen the focus of the Varsity sales force from the cheerleading coach to coaches of all female sports and activities. Historically, these coaches have been served primarily by independent dealers. The Company expects to derive other benefits from the Riddell and Varsity sales forces working together, such as (i) leveraging relationships to provide referrals, or cross-leads, in schools not currently served by both Riddell and Varsity, (ii) cross-marketing its product lines to provide increased sales (e.g., Riddell relationships used to sell Varsity camps, clinics, competitions and tours and Varsity relationships used to sell Riddell's practicewear) and (iii) improving customer service by increasing the ratio of sales representatives to schools.

          The Company intends to continue to increase the size of its sales force, due to the competitive advantages of the direct sales strategy. By increasing the size of its sales force, reducing the size of sales territories and increasing the number of products available for sale, the Company expects that its sales people will be able to spend more time productively in each school.

  o ENHANCING UNIQUE SELLING RELATIONSHIPS. The Company sells product-related services which strengthen relationships with its customers who make the equipment purchasing decisions. Riddell, as a factory-direct supplier and reconditioner, builds strong relationships through quick repair or replacement on game-day as well as pick-up, cleaning and safety recertification for football and baseball protective equipment at the end of the season. No other football helmet manufacturer that services the Institutional market provides reconditioning services. Varsity develops strong relationships with its customers for cheerleading and dance uniforms during the camp experience through its sponsorship of special events, including popular holiday parades and regional and national championships, and its group travel tour activities. In addition, Varsity offers special training sessions and instructional manuals specifically aimed at the coaches or other persons responsible for supervising the cheerleading and dance team activities.

  o ACCELERATING NEW PRODUCT DEVELOPMENT AND NEW MARKET ENTRY. Management believes that the Acquisition will position the Company to expand into the booster/fund raising market and the market for sports camps. Cheerleading and other school activities, such as band, are often participant-funded activities, not school-funded. Cheerleaders may sponsor fundraising activities and sell various products to fund their activity. The Company believes that by combining Varsity's relationship with cheerleaders and Riddell's product development knowledge, it has the ability to become a significant participant in the booster/fundraising market. Many of the Company's existing products (such as mini-football and baseball batter helmets and silk-screened t-shirts, shorts and sweatshirts) are particularly well suited for the booster/fund raising market, and through Riddell's expertise in molded plastic design and manufacturing, the Company intends to develop new booster products. Management also expects that the Company's experience in licensing its brands could be extended to licensing Varsity's brands.

  o FACILITATING IMPLEMENTATION OF SALES FORCE INFORMATION SYSTEMS. The Company plans to expand its automated order entry processing system over the next few years and to provide laptop computers to each sales person for information collection and order processing. While Varsity has already begun to automate its sales information system, Riddell has not yet done so. Varsity's sales force uses laptop computers and Varsity has developed its own proprietary software. Management expects that Varsity's experience should accelerate and facilitate Riddell's automation of its order entry processing system. Management expects that the in-field automation of sales information will enhance its competitive advantage by providing Company personnel with faster access to information concerning its customers and speeding the order entry process, thereby enabling sales personnel to spend more time selling and less time writing sales orders.

  o BROADENING MANAGEMENT. The Acquisition combines two strong management teams with diverse and complementary backgrounds. The Company operates Riddell and Varsity as two separate divisions under a broadened management team. Varsity's management team has been together over eight years and has consistently produced a record of growth and profitability. Riddell's management has significant experience in the sporting goods industry and in managing large public corporations. In connection with the Acquisition, the top four executives of Varsity purchased $4.4 million of newly issued Riddell common stock.

                               BUSINESS STRATEGY

     The Company's objective is to increase its importance as a major supplier of products and services that serves the extracurricular activities segment of the Institutional market. The Company will continue to focus on and increase its sales of athletic equipment and services and maintain its leadership position as the largest supplier of services and products to the school spirit industry. The key components of the Company's business strategy are as follows: (i) maximize the benefits of the Acquisition; (ii) continue to increase the size of and expand the productivity of its Institutional sales force; (iii) broaden its product line; (iv) pursue strategic acquisitions; and (v) improve profitability and cash flow through revenue growth and limited fixed cost expansion.

     Riddell's common stock is quoted on The Nasdaq National Market System under the symbol 'RIDL.' Riddell's principal executive office is located at 900 Third Avenue, 27th Floor, New York, New York 10022. Riddell's telephone number is
(212) 826-4300.

                               THE EXCHANGE OFFER

Securities Offered....... Up to $115,000,000 aggregate principal amount of
                          10 1/2% Senior Notes due 2007, which have been registered under the Securities Act. The form and terms of the New Senior Notes will be the same as those of the Old Senior Notes except that the New Senior Notes will have been registered under the Securities Act, and consequently will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Senior Notes. See 'Description of the Senior Notes--Registration Rights; Liquidated Damages.'

The Exchange Offer....... The New Senior Notes are being offered in exchange for a like principal amount of Old Senior Notes. The issuance of the New Senior Notes is intended to satisfy obligations of the Company contained in the Registration Rights Agreement. For procedures for tendering, see 'The Exchange Offer--Procedures for Tendering Old Senior Notes.'

Tenders; Expiration Date;
  Withdrawal............. The Exchange Offer will expire at 5:00 p.m., New York
                          City time, on                , 1997, or such later
                          date and time to which it is extended. The tender of Old Senior Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Senior Note not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See 'The Exchange Offer--Terms of the Exchange Offer; Period for Tendering Old Senior Notes' and 'The Exchange Offer--Withdrawal Rights.'

Certain Conditions to
  Exchange Offer......... The Company shall not be required to accept for exchange, or to issue New Senior Notes in exchange for, any Old Senior Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of the Old Senior Notes for exchange or the exchange of the New Senior Notes for such Old Senior Notes certain events have occurred, which in the reasonable judgment of the Company, make it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange. Such events include (i) any threatened, instituted or pending action seeking to restrain or prohibit the Exchange Offer, (ii) a general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (iii) a general banking moratorium, (iv) the commencement of a war or armed hostilities involving the United States and (v) a material adverse change or development involving a prospective material adverse change in the Company's business, properties, assets, liabilities, financial condition, operations, results of operations or prospects that may affect the value of the Old Senior Notes or the New Senior Notes. In addition, the Company will not accept for exchange any Old Senior Notes tendered, and no New Senior Notes will be issued in exchange for any such Old Senior Notes, at any such time any stop order shall be threatened or in effect with respect to the Registration Statement of which the Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939. See 'The Exchange Offer--Certain Conditions to the Exchange Offer.'

Federal Income Tax
  Consequences........... The exchange pursuant to the Exchange Offer should not result in gain or loss to the holders or the Issuer for federal income tax purposes. See 'Certain U.S. Federal Income Tax Considerations.'

Use of Proceeds.......... There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. See 'Use of Proceeds.'

Exchange Agent........... Marine Midland Bank is serving as exchange agent (the
                          'Exchange Agent') in connection with the Exchange
                          Offer.

                  CONSEQUENCES OF EXCHANGING OLD SENIOR NOTES

     Holders of Old Senior Notes who do not exchange their Old Senior Notes for New Senior Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Senior Notes and the restrictions on transfer of such Old Senior Notes as set forth in the legend thereon as a consequence of the issuance of the Old Senior Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Senior Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Senior Notes under the Securities Act. See 'Description of the Senior Notes-- Registration Rights; Liquidated Damages.' Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Senior Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Senior Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Senior Notes and has no arrangement or understanding to participate in a distribution of New Senior Notes. If any holder is an affiliate of the Company, is engaged or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Senior Notes to be acquired pursuant to the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes must acknowledge that such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Senior Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See 'Plan of Distribution.' In addition, to comply with the state securities laws, the New Senior Notes may not be offered or sold in any state
unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Senior Notes to 'qualified institutional buyers' (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualification under the state securities laws. The Company currently does not intend to register or qualify the sale of the New Senior Notes in any state where an exemption from registration or qualification is required and not available. See 'The Exchange Offer--Consequences of Exchanging Old Senior Notes' and 'Description of the Senior Notes--Registration Rights; Liquidated Damages.'

                  SUMMARY DESCRIPTION OF THE NEW SENIOR NOTES

     The form and terms of the New Senior Notes will be the same as those of the Old Senior Notes except that the New Senior Notes will have been registered under the Securities Act, and consequently will not be subject to certain transfer restrictions, registration rights and related liquidated damages provisions applicable to the Old Senior Notes. See 'Description of the Senior Notes--Registration Rights; Liquidated Damages.'

Securities Offered....... Up to $115.0 million aggregate principal amount of
                          10 1/2% Senior Notes Due 2007 of the Company, which have been registered under the Securities Act.

Maturity Date............ July 15, 2007

Interest Payment Dates... January 15 and July 15, commencing January 15, 1998.

Ranking.................. The Old Senior Notes are, and the New Senior Notes
                          will be, senior unsecured obligations, ranking senior in right of payment to all existing and future Indebtedness (as defined herein) of the Company that is subordinated to the Senior Notes and ranking pari passu in right of payment with all other existing and future senior Indebtedness of the Company. Loans under the Company's New Credit Facility (as defined herein) will be secured by substantially all of the assets of the Company and accordingly, the Senior Notes will be effectively subordinated to the loans outstanding under the New Credit Facility to the extent of the value of the assets securing such loans. As of March 31, 1997, on a pro forma basis after giving effect to the Transactions, including the Acquisition and the Offering and the application of the net proceeds therefrom, the Company would have had $12.7 million of senior Indebtedness outstanding other than the Senior Notes, all of which would have been secured debt, and $7.5 million of subordinated Indebtedness outstanding. The terms of the indenture pursuant to which the Old Senior Notes were, and the New Senior Notes will be, issued (the 'Indenture') will permit the Company and the Guarantors to incur additional Indebtedness, subject to certain limitations. See 'Description of the Senior Notes.'

Optional Redemption...... The Senior Notes may be redeemed at the option of the
                          Company, in whole or in part, on or after July 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the redemption date. In addition, at any time on or prior to July 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net proceeds of one or more equity offerings of the common stock of the Company, at a redemption price equal to 110 1/2% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least $75.0 million aggregate principal amount of the Senior Notes remains outstanding immediately after such redemption.

Guarantees............... The Old Senior Notes are, and the New Senior Notes
                          will be, unconditionally guaranteed (the 'Subsidiary Guarantees') on a senior basis by each of the Company's current and future domestic Restricted Subsidiaries (as defined herein) (collectively, the 'Guarantors'). The Subsidiary Guarantees rank senior in right of payment to all existing and future subordinated Indebtedness of the Guarantors and rank pari passu in right of payment with all other unsubordinated Indebtedness of the Guarantors, including the guarantees of Indebtedness under the New Credit Facility. Any Guarantor's obligations under the New Credit Facility, however, will be secured by a lien on substantially all of the assets of such Guarantor, and the Indenture restricts, but does not prohibit, the Guarantors from incurring additional secured indebtedness. Accordingly, such secured Indebtedness will rank prior to the Subsidiary Guarantees with respect to such assets. See 'Description of the Senior Notes--Subsidiary Guarantees.'

Mandatory Redemption..... None.

Change of Control........ Upon a Change of Control (as defined herein), the
                          Company will be required to make an offer to repurchase all outstanding Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase.

Covenants................ The Indenture restricts, among other things, the ability of the Company and its subsidiaries to incur additional Indebtedness, pay dividends or make certain other restricted payments, apply net proceeds from certain asset sales, enter into certain transactions with affiliates, agree to certain payment restrictions applicable to Restricted Subsidiaries (as defined herein), sell stock of Restricted Subsidiaries, designate subsidiaries as Restricted or Unrestricted Subsidiaries (as defined herein), incur liens or enter into consolidations or mergers. See 'Description of the Senior Notes--Certain Covenants.'

Use of Proceeds.......... The Company will not receive any proceeds from the
                          Exchange Offer. The Company used the estimated $109.7 million net proceeds of the Offering, together with borrowings under the New Credit Facility, to finance the Acquisition, to refinance the Former Credit Agreement and to pay related fees and expenses. See 'Use of Proceeds.'

                                  RISK FACTORS

     For a discussion of certain matters that should be considered by Holders in connection with the Exchange Offer, see 'Risk Factors.'

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     The following sets forth summary unaudited pro forma financial data derived from the unaudited pro forma condensed consolidated financial data contained elsewhere herein, as if the Acquisition and the Offering had occurred on January 1, 1997. The summary pro forma statement of operations data of the Company for the year ended December 31, 1996 and the three months ended March 31, 1997 give effect to, among other things, the Acquisition and the Offering, as if they had occurred on January 1, 1996. The following unaudited pro forma condensed balance sheet data of the Company give effect to, among other things, the Acquisition and the Offering, as if they had occurred on March 31, 1997. Certain management assumptions and adjustments relating to the Acquisition and the Offering are described in the accompanying notes hereto. This pro forma information is not necessarily indicative of the results that would have occurred had the Acquisition and the Offering been completed on the dates indicated or the Company's actual or future results or financial position. The summary pro forma financial data should be read in conjunction with the information contained in the financial statements of Riddell and Varsity and the notes thereto, 'Unaudited Pro Forma Condensed Consolidated Financial Data,' 'Selected Financial

Data of Riddell,' 'Selected Financial Data of Varsity' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere herein.

               (IN THOUSANDS EXCEPT SHARE AND RATIO INFORMATION)

                                                            PRO FORMA
                                                   ----------------------------
                                                                   THREE MONTHS
                                                    YEAR ENDED        ENDED
                                                   DECEMBER 31,     MARCH 31,
                                                       1996            1997
                                                   ------------    ------------
OPERATING DATA:
Net revenues....................................     $160,831        $ 26,916
Cost of revenues................................       92,426          15,881
                                                   ------------    ------------
Gross profit....................................       68,405          11,035
Selling, general and administrative expenses....       52,949          12,981
Product liability expense.......................        2,484             625
                                                   ------------    ------------
Income (loss) from operations...................       12,972          (2,571)
Interest expense, net...........................       13,927           3,431
                                                   ------------    ------------
Income (loss) before taxes......................         (955)         (6,002)
Income tax credits..............................           --          (2,265)
                                                   ------------    ------------
Net income (loss)...............................     $   (955)       $ (3,737)
                                                   ------------    ------------
                                                   ------------    ------------
Net income (loss) per share.....................     $  (0.10)       $  (0.40)
Weighted average common and equivalent shares
  outstanding...................................        9,595           9,236

OTHER DATA:
Depreciation and amortization...................     $  5,107        $  1,351
EBITDA(1).......................................       18,079          (1,220)
Capital expenditures............................        2,967             566
Cash interest expense(2)........................       13,213           3,235
Ratio of EBITDA to cash interest expense........          1.4x              *
Ratio of earnings to fixed charges(3)...........          0.9x              *

BALANCE SHEET DATA AT MARCH 31, 1997:
Working capital................................................      $ 48,390
Total assets...................................................       187,126
Long-term debt, less current portion...........................       135,180
Shareholders' equity...........................................        29,166

------------------
  * Amounts result in a deficiency.

(1) EBITDA is the sum of income before extraordinary item and cumulative effect of changes in accounting principles (as applicable), income taxes and interest, depreciation and amortization expense. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(2) Cash interest expense excludes amortization of deferred financing costs, a portion of which arises from pro forma adjustments.

(3) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs) whether expensed or capitalized and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. Earnings would be inadequate to cover fixed charges by approximately $6.0 million for the three months ended March 31, 1997.

                             SUMMARY FINANCIAL DATA

RIDDELL

     The following table sets forth summary financial and other data of Riddell for the fiscal years 1992 through 1996, which have been derived from Consolidated Financial Statements of Riddell. The summary financial data as of and for the three months ended March 31, 1996 and 1997 have been derived from Riddell's Unaudited Condensed Consolidated Financial Statements for those periods included elsewhere in this Prospectus and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. The information presented below is qualified in its entirety by, and should be read in conjunction with, 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Riddell--Results of Operations,' 'Selected Financial Data of Riddell' and the Consolidated Financial Statements of Riddell and the Condensed Consolidated Financial Statements of Riddell and related notes included elsewhere in this Prospectus.

                                                                                                             THREE MONTHS
                                                                 YEAR ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                   ---------------------------------------------------    ------------------
                                                    1992       1993       1994       1995       1996       1996       1997
                                                   -------    -------    -------    -------    -------    -------    -------
                                                                            (DOLLARS IN THOUSANDS)
OPERATING DATA:
Net revenues:
  Net sales.....................................   $52,978    $45,202    $51,567    $63,603    $69,888    $19,036    $18,001
  Royalty income................................     3,425      3,551      3,845      3,440      2,494        808        574
                                                   -------    -------    -------    -------    -------    -------    -------
                                                    56,403     48,753     55,412     67,043     72,382     19,844     18,575
Cost of sales...................................    31,575     28,885     29,792     35,794     38,813     10,211     10,094
                                                   -------    -------    -------    -------    -------    -------    -------
Gross profit....................................    24,828     19,868     25,620     31,249     33,569      9,633      8,481
Selling, general and administrative expenses....    19,215     20,436     21,087     23,332     25,369      6,991      7,207
Product liability expenses......................     2,473      2,959      2,927      2,651      2,484        664        625
Product liability litigation loss(1)............        --         --      4,600         --         --         --         --
Other charges(2)................................        --      2,170      1,188         --         --         --         --
                                                   -------    -------    -------    -------    -------    -------    -------
Income (loss) from operations...................     3,140     (5,697)    (4,182)     5,266      5,716      1,978        649
Interest expense................................     1,902      2,029      2,001      2,795      2,763        628        666
                                                   -------    -------    -------    -------    -------    -------    -------
Income (loss) before taxes, extraordinary item
  and cumulative effect of changes in accounting
  principles(3).................................     1,238     (7,726)    (6,183)     2,471      2,953      1,350        (17)
Income taxes (credits)..........................       591     (2,245)    (1,250)       100        110         60         --
                                                   -------    -------    -------    -------    -------    -------    -------

Income (loss) before extraordinary item and
  cumulative effect of changes in accounting
  principles(3).................................   $   647    $(5,481)   $(4,933)   $ 2,371    $ 2,843    $ 1,290    $   (17)
                                                   -------    -------    -------    -------    -------    -------    -------
                                                   -------    -------    -------    -------    -------    -------    -------
OTHER DATA:
Depreciation and amortization...................   $ 1,870    $ 1,922    $ 1,883    $ 2,167    $ 2,209    $   494    $   554
EBITDA(4).......................................     5,010     (3,775)    (2,229)     7,433      7,925      2,472      1,203
EBITDA as a percentage of net revenues..........       8.9%      (7.7)%     (4.0)%     11.1%      10.9%      12.5%       6.5%
Capital expenditures............................   $   908    $   702    $   662    $   750    $ 1,139    $   429    $    70
Ratio of earnings to fixed charges(5)...........       1.6x         *          *        1.8x       1.9x       2.8x       1.0x

BALANCE SHEET DATA AT MARCH 31, 1997:(6)
Working capital..................................................................................................    $28,295
Total assets.....................................................................................................     79,494
Long-term debt, less current portion.............................................................................     31,939
Shareholders' equity.............................................................................................     27,728

------------------
  * Amounts result in a deficiency.

(1) In 1994, a charge was recorded of $4.6 million to establish a reserve for the full uninsured portion of a jury award granted against Riddell in a product liability suit, and certain related costs. In 1995, Riddell settled with the plaintiff in such case for an amount that was less than the initial jury award. See Note 8 to the Consolidated Financial Statements of Riddell included elsewhere in this Prospectus relating to product liability litigation matters and contingencies.

                                              (Footnotes continued on next page)

(2) In 1993, other charges consisted of the following: (i) a $1.3 million charge to establish a reserve against litigation costs and expenses relating to a stockholder class action suit that was subsequently settled in February 1994 and (ii) a $870,000 charge relating to the loss realized on the discontinuance of certain foam molding operations. In 1994, other charges consisted of certain transitional costs relating to Riddell's conversion to an in-house Institutional sales force.

(3) In 1993, a charge was recorded for the cumulative effect on prior years of a change in accounting principles for income taxes of $51,000 and a change in accounting principles for contingent product liability of $214,948. An extraordinary item in 1995 consisted of a $1.9 million provision for costs relating to fraudulent transfer litigation.

(4) EBITDA is the sum of income before extraordinary item and cumulative effect of changes in accounting principles (as applicable), income taxes, interest, depreciation and amortization expense. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(5) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs) whether expensed or capitalized and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. Earnings were inadequate to cover fixed charges by approximately $7.7 million in 1993 and approximately $6.2 million in 1994.

(6) See Note 8 to the Consolidated Financial Statements of Riddell included elsewhere in this Prospectus relating to product liability litigation matters and other contingent liabilities.

VARSITY

     The following table sets forth summary financial and other data of Varsity for the fiscal periods 1993 through 1996, which have been derived from the historical Consolidated Financial Statements of Varsity for those periods. The summary financial data as of and for the three months ended March 31, 1996 and 1997 have been derived from Varsity's Unaudited Condensed Consolidated Financial Statements for those periods included elsewhere in this Prospectus and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. To aid in annual comparisons, selected unaudited consolidated financial data have also been presented for the twelve month period ended December 31, 1994. The information presented below is qualified in its entirety by, and should be read in conjunction with, 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Varsity--Results of Operations,' 'Selected Financial Data of Varsity' and the Consolidated Financial Statements of Varsity and the Condensed Consolidated Financial Statements of Varsity and related notes included elsewhere in this Prospectus.

                                                              NINE
                                                             MONTHS     TWELVE
                                            YEAR ENDED        ENDED     MONTHS        YEAR ENDED               THREE MONTHS
                                             MARCH 31,        DEC.       ENDED       DECEMBER 31,            ENDED MARCH 31,
                                         -----------------     31,      DEC. 31   ------------------        ------------------
                                          1993      1994     1994(1)    1994(2)    1995       1996           1996       1997
                                         -------   -------   -------    -------   -------    -------        -------    -------
                                                                        (DOLLARS IN THOUSANDS)
OPERATING DATA:(3)
Revenues:
  Uniforms and accessories.............  $25,765   $31,193   $35,866    $37,635   $44,049    $49,472(5)     $ 2,277    $ 2,814(5)
  Camps and events.....................   15,822    18,560    23,721(4)  24,968    31,449(4)  38,977(4)(5)    4,139(4)   5,527(4)(5)
                                         -------   -------   -------    -------   -------    -------        -------    -------
                                          41,587    49,753    59,587     62,603    75,498     88,449          6,416      8,341

Cost of revenues:
  Uniforms and accessories.............   13,205    15,828    18,659     19,867    23,379     26,849          1,618      1,996
  Camps and events.....................   10,873    13,094    16,826     17,696    23,114     26,764          3,094      3,791
                                         -------   -------   -------    -------   -------    -------        -------    -------
                                          24,078    28,922    35,485     37,563    46,493     53,613          4,712      5,787
                                         -------   -------   -------    -------   -------    -------        -------    -------
Gross profit...........................   17,509    20,831    24,102     25,040    29,005     34,836          1,704      2,554
Selling, general and administrative
  expenses.............................   13,522    15,994    16,117     18,920    22,679     26,388          4,250      5,455
                                         -------   -------   -------    -------   -------    -------        -------    -------
Operating income (loss)................    3,987     4,837     7,985      6,120     6,326      8,448         (2,546)    (2,901)
Other income (loss)....................       44       121       150        183       178        166             47         62
                                         -------   -------   -------    -------   -------    -------        -------    -------
Income (loss) before taxes.............    4,031     4,958     8,135      6,303     6,504      8,614         (2,499)    (2,839)
Taxes (benefit) on income..............    1,604     1,936     3,218      2,485     2,341      3,414           (992)    (1,125)
                                         -------   -------   -------    -------   -------    -------        -------    -------
Net income (loss)......................  $ 2,427   $ 3,022   $ 4,917    $ 3,818   $ 4,163    $ 5,200        $(1,507)   $(1,714)
                                         -------   -------   -------    -------   -------    -------        -------    -------
                                         -------   -------   -------    -------   -------    -------        -------    -------
OTHER DATA:
Depreciation and amortization..........  $   629   $   653   $   577    $   743   $   992    $ 1,318        $   301    $   411
EBITDA(6)..............................    4,616     5,490     8,562      6,863     7,318      9,766         (2,245)    (2,490)
EBITDA as a percentage of revenues.....     11.1%     11.0%     14.4%      11.0%      9.7%      11.0%         (35.0)%    (29.9)%
Capital expenditures...................  $   357   $   938   $   667    $ 1,192   $ 1,984    $ 1,828        $   681    $   496

BALANCE SHEET DATA AT MARCH 31, 1997:
Working capital....................................................................................................    $15,744
Total assets.......................................................................................................     35,299
Long-term debt, less current portion...............................................................................        480
Shareholders' equity...............................................................................................     27,976

------------------
(1) Effective April 1, 1994, Varsity changed its fiscal year end from March 31 to December 31. Accordingly, Varsity's results of operations for fiscal 1994 do not include the three months ended March 31, which has historically resulted in a net loss. See note (3) below.

(2) Presented for purposes of comparability with fiscal 1995 and 1996.

                                              (Footnotes continued on next page)

(3) The business and results of operations of Varsity are highly seasonal. A substantial portion of Varsity's annual revenues and all of Varsity's net income historically have been generated in the three months ended June 30 and September 30. The three months ended March 31 and December 31 have historically resulted in net losses. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Varsity.'

(4) Includes $2,065,000, $5,814,000, $5,814,000, $839,000 and $386,000 for the
    nine months ended December 31, 1994, the twelve months ended December 31, 1995 and December 31, 1996, and the three months ended March 31, 1996 and March 31, 1997, respectively, as a result of the December 1, 1994 acquisition of the business of Intropa.

(5) Includes $261,000 and $4,199,000 for (i) uniforms and accessories and (ii) camps and events, respectively, for the year ended December 31, 1996, and $62,000 and $967,000 for (i) uniforms and accessories and (ii) camps and events, respectively, for the three months ended March 31, 1997 as a result of the May 15, 1996 acquisition of the camp business of United Special Events, Inc.

(6) EBITDA is the sum of income before extraordinary item and cumulative effect of changes in accounting principles (as applicable), income taxes and interest, depreciation and amortization expense. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

                                  RISK FACTORS

     Prospective Holders of New Senior Notes should carefully consider the specific factors set forth below, as well as the other information included in this Prospectus before deciding to tender their Old Senior Notes in the Exchange Offer, although the risk factors set forth below (other than '--Consequences of Failure to Exchange and Requirements for Transfer of New Senior Notes') are generally applicable to the Old Senior Notes as well as the New Senior Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE AND REQUIREMENTS FOR TRANSFER OF NEW SENIOR NOTES

     Holders of Old Senior Notes who do not exchange their Old Senior Notes for New Senior Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Senior Notes and the restrictions on transfer of such Old Senior Notes as set forth in the legend thereon as a consequence of the issuance of the Old Senior Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Senior Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Senior Notes under the Securities Act. The Company currently does not intend to register or qualify the sale of the New Senior Notes in any state where an exemption from registration or qualification is required and not available. See 'The Exchange Offer--Consequences of Exchanging Old Senior Notes.'

SIGNIFICANT LEVERAGE AND INDEBTEDNESS SERVICE

     The Company incurred substantial indebtedness in connection with the financing of the Acquisition and will remain highly leveraged following the Exchange Offer. As of March 31, 1997, on a pro forma basis after giving effect to the Transactions, the Company would have had total consolidated indebtedness of approximately $135.2 million. The Company's earnings on a pro forma basis after giving effect to the Transactions, for the year ended December 31, 1996, were inadequate to cover fixed charges by $1.0 million. Subject to the restrictions in the New Credit Facility and the Indenture, the Company and its subsidiaries may incur additional indebtedness from time to time to finance capital expenditures and acquisitions and for other general corporate purposes. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Pro Forma Liquidity and Capital Resources of the Company.'

     The degree to which the Company is leveraged could have important consequences to the holders of the Senior Notes, including: (i) the possible limitation in the future on the Company's ability to obtain additional financing for working capital, capital expenditures, debt service requirements or other purposes; (ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for operations; (iii) certain of the Company's borrowings, primarily the borrowings under the New Credit Facility, will be at variable rates of interest which could cause the Company to be vulnerable to increases in interest rates; (iv) the Company may be more vulnerable to economic downturns and be more limited in its ability to withstand competitive pressures than its competitors that are not as highly leveraged; and
(v) the Senior Notes will mature after substantially all of the Company's other indebtedness, including all borrowings under the New Credit Facility. See 'Description of Other Indebtedness.'

     The Company's ability to make scheduled payments of the principal of, or interest on, or to refinance, its indebtedness, including the Senior Notes, will depend on its future operating performance and cash flow, which are subject to prevailing economic conditions, prevailing interest rate levels, and financial, competitive, business and other factors, many of which are beyond its control, as well as the availability of borrowings under the New Credit Facility or successor facilities. However, based upon the current and anticipated level of operations, the Company believes that its cash flow from operations, together with amounts available under the New Credit Facility, will be adequate to meet its anticipated cash requirements for the next several years for working capital, capital expenditures, interest payments and scheduled principal payments. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness, it may be required to refinance all or a portion of its existing indebtedness, including the Senior Notes, or to obtain additional financing or to dispose of material assets or operations. The New Credit Facility and the Indenture restrict the Company's ability to sell assets and the use of proceeds therefrom. There can be no assurance that any such refinancing or asset sales would be possible under the Company's debt instruments existing at such time, that the proceeds which the Company could realize from such refinancing or asset sales would be sufficient to meet the Company's obligations then due or that any additional financing could be obtained.

RESTRICTIVE COVENANTS AND ASSET ENCUMBRANCES

     The New Credit Facility and the Indenture contain numerous restrictive covenants which limit the discretion of the management of the Company with respect to certain business matters. These covenants place significant restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other restricted payments, to make investments, loans and guarantees and to sell or otherwise dispose of a substantial portion of assets to, or merge or consolidate with, another entity. The New Credit Facility also contains a number of financial covenants that require the Company to meet certain financial ratios and tests and provide that a Change of Control (as defined in the New Credit Facility) constitutes an event of default. A failure to comply with the obligations contained in the New Credit Facility or the Indenture, if not cured or waived, could permit acceleration of the related indebtedness and acceleration of indebtedness under other instruments that contain cross-acceleration or cross-default provisions. In addition, the obligations of the Company under the New Credit Facility are secured by substantially all of the assets of the Company. In the case of an event of default under the New Credit Facility, the lenders under the New Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law. If the Company were obligated to repay all or a significant portion of its indebtedness, there can be no assurance that the Company would have sufficient cash to do so or that the Company could successfully refinance such indebtedness. Other indebtedness of the Company that may be incurred in the future may contain financial or other covenants more restrictive than those applicable to the New Credit Facility or the Senior Notes. See 'Description of the Senior Notes--Certain Covenants' and 'Description of Other Indebtedness--The New Credit Facility.'

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The business and results of operations of both Riddell and Varsity are highly seasonal and both follow a similar annual pattern. With respect to Riddell, orders for football products and reconditioning services are solicited over a sales cycle that begins in the fall of each year and continues until the start of football play at the end of the following summer. Delivery of products and performance of reconditioning services reach a low point during the football playing season. These activities contribute most to profitability in the first through third quarters of each calendar year. Riddell sells most of its competitive football products and reconditioning services on dated payment terms with payments from customers generally due the following July or August. Accordingly, trade receivables increase throughout the year as sales are made on these dated payment terms. The increase in trade receivables continues throughout an annual cycle until reduced at the end of the cycle the following July or August, as the dated receivables become due. In order to finance the resulting large receivable levels, Riddell requires a revolving line of credit. The outstanding balance on the revolving line of credit generally follows the receivable cycle described above, increasing as the level of receivables increase until the late summer or fall of each year when collections of the dated receivables are used to reduce the outstanding balance on the line.

     Varsity's cheerleader and dance team camps are held exclusively in the summer months. Sales of Varsity's cheerleader, dance team and booster club uniforms and accessories primarily occur prior to the beginning of the school year. Accordingly, a substantial portion of Varsity's annual revenues and all of its net income is generated in the second and third quarters of each calendar year, respectively, while the first and fourth quarters have historically resulted in net losses. Varsity's working capital needs have generally followed a similar pattern reaching their peak at the end of the first calendar quarter and continuing through the second quarter. This period follows Varsity's off-season period during which it generates only nominal revenues while incurring expenditures in preparation for its approaching peak season. Varsity has typically incurred seasonal borrowings during this period which it has historically eliminated during the third quarter as it receives prepayments on camp tuition and fees. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality.'

DEPENDENCE ON THIRD-PARTY FOREIGN MANUFACTURING

     A large portion of Riddell's merchandise sold through retail channels and certain protective athletic equipment, such as shoulder pads, are currently manufactured to its specifications by independent manufacturers located throughout the world. In particular, all of Riddell's mini-helmet collectibles are manufactured in China. Riddell has no long term contracts with its manufacturers and competes with other companies for production capacity. Riddell's arrangements with its non-U.S. suppliers are subject to the risks generally associated with doing business abroad, such as changes in import duties, tariffs, foreign governmental regulations, political unrest, foreign currency fluctuations, disruptions or delays in shipments, changes in economic conditions in countries in which Riddell's manufacturing sources are located and other factors. Additionally, manufacturing in foreign countries adds weather and time risk largely associated with transoceanic shipping. Riddell cannot predict the effect that such factors will have on its manufacturers. If any such factors were to render the conduct of business in a particular country undesirable or impractical, or if Riddell's current foreign manufacturers were to cease doing business with Riddell for any reason, Riddell's business and operating results could be severely impacted. Riddell cannot predict whether additional United States quotas, duties, taxes or other charges or restrictions will be imposed upon the importation of its products in the future, or what effect any such actions would have on its business, financial condition and results of operations.

PRODUCT LIABILITY CLAIMS; UNCERTAINTY OF INSURANCE COVERAGE; AND PERSONAL INJURY CLAIMS

     Given the nature of the products manufactured by Riddell, particularly its line of football helmets, Riddell has in the past and will continue in the future to be subject to product liability claims. Currently its subsidiary, Riddell, Inc., is a defendant in various product liability suits relating to personal injuries allegedly related to the use of Riddell helmets. The ultimate outcome of these claims, or potential future claims, and their effect on the Company's business, financial condition and results of operations cannot presently be determined. Riddell estimates that the uninsured portion of future costs and expenses related to these claims, and incurred but not reported claims, would amount to at least $4.1 million at March 31, 1997 and, accordingly, a reserve in this amount is included in the Consolidated Balance Sheet of Riddell as of March 31, 1997 included elsewhere in this Prospectus as part of accrued liabilities and other liabilities. These reserves are based on estimates of losses and defense costs anticipated to result from such claims based on available information, including an analysis of historical data such as the rate of occurrence and the settlement amounts of past cases. However, due to the uncertainty involved with estimates, actual results have at times varied substantially from earlier estimates and could do so in the future. Accordingly there can be no assurance that the ultimate costs of such claims will fall within the established reserves. Riddell's current insurance provides a combined aggregate of $47.5 million of insurance, considering both basic and excess coverages subject to deductibles and per case, annual and other limitations. See 'Business--The Company--Product Liability Proceedings and Insurance.' However, there can be no assurance that such insurance coverage will remain available after the coverage expires in 2001, that Riddell's insurer will remain viable or that the insured amounts will be sufficient to cover all future claims in excess of Riddell's uninsured retention. Furthermore, future rate increases might make such insurance uneconomical for Riddell to maintain after 2001.

     Cheerleading is a vigorous athletic activity involving jumps, tumbling, partner stunts and pyramids, with which there are associated risks of personal injury. Varsity actively promotes safety among cheerleaders, dance team participants and coaches and was a founding member of and is an active participant in the American Association of Cheerleading Coaches and Advisors, an industry trade group whose mission is to improve the quality of cheerleading and to maintain established safety standards. During the past 17 years, Varsity has been subject to three personal injury claims arising from its cheerleader and dance team camps, and is presently subject to one such claim, none of which was or is material to Varsity's operations. Varsity believes it is adequately insured against such risks. There can be no assurance, however, that one or more meritorious claims against Varsity for serious personal injury would not have an adverse effect upon the Company's business, financial condition and results of operations.

OTHER LEGAL PROCEEDINGS

     The trustee for MacGregor Sporting Goods, Inc. ('Mac I'), which filed for bankruptcy protection in March 1989, and the trustee for M. Holdings, Inc. (collectively, the 'Trustees'), commenced an action against Riddell in March 1995 seeking monetary damages in an unspecified amount plus interest and/or rescission in connection with Riddell's acquisitions in 1988 and 1989 of substantially all the assets and businesses of two former second-tier subsidiaries of Mac I, on the ground that Riddell failed to pay adequate consideration at a time when Mac I was insolvent. The businesses acquired included the core new football helmet business, the MacGregor licensing business and the non-football uses of the Riddell trademark. Additionally, Innovative Promotions, Inc. and certain other purported unsecured creditors of Mac I initiated a state law debtor and creditor action against Riddell making similar allegations seeking rescission of, and/or monetary damages in excess of $22 million, exclusive of interest. Although Riddell believes it has meritorious defenses to these actions, there can be no assurance that Riddell will be successful. See 'Business--The Company--Legal Proceedings--Mac I Fraudulent Transfer Action and State Law Debtor and Creditor Claim.'

     In connection with Riddell's suit against its former President, Frederic Brooks, for alleged breaches of his consulting agreement and certain other matters, Mr. Brooks filed counterclaims against Riddell, certain of its subsidiaries and two of its officers and directors. Mr. Brooks alleges Riddell breached its indemnification obligation to him as a former officer and director of Riddell and seeks damages in excess of $3.9 million, plus future attorneys fees and interest. Mr. Brooks also seeks combined compensatory and punitive damages of at least $15 million. Riddell believes that Mr. Brooks' claims against Riddell are without merit and absent a settlement, intends to vigorously defend against them. There can be no assurance, however, that Riddell will be successful. See 'Business--The Company--Legal Proceedings--Employee Litigation.'

     On June 20, 1997, the Company entered into a Settlement Agreement (as defined herein) for the proposed settlement of the above pending litigations. Finalization of the proposed settlement is conditioned upon, among other things, obtaining the approval of three bankruptcy courts. See 'Business--The Company-- Legal Proceedings--Memorandum of Understanding and Settlement Agreement.'

RISK OF LOSS OF MATERIAL LICENSE AND OTHER CONTRACTUAL RELATIONSHIPS

     Riddell is currently a party to several license agreements as a licensor and has recently retained an independent licensing agent to help expand its licensing program. Approximately 2% of the Company's consolidated revenues and approximately 14% of the Company's EBITDA for the year ended December 31, 1996 on a pro forma basis after giving effect to the Transactions would have resulted from its licensing activities. Royalties paid to the Company by Kmart for the use of the MacGregor trademark constituted approximately 70% of licensing revenues for 1996 and constituted approximately 82% of the Company's licensing revenues from the MacGregor trademark rights for 1996. Of such royalties paid to the Company by Kmart, 36% were derived with respect to the Company's athletic footwear and 41% with respect to apparel. An agreement in principal has been reached with Meldisco, a division of Footstar, Inc. pursuant to which Meldisco will continue to sell athletic footwear bearing the MacGregor trademark in Kmart stores under the Kmart license. Kmart has an exclusive license to use the MacGregor trademark on certain athletic apparel (e.g., jogging suits and sweat separates). The Company anticipates establishing a new license for the apparel category effective when the Kmart license expires in June 1998. See 'Business-- Riddell--Trademarks, Service Marks and License Agreements.' A material decline in the royalties from the MacGregor trademark rights could have a material adverse effect on the Company's results of operations. The unamortized cost of the related MacGregor trademark rights and license agreements included in intangible assets at December 31, 1996 was approximately $14.4 million. If there were a material decline in the revenues from the MacGregor trademark, then the carrying amount of the MacGregor trademark rights could be deemed to have been impaired. A write-down for such impairment could have a material adverse effect on the Company's business, financial condition and results of operations. While the Company believes Riddell will be successful in replacing the MacGregor license in a manner which will continue to generate revenues sufficient to support the carrying value of the trademark rights, there can be no assurance that it will be successful in doing so. While Riddell believes its relationships with its other licensees and licensors are good, there can be no assurance that such license agreements will be renewed upon expiration or that the Company will continue to derive benefits therefrom, or that the Company will be successful in entering into new license agreements in the future.

     In addition to the foregoing licensing agreements, the Company has formed several strategic alliances to promote its business. Since April 1989 Riddell has had an exclusive promotional rights agreement with the NFL pursuant to which the Riddell brand is the only name that can be displayed on helmets used in NFL play. Riddell's agreement with the NFL expires in April 1999 and automatically extends for unlimited successive five-year periods thereafter, provided that the quality of Riddell's helmets and shoulder pads remain comparable to the best available technology as reasonably determined by the NFL. See 'Business-- Riddell--General.' Since 1989, Varsity has organized and produced various national cheerleading and dance team championships for exclusive broadcast on the ESPN, Inc. ('ESPN') cable channel. Varsity's current agreement with ESPN expires after the 1998 season. In 1996, Varsity entered into several agreements with Walt Disney Attractions, Inc. ('Walt Disney Attractions') pursuant to which its national cheerleading and dance team championships through 1999 will be held at Walt Disney World(Registered) Resort in Florida. While the Company believes that it will be successful in renewing or replacing the agreements with the NFL, ESPN and Walt Disney Attractions in a manner which will continue to promote the Company's products and services, there can be no assurance that it will be successful in doing so or that it will be able to do so on economically favorable terms. Although the Company believes that the failure to renew any one of the agreements with the NFL, ESPN and Walt Disney Attractions would not have a material effect on the Company, there can be no assurance that the loss of all or any combination of such agreements would not have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION AND MARKET SHARE DATA

     In its Institutional athletic products business, Riddell competes with several larger national companies, such as Rawlings Sporting Goods Company, Inc., Diamond Sports Co., Wilson Sporting Goods Company, and in its practicewear business, with national companies such as Champion Products, Inc. and Russell Athletic, Inc. While none of such national competitors manufacture football helmets, some of Riddell's competitors offer a broad line of sports equipment and are significantly larger and have substantially greater financial and other resources at their disposal than Riddell. Riddell also competes with numerous smaller manufacturers and suppliers of sporting goods, services and collectibles. In particular, the protective equipment reconditioning and the sports collectibles industries are highly fragmented. In late 1994, in response to Riddell's move to direct sales, AHI, Riddell's primary competitor in new football equipment, cancelled the designation of All American (Riddell's reconditioning subsidiary) as an authorized reconditioner of AIR(Registered) helmets and refused to sell parts for their helmets to All American. This move has had no measurable impact on Riddell's ability to recondition AIR helmets and no significant volume was lost in 1995 or 1996. Although Riddell will continue to source parts from outside suppliers that meet or exceed AHI's standards and to recertify all AIR helmets to NOCSAE standards as it had before, AHI's actions could have some limited impact on the reconditioning volume of All American in future years. See 'Business--Riddell--Marketing and Promotion.'

     Varsity is one of two major national companies that designs and markets cheerleader, dance team and booster club uniforms and accessories and is one of two major national operators of camps. While Varsity's only national competitor is National Spirit Group Limited ('NSG'), it also competes with other smaller national and regional competitors that serve the uniform and accessories market or that operate cheerleader and dance team camps and clinics. Competitive pressure could have a material adverse effect on the Company's business, financial condition and results of operations.

     The market share and other market data contained in this Prospectus are based on independent industry publications and the good faith belief of the Company's management. However, market share data cannot always be verified with complete certainty due to the unavailability of raw data in certain circumstances and the voluntary nature of the data gathering process, and estimates may be incorrect, possibly to a material degree. In particular, the

Company is not aware of the availability of reliable statistics with respect to the actual size of the high school football helmet market. Management's estimates with respect to this market are based only on the limited data in the public domain and the Company's participation in the football helmet industry which contains only one major competitor, a private company that does not reveal distribution information with respect to the high school market. Accordingly, no assurance can be given as to the accuracy of management's estimates. Management's estimates with respect to the collegiate market are based on the Company's market share data with respect to NCAA teams. Prospective Holders of the New Senior Notes should not place undue emphasis on the market share data and predictions of future trends contained in this Prospectus, as there can be no assurance that such data or predictions are accurate in all material respects.

REGULATION

     At present, no national governing body regulates cheerleading and dance team activities at the collegiate level. Although voluntary guidelines relating to safety and sportsmanship have been issued by the NCAA and some of the athletic conferences, to date cheerleading and dance teams generally are free from rules and restrictions similar to those imposed on other competitive athletics at the college level. However, if rules limiting off-season training are applied to cheerleading and/or dance teams (similar to rules imposed by the NCAA on other sports), it is likely that Varsity would be unable to offer a significant number of its camps either because participants would be prohibited from participating during the summer or because suitable sites would not be available. Although the Company is not aware of any school officially adopting these activities as a competitive sport, recognition of cheerleading and/or dance teams as 'sports' would increase the possibility that these activities may become regulated. If Varsity were restricted from providing its training programs to colleges and high schools, or if cheerleaders and dance teams were restricted from training during the off-season, such regulations would likely have a material adverse effect on Varsity's business, financial condition and results of operations. However, the Company currently does not believe that any regulation of collegiate cheerleading or dance teams as a 'sport' is forthcoming in the foreseeable future, and in the event any rules are proposed to be adopted by athletic associations, the Company expects to participate in the formulation of such rules to the extent permissible.

     At the high school level, some state athletic associations have classified cheerleading as a sport and have in some cases imposed certain restrictions on off-season practices and out-of-state travel to competitions. However, in all cases to date, Varsity has been able to work with these state athletic associations to designate acceptable times for the cheerleaders within these states to attend camps. Varsity has also signed agreements with several state associations to assist with sponsoring and execution of official competitions with these states. To date, state regulations have not had a material effect on Varsity's ability to conduct its normal business activities within those states.

DEPENDENCE ON KEY PERSONNEL

     The Company's executive officers and certain other key employees of Riddell and Varsity have been primarily responsible for the development and expansion of their respective business, and the loss of the services of one or more of these individuals could have an adverse effect on the Company. The Acquisition combined two separate management teams under the ownership of one company. The Company's future success will be dependent in part upon its continued ability to recruit, motivate and retain qualified personnel, as well as the successful integration of the two management teams. There can be no assurance that the Company will be successful in this regard. The Company has employment and non-competition agreements with certain key personnel. See 'Management.'

RISKS RELATING TO BENEFITS OF THE ACQUISITION

     Management expects certain economic benefits to result from the Acquisition, such as those described under 'Business--General--The Acquisition.' Some of the anticipated benefits include the potential introduction of new products such as booster products and new types of sports camps. There can be no assurance that the Company will be able to successfully launch any of these products which may involve new business areas for the Company. There can be no assurance that following the Acquisition the Company will achieve the economic benefits that management expects. Realization of such economic benefits from the Acquisition could also be affected by a number of factors beyond the Company's control, such as general economic conditions, increased operating costs, the response of the Company's customers or competitors, and regulatory developments.

INABILITY TO PURCHASE SENIOR NOTES UPON A CHANGE OF CONTROL

     Upon a Change of Control as defined in the Indenture, the Company will be required to offer to repurchase all outstanding Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Senior Notes tendered, or that restrictions in the New Credit Facility or under the Company's debt instruments existing at such time will allow the Company to make such required repurchases. Notwithstanding these provisions, the Company could enter into certain transactions, including certain recapitalization, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See 'Description of the Senior Notes--Repurchase at the Option of Holders--Change of Control.'

RANKING AND FRAUDULENT CONVEYANCE CONSIDERATIONS

     Following the Acquisition, the Company continues to be a holding company whose business is conducted through its subsidiaries. As a result, the Company's ability to make scheduled payments of principal and interest on its indebtedness, including the Senior Notes, will depend on the future operating performance and cash flows of its subsidiaries and on the ability of the Company's subsidiaries to pay dividends or make loans to the Company. The ability of the Company's subsidiaries to pay such dividends or make payments on intercompany indebtedness will be subject to applicable state laws.

     The Senior Notes and the Subsidiary Guarantees will be effectively subordinated to the loans outstanding under the New Credit Facility and the guarantees of such loans to the extent of the value of the assets securing such loans and guarantees. In addition, claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of the subsidiaries over the claims and equity interests of the Company, and indirectly, the holders of indebtedness of the Company. Holders of the Senior Notes have a direct claim on the assets of the Guarantors pursuant to the Subsidiary Guarantees. However, each Guarantor's guarantee of the obligations of the Company under the Senior Notes may be subject to review under relevant federal and state fraudulent conveyance statutes (the 'Fraudulent Conveyance Statutes') in a bankruptcy, reorganization or rehabilitation case or similar proceeding or a lawsuit by or on behalf of unpaid creditors of such Guarantors. If a court were to find under relevant Fraudulent Conveyance Statutes that, at the time the Senior Notes were issued, (a) a Guarantor guaranteed the Senior Notes with the intent of hindering, delaying or defrauding current or future creditors or (b)(i) a Guarantor received less than reasonably equivalent value or fair consideration for guaranteeing the Senior Notes and (ii)(A) was insolvent or was rendered insolvent by reason of such Subsidiary Guarantee, (B) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (C) intended to incur, or believed that it would incur, obligations beyond its ability to pay as such obligations matured (as all of the foregoing terms are defined in or interpreted under such Fraudulent Conveyance Statutes) or (D) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment, the judgment is unsatisfied), such court could avoid or subordinate such guarantee of the Senior Notes to presently existing and future indebtedness of such Guarantor and take other action detrimental to the holders of the Senior Notes, including, under certain circumstances, invalidating such guarantee of the Senior Notes.

     The measure of insolvency for purposes of the foregoing considerations will vary depending upon the federal or state law that is being applied in any such proceeding. Generally, however, a Subsidiary Guarantor would be considered insolvent if either (i) the fair market value (or fair saleable value) of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities (including contingent liabilities) as they become absolute and mature or (ii) it is incurring obligations beyond its ability to pay as such obligations mature or become due.

     The Boards of Directors and management of each of Riddell and Varsity believe that at the time of issuance of the Senior Notes and the guarantees of the Senior Notes, each Guarantor (i) will be (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to meet its obligations as the same mature or become due and to operate its business effectively and (c) incurring obligations within its ability to pay as the same mature or become due and (ii) will have sufficient assets to satisfy any probable judgment against it in any pending action. There can be no assurance, however, that such beliefs will prove to be correct or that a court passing on such questions would reach the same conclusions.

LACK OF PUBLIC MARKET FOR THE SENIOR NOTES

     The New Senior Notes are being offered to the holders of the Old Senior Notes. The Old Senior Notes were issued on June 19, 1997 to a small number of institutional investors and institutional accredited investors and are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL)

Market, the National Association of Securities Dealers' screen-based, automated market for trading of securities eligible for resale under Rule 144A. To the extent that Old Senior Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Senior Notes could be adversely affected. There is no existing trading market for the New Senior Notes, and there can be no assurance regarding the future development of a market for the New Senior Notes, or the ability of holders of the New Senior Notes to sell their New Senior Notes or the price at which such holders may be able to sell their New Senior Notes. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Senior Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. As a result, the market price of the New Senior Notes could be adversely affected. The Company does not intend to apply for listing or quotation of the New Senior Notes on any securities exchange or stock market.

                                THE ACQUISITION

     On May 5, 1997, Riddell, Cheer Acquisition Corp., a wholly owned subsidiary of Riddell and a Tennessee corporation ('Merger Sub' or 'Cheer'), and Varsity entered into the Merger Agreement. Pursuant to the Merger Agreement, Merger Sub offered to purchase in the Varsity Tender Offer all outstanding shares of Common Stock, par value $0.01 per share, of Varsity (the 'Shares') at $18.90 per share, net to the seller in cash. Pursuant to a shareholders agreement (the 'Shareholders Agreement'), dated as of May 5, 1997, by and among Riddell, Merger Sub and certain shareholders of Varsity, such shareholders tendered 1,738,530 Shares representing approximately 38% of the outstanding Shares of Varsity in accordance with the terms and conditions of the Varsity Tender Offer. On June 19, 1997, Merger Sub completed the Varsity Tender Offer and purchased a total of 4,511,415 Varsity shares, or approximately 98.5% of Varsity's then outstanding shares. In addition, each outstanding Varsity Common Stock option was surrendered and cancelled in exchange for a cash payment equal to the number of Shares underlying such option, multiplied by $18.90, less the aggregate exercise price of such option.

     Pursuant to stock purchase agreements (the 'Stock Purchase Agreements'), dated as of May 5, 1997, by and among Riddell, Merger Sub and certain shareholders of Varsity (the 'Shareholders'), within five business days following the consummation of the Offer, the Shareholders purchased approximately $4.4 million of Riddell common stock subject to an agreed upon formula and certain limitations. Approximately 986,000 shares were purchased, representing approximately 10.9% of Riddell's shares then outstanding after giving effect to such purchase. Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and satisfaction or waiver of all conditions, Merger Sub will be merged with and into Varsity (the 'Merger') with Varsity surviving the Merger as a wholly owned subsidiary of the Company (the 'Surviving Corporation'). At the time at which the Merger is consummated (the 'Effective Time'), each Share then outstanding (other than Shares held in the treasury of Varsity, Shares held by the Company, Merger Sub or any other wholly owned subsidiary of the Company and Shares held by stockholders of Varsity who exercise their dissenters' rights, if any, under the Tennessee Business Corporation Act (the 'TBCA')) will be converted into the right to receive $18.90 in cash.

     Under the TBCA, because Merger Sub acquired in excess of 90% of each class and series of outstanding voting shares of Varsity in the Varsity Tender Offer, Merger Sub was able to approve the Merger Agreement and the transactions contemplated thereby without a vote of Varsity shareholders. Riddell, Merger Sub and Varsity have agreed to take, at Riddell's request and subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the shareholders, in accordance with the TBCA (which requires a 30-day notice period to the Varsity shareholders). The Merger is currently expected to occur on or about July 25, 1997.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offer. The net proceeds to the Company from the issuance of the Old Senior Notes of approximately $109.7 million (after deducting the discounts to Initial Purchasers and estimated fees and expenses of the Offering), together with borrowings under the New Credit Facility, were used to finance the Acquisition, to refinance the Former Credit Agreement and other indebtedness and to pay related fees and expenses. The Former Credit Agreement would have expired by its terms on April 30, 1998 and all outstanding borrowings thereunder bore interest at the prime rate (8.5% at April 30, 1997).

     The approximate sources and uses of funds in connection with the Transactions are presented in the following table, assuming the Transactions occurred as of March 31, 1997 (dollars in millions):

     Sources of Funds:
       Senior Notes..............................................   $115.0
       New Credit Facility.......................................     12.7
       Common shares of Riddell to be purchased by certain
          Varsity shareholders...................................      4.4
       Cash......................................................      1.0
                                                                    ------
          Total sources..........................................   $133.1
                                                                    ------
                                                                    ------
     Uses of Funds:
       Cash merger consideration and related costs...............   $ 98.8
       Refinancing of Former Credit Agreement and other
          indebtedness and paying related costs..................     29.0
       Fees and expenses of the Offering.........................      5.3
                                                                    ------
          Total uses.............................................   $133.1
                                                                    ------
                                                                    ------

                                 CAPITALIZATION

     The following table sets forth (i) the consolidated capitalization of Riddell at March 31, 1997 and (ii) such consolidated capitalization as adjusted to give effect to the Transactions and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the 'Unaudited Pro Forma Condensed Consolidated Financial Data' and the Consolidated Financial Statements of each of Riddell and Varsity, including the notes thereto, and the other information contained in this Prospectus.

                                                        MARCH 31, 1997
                                               ---------------------------------
                                                                 PRO FORMA FOR
                                               HISTORICAL(1)    THE TRANSACTIONS
                                               -------------    ----------------
                                                        (IN THOUSANDS)
Long-term debt (including current
  maturities):
  Former Credit Agreement
     Term loans.............................      $ 5,000           $     --
     Revolving credit facility..............       22,021                 --
  New Credit Facility(2)....................           --             12,680
  10 1/2% Senior Notes Due 2007.............           --            115,000
  Convertible subordinated note.............        7,500              7,500
  Subordinated note payable.................          439                 --
  Note payable..............................          155                 --
                                               -------------    ----------------
     Total long-term debt...................       35,115            135,180
Shareholders' equity........................       27,728             29,166
                                               -------------    ----------------
     Total capitalization...................      $62,843           $164,346
                                               -------------    ----------------
                                               -------------    ----------------
------------------
(1) The historical amounts shown above exclude long-term debt of Varsity. At March 31, 1997, Varsity's long-term debt consisted solely of a $0.6 million convertible note which is assumed to be converted and acquired as part of the Transactions.

(2) The New Credit Facility consists of a five year revolving credit and working capital facility in a maximum amount not to exceed $40.0 million through September 30, 1997 and $35.0 million thereafter with amounts borrowed thereunder subject to a borrowing base of inventory and accounts receivable. See 'Description of Other Indebtedness--The New Credit Facility.'

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

INTRODUCTION

     The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet and Unaudited Pro Forma Condensed Consolidated Statements of Operations have been prepared reflecting: (i) the Acquisition, which will be accounted for under the purchase method of accounting; (ii) the Offering of the Senior Notes; and
(iii) the New Credit Facility.

     The Unaudited Pro Forma Condensed Consolidated Balance Sheet presents the pro forma financial condition of the Company as if the Acquisition and Offering had occurred as of March 31, 1997. The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended December 31, 1996 and the three months ended March 31, 1997 include the results of Riddell's and Varsity's operations and give effect to the Acquisition and Offering as if they had occurred on January 1, 1996.

     In accordance with the purchase method of accounting, the excess of the purchase price over fair values of the net identifiable assets and liabilities acquired is recorded as goodwill. The carrying values of Varsity's net assets are assumed to equal their fair values for purposes of these pro forma financial statements, unless indicated otherwise in the Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet. These values and the resulting allocation of the purchase price are subject to revision following the results of any appraisals after consummation of the Acquisition. However, management does not believe that the results of any such appraisals will yield materially different values from the carrying values.

     The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the Acquisition and Offering been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the financial statements of Riddell and Varsity and the related notes thereto included elsewhere herein.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1997
                             (DOLLARS IN THOUSANDS)

                                            HISTORICAL           PRO FORMA ADJUSTMENTS
                                         -----------------   -----------------------------
                                         RIDDELL   VARSITY   ACQUISITION(A)    OFFERING(B)    PRO FORMA
                                         -------   -------   --------------    -----------    ---------
ASSETS:
Current assets:
  Cash and cash equivalents............  $   304   $ 2,077     $   (5,127)(1)   $  93,371     $  1,131
                                                                  (90,932)(2)
                                                                    4,438(3)
                                                                   (3,000)(4)
  Accounts receivable, trade, less
     allowance for doubtful accounts...   21,142     4,347                                      25,489
  Inventories..........................   14,620     8,642                                      23,262
  Other current assets.................    6,297     7,122          2,030(1)                    15,449
                                         -------   -------   --------------    -----------    ---------
Total current assets...................   42,363    22,188        (92,591)         93,371       65,331
Property and equipment, less
  accumulated depreciation.............    3,421     4,167                                       7,588
Intangible assets and deferred charges,
  less accumulated amortization........   33,645     7,856         65,453(2)        6,100      113,054
Other assets...........................       65     1,088                                       1,153
                                         -------   -------   --------------    -----------    ---------
Total assets...........................  $79,494   $35,299     $  (27,138)      $  99,471     $187,126
                                         -------   -------   --------------    -----------    ---------
                                         -------   -------   --------------    -----------    ---------

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
  Current portion of long-term debt....  $ 3,176   $   120     $     (120)(1)   $  (3,176)    $     --
  Accounts payable.....................    4,049     3,589                                       7,638
  Accrued liabilities..................    6,843       493                           (275)       7,061
  Customer deposits....................       --     2,242                                       2,242
                                         -------   -------   --------------    -----------    ---------
Total current liabilities..............   14,068     6,444           (120)         (3,451)      16,941
Long-term debt, less current portion...   31,939       480           (480)(1)     103,241      135,180
Deferred taxes.........................    1,820       399                                       2,219
Other liabilities......................    3,939        --                           (319)       3,620
Shareholders' equity:
  Common stock.........................       81        47            (47)(2)                       93
                                                                       12(3)
  Capital in excess of par and
     additional paid in capital........   31,457    11,641            600(1)                    35,883
                                                                  (12,241)(2)
                                                                    4,426(3)
  Retained earnings (accumulated
     deficit)..........................   (3,810)   16,288         (3,097)(1)                   (6,810)
                                                                  (13,191)(2)
                                                                   (3,000)(4)
                                         -------   -------   --------------    -----------    ---------
Total shareholders' equity.............   27,728    27,976        (26,538)                      29,166
                                         -------   -------   --------------    -----------    ---------
Total liabilities and shareholders'
  equity...............................  $79,494   $35,299     $  (27,138)      $  99,471     $187,126
                                         -------   -------   --------------    -----------    ---------
                                         -------   -------   --------------    -----------    ---------

                 See accompanying Notes to Unaudited Pro Forma
                     Condensed Consolidated Balance Sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

NOTE A. PRO FORMA ADJUSTMENTS--ACQUISITION

     (1) To record option termination payments of approximately $4,877,000 and certain bonus payments of $250,000 made by Varsity, immediately prior to the Acquisition, net of the effect of tax benefits of $2,030,000, and to reflect the call of outstanding debt of $600,000 and subsequent conversion thereof into 40,080 Varsity shares.

     (2) To reflect the acquisition of Varsity and the allocation of the purchase price based upon preliminary estimates of fair values of the assets acquired and the liabilities assumed, as follows:

                                                     (IN THOUSANDS)
                                                     --------------
          Components of purchase price:
            Purchase of outstanding shares (at
               $18.90 per share)..................      $ 87,002
            Estimated Acquisition related costs...         3,930
                                                     --------------
          Total purchase price....................        90,932
          Allocation of purchase price:
            Historical book value of net assets
               acquired...........................       (25,479)
                                                     --------------
                                                          65,453
            Net book value of goodwill acquired...         7,856
                                                     --------------
          Excess of purchase price over book value
            of net assets purchased (goodwill)....      $ 73,309
                                                     --------------
                                                     --------------

     (3) To reflect purchase of Riddell common stock by certain Varsity shareholders for $4,438,000.

     (4) To reflect payment by Riddell of $3,000,000 to secure stand-by bridge financing commitment.

NOTE B. PRO FORMA ADJUSTMENTS--OFFERING

     To reflect financing transactions related to the Acquisition, as follows:

                                                     (IN THOUSANDS)
                                                     --------------
          Issuance of Senior Notes................      $115,000
          Initial borrowings on New Credit
            Facility..............................        12,680
                                                     --------------
                                                         127,680
          Riddell debt to be refinanced, including
            accrued
            interest..............................       (28,209)
          Debt issuance costs:
            Old Senior Notes......................        (5,290)
            New Credit Facility...................          (810)
                                                     --------------
          Net cash received.......................      $ 93,371
                                                     --------------
                                                     --------------

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996
                  (IN THOUSANDS EXCEPT PER SHARE INFORMATION)

                                                         HISTORICAL            PRO FORMA ADJUSTMENTS
                                                  ------------------------    ------------------------
                                                     RIDDELL       VARSITY    ACQUISITION     OFFERING      PRO FORMA
                                                  -------------    -------    -----------     --------      ---------
OPERATING DATA:
Net revenues...................................      $72,382       $88,449      $             $             $160,831
Cost of revenues...............................       38,813        53,613                                    92,426
                                                  -------------    -------                                  ---------
Gross profit...................................       33,569        34,836                                    68,405
Selling, general and administrative expenses...       25,369        26,388        1,580(1)                    52,949
                                                                                    150(2)
                                                                                   (443)(3)
                                                                                    (95)(4)
Product liability expense......................        2,484            --                                     2,484
                                                  -------------    -------    -----------                   ---------
Income from operations.........................        5,716         8,448       (1,192)                      12,972
Interest expense (income), net.................        2,763          (166)                     11,330(6)     13,927
                                                  -------------    -------    -----------     --------      ---------
Income (loss) before taxes.....................        2,953         8,614       (1,192)       (11,330)         (955)
Income taxes...................................          110         3,414         (154)(5)     (3,370)(5)        --
                                                  -------------    -------    -----------     --------      ---------
Net income (loss) from continuing operations...      $ 2,843       $ 5,200      $(1,038)      $ (7,960)     $   (955)
                                                  -------------    -------    -----------     --------      ---------
                                                  -------------    -------    -----------     --------      ---------
Net income (loss) from continuing operations
  per share....................................      $  0.34                                                $  (0.10)
                                                  -------------                                             ---------
                                                  -------------                                             ---------
Weighted average common and equivalent shares
  outstanding..................................        8,427                        986(7)                     9,413

OTHER DATA:
Depreciation and amortization..................      $ 2,209       $ 1,318      $ 1,580                     $  5,107
EBITDA (8).....................................        7,925         9,766          388                       18,079
Capital expenditures...........................        1,139         1,828                                     2,967
Cash interest expense (9).............................................................................        13,213
Ratio of earnings to fixed charges....................................................................           0.9x

                 See accompanying Notes to Unaudited Pro Forma
               Condensed Consolidated Statements of Operations.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                       THREE MONTHS ENDED MARCH 31, 1997
                  (IN THOUSANDS EXCEPT PER SHARE INFORMATION)

                                              HISTORICAL                   PRO FORMA ADJUSTMENTS
                                          ------------------    -------------------------------------------
                                          RIDDELL    VARSITY          ACQUISITION              OFFERING        PRO FORMA
                                          -------    -------    ------------------------    ---------------    ---------
OPERATING DATA:
Net revenues...........................   $18,575    $ 8,341           $                       $               $ 26,916
Cost of revenues.......................    10,094      5,787                                                     15,881
                                          -------    -------                                                   ---------
Gross profit...........................     8,481      2,554                                                     11,035
Selling, general and administrative
  expenses.............................     7,207      5,455                  386(1)                             12,981
                                                                               38(2)
                                                                              (88)(3)
                                                                              (17)(4)
Product liability expense..............       625         --                                                        625
                                          -------    -------          -----------                              ---------
Income (loss) from operations..........       649     (2,901)                (319)                               (2,571)
Interest expense (income), net.........       666        (62)                                      2,827(6)       3,431
                                          -------    -------          -----------           ---------------    ---------
Loss before taxes......................       (17)    (2,839)                (319)                (2,827)        (6,002)
Income taxes (credits).................        --     (1,125)                 (27)(5)             (1,113)(5)     (2,265)
                                          -------    -------          -----------           ---------------    ---------
Net loss...............................   $   (17)   $(1,714)          $     (292)             $  (1,714)      $ (3,737)
                                          -------    -------          -----------           ---------------    ---------
                                          -------    -------          -----------           ---------------    ---------
Net loss per share.....................   $ (0.00)                                                             $  (0.41)
                                          -------                                                              ---------
                                          -------                                                              ---------
Weighted average common and equivalent
  shares outstanding...................     8,068                             986(7)                              9,054
OTHER DATA:
Depreciation and amortization..........   $   554    $   411           $      386                              $  1,351
EBITDA (8).............................     1,203     (2,490)                  67                                (1,220)
Capital expenditures...................        70        496                                                        566
Cash interest expense (9)..................................................................................       3,235
Ratio of earnings to fixed charges (10)....................................................................           *

------------------
* Amount results in a deficiency.

                 See accompanying Notes to Unaudited Pro Forma
               Condensed Consolidated Statements of Operations.

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

(1) Reflects the amortization expense arising from the Acquisition for goodwill (as determined in the Pro Forma Balance Sheet) of $73,309 over 40 years, less amortization expense included in Varsity's historical results for the periods, for a net adjustment of $1,580 and $386 for the year ended December 31, 1996 and the three months ended March 31, 1997, respectively.

(2) Varsity salary increase pursuant to contract entered into in conjunction with the Acquisition.

(3) Adjustment to eliminate costs incurred by Varsity to maintain its status as a separate public corporation including costs for maintaining a separate board of directors, costs related to issuance of annual and quarterly reports, and other costs related to maintaining Nasdaq listings and shareholder records.

(4) Adjustments to reflect cost reductions for certain freight and travel expenses incurred by Varsity or Riddell which would not have been incurred had these expenses been administered under programs which existed during the years within the other company.

(5) Reflects income tax effect of the pro forma adjustments.

(6) Reflects the increase in interest expense arising from the transaction due to debt incurred to finance the purchase and net debt refinanced in conjunction with the transaction, determined as follows:

        Total purchase price and related costs...............   $ 90,932
        Option termination payments..........................      4,877
        Financing costs, including bridge costs..............      9,100
        Less proceeds generated from sale of Riddell stock...     (4,438)
                                                                --------
                                                                 100,471
        Senior Notes.........................................    115,000
                                                                --------
        Funds, from Offering, available to refinance existing
          debt...............................................   $ 14,529
                                                                --------
                                                                --------

                                                                                        THREE MONTHS
                                                                   YEAR ENDED               ENDED
                                                               DECEMBER 31, 1996       MARCH 31, 1997
                                                              --------------------    -----------------
    Incremental Interest Expense:
    Interest expense on the Senior Notes and net interest
      expense on the New Credit Facility for incremental
      borrowings and debt refinanced, computed using
      historical rates and balances, but under revised
      borrowing terms, including commitment fees, with an
      estimated weighted average interest rate of 10.25%
      and 10.40%, for the period ended December 31, 1996
      and March 31, 1997, respectively.....................         $ 13,038               $ 3,139
    Less historical net interest expense of existing debt
      refinanced net of funds historically invested by
      Varsity..............................................           (2,399)                 (485)
    Amortization of debt issue costs:
      Senior Notes (over 10 years).........................              529                   132
      New Credit Facility costs (over 5 years).............              162                    41
                                                                  ----------               -------
    Incremental interest expense...........................         $ 11,330               $ 2,827
                                                                  ----------               -------
                                                                  ----------               -------

   A 1/8% increase in the assumed weighted average interest rates would increase pro forma interest expense by $158 and $37, respectively.

(7) Reflects purchase of approximately 986,000 common shares by certain members of Varsity management. The Riddell stock options to be issued to Varsity employees have been excluded from equivalent shares as the effect would be anti-dilutive.

(8) EBITDA is the sum of income before extraordinary item and cumulative effect of changes in accounting principles (as applicable), income taxes and interest, depreciation and amortization expense. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(9) Cash interest expense excludes amortization of deferred financing costs of $706 and $197 (of which $691 and $173 arise from the Transactions) for the year ended December 31, 1996 and the three month period ended March 31, 1997, respectively.

(10) Earnings would be insufficient to cover fixed charges by approximately $6.0 million for the three months ended March 31, 1997.

                       SELECTED FINANCIAL DATA OF RIDDELL

     The balance sheet data presented below as of December 31, 1992, 1993, 1994, 1995 and 1996 and the statement of operations data presented below for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 have been derived from Riddell's audited Consolidated Financial Statements for those years. The summary financial data as of and for the three months ended March 31, 1996 and 1997 have been derived from Riddell's Unaudited Condensed Consolidated Financial Statements for those periods included elsewhere in this Prospectus and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. The information presented below is qualified in its entirety by, and should be read in conjunction with, 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Riddell--Results of Operations' and the Consolidated Financial Statements of Riddell and the Condensed Consolidated Financial Statements of Riddell and related notes included elsewhere in this Prospectus.

                                                                                                           THREE MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                    ---------------------------------------------------    ------------------
                                                     1992       1993       1994       1995       1996       1996       1997
                                                    -------    -------    -------    -------    -------    -------    -------
                                                                             (DOLLARS IN THOUSANDS)
OPERATING DATA:
Net revenues:
  Net sales.......................................  $52,978    $45,202    $51,567    $63,603    $69,888    $19,036    $18,001
  Royalty income..................................    3,425      3,551      3,845      3,440      2,494        808        574
                                                    -------    -------    -------    -------    -------    -------    -------
                                                     56,403     48,753     55,412     67,043     72,382     19,844     18,575
Cost of sales.....................................   31,575     28,885     29,792     35,794     38,813     10,211     10,094
                                                    -------    -------    -------    -------    -------    -------    -------
Gross profit......................................   24,828     19,868     25,620     31,249     33,569      9,633      8,481
Selling, general and administrative expenses .....   19,215     20,436     21,087     23,332     25,369      6,991      7,207
Product liability expenses........................    2,473      2,959      2,927      2,651      2,484        664        625
Product liability litigation loss(1)..............       --         --      4,600         --         --         --         --
Other charges(2)..................................       --      2,170      1,188         --         --         --         --
                                                    -------    -------    -------    -------    -------    -------    -------
Income (loss) from operations.....................    3,140     (5,697)    (4,182)     5,266      5,716      1,978        649
Interest expense..................................    1,902      2,029      2,001      2,795      2,763        628        666
                                                    -------    -------    -------    -------    -------    -------    -------
Income (loss) before taxes, extraordinary item and
  cumulative effect of changes in accounting
  principles(3)...................................    1,238     (7,726)    (6,183)     2,471      2,953      1,350        (17)
Income taxes (credits)............................      591     (2,245)    (1,250)       100        110         60         --
                                                    -------    -------    -------    -------    -------    -------    -------

Income (loss) before extraordinary item and
  cumulative effect of changes in accounting
  principles(3)...................................  $   647    $(5,481)   $(4,933)   $ 2,371    $ 2,843    $ 1,290    $   (17)
                                                    -------    -------    -------    -------    -------    -------    -------
                                                    -------    -------    -------    -------    -------    -------    -------
Earnings (loss) per share before extraordinary
  item and cumulative effect of changes in
  accounting principles(7)........................  $  0.08    $ (0.69)   $ (0.62)   $  0.29    $  0.34    $  0.15    $  0.00

OTHER DATA:
Depreciation and amortization.....................  $ 1,870    $ 1,922    $ 1,883    $ 2,167    $ 2,209    $   494    $   554
EBITDA(4).........................................    5,010     (3,775)    (2,229)     7,433      7,925      2,472      1,203
EBITDA as a percentage of net revenues............      8.9%      (7.7)%     (4.0)%     11.1%      10.9%      12.5%       6.5%
Capital expenditures..............................  $   908    $   702    $   662    $   750    $ 1,139    $   429    $    70
Ratio of earnings to fixed charges(5).............      1.6x         *          *        1.8x       1.9x       2.8x       1.0x

BALANCE SHEET DATA:(6)
Working capital...................................  $18,221    $13,231    $11,036    $19,286    $25,957    $22,491    $28,295
Total assets......................................   69,982     60,656     72,252     74,124     76,361     79,404     79,494
Long-term debt, less current portion..............   17,332     17,442     20,168     23,600     29,984     25,464     31,939
Shareholders' equity..............................   34,306     29,459     24,431     24,902     27,745     26,192     27,728

                                                        (Footnotes on next page)

------------------------
  * Amounts result in a deficiency.

(1) In 1994, a charge was recorded of $4.6 million to establish a reserve for the full uninsured portion of a jury award granted against Riddell in a product liability suit, and certain related costs. In 1995, Riddell settled with the plaintiff in such case for an amount that was less than the initial jury award. See Note 8 to the Consolidated Financial Statements of Riddell included elsewhere in this Prospectus relating to product liability litigation matters and contingencies.

(2) In 1993, other charges consisted of the following: (i) a $1.3 million charge to establish a reserve against litigation costs and expenses relating to a stockholder class action suit that was subsequently settled in February 1994 and (ii) a $870,000 charge relating to the loss realized on the discontinuance of certain foam molding operations. In 1994, other charges consisted of certain transitional costs relating to Riddell's conversion to an in-house Institutional sales force.

(3) In 1993, a charge was recorded for the cumulative effect on prior years of a change in accounting principles for income taxes of $51,000 and a change in accounting principles for contingent product liability of $214,948. An extraordinary item in 1995 consisted of a $1.9 million provision for costs relating to fraudulent transfer litigation.

(4) EBITDA is the sum of income before extraordinary item and cumulative effect of changes in accounting principles (as applicable), income taxes, interest, depreciation and amortization expense. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(5) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs) whether expensed or capitalized and one-third of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest. Earnings were inadequate to cover fixed charges by approximately $7.7 million in 1993 and approximately $6.2 million in 1994.

(6) See Note 8 to the Consolidated Financial Statements of Riddell included elsewhere in this Prospectus relating to product liability litigation matters and other contingent liabilities.

(7) Computed based on weighted average number of common and common equivalent shares outstanding of 7,890,207, 7,890,207, 7,973,982, 8,067,985, and
    8,427,633 in 1992, 1993, 1994, 1995 and 1996, respectively and 8,456,962 and
    8,067,985 for the three months ended March 31, 1997 and 1996, respectively. No cash dividends per share were paid during the periods presented. Since its inception, Riddell has not declared or paid, and does not currently intend to declare or pay, cash dividends on shares of its common stock.

                       SELECTED FINANCIAL DATA OF VARSITY

     The balance sheet data presented below as of March 31, 1993, 1994, and December 31, 1994, 1995 and 1996 and the statement of operations data presented below for the fiscal years 1993 through 1996 and the nine months ended December 31, 1994 have been derived from the historical Consolidated Financial Statements of Varsity. The summary financial data as of and for the three months ended March 31, 1996 and 1997 have been derived from Varsity's Unaudited Condensed Consolidated Financial Statements for those periods included elsewhere in this Prospectus and include, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited interim periods. Results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the entire year. To aid in annual comparisons, selected unaudited consolidated financial data have also been presented for the twelve month period ended December 31, 1994. The information presented below is qualified in its entirety by, and should be read in conjunction with, 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Varsity--Results of Operations' and the Consolidated Financial Statements of Varsity and the Condensed Consolidated Financial Statements of Varsity and related notes included elsewhere in this Prospectus.

                                                            NINE       TWELVE
                                         YEAR ENDED        MONTHS      MONTHS        YEAR ENDED               THREE MONTHS
                                          MARCH 31,        ENDED       ENDED        DECEMBER 31,            ENDED MARCH 31,
                                      -----------------   DEC. 31,    DEC. 31    ------------------        ------------------
                                       1993      1994     1994(1)     1994(2)     1995       1996           1996       1997
                                      -------   -------   --------    --------   -------    -------        -------    -------
                                                                      (DOLLARS IN THOUSANDS)
OPERATING DATA:(3)
Revenues:
  Uniforms and accessories..........  $25,765   $31,193   $35,866     $37,635    $44,049    $49,472(5)     $ 2,277    $ 2,814(5)
  Camps and events..................   15,822    18,560    23,721(4)   24,968     31,449(4)  38,977(4)(5)    4,139(4)   5,527(4)(5)
                                      -------   -------   --------    --------   -------    -------        -------    -------
                                       41,587    49,753    59,587      62,603     75,498     88,449          6,416      8,341
Cost of revenues:
  Uniforms and accessories..........   13,205    15,828    18,659      19,867     23,379     26,849          1,618      1,996
  Camps and events..................   10,873    13,094    16,826      17,696     23,114     26,764          3,094      3,791
                                      -------   -------   --------    --------   -------    -------        -------    -------
                                       24,078    28,922    35,485      37,563     46,493     53,613          4,712      5,787
                                      -------   -------   --------    --------   -------    -------        -------    -------
Gross profit........................   17,509    20,831    24,102      25,040     29,005     34,836          1,704      2,554
Selling, general and administrative
  expenses..........................   13,522    15,994    16,117      18,920     22,679     26,388          4,250      5,455
                                      -------   -------   --------    --------   -------    -------        -------    -------
Operating income (loss).............    3,987     4,837     7,985       6,120      6,326      8,448         (2,546)    (2,901)
Other income (expense)..............       44       121       150         183        178        166             47         62
                                      -------   -------   --------    --------   -------    -------        -------    -------

Income (loss) before taxes..........    4,031     4,958     8,135       6,303      6,504      8,614         (2,499)    (2,839)
Taxes (benefit) on income...........    1,604     1,936     3,218       2,485      2,341      3,414           (992)    (1,125)
                                      -------   -------   --------    --------   -------    -------        -------    -------
Net income (loss)...................  $ 2,427   $ 3,022   $ 4,917     $ 3,818    $ 4,163    $ 5,200        $(1,507)   $(1,714)
                                      -------   -------   --------    --------   -------    -------        -------    -------
                                      -------   -------   --------    --------   -------    -------        -------    -------
OTHER DATA:
Depreciation and amortization.......  $   629   $   653   $   577     $   743    $   992    $ 1,318        $   301    $   411
EBITDA(6)...........................    4,616     5,490     8,562       6,863      7,318      9,766         (2,245)    (2,490)
EBITDA as a percentage of revenues..     11.1%     11.0%     14.4%       11.0%       9.7%      11.0%         (35.0)%    (29.9)%
Capital expenditures................  $   357   $   938   $   667     $ 1,192    $ 1,984    $ 1,828        $   681    $   496
BALANCE SHEET DATA:
Working capital.....................  $ 5,825   $ 8,611   $12,413     $12,413    $15,212    $18,006        $13,237    $15,744
Total assets........................   16,045    18,701    24,870      24,870     29,243     37,791         28,825     35,299
Long-term debt, less current
  portion...........................       --        --        --          --         --        480             --        480
Shareholders' equity................   12,678    15,736    20,741      20,741     24,794     29,897         23,225     27,976

------------------
(1) Effective April 1, 1994, Varsity changed its fiscal year end from March 31 to December 31. Accordingly, Varsity's results of operations for fiscal 1994 do not include the three months ended March 31, which has historically resulted in a net loss. See note (3) below.

(2) Presented for purposes of comparability with fiscal 1995 and 1996.

                                              (Footnotes continued on next page)

(3) The business and results of operations of Varsity are highly seasonal. A substantial portion of Varsity's annual revenues and all of Varsity's net income historically have been generated in the three months ended June 30 and September 30. The three months ended March 31 and December 31 have historically resulted in net losses. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Varsity.'

(4) Includes $2,065,000, $5,814,000, $5,814,000, $839,000 and $386,000 for the
    nine months ended December 31, 1994, the twelve months ended December 31, 1995 and December 31, 1996, and the three months ended March 31, 1996 and March 31, 1997, respectively, as a result of the December 1, 1994 acquisition of the business of Intropa.

(5) Includes $261,000 and $4,199,000 for (i) uniforms and accessories and (ii) camps and events, respectively, for the year ended December 31, 1996, and $62,000 and $967,000 for (i) uniforms and accessories and (ii) camps and events, respectively, for the three months ended March 31, 1997 as a result of the May 15, 1996 acquisition of the camp business of United Special Events, Inc.

(6) EBITDA is the sum of income before extraordinary item and cumulative effect of changes in accounting principles (as applicable), income taxes and interest, depreciation and amortization expense. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following should be read in conjunction with 'Unaudited Pro Forma Condensed Combined Financial Data' and the Consolidated Financial Statements of each of Riddell and Varsity and the related notes thereto included elsewhere in this Prospectus. Following the Acquisition, the Company conducts its business through two distinct operating divisions: the Riddell Group Division, consisting of Riddell and its subsidiaries (other than Varsity and its subsidiaries), and the Varsity Group Division, consisting of Varsity and its subsidiaries. Each of the divisions continues to maintain its own sales, marketing, financial, accounting and operating personnel. As a result, the Company does not anticipate significant cost savings as a result of the Acquisition, other than the elimination of certain costs incurred by Varsity to comply with its public reporting obligations, the elimination of certain travel agent commissions paid by Riddell to third parties for services to be provided by a subsidiary of Varsity following the Acquisition and the reduction of certain freight costs incurred by Varsity which would not have been incurred under programs administered by Riddell.

     The Company incurred certain non-recurring costs and expenses relating to the Transactions which will be charged to earnings during the period in which the Transactions occurred. These costs and expenses include, but are not limited to, payments by Varsity to terminate outstanding employee stock options estimated at $4.9 million, payments on change in control provisions contained in certain Varsity employees' contracts estimated at $0.3 million and costs of bridge loan commitments of $3.0 million.

SEASONALITY

     The Company's businesses are highly seasonal. Riddell's operations in recent years have been most profitable in the first through third quarters of each calendar year, with offsetting losses occurring in the fourth quarter. Varsity's net income has historically been generated in the second and third quarters of the calendar year while its first and fourth quarters have resulted in net losses. See 'Business--The Company--Seasonality and Backlog' for further discussion of the causes of these seasonal patterns. These seasonal patterns have been heightened by a decrease in Riddell's sales of sports collectible products sold to retailers during the first quarter of 1997 which resulted in a near break even loss for Riddell in the period. Riddell believes that the decline was due to a change in the seasonal pattern in the sale of these products due to differences in the timing of the product introductions and deliveries which had shifted sales of these products into the first quarter during the previous two years. See '--Riddell--Results of Operations--Three Months Ended March 31, 1997 Compared to Three Months Ended March 31, 1996.'

     The following table sets forth certain unaudited operating results of Riddell and Varsity on a pro forma basis for each of the four consecutive quarters in the period ending December 31, 1996, after giving effect to the Transactions as if they had occurred on January 1, 1996. This information should be read in conjunction with 'Unaudited Pro Forma Condensed Combined Financial

Data' and the Consolidated Financial Statements and the related notes thereto of Riddell and Varsity included elsewhere in this Prospectus.

                                                    PRO FORMA
                                     ----------------------------------------
                                      FIRST     SECOND      THIRD     FOURTH
                                     QUARTER    QUARTER    QUARTER    QUARTER
                                     -------    -------    -------    -------
                                                  (IN THOUSANDS)
     Year ended December 31, 1996:
     Total revenues...............   $26,260    $51,265    $57,779    $25,527
     Operating income (loss)......      (880)     7,173      8,178     (1,499)
     Net income (loss) from
       continuing operations......    (2,486)     2,464      2,803     (3,736)

     Riddell sells a portion of its competitive football products and reconditioning services on dated payment terms with payments from customers (primarily high schools and colleges in these cases) generally due the following July to October period. Accordingly, trade receivables increase throughout the year as sales are made on these dated payment terms. The increase in trade receivables continues throughout an annual cycle until reduced at the end of the cycle as the dated receivables become due. In order to finance the resulting large receivable levels, Riddell has maintained a revolving line of credit. The outstanding balance on the revolving line of credit generally follows the seasonal receivable cycle described above, increasing as the level of receivables increase until the fall of each year when collections of the dated receivables are used to reduce the outstanding balance on the line.

     Varsity's working capital needs have generally followed a similar pattern reaching their peak at the end of the first calendar quarter and continuing through the second quarter. This period follows Varsity's off-season period during which it generates only nominal revenues while incurring expenditures in preparation for its approaching business season. Varsity has typically incurred seasonal borrowings during this period which it has historically eliminated during the third quarter as it receives prepayments on camp tuition and fees.

     After the Acquisition, the Company will use the New Credit Facility to finance these seasonal working capital needs.

RIDDELL

RESULTS OF OPERATIONS

     The following table sets forth statement of operations data of Riddell as a percentage of total net revenues for the periods indicated:

                                                                              THREE MONTHS
                                                        YEAR ENDED            ENDED MARCH
                                                       DECEMBER 31,               31,
                                                  -----------------------    --------------
                                                  1994     1995     1996     1996     1997
                                                  -----    -----    -----    -----    -----
Net revenues:
  Net sales....................................    93.1%    94.9%    96.6%    95.9%    96.9%
  Royalty income...............................     6.9      5.1      3.4      4.1      3.1
                                                  -----    -----    -----    -----    -----
                                                  100.0    100.0    100.0    100.0    100.0
                                                  -----    -----    -----    -----    -----
Cost of sales..................................    53.8     53.4     53.6     51.5     54.3
                                                  -----    -----    -----    -----    -----
Gross profit...................................    46.2     46.6     46.4     48.5     45.7
Selling, general and administrative expenses...    38.1     34.8     35.0     35.2     38.8
Product liability expenses.....................     5.3      4.0      3.4      3.3      3.4
Product liability litigation loss..............     8.3       --       --       --       --
Other charges..................................     2.1       --       --       --       --
                                                  -----    -----    -----    -----    -----
Income (loss) from operations..................    (7.6)     7.9      7.8     10.0      3.5
Interest expense...............................     3.6      4.2      3.8      3.2      3.6
Income taxes (credits).........................    (2.3)     0.1      0.2      0.3       --
                                                  -----    -----    -----    -----    -----
Income (loss) before extraordinary item and
  cumulative effect of changes in accounting
  principles...................................    (8.9)%    3.5%     3.9%     6.5%    (0.1)%
                                                  -----    -----    -----    -----    -----
                                                  -----    -----    -----    -----    -----

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

     Overview. Operations for the first quarter of 1997 resulted in a net loss of $17,119, or $0.00 per share, compared to first quarter 1996 net income of approximately $1.3 million or $0.15 per share. Total revenues for the three months ended March 31, 1997 decreased by 6% to approximately $18.6 million from approximately $19.8 million for the three months ended March 31, 1996.

     Riddell realized gains in the sale of athletic products and services sold directly to its Institutional customers of approximately 15% as further discussed below. However, these gains were offset primarily by a decline in sales of sports collectible products sold to retailers. In summary, the overall decrease in profitability for the quarter was a result of the quarter's decline in sales while related selling and marketing expenses continued at comparatively fixed levels coupled with an increase in certain other expenses.

     The effect of these factors are further described in the following discussion of operating results by line item together with other matters having a significant effect on Riddell's results of operations.

     Revenues. Net sales of Riddell's sports products and services segment (which comprises all revenues other than trademark licensing royalties) decreased by 5% to approximately $18.0 million for the three months ended March 31, 1997 from approximately $19.0 million during the comparable period of 1996. Within this segment Riddell achieved gains in sales of competitive products and services sold directly to schools and other Institutional customers. This gain was offset by a decline in sales of sports collectible products sold to retailers. Riddell also experienced a decrease in sales of other product lines including competitive youth football products sold through recreational dealers and products sold internationally.

     Sales of competitive athletic products and services sold to schools and other Institutions increased approximately $1.9 million or 15% in comparison to the first quarter of 1996. Sales of reconditioning services, which increased 7% over the first quarter of 1996, accounted for approximately $0.5 million of this gain. This improvement reflects increased unit volume as well as moderate price increases. Riddell benefitted from a volume increase in its core football helmet and shoulder pad products. This has occurred as Riddell gains additional experience marketing these items direct to Institutional customers (a change adopted at the end of 1994 as discussed elsewhere in this Prospectus) and continues to place emphasis on expanding sales of these products. Riddell benefitted from initial sales of its newly introduced line of athletic practice clothing and experienced strong growth in its line of baseball products introduced last year. Sales of baseball products to Institutions have increased as Riddell gains experience in selling the products and the products themselves gain acceptance in the field.

     Sales of sports collectible products sold to retailers for the first quarter of 1997 decreased by approximately 42% or approximately $1.9 million, in comparison to the first quarter of 1996. Riddell believes that the decline is principally due to the trade adjusting its inventory intake based on Riddell's improved order fulfillment record and to the timing of product introductions. In the prior period, customers stockpiled inventory because of product shortages in the preceding Christmas selling season. This led retailers to take inventory early to ensure availability for later in the year. During 1996, Riddell demonstrated sufficient order fulfillment capability which allows retailers to postpone orders and to match inventory receipt more closely with consumer demand.

     In the first quarter of 1996, Riddell also benefitted from sales of sports collectible products which were in their introductory phase, such as Riddell's miniature hockey goalie mask. In contrast, Riddell had no new products shipping in volume during the first quarter of 1997. While Riddell has several new collectible products slated for 1997 introduction, these will not be available for shipment in volume until the second and third quarter of the year. These new products include a line of miniature baseball helmets bearing major league baseball logos, and a line of miniature collectibles based on the Star Wars Trilogy(Registered) which is the first line of retail collectible products sold by Riddell that is not associated with sports.

     Royalty income from trademark licensing decreased by approximately $0.2 million or 30%, to approximately $0.6 million for the three months ended March

31, 1997 from approximately $0.9 million during the comparable period of 1996. This decrease was primarily attributable to a decline in royalties from the licensing of the MacGregor trademark which decreased by 26%, or approximately $0.2 million. MacGregor licensing income decreased principally due to a decline in royalties from Kmart. Additionally, as discussed elsewhere in this Prospectus, licenses which had accounted for approximately $80,000 of royalties in the first quarter of 1996 expired at the end of 1996. Royalties from the licensing of the Riddell trademark decreased 53%, or approximately $40,000. The decrease results from a decline in royalties realized from Riddell's licensee for the Riddell trademark on athletic footwear. The Riddell footwear licensee remains in bankruptcy proceedings as discussed elsewhere in this Prospectus. The licensee must continue to comply with the terms of the license, including payment of royalties. On June 20, 1997, the Company entered into the Settlement Agreement, the finalization of which is conditioned upon, among other things, obtaining the approval of three bankruptcy courts. The Settlement Agreement requires the Company, among other things, to assign to the Levitt Trustees (or any successor trustee or other person approved by the New Jersey Bankruptcy Court) and to Brooks up to $3.0 million of royalties from the 'Riddell' footwear license, to the extent such royalties are paid under this or any footwear license replacing the current footwear license. See 'Business--The Company-- Legal Proceedings-- Memorandum of Understanding and Settlement Agreement.'

     Gross Profit. Gross profit decreased by 12%, to approximately $8.5 million for the three months ended March 31, 1997 from approximately $9.6 million during the comparable period in 1996. The decline includes a decrease in gross profits from sports products and services as well as the decline in royalty income from trademark licensing discussed above. While trademark licensing does have certain costs included in selling, general, and administrative expenses, there are no related costs which are deducted in arriving at gross profit. Accordingly, each increase or decrease in royalty income results in an equal change in gross profit.

     Gross profit attributable to the sports products and services segment decreased by 10%, to approximately $7.9 million for the three months ended March 31, 1997 from approximately $8.8 million during the comparable period in 1996. Gross profit margin rates for the segment decreased to 43.9% of sales for the three months ended March 31, 1997 compared to 46.4% of sales for the three months ended March 31, 1996. The decrease in gross profits and gross margin rates is principally due to the overall decline in sales discussed above, which impacted gross margin rates through decreased efficiencies arising from lower utilization of fixed cost operations. Margins were also negatively impacted by increased reconditioning costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to approximately $7.2 million for the three months ended March 31, 1997 from approximately $7.0 million for the three months ended March 31, 1996. The increase is principally due to an increase in litigation related legal expenses of approximately $0.4 million. Additionally, overall selling and marketing expenses remained relatively constant despite the decrease in sales discussed above due to the fixed nature of a large portion of these costs. An increase in promotional and other variable selling expenses incurred to generate the increase in sales of competitive athletic products offset any reduction in variable expenses related to the decrease in sales of sports collectible products. Legal expenses are anticipated to remain at high levels through the remainder of the year.

     Interest Expense. Interest expense increased 6%, or $38,753, to approximately $0.7 million for the first quarter of 1997. This increase reflects an increase in average debt levels offset in part by a decline in average interest rates. Debt increased due to increases in working capital and overall decreases in non-interest bearing liabilities. Average interest rates declined principally due to the November 1996 sale of $7.5 million of 4.1% Convertible Subordinated Notes. As discussed elsewhere in this Prospectus, the proceeds of the sale of these notes were used, in part, to repay indebtedness which carried a higher interest rate.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     Overview. Operations for the year ended December 31, 1996, resulted in a 20% increase in net income before an extraordinary item to approximately $2.8 million, or $0.34 per share, in comparison to 1995 earnings of approximately $2.4 million or $0.29 per share. Tax expense for both 1996 and 1995 was reduced by the benefit of net operating loss carryforwards recognized during the years. The recognition of these tax benefits had the effect of decreasing tax expense approximately $1.2 million, or $0.14 per share, in 1996 and approximately $0.9 million, or $0.11 per share, in 1995. Riddell anticipates that any remaining unrecognized net operating loss benefit for financial reporting purposes would be phased out upon the generation of approximately $2.0 million in future income before tax.

     An extraordinary item in 1995 consisted of a $1.9 million charge to establish a provision for costs related to certain fraudulent transfer litigation. At the time the provision was established, a settlement had been agreed to between the parties. However, as described in 'Business--The Company-- Legal Proceedings,' the proposed settlement never materialized and the litigation remains ongoing.

     In 1996, Riddell benefitted from increased sales volume over most of its product lines which, combined with a favorable sales mix, improved Riddell's gross margins from sales of sports products and services. These gains were offset by a decrease in royalties from trademark licensing. The impact of the volume and margin gains were also offset in part by increased selling costs resulting from increased promotional expenses and higher commissions.

     These factors are further described in the following discussion of operating results by line item, together with other matters having a significant effect on Riddell's results of operations.

     Net Sales. Net sales of Riddell's sports products and services segment (which includes the manufacture, sale and reconditioning of football helmets, other athletic products and sports collectible products) increased 10% to approximately $69.9 million in 1996 from approximately $63.6 million in 1995. Riddell experienced sales gains in most of its product lines, including overall increases in sales of athletic products, sports collectible products and reconditioning services.

     Sales of competitive athletic products increased 8% to approximately $27.3 million in 1996 from approximately $25.3 million in 1995. Sales of these products, principally football helmets and shoulder pads sold to schools and other Institutions, reflects increased volume and selected price increases to offset rising costs. Unit volume increases have occurred as Riddell has gained experience in direct distribution of Institutional products, a change that has been implemented over the past two years. Riddell is also benefitting from other actions taken in recent periods to increase Institutional sales. These actions include increases in the number of salesmen calling on schools, more intensive sales training, incremental field sales managers, new sales incentive programs, and the introduction of additional athletic products. Riddell also benefitted from an increase in the volume of competitive youth products which continue to be sold by independent dealers and distributors to youth recreational groups such as Pop Warner rather than to elementary schools. Riddell experienced an anticipated decline in sales of these products in 1995 as many dealers stopped purchasing Riddell youth products when they were no longer offered Riddell's Institutional product lines. Sales of youth products have increased as Riddell has expanded its distribution through new dealers and distributors.

     Riddell believes that it will be able to further increase sales of athletic products sold to Institutions as it continues to gain experience in direct sales of its traditional product lines as well as newer lines of products such as baseball equipment. Riddell also anticipates it can expand sales in this area through the introduction of additional products such as its new line of athletic practice clothing introduced late in 1996 for the 1997 season. However, there can be no assurance that such sales increases will materialize.

     Sales of reconditioning services increased 3% to approximately $21.7 million in 1996 from approximately $21.0 million in 1995. This improvement was principally due to moderate price increases.

     Sales of sports collectible products increased approximately 20% to approximately $20.8 million in 1996 from approximately $17.3 million in 1995. This improvement was due to increased volume in sales of Riddell's line of miniature helmets, including miniature hockey goalie masks, which Riddell started shipping in late 1995. Sales of consumer products have been the strongest area of growth for Riddell in recent periods. Riddell is continuing to place a high level of marketing emphasis on the retail collectible business and has recently introduced two new product lines which will begin shipping in 1997. These include miniature baseball helmets and miniature collectibles based on the Star Wars Trilogy, Riddell's first line of retail collectible products not associated with sports.

     Royalty Income. Royalty income decreased 27% to approximately $2.5 million in 1996 from approximately $3.4 million in 1995. MacGregor licensing royalties decreased 20% in 1996 to approximately $2.1 million from approximately $2.7 million in 1995 due a to decline in royalties from Kmart and the inclusion in 1995 of certain non-recurring royalties. Royalties from other MacGregor licensees remained stable at minimum contractual levels. Royalty income for 1996 included approximately $0.3 million in royalties from licenses which expired at the end of 1996. The larger of these two licenses was with Thom McAn which had licensed the MacGregor trademark for athletic shoes but has withdrawn from the athletic shoe market in recent years. See '--MacGregor Trademark' and 'Business--Riddell--Trademarks, Service Marks and License Agreements.'

     Royalties from the licensing of the Riddell trademark decreased 52% to approximately $0.4 million in 1996 from approximately $0.8 million in 1995. The decline was principally due to two previously announced events which took place near the end of 1995. First, Riddell terminated a license for certain athletic equipment due to the licensee's failure to pay royalties. Secondly, Riddell revised the terms of a license for Riddell branded leisure apparel in conjunction with the related licensee's restructuring of its product lines. The revised leisure apparel license called for a lower level of minimum royalties than those paid in 1995. Riddell also saw a decrease in royalties received from its Riddell athletic footwear licensee as the licensee offset certain amounts against royalties due Riddell in 1996. While the Riddell footwear licensee has resumed payment of royalties to Riddell, the licensee remains in bankruptcy proceedings. Although this licensee must continue to comply with the terms of the license, including payment of royalties, in view of the contested bankruptcy of the licensee, there can be no assurance that royalties will be received in the long term from this licensee. See '--MacGregor Trademark' and 'Business-- Riddell--Trademarks, Service Marks and License Agreements.'

     Gross Profit. Gross profit attributable to the sports products and services segment increased 12% to approximately $31.1 million in 1996 from approximately $27.8 million in 1995. Gross profit margin rates for the segment increased to 44.5% of sales in 1996 from 43.7% of sales for 1995. The increase in gross profit is principally due to sales increases discussed above. Other factors contributing to the improvement in gross margins were changes to the sales mix, efficiencies due to higher volumes and selective price increases taken to offset rising costs.

     While trademark licensing does have certain costs including selling, general and administrative expenses, there are no costs which are deducted in arriving at gross profit. Accordingly, each incremental dollar of royalty income results in a dollar increase in gross profit.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 9% to approximately $25.4 million in 1996 from approximately $23.3 million in 1995. These increases are attributable to higher levels of selling, marketing and promotional expenses relating to Riddell's sales of competitive athletic products sold to schools and other Institutions. These selling expense increases were incurred in taking certain actions to increase sales of competitive athletic products as discussed above. These increases in selling expenses were offset in part by a modest decline in administrative expenses with the end result that overall selling, general and administrative expenses remained relatively stable as a percentage of revenues, increasing to 35.0% of revenues in 1996 from 34.8% of revenues in 1995. In 1996, Riddell charged $0.5 million of legal expenses relating to the Mac I fraudulent transfer action against a reserve established for the matter in 1995. See 'Business--The Company--Legal Proceedings.' Had this reserve not existed, these amounts would have been charged against selling, general and administrative expenses in 1996.

     Product Liability Expenses. Product liability expenses showed a moderate decrease in 1996. See 'Business--The Company--Product Liability Proceedings and Insurance.'

     Interest Expense. Interest expense was relatively stable at approximately $2.8 million between the two years with an overall decrease of approximately 1%. An overall decrease in average interest rates was offset, in part, by increases in average indebtedness relating to increased levels of overall business volume. A substantial portion of Riddell's borrowings are based on its bank's prime rate, which averaged 8.27% in 1996, a 6% decrease from an average rate of 8.83% in 1995. Average interest rates also decreased as a result of Riddell's issuance of a $7.5 million, 4.1% convertible subordinated note in November 1996. The majority of the proceeds of this note were used to repay indebtedness which carried higher interest rates.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

     Overview. Operations for the year ended December 31, 1995, resulted in a significant improvement over 1994 operating results. Earnings before an extraordinary item, for the year were approximately $2.4 million, or $0.29 per share. This compares to a loss of approximately $4.9 million, or $0.62 per share, for fiscal 1994. The 1994 operations generated net losses due, in large part, to approximately $6.5 million of pre-tax charges including: (1) a $4.6 million charge for a product liability verdict (subsequently settled) and (2) approximately $1.9 million of non-recurring costs relating to Riddell's transition to direct sales of athletic equipment used by schools and other Institutions, including a special transitional sales return program for discontinued dealers. The 1995 income reflects lower than normal tax expense due to the benefit of a net operating loss carry forward which was recognized during the year. The recognition of this tax benefit had the effect of decreasing tax expense approximately $0.9 million, or $0.11 per share, for 1995.

     An extraordinary item in 1995 consisted of a $1.9 million charge to establish a provision for costs related to certain fraudulent transfer litigation. This provision had been recorded in light of a settlement which had been proposed at the time, but which subsequently failed to materialize. See 'Business--The Company--Legal Proceedings.'

     Excluding the effect of the approximately $6.5 million in pre-tax charges for 1994 discussed above, operating income before interest and taxes for 1995 increased approximately 130% to approximately $5.3 million in 1995 from approximately $2.3 million in 1994.

     Operations for the 1995 and 1994 periods must be viewed in the context of changes that were occurring at the time in Riddell's method of distributing competitive athletic equipment used by schools and other Institutions and by Riddell's increased emphasis on the marketing of sports collectible products. In October 1994 Riddell announced a significant change in its method of distributing Institutional products. Sales of these products, principally football helmets, shoulder pads and related accessories, had historically been made to independent team sports dealers for resale to schools and other Institutions. At the end of 1994 Riddell started marketing these products to schools and other Institutions on a factory direct basis. While the unit volume of certain products declined in 1995, as was anticipated given the magnitude of this difficult change, overall margins on competitive products increased.

     Riddell benefitted from substantial increases in sales of collectible sports products which continue to be the strongest area of growth for Riddell. Profits from these sales were the leading contributor to the increase in operating profitability. Riddell also benefitted from certain managed expense reductions.

     The effects of these factors are described in the following discussion of operating results by line item, together with other matters having a significant effect on Riddell's results of operations.

     Net Sales. Net sales of Riddell's sports products and services segment increased 23% to approximately $63.6 million in 1995 from approximately $51.6 million in 1994. Sales of competitive athletic products were stable in comparison to 1994 levels with an increase of less than 1% after adjusting to eliminate the effect of a special transitional return program for discontinued dealers, which had decreased 1994 sales by $1.4 million. As a result of the change to direct sales, the selling prices of these products increased due to Riddell's ability to capture a portion of the former dealers' markup to Institutional customers. The increases were offset by a decline in the unit volume of these competitive athletic products. Riddell anticipated the potential of a decline in new equipment volume due to the complexity of converting its Institutional sales organization to a factory direct basis.

     Sales of sports collectible products nearly doubled in 1995 increasing approximately 94% from approximately $8.9 million in 1994 to approximately $17.3 million in 1995. Sales of these consumer products, which had also increased more than 80% between 1993 and 1994, have been the strongest area of growth for Riddell in recent periods due to an overall increase in marketing focus, including the introduction of a new line of miniature football helmets in 1994.

     Sales of reconditioning services increased 12% to approximately $21.0 million in 1995 from approximately $18.8 million in 1994. The year-to-date increase in reconditioning sales was principally due to increased volume from Riddell's acquisition of Raleigh Athletic Equipment Corporation in January 1995.

     Royalty Income. Royalty income decreased 11% to approximately $3.4 million in 1995 from approximately $3.8 million in 1994. MacGregor licensing royalties increased 4% to approximately $2.7 million in 1995 from approximately $2.6 million in 1994 due to increased royalties from Kmart and certain non-recurring royalties. Royalties from other MacGregor licensees remained stable at minimum contractual levels (licensees generally pay Riddell the higher of royalties based on a percentage of their related business volume or an annual minimum guaranteed royalty).

     The increase in MacGregor royalties was offset by a decline in royalties from the licensing of the Riddell trademark. Riddell royalties decreased 40% to approximately $0.8 million in 1995 from approximately $1.3 million in 1994. In addition to current royalties, Riddell licensing income for 1994 had included approximately $0.5 million received from its Riddell athletic footwear licensee at the time certain litigation between the licensee and Riddell was settled. Royalties from the Riddell athletic footwear licensee were approximately $0.3 million for 1995.

     Gross Profit. Gross profit attributable to the sports products and services segment increased 28% to approximately $27.8 million in 1995 from approximately $21.8 million in 1994. Gross profit margin rates for the segment increased to 43.7% of sales in 1995 from 42.2% of sales for 1994. The increase in gross margin rates reflects a number of factors. First, Riddell experienced increased margins on competitive protective athletic products sold to schools and other Institutions due to Riddell's ability to capture a portion of the former dealers' markup to Institutional customers as a result of the change to direct sales. However, this increase was offset somewhat by the effect of the unit volume decreases of these products discussed above. These volume decreases resulted in higher unit costs since fixed manufacturing and distribution overhead costs do not vary with lower volume. Margin rates were also favorably impacted by increases in sales of sports collectible products, as the increases were in product lines which carry margins higher than the average for other products.

     While trademark licensing does have certain costs including selling, general and administrative expenses, there are no costs which are deducted in arriving at gross profit. Accordingly, each incremental dollar of royalty income results in a dollar increase in gross profit.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 11% to approximately $23.3 million in 1995 from approximately $21.1 million in 1994. These increases are attributable to increased selling and marketing expenses relating to both Riddell's change to Institutional sales for competitive products sold to schools and other Institutions and Riddell's increased efforts in the marketing and sales of sports collectible products. These increases also include related costs associated with operations acquired during the past year. The increased selling and marketing expenses were offset by managed reductions in administrative expenses of approximately $0.5 million. As a result of these reductions and sales volume increases, overall selling, general and administrative expenses decreased as a percentage of revenues from 38.1% of revenues in 1994 to 34.8% of revenues in 1995, despite the increased marketing efforts. Legal expenses relating to non-operating litigation matters remained relatively constant in relation to 1994 levels.

     Product Liability Expenses. Product liability expenses decreased 65% to approximately $2.7 million in 1995 from approximately $7.5 million in 1994, as 1994 expense included the effects of a $1.5 million adjustment to product liability reserves taken in the fourth quarter, and the effects of a $4.6 million charge (reported as a separate item in Riddell's Consolidated Statement of Operations for the year ended December 31, 1994). Product liability expense for 1995 was impacted by the cost of an insurance program implemented at the end of 1994, which exceeded that expense in the prior year by approximately $1.0 million. See 'Business--The Company--Product Liability Proceedings and Insurance.'

     Interest Expense. Interest expense increased 40% in 1995 to approximately $2.8 million from approximately $2.0 million in 1994. The increase was due to an increases in average interest rates and average indebtedness during the year. A substantial portion of Riddell's borrowings are based on its bank's prime rate. The average prime rate for 1995 was 8.83%, a 24% increase over the average prime rate of 7.14% in 1994. The prime rate was 8.5% at December 31, 1995. Average indebtedness increased due to increased working capital demands.

MACGREGOR TRADEMARK

     Riddell acquired certain rights to the MacGregor trademark and related license agreements as part of an acquisition in 1988 at an allocated cost of approximately $20.1 million. Riddell is amortizing the trademark rights over a period of forty years, and the license agreements over their terms. The unamortized cost of these assets included in intangible assets at December 31, 1996 was approximately $14.4 million. See Note 4 to the Consolidated Financial Statements of Riddell included elsewhere in this Prospectus. Riddell considers licensing revenues derived from the MacGregor trademark rights to be a material part of its business. A material decline in the royalties from the MacGregor trademark rights could have a material adverse effect on Riddell's results of operations. Furthermore, if there were a material decline in the revenues from the MacGregor trademark, then the carrying amount of the MacGregor trademark rights could be deemed to have been impaired. A write-down for such impairment could have a material adverse effect on Riddell's financial position and results of operations. As disclosed in 'Business--Riddell--Trademarks, Service Marks and License Agreements,' Riddell and Meldisco recently reached an agreement in principal, subject to negotiation and execution of final documentation, that Meldisco will continue to sell athletic footwear bearing the MacGregor trademark at Kmart stores pursuant to a license expected to be effective when the Kmart license expires in 1998. Kmart has an exclusive license to use the MacGregor trademark on certain athletic apparel (e.g., jogging suits and sweat separates), athletic bags and knapsacks and a non-exclusive license on other products such as athletic socks. Riddell plans to establish a new license for the apparel category effective when the Kmart license expires in 1998. While Riddell believes it will be successful in renewing or replacing the license in a manner which will continue to generate revenues sufficient to support the carrying value of the trademark rights, there can be no assurance that it will be successful in doing so.

VARSITY

GENERAL

     Over the past three years, Varsity's revenues and net income have grown substantially. Revenues have grown from approximately $62.6 million in the twelve-month period ended December 31, 1994 to approximately $88.4 million in the twelve months ended December 31, 1996, and net income has grown from approximately $3.8 million in the twelve months ended December 31, 1994 to approximately $5.2 million in the twelve months ended December 31, 1996. This growth is due to Varsity's strategy of expanding its school spirit product lines and sales force, increasing enrollment in its cheerleader and dance team camp sessions increasing participation in special events such as parades and bowl games and visibly promoting its business, as well as the school spirit industry, primarily through nationally televised cheerleading and dance team championships. In addition, in December 1994, Varsity acquired the group tour business of Intropa International/USA, Inc., with whom Varsity had worked in the past in promoting its international and domestic travel events, further contributing to revenue growth from Varsity's special events. In May 1996, through its subsidiary, Varsity USA, Inc. ('USA'), Varsity purchased the camp business of United Special Events, Inc., a California-based company with a strong position in the western region of the United States, which complemented Varsity's existing camp operations. Varsity plans to increase its revenues and market penetration in the future by continuing to implement its growth strategy (primarily focusing on the youth, junior high, high school, and junior college markets) and by utilizing its reputation for quality, design, and on-time delivery of its cheerleading and dance uniforms and for professional instruction and supervision at its cheerleader and dance team camps and special events. Varsity is also analyzing new growth opportunities in the school spirit and cheerleading industries.

     Effective April 1994, Varsity changed its fiscal year end from March 31 to December 31. Therefore, the fiscal period ended December 31, 1994 consists of a nine-month period as compared to the twelve-month period ended December 31, 1995. Accordingly, a discussion of significant changes between the twelve-month periods ended December 31, 1995 and 1994, has also been included herein. Each of these discussions should be read with the discussion set forth above under '--Seasonality.'

RESULTS OF OPERATIONS

     The following table sets forth statement of income data of Varsity as a percentage of total net revenues for the periods indicated:

                                                                                                  THREE MOS.
                                                  NINE MOS.    TWELVE MOS.      YEAR ENDED          ENDED
                                                    ENDED      ENDED DEC.      DECEMBER 31,       MARCH 31,
                                                  DEC. 31,         31,        --------------    --------------
                                                    1994          1994        1995     1996     1996     1997
                                                  ---------    -----------    -----    -----    -----    -----
Revenues:
  Uniforms and accessories.....................      60.2%         60.1%       58.3%    55.9%    35.5%    33.7%
  Camps and events.............................      39.8          39.9        41.7     44.1     64.5     66.3
                                                  ---------    -----------    -----    -----    -----    -----
  Total........................................     100.0         100.0       100.0    100.0    100.0    100.0
                                                  ---------    -----------    -----    -----    -----    -----
Cost of revenues:
  Uniforms and accessories.....................      31.3          31.7        31.0     30.3     25.2     23.9
  Camps and events.............................      28.2          28.3        30.6     30.3     48.2     45.5
                                                  ---------    -----------    -----    -----    -----    -----
Gross profit...................................      40.5          40.0        38.4     39.4     26.6     30.6
Selling, general and administrative expenses...      27.1          30.2        30.0     29.8     66.2     65.4
                                                  ---------    -----------    -----    -----    -----    -----
Operating income (loss)........................      13.4           9.8         8.4      9.6    (39.6)   (34.8)
Other income (expense).........................       0.3           0.3         0.2      0.1      0.7      0.7
                                                  ---------    -----------    -----    -----    -----    -----
Income (loss) before taxes on income...........      13.7          10.1         8.6      9.7    (39.0)   (34.1)
Taxes (benefit) on income......................       5.4           4.0         3.1      3.9    (15.5)   (13.5)
                                                  ---------    -----------    -----    -----    -----    -----
Net income (loss)..............................       8.3%          6.1%        5.5%     5.8%   (23.5)%  (20.5)%
                                                  ---------    -----------    -----    -----    -----    -----
                                                  ---------    -----------    -----    -----    -----    -----

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

     Revenues. Total revenues increased 30.0% to approximately $8.3 million in the three months ended March 31, 1997 from approximately $6.4 million in the three months ended March 31, 1996.

     Revenues from the sale of uniforms and accessories increased by 23.6% to approximately $2.8 million in the three months ended March 31, 1997 from approximately $2.3 million in the three months ended March 31, 1996. This increase was primarily attributable to a strong increase in campwear and accessories sales at Varsity's annual championship events for college cheerleading and dance, high school cheerleading, high school dance and All Stars (as hereinafter defined).

     Camp and event revenues increased by 33.5%, to approximately $5.5 million in the three months ended March 31, 1997, from approximately $4.1 million in the three months ended March 31, 1996. This increase was primarily attributable to approximately $1.0 million of additional championships and special events revenues associated with the USA camp business acquired in May 1996, combined with a current period increase in the number of participants at each of the college cheerleading and dance, high school dance and the All Star championships.

     Gross Profit. Gross profit increased by 49.9% to approximately $2.6 million in the three months ended March 31, 1997 from approximately $1.7 million in the three months ended March 31, 1996.

     Gross profit from the sale of uniforms and accessories as a percentage of such sales increased to 29.1% in the three months ended March 31, 1997 from 28.9% in the three months ended March 31, 1996. This increase is primarily due to the increase in campwear and accessories sales at Varsity's national championships, which have slightly higher margins than the Varsity's other purchased product lines.

     Gross profit margins associated with camps and special events as a percentage of such sales increased to 31.4% in the three months ended March 31, 1997 from 25.2% for the three month period ended March 31, 1996. The gross profit margins were positively impacted by the higher gross profit margins realized by the championships and special events associated with the recently acquired USA camp business, as compared to Varsity's other such events. Further, economies of scale were realized by spreading Varsity's related fixed costs over a larger revenue base.

     Selling, General, and Administrative Expenses. Selling, general and administrative expenses in the three months ended March 31, 1997 were approximately $5.5 million as compared to approximately $4.3 million in the three months ended March 31, 1996. Selling, general and administrative expenses as a percentage of sales decreased to 65.4% for the three months ended March 31, 1997 from 66.2% in the three months ended March 31, 1996, primarily due to the economies of scale realized by spreading all of Varsity's administrative costs over a greater revenue base. The increase of approximately $1.2 million in selling, general and administrative expenses was primarily due to increases of approximately $0.7 million in payroll and personnel costs, including approximately $63,000 in additional selling commissions and related expenses, and approximately $0.2 million attributable to USA personnel. There were also increases of approximately $0.3 million of operating costs (excluding payroll) incurred by USA, and approximately $65,000 associated with equipment repairs. Additional depreciation expense of approximately $76,000, primarily relating to recent acquisitions of computer equipment and software, also contributed to the increase.

     Net Loss. The net loss increased 13.7% to approximately $1.7 million for the three months ended March 31, 1997 as compared to approximately $1.5 million in the same period last year. The increase in the loss is primarily attributable to an increase of approximately $1.2 million in operating costs, partially offset by an increase of approximately $0.9 million in gross profit. The net loss per share for the period was $0.36 as compared to $0.32 for the same period last year.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995

     Revenues. Total revenues increased 17.1% to approximately $88.4 million in the year ended December 31, 1996 from approximately $75.5 million in the year ended December 31, 1995.


     Revenues from the sale of uniforms and accessories increased 12.3% to approximately $49.5 million in the year ended December 31, 1996 from approximately $44.0 million in the year ended December 31, 1995. The increase was primarily attributable to a strong increase in shoe and accessory sales combined with an 8.5% sales growth in other product lines. Other factors contributing to the sales increase include a combination of expansion within existing product lines and the introduction of new designs, and, to a much lesser extent, a small price increase on certain items. In addition, Varsity increased its inventory levels in an effort to service greater anticipated demand. The increased availability of inventory further contributed to the sales volume increases by improving on-time delivery.

     Camp and event revenues increased approximately $7.5 million, or 23.9%, to approximately $39.0 million in the year ended December 31, 1996 from approximately $31.5 million in the year ended December 31, 1995. This increase was primarily attributable to approximately $4.2 million of 1996 revenues associated with the USA camp business acquired in May 1996, combined with higher incremental revenues derived from a 21.4% increase in camp participants (or 7.1% exclusive of USA participants), and a 3.7% increase in the average gross tuition per camp participant during the 1996 summer season.

     The revenue increase was also attributable to an increase in the number of participants in the 1996 National High School Dance and Cheerleading Championships as compared to the same events held in 1995 and to two new Company sponsored championships, the All Star Championship in March 1996 and the National Jumprope Championship in June 1996.

     Gross Profit. Gross profit increased 20.1% to approximately $34.8 million in the year ended December 31, 1996 from approximately $29.0 million in the year ended December 31, 1995. Gross profit as a percentage of total revenues increased to 39.4% in the year ended December 31, 1996 from 38.4% in the year ended December 31, 1995.

     Gross profit from sales of uniforms and accessories as a percentage of such sales decreased to 45.7% in the year ended December 31, 1996 from 46.9% in the year ended December 31, 1995. A significant portion of the overall sales increase related to the purchased product lines, such as shoes and accessories, which have lower margins than custom manufactured goods, such as uniforms. Specifically, 46.4% of the revenues from merchandise was attributable to the sale of uniforms and 53.6% to the sale of accessories in the year ended December 31, 1996, compared with 47.7% of such revenue attributable to uniforms, and 52.3% to accessories in the year ended December 31, 1995. Varsity expects this shift in mix to continue for the foreseeable future.

     Gross profit margins associated with camps and special events increased to 31.3% in the year ended December 31, 1996 from 26.5% in the year ended December 31, 1995. This increase was primarily due to more efficient staffing at summer camps, resulting in savings in instructor payroll, travel and training costs. The increase is also attributable to economies of scale realized from spreading certain administrative costs over a larger number of camp participants and to decreased travel costs associated with Varsity's group tour business. The gross profit margins were negatively impacted in 1996 by the lower gross profit margins realized by the camp business acquired in May 1996 by USA, as compared to Varsity's other camp business.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 16.4% to approximately $26.4 million in 1996 from approximately $22.7 million in 1995. Selling, general and administrative expenses as a percentage of sales decreased to 29.8% for the year ended December 31, 1996 from 30.0% for the year ended December 31, 1995, primarily due to the economies of scale realized by spreading all of Varsity's fixed administrative costs over a greater revenue base. The increase of $3.7 million in selling, general and administrative was partially due to increases of approximately $2.8 million in payroll and personnel costs, including approximately $0.7 million in additional selling commission and related expenses, approximately $0.3 million in additional consulting fees, partially associated with the additional championships and approximately $0.5 million attributable to USA personnel. There were also increases of approximately $0.4 million of operating costs (excluding payroll) incurred by USA, approximately $0.1 million of additional costs associated with the publication and distribution of annual catalogs and brochures, and approximately $0.3 million in additional telephone expenses. Additional depreciation expense of approximately $0.3 million, primarily related to recent acquisitions of computer equipment and software, contributed to the increase.

     Income Taxes. As a result of the above, income before income taxes increased 32.4% to approximately $8.6 million for the year ended December 31, 1996 from approximately $6.5 million for the year ended December 31, 1995. The effective income tax rate was 39.6% for the year ended December 31, 1996 compared with 36.0% for the year ended December 31, 1995. The increase in the effective tax rate primarily results from the favorable settlement of a tax matter in the year ended December 31, 1995.

     Net Income. Net income increased 25.0% to approximately $5.2 million in the year ended December 31, 1996 from approximately $4.2 million in the year ended December 31, 1995 and net income per share increased by 23.6% to $1.10 per share in the year ended December 31, 1996 from $0.89 per share in the year ended December 31, 1995. The weighted average common shares and equivalent shares increased to 4,734,000 in the year ended December 31, 1996 from 4,679,000 in the year ended December 31, 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 1994

     Revenues. Total revenues increased 26.7% to approximately $75.5 million in the year ended December 31, 1995 from approximately $59.6 million in the nine months ended December 31, 1994 ('short period').

     Revenues from the sale of uniforms and accessories increased 22.8% to approximately $44.0 million in 1995 from approximately $35.9 million in the short period. The increase in uniform and accessory revenues was due to a combination of new designs and expansion within existing product lines, increased unit sales, and, to a much lesser extent, a small price increase on certain items. Varsity also continued its early order sales incentive program (first implemented in March 1994 and made available to all customers who submitted orders prior to April 15), resulting in an increased response over the prior year. In addition, Varsity increased its inventory levels in an effort to service greater anticipated demand. The increased availability of inventory further contributed to the sales volume increase by improving on-time delivery.

     Camp and event revenues increased 32.6% to approximately $31.4 million in 1995 from approximately $23.7 million in the short period. This increase was due to (1) incremental revenues of approximately $3.8 million recognized from the group travel business of Intropa, which was acquired by Varsity in December, 1994, and (2) higher revenues derived from a combination of a 13.9% increase in camp participants, to approximately 156,000 in the 1995 summer season from approximately 137,000 in the 1994 summer season and an increase of 1.8% in gross tuition per camp participant during the 1995 summer season. In addition, calendar 1995 included revenues from the National Dance Team Championship held in February, which were not included in the short period. These increases were partially offset by decreases in participation in certain of Varsity-sponsored holiday parade and bowl game performances in the last quarter of 1995, as compared to record participation that it experienced at certain of these events in the prior period.

     Gross Profit. Gross profit increased 20.3% to approximately $29.0 million in 1995 from approximately $24.1 million in the short period. Gross profit as a percentage of total revenues decreased to 38.4% in calendar 1995 from 40.5% in the short period.

     Gross profit from sales of uniforms and accessories as a percentage of such sales decreased to 46.9% in 1995 from 48.0% in the short period. The percentage decrease was partially attributable to increases in overhead, including additional facilities and warehouse space required to service increased sales volumes. A portion of the remaining decrease was attributable to a shift in the mix of products sold between uniforms, which have higher margins, and accessories, which have lower margins. Specifically, 47.7% of the revenues from merchandise were attributable to the sale of uniforms and 52.3% to the sale of accessories in 1995, compared to 49.1% of such revenue attributable to uniforms and 50.9% to accessories in the short period. Varsity expects this shift in mix to continue in the future.

     Gross profit margins associated with camps and special events decreased to 26.5% in 1995 from 29.1% in the short period. This percentage decrease was partially attributable to greater than anticipated increases in instructor payroll, travel, and training costs, which resulted from the 1995 regionalization of certain administrative functions in the summer camp program. In addition, the gross margin generated by Intropa has historically been and is expected to continue to be lower than the margin generated by Varsity in its camps and other special events. Finally, Varsity incurred additional student housing costs resulting from camp closings due to Hurricane Erin in the Southeast and intense summer heat in the Midwest and Northeast. In certain instances, Varsity was also required to pay guaranteed student housing costs resulting from last-minute cancellations of camp reservations in excess of cancellation fees received from the camp participants. These decreases were partially offset by improved margins earned on certain of the company-sponsored 1995 holiday parade and bowl game performances.

     Selling, General and Administrative Expenses. Selling, general, and administrative expenses in 1995 increased 40.7% to approximately $22.7 million, or 30.0% of revenues in 1995, from approximately $16.1 million, or 27.1% of revenues in the short period. This increase as a percentage of revenues primarily reflects that the short period figures do not include the months of January, February, and March, during which revenues are generally nominal and during which considerable fixed selling, general, and administrative expenses are incurred. The increase of approximately $6.6 million in selling, general, and administrative expenses was partially due to an increase of approximately $2.4 million in payroll and personnel costs, including approximately $1.3 million in increased selling commissions, sales representative training, and other expenses which are impacted by increased sales volume, as well as approximately $0.5 million in payroll costs attributable to Intropa personnel. Varsity's results also include increases of approximately $0.7 million attributable to additional fixed costs (including rent, depreciation, and insurance) relating to the expansion of office and storage space, approximately $0.3 million associated with the publication and distribution of annual catalogs and brochures, and approximately $0.5 million of operating costs (excluding payroll) incurred by Intropa. Postage/express mail and travel increased approximately $0.4 million and approximately $0.3 million, respectively, relating to an increased revenue and customer base.

     Income Taxes. As a result of the above, income before income taxes decreased 20.0% to approximately $6.5 million in 1995 from approximately $8.1 million in the short period. The effective income tax rate was 36.0% in 1995 compared to 39.6% in the short period. The decrease in the effective tax rate primarily results from the favorable conclusion of an income tax examination and a corresponding reversal reduction in the related tax accrual liability recognized in the short period.

     Net Income. Net income decreased 15.3% to approximately $4.2 million from approximately $4.9 million in the short period and net income per share decreased 16.8% to $.89 per share in 1995 from $1.07 per share in the short period. The weighted average common shares and equivalent shares outstanding increased to 4,679,000 in 1995 from 4,587,000 in the short period.

TWELVE MONTHS ENDED DECEMBER 31, 1995 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1994 (UNAUDITED)

     Revenues. Total revenues increased 20.6% to approximately $75.5 million in the year ended December 31, 1995 from approximately $62.6 million in the year ended December 31, 1994.

     Revenues from the sale of uniforms and accessories increased 17.0% to approximately $44.0 million in 1995 from approximately $37.6 million in 1994. The increase in uniform and accessory revenues was due to a combination of new designs and expansion within existing product lines, increased unit sales, and, to a much lesser extent, a small price increase on certain items. Varsity also continued its early order sales incentive program (first implemented in March, 1994 and made available to all customers who submitted orders prior to April
15), resulting in an increased response over the prior year. In addition, Varsity has increased its inventory levels in an effort to service greater anticipated demand. The increased availability of inventory has further contributed to the sales volume increase by improving on-time delivery.

     Camp and event revenues increased 26.0% to approximately $31.4 million in 1995 from approximately $25.0 million in 1994. The increase was due to (i) incremental revenues of approximately $3.8 million recognized from the group travel business of Intropa, which was acquired by Varsity in December, 1994, and
(ii) higher incremental revenues derived from a combination of a 13.9% increase in camp participants, to approximately 156,000 in the 1995 summer season from approximately 137,000 in the 1994 summer season, and (iii) an increase of 1.8% in gross tuition per camp participant during the 1995 summer season. These increases were partially offset by decreases in participation in certain of Varsity-sponsored holiday parade and bowl game performances in the last quarter of 1995, as compared to record participation that it had at certain of these events in the prior year.

     Gross Profit. Gross profit increased 15.8% to approximately $29.0 million in 1995 from approximately $25.0 million in 1994. Gross profit as a percentage of total revenues decreased to 38.4% in 1995 from 40.0% in 1994.

     Gross profit from sales of uniforms and accessories as a percentage of such sales decreased to 46.9% in 1995 from 47.2% in 1994. The percentage decrease was partially attributable to increases in overhead, resulting from additional facilities and warehouse space required to service increased sales volumes. A portion of the remaining decrease was attributable to a shift in the mix of products sold between uniforms, which have higher margins, and accessories, which have lower margins. Specifically, 47.7% of the revenues from merchandise were attributable to the sale of uniforms and 52.3% to the sale of accessories in 1995, compared to 49.1% of such revenue attributable to uniforms and 50.9% to accessories in 1994. Varsity expects this shift in mix to continue in the future.

     Gross profit margins associated with camps and special events decreased to 26.5% in 1995 from 29.1% in 1994. This percentage decrease was partially attributable to greater than anticipated increases in instructor payroll, travel, and training costs, resulting from the 1995 regionalization of certain administrative functions in the summer camp program. In addition, the gross margin generated by Intropa has historically been and is expected to continue to be lower than the margin generated by Varsity in its camps and other special events. Finally, Varsity incurred additional housing costs resulting from camp closings due to Hurricane Erin in the Southeast and intense summer heat in the Midwest and Northeast. In certain instances, Varsity was also required to pay guaranteed student housing costs resulting from last-minute cancellations of camp reservations in excess of cancellation fees received from the camp participants. These decreases were partially offset by improved margins earned on certain of the 1995 Varsity-sponsored holiday parade and bowl game performances.


     Selling, General and Administrative Expenses. Selling, general, and administrative expenses in 1995 increased 19.9% to approximately $22.7 million, or 30.0% of revenues, from approximately $18.9 million, or 30.2% of revenues in 1994. The increase of approximately $3.8 million in selling, general, and administrative expenses was partially due to an increase of approximately $1.7 million in payroll and personnel costs, including approximately $0.9 million in increased selling commissions, sales representative training, and other related selling expenses which are impacted by increased sales volume, as well as approximately $0.5 million in payroll costs attributable to Intropa personnel. Varsity incurred increases of approximately $0.3 million attributable to additional fixed costs (including rent, depreciation, and insurance) relating to the expansion of office and storage space, approximately $0.3 million associated with the publication and distribution of annual catalogs and brochures, and approximately $0.5 million of operating costs (excluding payroll) incurred by Intropa. Postage/express mail and travel increased approximately $0.3 million and approximately $0.2 million, respectively, relating to an increased revenue and customer base.

     Income Taxes. As a result of the above, income before income taxes increased 3.2% to approximately $6.5 million in 1995 from approximately $6.3 million in 1994. The effective income tax rate was 36.0% in 1995 compared to 39.4% in 1994. The decrease in the effective tax rate primarily results from the favorable conclusion of an income tax examination.

     Net Income. Net income increased 9.0% to approximately $4.2 million from approximately $3.8 million in 1994 and net income per share increased by 7.2% to $.89 per share in 1995 from $.83 per share in 1994. The weighted average common shares and equivalent shares outstanding increased to 4,679,000 in 1995 from 4,587,000 in 1994.

NEW ACCOUNTING PRONOUNCEMENT

     In February 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 128, 'Earnings Per Share' ('SFAS 128'), which simplifies the standards for computing earnings per share ('EPS') previously found in Accounting Principles Board Opinion No. 15, 'Earnings Per Share' as the presentation of primary and fully-diluted EPS is replaced with Basic and Diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and applies to entities with publicly held common stock or potential common stock. The Company will adopt SFAS 128 in financial statements issued for the year ending December 31, 1997. The effect of adopting this new standard has not been determined.

PRO FORMA LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY

     The Acquisition will have a significant impact on the Company's financial condition. At March 31, 1997, Riddell had total consolidated indebtedness of $35.1 million and Varsity had total consolidated indebtedness of $0.6 million. On a pro forma basis, after giving effect to the Transactions, the Company's total consolidated indebtedness would have been $135.2 million at that date.

     After giving effect to the Offering and anticipated borrowings under the New Credit Facility, interest payments on the Senior Notes and interest and principal payments under the New Credit Facility will significantly increase the interest charges of the Company. The Senior Notes will require semi-annual interest payments commencing in January 1998. Borrowings under the New Credit Facility bear interest at a variable rate. The New Credit Facility consists of a five year revolving credit and working capital facility in a maximum amount not to exceed $40.0 million through September 30, 1997 and $35.0 million thereafter with amounts borrowed thereunder to be subject to a borrowing base of inventory and accounts receivable. See 'The Acquisition' and 'Description of Other Indebtedness--The New Credit Facility.'

     In addition to its debt service obligations, the Company requires liquidity for working capital and capital expenditures. The Company experiences seasonal changes in its working capital as discussed under '--Seasonality' above. In 1996, combined capital expenditures were approximately $3.0 million which the Company believes is representative of amounts to be expected in 1997.

     The Company's primary sources of liquidity are cash flows from operations and borrowings under the New Credit Facility. Immediately after consummation of the Transactions, approximately $27.3 million will be available to the Company from borrowings under the New Credit Facility, subject to inventory and accounts receivable levels on a pro forma basis at March 31, 1997, after giving effect to the Transactions. The Company anticipates that its working capital requirements, capital expenditures and debt service requirements for fiscal 1997 will be satisfied through a combination of cash flow from operations and funds available under the New Credit Facility.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD SENIOR NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Senior Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term 'Expiration Date' means 5:00 p.m., New
York City time, on        , 1997; provided, however, that if the Company, in its
sole discretion, has extended the period of time for which the Exchange Offer is open, the term 'Expiration Date' means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, $115,000,000 aggregate principal amount of the Old Senior Notes were outstanding. This Prospectus, together with the
Letter of Transmittal, is first being sent on or about           , 1997, to all
holders of Old Senior Notes known to the Company. The Company's obligation to accept Old Senior Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth below under '--Certain Conditions to the Exchange Offer.'

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Senior Notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all Old Senior Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Senior Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Senior Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Senior Notes not therefore accepted for exchange, upon the occurrence of any of the events specified below under '--Certain Conditions to the Exchange Offer.' The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Senior Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES TOR TENDERING OLD SENIOR NOTES

     The tender to the Company of Old Senior Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Senior Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Marine Midland Bank, as Exchange Agent, at the address set forth below under '--Exchange Agent' on or prior to the Expiration Date. In addition, either (i) certificates for such Old Senior Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of a book-entry transfer (a 'Book-Entry Confirmation') of such Old Senior Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the 'Book-Entry Transfer Facility') pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD SENIOR NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Senior Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Old Senior Notes who has not completed the box entitled 'Special Issuance Instructions' or 'Special Delivery Instructions' on the Letter of Transmittal or
(ii) for the account of an Eligible Institution (as defined herein). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, 'Eligible Institutions'). If Old Senior Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Senior Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by, the registered Holder with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Senior Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Senior Notes not properly tendered or to not accept any particular Old Senior Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Senior Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Senior Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Senior Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Senior Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Senior Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Old Senior Notes, such Old Senior Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Senior Notes.

     If the Letter of Transmittal or any Old Senior Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each Holder will represent to the Company that, among other things, the New Senior Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Senior Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Senior Notes. In the case of a Holder that is not a broker-dealer, each such holder, by tendering, will also represent to the Company that such holder is not engaged in, or does not intend to engage in, a distribution of the New Senior Notes. If any Holder or any such other person is an 'affiliate,' as defined under Rule 405 of the Securities Act, of the Company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such New Senior Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes, where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Notes. See 'Plan of Distribution.' The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

ACCEPTANCE OF OLD SENIOR NOTES FOR EXCHANGE; DELIVERY OF NEW SENIOR NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Senior Notes properly tendered and will issue the New Senior Notes promptly after acceptance of the Old Senior Notes. See '--Certain Conditions to the Exchange Offer.' For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Old Senior Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent, with written confirmation of any oral notice to be given promptly thereafter.

     For each Old Senior Note accepted for exchange, the holder of such Old Senior Note will receive a New Senior Note having a principal amount equal to that of the surrendered Old Senior Note. The New Senior Notes will bear interest from the most recent date to which interest has been paid on the Old Senior Notes, or if no interest has been paid on the Old Senior Notes, from June 19, 1997. Accordingly, if the relevant record date for interest payment occurs after the consummation of the Exchange Offer, registered Holders of New Senior Notes on such record date will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid from June 19, 1997. If, however, the relevant record date for interest payment occurs prior to the consummation of the Exchange Offer, registered Holders of Old Senior Notes on such record date will receive interest accruing from the most recent date to which interest has been paid, or if no interest has been paid, from June 19, 1997. Old Senior Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer, except as set forth in the immediately preceding sentence. Holders of Old Senior Notes whose Old Senior Notes are accepted for exchange will not receive any payment in respect of interest on such Old Senior Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. If the Exchange Offer is not consummated within the time period set forth herein under the heading 'Description of the Senior Notes--Registration Rights; Liquidation Rights,' special interest in the form of Liquidated Damages will accrue and be payable on the Old Senior Notes until the Exchange Offer is consummated.

     In all cases, issuance of New Senior Notes for Old Senior Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Senior Notes or a timely Book-Entry Confirmation of such Old Senior Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Senior Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Senior Notes are submitted for a greater principal amount than the holder desired to exchange, such unaccepted or non-exchanged Old Senior Notes will be resumed without expense to the tendering holder thereof (or, in the case of Old Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Senior Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.


BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Senior Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Senior Notes by causing the Book-Entry Transfer Facility to transfer such Old Senior Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Senior Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under '--Exchange Agent' on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Senior Notes desires to tender Old Senior Notes held by such holder and such Old Senior Notes are not immediately available, or time will not permit such holder's Old Senior Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Issuer (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Senior Notes and the amount of Old Senior Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ('NYSE') trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Senior Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Senior Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Senior Notes may be withdrawn at any time prior to the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under '--Exchange Agent.' Any such notice of withdrawal must specify the name of the person having tendered the Old Senior Notes to be withdrawn, identify the Old Senior Notes to be withdrawn (including the principal amount of such Old Senior Notes), and (where certificates for Old Senior Notes have been transmitted) specify the name in which such Old Senior Notes are registered, if different from that of the withdrawing holder. If certificates for Old Senior Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Senior Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Senior Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Senior Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Senior Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Senior Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Senior Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Senior Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Senior Notes may be retendered by following one of the procedures described under '--Procedures for Tendering Old Senior Notes' above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue New Senior Notes in exchange for, any Old Senior Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Senior Notes for exchange or the exchange of the New Senior Notes for such Old Senior Notes, any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order of decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission, (i) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof, or (ii) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Senior Notes pursuant to the Exchange Offer; or any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange

     Offer by any government or governmental authority, domestic or foreign, or any action shall have been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in the reasonable judgment of the Company might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) above or, in the reasonable judgment of the Company, might result in the holders of New Senior Notes having obligations with respect to resales and transfers of New Senior Notes which are greater than those described in the interpretation of the SEC referred to on the cover page of this Prospectus, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

          (b) there shall have occurred (i) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market, (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (iv) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or

          (c) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole that, in the reasonable judgment of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the reasonable judgment of the Company, have or may have adverse significance with respect to the value of the Old Senior Notes or the New Senior Notes;

which in the reasonable judgment of the Company in any case, and regardless of the circumstances (including any action by the Company) giving rise to any event described above, makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Senior Notes tendered, and no New Senior Notes will be issued in exchange for any such Old Senior Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the 'TIA').


EXCHANGE AGENT

     Marine Midland Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                Delivery To: Marine Midland Bank, Exchange Agent

          By Facsimile:                By Mail, Overnight Courier or Hand:
          (212) 658-2292                       Marine Midland Bank
                                              140 Broadway, Level A
      Confirm by Telephone:               New York, New York 10005-1180
          (212) 658-5931                Attn: Corporate Trust Operations

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $200,000.

TRANSFER TAXES

     Holders who tender their Old Senior Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Senior Notes in the name of, or request that Old Senior Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

ACCOUNTING TREATMENT

     The New Senior Notes will be recorded at the same carrying value as the Old Senior Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Senior Notes will be amortized over the term of the New Senior Notes.

CONSEQUENCES OF EXCHANGING OLD SENIOR NOTES

     Holders of Old Senior Notes who do not exchange their Old Senior Notes for New Senior Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Senior Notes and the restrictions on transfer of such Old Senior Notes as set forth in the legend thereon as a consequence of the issuance of the Old Senior Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Senior Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Senior Notes under the Securities Act. See 'Description of the Senior Notes-- Registration Rights; Liquidated Damages.' Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Senior Notes issued pursuant to the Exchange Offer in exchange for Old Senior Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an 'affiliate' of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Senior Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Senior Notes. However, the Company does not intend to request the SEC to consider, and the SEC has not considered, the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of New Senior Notes and has no arrangement or understanding to participate in a distribution of New Senior Notes. If any Holder is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Senior Notes to be acquired pursuant to the Exchange Offer, such Holder (i) could not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Senior Notes for its own account in exchange for Old Senior Notes, where such Old Senior Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Notes. See 'Plan of Distribution.' In addition, to comply with state securities laws, the New Senior Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. The offer and sale of the New Senior Notes to 'qualified institutional buyers' (as such term is defined under Rule 144A of the Securities Act) is generally exempt from registration or qualifcation under the state securities laws. The Company currently does not intend to register or qualify the sale of the New Senior Notes in any state where an exemption from registration or qualification is required and not available.

                                    BUSINESS

GENERAL

OVERVIEW

     The Company is the world's leading manufacturer and reconditioner of football protective equipment and is the nation's leading supplier of products and services to the school spirit industry. The Company conducts its business through two principal operating divisions: the Riddell Group Division and the Varsity Group Division. The Company believes that the Riddell brand is one of the best known and recognizable in all of sports. Management estimates that Riddell football equipment is worn by more than 80% of all professional NFL players, and by more than 50% of all high school and collegiate players. In addition to the sale of new protective athletic equipment, Riddell is the only national reconditioner of athletic equipment. Additionally, Riddell markets both full-size and miniature collectible helmets and other collectible products, and licenses its Riddell(Registered) and MacGregor(Registered) trademarks for use in athletic footwear and apparel. Varsity designs and markets innovative cheerleader, dance team, and booster club uniforms and accessories for sale to the school spirit industry. Varsity is also a leading operator of high school and college cheerleader and dance team camps. Varsity promotes its products and services, as well as the school spirit industry, by organizing and producing various nationally televised cheerleading and dance team championships and other special events. The Company believes that it has one of the largest nationwide direct sales forces that focuses on the extracurricular activities segment of the educational Institutional market. After giving effect to the Transactions, including the Acquisition and the Offering, the Company would have had net revenues and pro forma EBITDA of approximately $160.8 million and $18.1 million, respectively, for the year ended December 31, 1996.

EDUCATIONAL ATHLETIC MARKET

     The 1997 edition of Patterson's American Education has reported that there are approximately 14,900 junior high schools, 19,300 high schools (of which the Company believes over 15,000 have a football program), 1,750 junior colleges and 1,500 colleges located throughout the United States. According to the National Federation of State High School Associations, there are more than 5,800,000 students participating in organized athletic programs at high schools located in the United States. The level of participation in high school football has remained relatively stable over the past 10 years with participants averaging in excess of 900,000 per year. The Company believes that there are in excess of 1,000,000 participants in the school spirit industry.

THE ACQUISITION

     On May 5, 1997, Riddell, Merger Sub and Varsity entered into the Merger Agreement, pursuant to which Varsity will be merged with Merger Sub and become a wholly owned subsidiary of the Company. On June 19, 1997, Merger Sub completed its cash tender offer for all outstanding shares of common stock of Varsity (the 'Varsity Tender Offer'). A total of 4,511,415 Varsity shares, or approximately

98.5% of Varsity's then outstanding shares, were purchased pursuant to the Varsity Tender Offer. Pursuant to the terms of the Merger Agreement, all Varsity common stock not tendered and purchased in the Varsity Tender Offer will be acquired in a subsequent second-step merger transaction at the same price per share. The Merger is currently expected to occur on or about July 25, 1997. Because Merger Sub owns more than 90% of the outstanding shares, under the TBCA, no vote is required by the shareholders of Varsity to effect the Merger. Riddell's Former Credit Agreement was refinanced with the proceeds of the Offering and the New Credit Facility, which refinancing will occur simultaneously with the Acquisition. The Company used the net proceeds from the Offering and the initial

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borrowings under the New Credit Facility to finance the Acquisition, to refinance the Former Credit Agreement, and to pay fees and expenses of the Transactions.

     The Company believes that the Acquisition will better position it to pursue growth opportunities in the Institutional market. The Company regards the Acquisition as an opportunity to achieve certain strategic objectives, including providing the Company with the scale necessary to expand the direct marketing of its products to include the more female dominated segment of the Institutional market. The Acquisition will allow Riddell to benefit from Varsity's strong and consistent growth record, providing a foundation for future growth through product development, product line extensions and complementary acquisitions. The Acquisition will improve its ability to serve the Institutional market by: (i) enhancing the size and scope of the Institutional sales force; (ii) expanding and enhancing the Company's 'unique' relationships with the decision-makers for athletic equipment and services; (iii) accelerating new product development and entry into new markets; (iv) facilitating the implementation of its Institutional sales force information systems; and (v) broadening management. Specifically, the Company believes that it will derive the following benefits from the Acquisition:

  o ENHANCING INSTITUTIONAL SALES FORCE. As a result of the Acquisition, the Company's full-time sales force increased from 114 to 249. The Company anticipates having separate sales forces for male and female sports and activities. The combined Institutional sales force of Riddell and Varsity will command a greater market presence than would either company's sales force on a stand-alone basis. The Company intends to widen the focus of the Varsity sales force from the cheerleading coach to coaches of all female sports and activities. Historically, these coaches have been served primarily by independent dealers. The Company expects to derive other benefits from the Riddell and Varsity sales forces working together, such as (i) leveraging relationships to provide referrals, or cross-leads, in schools not currently served by both Riddell and Varsity, (ii) cross-marketing its product lines to provide increased sales (e.g., Riddell relationships used to sell Varsity camps, clinics, competitions and tours and Varsity relationships used to sell Riddell's practicewear) and (iii) improving customer service by increasing the ratio of sales representatives to schools.

          The Company intends to continue to increase the size of its sales force, due to the competitive advantages of the direct sales strategy. By increasing the size of its sales force, reducing the size of sales territories, and increasing the number of products available for sale, the Company expects that its sales people will be able to spend more time productively in each school.

  o ENHANCING UNIQUE SELLING RELATIONSHIPS. The Company sells product-related services which strengthen relationships with its customers who make the equipment purchasing decisions. Riddell, as a factory-direct supplier and reconditioner, builds strong relationships through quick repair or replacement on game-day as well as pick-up, cleaning and safety recertification for football and baseball protective equipment at the end of the season. No other football helmet manufacturer that services the Institutional market provides reconditioning services. Varsity develops strong relationships with its customers for cheerleading and dance uniforms during the camp experience through its sponsorship of special events, including popular holiday parades and regional and national championships, and its group travel tour activities. In addition, Varsity offers special training sessions and instructional manuals specifically aimed at the coaches or other persons responsible for supervising the cheerleading and dance team activities.

  o ACCELERATING NEW PRODUCT DEVELOPMENT AND NEW MARKET ENTRY. Management believes that the Acquisition will position the Company to expand into the booster/fund raising market, the broader market for sports camps. Cheerleading and other school activities, such as band, are often participant-funded activities, not school-funded. Cheerleaders may sponsor fundraising activities and sell various products to fund their activity. The Company believes that by combining Varsity's relationship with cheerleaders and Riddell's product development knowledge, it has the ability to become a significant participant in the booster/fundraising market. Many of the Company's existing products (such as mini-football and baseball batter helmets and silk-screened t-shirts, shorts and sweatshirts) are particularly well suited for the booster/fund raising market, and through Riddell's expertise in molded plastic design and manufacturing, the Company intends to develop new booster products. Management also expects that the Company's experience in licensing its brands could be extended to licensing Varsity's brands.

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  o  FACILITATING IMPLEMENTATION OF SALES FORCE INFORMATION SYSTEMS.  The
     Company plans to expand its automated order entry processing system over the next few years and to provide laptop computers to each sales person for information collection and order processing. While Varsity has already begun to automate its sales information system, Riddell has not yet done so. Varsity's sales force uses laptop computers and Varsity has developed its own proprietary software. Management expects that Varsity's experience should accelerate and facilitate Riddell's automation of its order entry processing system. Management expects that the in-field automation of sales information will enhance its competitive advantage by providing Company personnel with faster access to information concerning its customers and speeding the order entry process, thereby enabling sales personnel to spend more time selling and less time writing sales orders.


  o BROADENING MANAGEMENT. The Acquisition combines two strong management teams with diverse and complementary backgrounds. The Company operates Riddell and Varsity as two separate divisions under a broadened management team. Varsity's management team has been together over eight years and has consistently produced a record of growth and profitability. Riddell's management has significant experience in the sporting goods industry and in managing large public corporations. In connection with the Acquisition, the top four executives of Varsity purchased $4.4 million of newly issued Riddell common stock.

RIDDELL

GENERAL

     Riddell is the world's leading manufacturer of high school, college and professional football helmets, with market share estimated at over 50%, and believes it has a leading market share in other protective equipment, such as shoulder pads. Riddell sells these products primarily to high schools, colleges and other Institutions. The Company sells in excess of 200,000 football helmets a year, over 100,000 of which are used by high school, collegiate and professional players. Riddell also sells shoulder pads, including a line of premium pads under the Power(Registered) name, as well as a line of accessory pads which include thigh, hip, rib and knee pads.

     Through its subsidiary, All American, Riddell is the world's leading reconditioner of football helmets, shoulder pads and other related equipment, and the only football helmet manufacturer that provides reconditioning services to the Institutional market. Reconditioning typically involves cleaning, sanitizing, buffing or painting, and recertifying helmets as conforming to NOCSAE standards. NOCSAE establishes industrywide standards for protective athletic equipment. Riddell may also replace face guards, interior pads and chin straps. In addition, Riddell reconditions shoulder pads, as well as equipment for other sports, including baseball and lacrosse helmets, catchers' masks and baseball gloves. Riddell believes its customer relationships are strengthened by providing reconditioning services through its Institutional market sales force to the same athletic coaches generally responsible for athletic equipment purchases.

     Riddell maintains a promotional rights agreement with the NFL's licensing division which requires the Riddell name to appear on the front and on the chin straps of each Riddell helmet used in NFL play. The NFL Agreement further requires all teams in the NFL to cover any indicia of brand identification of other manufacturers which might otherwise appear on helmets, face masks or chin straps not manufactured by Riddell but used during league play. The recognition resulting from the frequent appearance of the Riddell name on helmets in televised football games as well as in photographs in newspapers and magazines such as Sports Illustrated is viewed by management as important to its overall sales, marketing and licensing efforts. The NFL Agreement, which originated in 1989, expires in April 1999 and automatically extends for unlimited successive five-year periods thereafter, provided that the quality of Riddell's helmets and shoulder pads remains comparable to the best available technology as reasonably determined by the NFL.


     To better capitalize on Riddell's premium brand name, in 1993, David Mauer, the former President of Mattel U.S.A., became Riddell's Chief Executive Officer and initiated a strategic repositioning of Riddell's business, including assembling Riddell's current management team. In October 1994, management implemented a significant change in its Institutional distribution system by eliminating the network of independent team dealers which historically sold products to the Institutional market and began selling athletic equipment directly to its Institutional customers. Riddell implemented its strategy by utilizing the All American reconditioning sales force that had previously been selling reconditioning services to its Institutional customers. Management subsequently increased All

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American's full-time sales force from 80 in 1994 to 114 in 1996. The change to direct sales has (i) enabled Riddell to increase its sales and profitability,
(ii) facilitated the introduction and cross-selling of Riddell's non-football-related products such as practicewear and baseball equipment, (iii) improved control over the sales efforts to Institutions and (iv) provided better access to detailed sales information for analysis.

     In addition to repositioning its Institutional marketing effort, management also refocused its retail collectible business. Riddell's retail collectible business began with miniature and full-size collectible football helmets displaying NFL and college team logos. Management's strategy with respect to the retail collectible market has been to (i) reduce production costs, (ii) segregate products by distribution channels and (iii) accelerate new product development. Riddell introduced several new collectible products, including miniature hockey goalie masks displaying NHL team logos in 1995 and miniature baseball batter helmets displaying MLB team logos in 1997. Riddell was granted a license from Lucasfilm, Ltd. to sell half-scale Star Wars miniature collectibles in the United States, Riddell's first non-sports collectible product. Riddell began shipping Star Wars collectibles in the second quarter of 1997 and this license extends through December 1998.

     Under management's strategic plan, effective since 1993, of (i) eliminating Riddell's network of independent team dealers and selling its new athletic equipment directly to its Institutional customers through its in-house reconditioning services sales force; (ii) introducing new products to Institutional customers such as baseball and practicewear; and (iii) focusing on new retail product development, including miniature collectibles, Riddell's operating performance has significantly improved. Its net revenues have increased from $48.8 million in fiscal 1992 to $72.4 million in fiscal 1996 and EBITDA has increased from a $3.8 million deficit to $7.9 million over that same period.

     Riddell is a holding company that operates through various wholly owned subsidiaries. Riddell's subsidiaries include Riddell, Inc., which manufactures or sources new sports products for both Institutional and retail customers, All American, which maintains an Institutional sales force that sells reconditioning services and new athletic products directly to schools and other Institutions, RHC Licensing Corporation ('RHC') and Ridmark Corporation ('Ridmark'), each of which licenses the Riddell trademark, Equilink Licensing Corp. ('Equilink'), which licenses the MacGregor trademark and Proacq. Corp. ('Proacq'), which licenses Riddell's Maxpro(Registered) trademark.

     Riddell was organized in April 1988 to acquire substantially all of the assets and businesses of two subsidiaries of MacGregor Sporting Goods, Inc. The businesses of the two former second tier subsidiaries consisted of manufacturing and selling Riddell football helmets and other protective products and the licensing of the MacGregor trademark. In September 1991, Riddell acquired certain assets and liabilities of the protective equipment operations (the 'Protective Equipment Division') of BSN Corp., now known as Aurora Electronics Inc. The Protective Equipment Division consisted of BSN's reconditioner of protective sports equipment and certain other businesses.

INDUSTRY SEGMENTS

     Riddell has historically operated primarily in two segments of the sporting goods industry: sports products and services (including sales of athletic products, reconditioning of athletic equipment and sales of sports collectible products) and trademark licensing.

SPORTS PRODUCTS AND SERVICES

  Athletic Products and Reconditioning

     Original Line of Athletic Products: Riddell is the world's leading manufacturer of football helmets, which it sells under the Riddell brand. For the years ended December 31, 1994, 1995, and 1996 sales of football helmets for competitive use constituted approximately 25%, 20% and 21% respectively, of Riddell's consolidated revenues and 9% of the Company's 1996 pro forma consolidated revenues.

     Riddell football helmets are worn by football players throughout the world, including players on all NFL teams, certain other professional leagues and on most teams in the NCAA. High school teams, however, have historically been the largest market segment for Riddell football helmets. Riddell offers several types of varsity and youth helmets which are different in their configurations and types of padding and other fitting features. Riddell helmets are known for their quality and performance and meet the standards of NOCSAE, which sets the standards for the industry.

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     Riddell also believes it has a leading market share position in the shoulder pad market. The Company sells a professional and collegiate line of shoulder pads under the Power(Registered) name and several other lines of shoulder pads used mostly by high school and college players. Football shoulder pad sales for the years ended December 31, 1994, 1995 and 1996 constituted approximately 11%, 9% and 9% respectively, of Riddell's consolidated revenues and 4% of the Company's 1996 pro forma consolidated revenues. Riddell also sells accessory pads, including thigh, hip, rib and knee pads.

     Expanded Line of Athletic Products: Riddell recently began increasing the categories of athletic products it sells to the Institutional market. In 1996 Riddell introduced a line of baseball and softball athletic products designed for high school and college players, marketed under the ProEDGE(Trademark)

brand. This new line includes baseballs and softballs, protective baseball equipment such as chest protectors, leg guards and catchers' masks and certain other products including bases, bags and field equipment. In late 1995, Riddell introduced a newly redesigned line of professional and youth batting helmets, including the first batting helmet designed specifically for women's softball. The new baseball product line includes professional quality models that are similar to the best quality products available from Riddell's competitors. Riddell's helmets meet the standards set by NOCSAE.

     Late in 1996 Riddell further expanded its line of Institutional products to include practicewear such as t-shirts, shorts, fleece warm-ups and other basic athletic clothing. Practicewear is the first broad line of products sold by Riddell to the Institutional market that are used by both male and female athletes. Riddell offers customized silkscreen printing as an option for its practicewear line. Riddell believes its practicewear is comparable to the highest quality products available from its competitors.

     Reconditioning: Riddell's subsidiary, All American, is the leading reconditioner of football helmets, shoulder pads and related equipment with over 50% of the reconditioning market. Reconditioning typically involves the cleaning, sanitizing, buffing or painting, and recertifying of helmets as conforming to NOCSAE standards. Riddell may also replace face guards, interior pads and chin straps. Riddell also reconditions shoulder pads, as well as equipment for other sports, including baseball and lacrosse helmets, catchers' masks and baseball gloves. Riddell believes that providing reconditioning services, which are sold by its Institutional sales force to the same athletic coaches responsible for equipment purchases, strengthens its customer relationships. Riddell's reconditioning customers are primarily high schools, colleges and youth recreational groups. Reconditioning constituted 34%, 31% and 30% of Riddell's consolidated revenues in the years ended December 31, 1994, 1995 and 1996, respectively. Riddell is the only national reconditioner of football helmets, shoulder pads and related equipment. Competition is fragmented with approximately 30 other smaller companies providing reconditioning services.

  Sports Collectible Products

     Riddell's sports collectible products are sold to consumers through the retail market channel. Sales of these products have been the strongest area of growth for Riddell in recent years, and Riddell intends to continue to focus on the sale of these and other retail products in the future. For the years ended December 31, 1994, 1995 and 1996 sales of sports collectible products have constituted approximately 16%, 26% and 29% of Riddell's consolidated revenues and 13% of the Company's 1996 pro forma consolidated revenues.

     The sports collectible product line consists primarily of authentic and replica football helmets of professional and college teams. These helmets are offered in various miniature and full size models bearing the colors and logos of NFL and other professional or collegiate teams. Riddell's full size authentic football helmets are the same helmets used by players on these teams. Nonauthentic helmets are not constructed with the same material as authentic helmets, and are therefore less expensive. Riddell recently expanded its line of collectible items to include a new line of smaller, less expensive miniature football helmets tailored for the mass market, miniature hockey goalie masks bearing NHL team logos and miniature baseball batters helmets bearing MLB logos, among other products.

     In connection with the sale of Riddell's collectible helmets, NFL Properties has granted Riddell a license to use the names, symbols, emblems, designs and colors of the member clubs of the NFL and the 'League Marks' (i.e., 'National Football League,' 'NFL,' 'NFC,' 'AFC,' 'Super Bowl,' 'Pro Bowl,' the 'NFL Shield' design and other insignia adopted by the NFL) on authentic and replica football helmets sold for display purposes. The term of the license is concurrent with the term of the NFL Agreement. See '--Marketing and Promotion.' The NFL Agreement has a term expiring April 1999 and automatically extending for unlimited successive five-year periods thereafter unless, in general, Riddell helmets fail to continue to meet certain quality standards.

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     In addition, Riddell has license agreements for other collectible products from organizations such as the NHL, MLB and Lucasfilm, Ltd. which, late in 1996 granted Riddell a license through December 1998 to sell half-scale Star Wars(Registered) miniature collectibles in the United States. Riddell has introduced three Star Wars miniature collectible products thus far in 1997, and has plans to introduce additional products, based upon Darth Vader, C-3PO and other characters. Riddell has completed the design of, and has commenced marketing, these products. Riddell began shipping its new Star Wars collectible products in the second quarter of 1997.

     Riddell's goal is to continue to develop new collectible products for sale to appropriate retail channels in the United States and certain international markets, and, when appropriate, to seek licenses allowing Riddell to display well-known logos on these products. There can be no assurance that Riddell will successfully develop and market any new products.

TRADEMARK LICENSING

     Riddell licenses its Riddell and MacGregor trademarks in various categories, primarily including athletic products, clothing and footwear. For the years ended 1994, 1995 and 1996, Riddell's revenues from licenses of its trademarks constituted approximately 7%, 5% and 3% of consolidated revenues, respectively and 2% of the Company's 1996 pro forma consolidated revenues. See '--Trademarks, Service Marks and License Agreements' for a discussion of Riddell's principal license agreements and its licensing program.

MARKETING AND PROMOTION

  General

     Since April 1989, Riddell has been a party to the NFL Agreement. The NFL Agreement requires the Riddell name to appear on the front immediately above the center front forehead and on the chin straps of each Riddell helmet used in NFL play and, further, requires all teams in the NFL to cover any indicia of brand identification of other manufacturers which might otherwise appear on helmets, face masks or chin straps not manufactured by Riddell used during league play.

     The NFL Agreement has a term expiring in April 1999 and automatically extends for unlimited successive five year periods thereafter, provided that the quality of Riddell's helmets and shoulder pads remains comparable to the best available technology as reasonably determined by the NFL. Riddell agrees to supply specified quantities of Riddell helmets, shoulder pads and related equipment, either at no cost or at reduced cost to each NFL team with a requisite percentage of its roster using the Riddell helmet. For the 1996/97 professional football season, Riddell believes that more than 80% of NFL players used Riddell helmets. Riddell also has supply agreements with certain other professional leagues.

     Riddell utilizes a variety of promotional techniques to build brand awareness. The NFL Agreement provides Riddell with a unique marketing and promotional tool. The recognition resulting from the frequent appearance of the Riddell name on helmets in televised football games as well as in photographs in newspapers and magazines such as Sports Illustrated is viewed by management as important to its overall sales, marketing and licensing efforts. Riddell believes that this arrangement increases sales of products by Riddell and its Riddell brand licensees through enhanced visibility of the Riddell name and improves licensing opportunities.

  Sports Products and Services

     Athletic Products and Reconditioning: Riddell's athletic products and equipment reconditioning services are sold directly to schools and other Institutions through a direct sales force of approximately 114 salespeople. Prior to October 1994, sales of protective athletic equipment to Institutional customers had historically been made through independent team sports dealers who in turn sold to schools and other Institutions. Riddell now markets products to these Institutional customers on a factory-direct basis utilizing the sales force of All American, which previously sold only Riddell's reconditioning services.

     Riddell's youth football products are marketed to youth recreational groups, such as Pop Warner, rather than to elementary schools. Accordingly, Riddell's youth football products are sold through retail stores, independent team sports dealers and other distributors.

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     To further reinforce and support Riddell's brand recognition, Riddell conducts a variety of marketing and promotional events in support of its line of athletic products. Riddell participates in coaches' clinics and equipment shows throughout the year. At these events, Riddell's entire athletic products line is displayed and promoted along with Riddell's reconditioning services.

     Sports Collectible Products: Riddell's replica and collectible products are sold primarily to retail and specialty sporting goods stores through approximately 40 independent sales representatives who are paid commissions. Riddell has in recent years hired additional retail staff to develop and market retail products. Riddell strategically targets channels of trade that it determines to be most appropriate for the type and price of each retail product. Riddell believes sales of retail products will increase along with new product introductions and heightened marketing, but cannot assure it will attain any such increase.


     In support of its sports collectible products, Riddell has initiated various advertising and public relations efforts. Riddell is a sponsor of the 'NFL Experience,' an event conducted each year during the week of the Super Bowl at which the public can experience various aspects of playing football and the businesses which supply football products. This event reaches a significant number of consumers. The retail collectible line has appeared on QVC and the Home Shopping Network, generating national awareness. Riddell advertises in publications targeted toward the sports collectible industry as well as other licensed products retailers. Riddell also provides incentives to retail outlets to advertise and display Riddell products during promotional periods, and participates in various national sporting goods shows, where it promotes these products.

  Licensing

     Through its licensing subsidiaries, Riddell has granted certain third parties the right to use the Riddell and MacGregor trademarks in connection with the sale of athletic shoes, clothing and other products. Riddell is seeking to further capitalize upon television and media exposure of the Riddell name on helmets worn during NFL games. In 1996, Riddell hired an independent licensing agent to help expand its licensing program for both the Riddell and MacGregor marks and to administer Riddell's trademark programs. Also, Riddell is actively considering proposals for new license agreements for certain categories of the MacGregor and Riddell trademarks. There can be no assurance that any new licenses will be entered into or, if executed, that any such agreements will be successful.

PRODUCTION

  Sports Products and Services

     Protective Helmets: Riddell engineers, manufactures and packages all of its protective football and baseball helmets at its plant in Chicago, Illinois. Helmet shells are manufactured entirely by Riddell using a custom grade of plastic resin and precision injection molding techniques.

     Shoulder Pads: Production of Power shoulder pads has recently been shifted to a single source in Canada. Riddell has a facility in Pennsylvania which customizes shoulder pads upon request. All of Riddell's other shoulder pads are imported as finished products from sources in the Far East.

     Other Athletic Products: Riddell purchases its baseball products from suppliers in the Far East. Riddell sources its practicewear from four domestic suppliers. Riddell believes alternative sources for these products are readily available. Riddell's Elk Grove, Illinois facility has a screen printing operation which can customize the practicewear with almost any logo, team name or other design that the customer requests.

     Reconditioning: Riddell's reconditioning services include the sanitizing, buffing or painting, replacing certain parts and recertifying of athletic equipment as conforming to NOCSAE standards. These services are performed at Riddell's reconditioning facilities strategically located throughout the United States and Canada. In late 1994, in response to Riddell's move to direct sales,

Riddell's primary competitor in new football equipment, Schutt Sports Group ('Schutt'), manufacturer of the AIR helmet, canceled Riddell's reconditioning subsidiary's designation as an authorized reconditioner of AIR helmets and refused to sell parts for their helmets to this entity. This move has had no measurable impact on Riddell's ability to recondition AIR helmets and no significant volume has been lost in 1996. Riddell will source parts from outside suppliers and will recertify all AIR helmets to NOCSAE standards as it had before. It is possible that Schutt's action could have some limited impact on Riddell's reconditioning volume in future

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years. See 'Risk Factors--Competition and Market Share Data.' As a policy,
Riddell does not recondition helmets over 10 years old.

     Collectible Products: Riddell engineers, manufactures and packages its full size collectible helmets at its plant in Chicago, Illinois in a process similar to that used for protective helmets. Riddell purchases its miniature helmets and other collectible products from two sources in China. Riddell believes that alternative sources for these products are readily available. See, however, 'Risk Factors--Dependence on Third-Party Foreign Manufacturing.'

  Quality Testing

     All protective products manufactured by Riddell are subjected to at least four separate quality control procedures. Quality control inspections for helmets are conducted when the product is molded, when liners are inserted, when face guards are attached and when the product is finished. Samples of all models produced are tested in accordance with NOCSAE standards. Riddell continually monitors its sourced products to check that they meet the Company's quality standards.

  Warranty

     All varsity protective football helmet shells are covered by a five year warranty. Youth football helmet shells are covered by a three year warranty. Helmet liners, protective padding and shoulder pads are covered by a one year warranty. The rate of product returns for warranty claims has averaged approximately 0.2% annually over the last 3 years.

     Research and engineering studies conducted by Riddell and its suppliers indicate that certain physical properties of the plastics used in football helmets deteriorate over time. While Riddell recommends that football helmets not be used for more than five years, its policy is to refuse to recondition helmets that are more than ten years old.

RAW MATERIALS

     Principal raw materials purchased by Riddell for use in its products include various custom and standard grades of plastic and foam, metal fasteners, paints and cardboard. Similar materials are used in most purchased components and finished products along with steel wire used in purchased face guard components. Riddell has not experienced and does not expect in the near future to experience shortages in raw materials.


PRODUCT DESIGN AND ENGINEERING

     The activities of Riddell's engineering staff relate principally to the design, development and improvement of its helmets and padding and to the testing of raw materials which are used in, or could be used to improve, Riddell products and, to a lesser extent, to the development of new products. Riddell has seven employees devoted principally to design, development and quality. Riddell has several patents and patents pending that are applicable to its protective padding products. See '--Patents and Trade Secrets.' Riddell has retained a design company to assist it in developing new retail collectible products on terms that Riddell believes are customary in the industry, and from time to time works with other design companies.

COMPETITION

  Sports Products and Services

     Athletic Products: Riddell's principal competitor in the football helmet market is Schutt, manufacturer of the AIR helmet. Riddell competes principally with Bike Athletic Co., Inc., Douglas, Inc., Gear 2000, Inc. and Rawlings Sporting Goods Company, Inc. ('Rawlings') in the football shoulder pad business. Riddell competes with Diamond Sports Co., Rawlings, Wilson Sporting Goods Company and other companies for baseball and softball products. Riddell competes with Champion Products, Inc., Russell Athletic, Inc., and other companies for practicewear. Some of Riddell's competitors in the athletic products business are substantially larger and have greater financial and other resources than Riddell.

     Riddell believes it competes in the football market on the basis of quality, price, reliability, service, comfort and ease of maintenance. With respect to football and other athletic products, Riddell believes that its direct sales force

                                       69
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provides a competitive advantage in terms of its ability to provide superior products and customer services and a significant price advantage due to the elimination of independent dealers. Riddell believes it has the only national direct sales force for Institutional athletic products and services which management believes gives Riddell a competitive advantage and would be difficult to duplicate.

     Reconditioning: The protective equipment reconditioning industry is highly fragmented. Management believes that Riddell serves approximately 50% of the reconditioning market and that it has approximately 30 regional competitors. Riddell is the only national supplier of reconditioning services. Reconditioners compete on the basis of quality, pricing, reputation, convenience and customer loyalty.

     Retail Collectible Products: Riddell believes that its sales of sports collectible products compete with a large number and wide array of manufacturers and sellers of sports and other collectible and memorabilia products, some of which have greater resources than Riddell. Among its competitors in this large marketplace are sellers of products such as autographed photographs and uniforms and other memorabilia and manufacturers of clothing, such as caps and jackets.

  Licensing

     Competition in the licensing of sports equipment, apparel and footwear is very substantial. The Riddell and MacGregor brands compete with numerous companies having significant brand recognition, many of which have greater financial, distribution, marketing and other resources than Riddell. Competing brands include Adidas(Registered), Champion(Registered), Converse(Registered), Nike(Registered), Rawlings(Registered), Reebok(Registered), Russell(Registered) and Wilson(Registered). Brand recognition and reputation for quality are important competitive factors in Riddell's licensing business.

PATENTS AND TRADE SECRETS

     Certain of Riddell's football helmet liner systems are protected by patents and trade secrets, including a patent on its inflatable liner expiring 2010. Other patents on these liners expire 1998 and 2008. Riddell also has patents expiring in 2006, 2007 and 2008 on various components of its shoulder pads which increase the impact area of contact and permit better absorption of the related shock. While management believes certain of these patents are material to the success of Riddell's products, based on currently competing technology, it also believes that experience, reputation, brand recognition and its distribution network are more significant to its business.

TRADEMARKS, SERVICE MARKS AND LICENSE AGREEMENTS

     General

     Riddell considers the MacGregor, Riddell, ProEdge and Power trademarks to be material to its business. All of Riddell's football helmets are marketed under the Riddell name. Riddell's football shoulder pads are sold under the Riddell and Power trademarks. Riddell markets footballs and certain baseball equipment, other than helmets, under the ProEdge trademark. Riddell's reconditioning services are conducted under the name Riddell/All American.

     Riddell licenses the Riddell trademark for certain types of athletic clothing and for athletic footwear. It licenses the MacGregor trademark primarily for sales of athletic footwear and certain clothing.

Riddell Trademark and Licensing

     Riddell owns all domestic rights to the Riddell trademark. The Riddell trademark is registered in the United States Patent and Trademark Office and with the trademark registration offices in certain foreign countries, and registration is being sought in other major foreign markets. Trademark registrations generally have terms of 10 years, renewable for successive ten year periods.

     In 1992, Riddell granted a license to Signal Apparel Company ('Signal') to use the Riddell trademark on certain athletic apparel. In May 1996, in connection with Signal's restructuring of certain of its product lines, Riddell replaced the original license with a short term license agreement granting

Signal the rights to use the Riddell trademark on certain types of athletic clothing which also bear the mark of the NFL Properties, Inc. or one of its member teams. The license is renewable at the option of Riddell and requires a lower minimum royalty than the original license entered into in 1992.

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
     Late in 1995, Riddell's licensee for the Riddell trademark on footwear filed for protection under Chapter 11 of the U.S. Bankruptcy Code in Delaware. By order dated February 12, 1996, the licensee assumed the license agreement in the bankruptcy proceeding and must comply with its terms, including full payment of royalties. On June 20, 1997, the Company entered into the Settlement Agreement, the finalization of which is conditioned upon, among other things, obtaining the approval of three bankruptcy courts. The Settlement Agreement requires the Company, among other things, to assign to the Levitt Trustees (or any successor trustee or other person approved by the New Jersey Bankruptcy Court) and to Brooks up to $3.0 million of royalties, to the extent such royalties are paid under this or any 'Riddell' footwear license. In addition, under the terms of the Settlement Agreement, the Company has agreed under certain circumstances to waive its objections to the reorganization of, and has agreed to enter into a new licensing agreement with, its existing 'Riddell' footwear licensee on substantially the same terms as the existing license. See '--The Company--Legal Proceedings--Memorandum of Understanding and Settlement Agreement.'

     MacGregor Trademark and Licensing

     Riddell owns 50% of the stock of MacMark Corporation which owns the MacGregor trademark for sports apparel, footwear and equipment. The MacGregor trademark is registered in the United States Patent and Trademark Office, and registration is being sought in major foreign markets. The remaining 50% of the stock of MacMark is owned by Hutch Sports USA, Inc. ('Hutch'), a subsidiary of RDM Sports Group, Inc.

     Riddell has a perpetual, exclusive, royalty-free license from MacMark to use (and to sublicense others to use) the MacGregor trademark in connection with the manufacture and sale of certain products. The MacMark license allows Riddell to use (and sublicense others to use) the MacGregor trademark for all products other than products which MacMark has licensed to Hutch and SSG, as discussed below.

     Hutch has, subject to certain conditions, a perpetual, exclusive and royalty-free license from MacMark to use (and, with the consent of MacMark and Riddell, to sublicense others to use) the MacGregor trademark principally for sports equipment products used in certain major classes of sports, such as baseball, soccer and basketball, for sale to retail stores only. MacMark has also granted to Sports Supply Group, Inc. ('SSG') a license to use the MacGregor trademark for sales of the same classes of goods as it licenses to Hutch, but restricts SSG to selling these goods only to the Institutional team sports market.

     MacMark and its licensees (including Riddell) are bound by a settlement agreement entered into in 1981 with a company that owns trademark rights in the similar trademark, McGregor. Under this agreement, the parties have agreed on certain restrictions in the use of their respective trademarks. Additionally, under a separate agreement, Riddell is precluded from using the MacGregor trademark in connection with the sale of products used in the sport of golf. Accordingly, Riddell's use of the MacGregor trademark generally is limited to sporting goods, certain apparel and athletic footwear, but specifically excluding any of these products that MacMark has licensed to Hutch and products used in connection with the sport of golf.

     Riddell has in turn entered into sublicense agreements for the MacGregor trademark with Kmart for products including shoes, athletic socks and athletic apparel. Meldisco, now a division of Footstar, Inc., has historically sold MacGregor footwear under the Kmart license in Kmart stores. Riddell and Meldisco recently reached an agreement in principal, subject to negotiation and execution of final documentation, that Meldisco will continue to sell athletic footwear bearing the MacGregor trademark at Kmart stores pursuant to a license expected to be effective when the Kmart license expires in 1998. Kmart has an exclusive license to use the MacGregor trademark on certain athletic apparel (e.g., jogging suits and sweat separates), athletic bags and knapsacks and a non-exclusive license on other products such as athletic socks. Riddell plans to establish a new license for the apparel category effective when the Kmart license expires in 1998. Riddell believes there are long term benefits to broadening the distribution of MacGregor apparel. However, there can be no assurance that Riddell will be successful in its efforts to establish a new apparel license. Royalties from sales of athletic clothing bearing the MacGregor trademark at Kmart stores constituted 1% of Riddell's total revenues and 29% of Riddell's total licensing revenues in 1996. No decision has been made with respect to licensing the use of the MacGregor trademark after June 1998 on socks, athletic bags or knapsacks currently marketed by Kmart.

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
     Riddell is exploring additional opportunities for licensing the MacGregor trademark, and in this connection has retained an independent Licensing Agent. See '--Marketing and Promotion--Licensing.'

VARSITY

GENERAL

     Varsity is a leading provider of products and services to the school spirit industry. Varsity designs and markets cheerleader, dance team and booster club uniforms and accessories and is one of the nation's leading operators of youth, junior high, high school and college cheerleader and dance team camps, clinics and competitions. Varsity promotes its products and services, as well as the school spirit industry, by organizing and producing various nationally televised cheerleading and dance team championships and other special events. Varsity's primary market includes the approximately 37,500 Institutions located throughout the United States.

     Varsity's cheerleader and dance team fashion division maintains an excellent reputation for quality, design and on time delivery of its products. Such products, which bear the Varsity(Trademark) label, include custom-made cheerleader, dance team and booster club uniforms and accessories, including sweaters, sweatshirts, jumpers, vests, skirts, warm-up suits, t-shirts, shorts, pompons, socks, shoes, pins, jackets and gloves. Exclusive contracts are maintained with several independent manufacturers who provide knitting, sewing, finishing and shipping for all orders. By relying on independent manufacturers to produce its uniforms, Varsity is able to minimize its fixed costs and retain the flexibility necessary to adjust the manufacturing to its highly seasonal production needs. Varsity monitors its contractors closely for quality control and financial performance. Varsity provides its manufacturers with patterns, fabrics, yarn and manufacturing specifications for its products. Varsity also provides some cutting, knitting and lettering for the manufacturers at its specialized production facility located at its Memphis headquarters. Varsity considers itself an innovator in the design of uniforms and campwear garments and maintains an in-house design staff to maintain its leadership in setting design trends.

     Varsity's camp division commenced operations in 1975 with 20 cheerleading camps and 4,000 participants. Today, through its UCA division and USA subsidiary, Varsity is a leading operator of cheerleader and dance camps in the U.S. Camp enrollment has increased every year since Varsity has been in business, has grown at a compounded annual rate of 14.6% since 1991 (excluding growth from acquisitions) and totalled 188,000 participants in 1996. Camp sessions, which are primarily held on college campuses in the summer, were conducted in every state as well as in Canada and Japan in 1996. Participants in Varsity's 1996 summer camps included the cheerleading and/or dance team squads of approximately 65% of the universities comprising the Atlantic Coast, Big East, Big Ten, Big Twelve, Pacific 10 and Southeastern collegiate athletic conferences. Varsity instructors are typically college cheerleaders who may have previously attended a Varsity camp, and management believes that its training of many of the top college cheerleading squads augments its recruiting of high school and junior high school camp participants.

     Varsity promotes its products and services through active and visible association with the following championships and television specials: the National College Cheerleading and Dance Team Championship(Trademark) (nationally televised for 12 consecutive years), the National High School Cheerleading Championship(Trademark) (17 consecutive years), the National Dance Team Championship(Trademark) (10 consecutive years) and the National All Star Cheerleading Championship(Trademark) (2 consecutive years). In addition to promoting cheerleading and dance team activities, these championships, television specials and events are a revenue source to Varsity during its off-season. In 1996, approximately 25,000 persons, including cheerleaders and their families, participated in Varsity's special events, such as championships and holiday parades in the U.S., London and Paris.

     In December, 1994, Varsity acquired Intropa, a Varsity supplier since 1988. Intropa specializes in providing international and domestic tours for special interest, performing, youth and educational groups including Varsity's London and Paris trips. Management expects to expand Intropa's travel offerings through referrals from its Institutional sales force.

     Varsity's strategy has been to increase revenue and market share by (i) expanding its school spirit product lines, (ii) strengthening its sales force,
(iii) increasing enrollment in its cheerleader and dance team camps as a

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
vehicle to increase participation in special events such as parades and bowl games and cross-sell products, such as uniforms and (iv) actively promoting its business as well as the school spirit industry, primarily through its nationally televised cheerleading and dance team championships. Since fiscal 1987, Varsity has significantly expanded the variety and selection of its uniforms and accessories and increased its direct sales force to approximately 135 full-time professional sales representatives. Varsity believes it currently has the largest nationwide full-time direct sales force in the school spirit industry.

     Varsity has experienced significant growth over the last five years. Revenues have increased at a compounded annual growth rate of 22.3% from approximately $41.6 million in the year ended March 31, 1993 to approximately $88.4 million in the year ended December 31, 1996 and EBITDA has increased at a compounded annual growth rate of 22.1% from $4.6 million to $9.8 million over the same period.

MARKET AND SCHOOL SPIRIT INDUSTRY

     The market for school spirit products and services has evolved and grown with the development of high school and college athletic programs. The 1997 edition of Patterson's American Education has reported that there are approximately 14,900 junior high schools, 19,300 high schools, 1,750 junior colleges and 1,500 colleges located throughout the United States. According to the National Federation of State High School Associations, there are more than 5,800,000 students participating in organized athletic programs at high schools located in the United States and, according to the National Collegiate Athletic Association, there are approximately 260,000 students participating in organized athletic programs at NCAA universities and colleges. Since commencing operations in 1974, Varsity has focused primarily on the school spirit market segment consisting of cheerleader and dance team camps and cheerleader uniforms and accessories and special events.

     Varsity believes the school spirit industry, and, in particular, the market for cheerleader and dance team camps, clinics, uniforms and accessories, is expanding. This expansion is primarily attributable to the following factors:

          o Multiple Squads. Many high schools and junior high schools have formed multiple cheerleader squads, which follows a trend set by many colleges and universities. Separate squads are often organized for each major sports program, such as football and basketball. In addition, some schools have formed separate squads for other men's sports and for women's sports.

          o Younger Participants. Participation in cheerleading is increasing among younger students, and formal squads are being organized at junior high school and even elementary school levels.

          o New Market. New non-school related teams are being formed. These teams (typically called 'All Stars') are organized by private gyms and function strictly to compete and to perform at local special events.

          o Dance and Pompon Teams. In addition to traditional cheerleader squads, dance and pompon squads are becoming increasingly popular.

          o Focus on Fashion and Competitions. A trend has developed among cheerleaders and dance teams to purchase and wear different uniforms for various athletic events and to participate in cheerleading and dance team competition.

          o Increase in Students. According to the U.S. National Center for Education Statistics, the number of students attending high school in the United States is increasing and is expected to increase over the next five years.

          o Increased Exposure. Increased national media exposure, including television broadcasts of sporting events and cheerleading and dance team competitions, has heightened the interest in and awareness of cheerleader and dance team activities.

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VARSITY CHEERLEADER UNIFORMS AND ACCESSORIES

     Through its subsidiary, Varsity Spirit Fashions & Supplies, Inc. ('Varsity Fashions'), Varsity designs and markets cheerleader, dance team and booster club uniforms and accessories, including sweaters, sweatshirts, jumpers, vests, skirts, warm-up suits, t-shirts, shorts, pompons, socks, jackets, pins and gloves. Varsity believes it is the industry leader in cheerleader and dance team uniform fashion and that it has an excellent reputation for quality, design and on-time delivery of its products. Varsity considers itself an innovator in the design of uniforms and campwear garments and maintains an in-house design staff to maintain its leadership in setting design trends. Varsity Fashions employs two full-time fashion designers, both of whom are former college cheerleaders and one of whom was trained at the Fashion Institute of Technology in New York City. Varsity Fashions also utilizes specialized computer software to create its new fashion designs and patterns.

     Cheerleading and dance team uniforms designed and marketed by Varsity Fashions are made to order. During 1996, Varsity Fashions contracted for its production requirements with seven independent garment manufacturers utilizing ten manufacturing facilities. Varsity Fashions has exclusive contracts with these manufacturers, under which the manufacturers provide knitting, cutting, sewing, finishing and shipping for all orders. Varsity Fashions provides these manufacturers with patterns, fabrics, yarn and manufacturing specifications and quality control supervision. Varsity Fashions also provides some cutting, knitting and lettering for the manufacturers at its specialized production facility located at Varsity's Memphis headquarters. The use of independent manufacturing facilities to fulfill the Varsity's production needs affords Varsity flexibility to adjust its production output to meet its highly seasonal selling cycle. The use of independent manufacturers also reduces Varsity's fixed costs, which Varsity believes is beneficial in a highly seasonal business. Varsity believes that the loss or termination of its relationship with any single independent manufacturer would not have a material adverse effect on Varsity.


     Varsity Fashions purchases from various suppliers many of the cheerleading accessories that it markets, including shoes, pompons and campwear. Varsity Fashions purchases products from Nike, Capezio and Converse, among others. Varsity Fashions has expanded the variety and number of accessories it markets, which has contributed to the increase in merchandise sales revenue experienced by Varsity Fashions in the past five fiscal years. Varsity believes that the loss or termination of its relationship with any single supplier would not have a material adverse effect on Varsity.

     Varsity markets its uniforms, accessories and other merchandise through sales representatives and, to a lesser extent, through its direct mail catalog and telemarketing programs. As of March 31, 1997 Varsity had approximately 135 full-time sales representatives operating in a total of 50 states. Varsity representatives are employed directly by Varsity or are representatives of one marketing firm with which Varsity has contracted for marketing services. These sales representatives, who typically cover one or more major metropolitan areas on an exclusive basis, call on substantially all of the junior high, high school and college accounts within their respective territories. The sales representatives are typically compensated on a percentage of sales basis. Varsity closely and continuously monitors the performance of its sales representatives and periodically meets with the representatives to discuss and review sales goals.

VARSITY CHEERLEADER AND DANCE TEAM CAMPS

     Varsity operates cheerleader and dance team camps in the United States. During the 1996 summer camp season, approximately 188,000 participants (consisting of students and their coaches) attended UCA and USA camps, including over 6,300 participants representing colleges and junior colleges. During the summer of 1996, cheerleading and/or dance team squads from approximately 65% of the universities comprising the Atlantic Coast, Big East, Big Ten, Big Twelve, Pacific 10 and Southeastern collegiate athletic conferences attended Varsity camps. On May 15, 1996, Varsity acquired the camp business of United Spirit Association from United Special Events, Inc. This business consists of instructional spirit camps and clinics primarily in the western United States.

     Varsity camp sessions for high school and junior high school students are held primarily in June and July, while camp sessions for college cheerleaders and dance team participants are held primarily in August. Mascot training clinics are also provided at certain of Varsity's cheerleader and dance team camps.

     The following map depicts Varsity camp locations throughout the continental U.S. during 1996.

 [MAP OF CONTINENTAL UNITED STATES DEPICTING VARSITY CAMP LOCATIONS IS OMITTED]




     A significant majority of Varsity cheerleader and dance team camps are conducted on college or junior college campuses. The camps generally are conducted over a four day period and are attended by resident and commuting students. Varsity generally markets the camp, establishes registration fees, registers students, collects the registration fees, provides instruction and performs all related administrative services. Varsity contracts with the colleges and universities for provision of housing, food and conference facilities. During the summer of 1996, resident fees for high school cheerleader and dance team camps sponsored by Varsity ranged from $70 to $236, with commuter fees ranging from $40 to $139. In addition to registration fees, Varsity also generates revenues at cheerleading and dance team camps through the sale of t-shirts, shorts, caps, patches and various other accessories.

     The staff of a Varsity summer camp includes instructors, administrators and trainers. On average, one instructor is provided for every 23 students, which Varsity believes is the most favorable instructor to student ratio among the major operators of cheerleader and dance team camps. Camp administration staff, including administrators and trainers, are provided at the ratio of approximately one to 75 students. Varsity's instructors, all of whom are required to complete an intensive training session prior to each summer season, typically are college or former high school cheerleaders who also have attended Varsity camps in the past.

     Varsity also operates two cheerleading practice facilities located in Dallas, Texas and Decatur, Georgia. These gyms are year round facilities at which cheerleaders and other spirit group participants can enroll in instructional and recreational programs offered by Varsity.

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
SPECIAL EVENTS

     Varsity promotes its products and services, as well as the school spirit industry, through active and visible association with the following championships and television specials:

          o National High School Cheerleading Championship(Trademark)

          o National Dance Team Championship(Trademark)

          o National College Cheerleading and Dance Team Championship(Trademark)

          o National All Star Cheerleading Championship(Trademark)

These championships and specials have been regularly televised on the ESPN television networks in recent years and have been sponsored by various companies and products, including Nike, Unilever, Capezio, the Walt Disney World Resort, Johnson & Johnson, Pepsi Cola and Wal-Mart.

     Varsity also conducts and promotes special cheerleading events, such as parades and half-time shows at college football bowl games. In 1996,

approximately 25,000 persons, including cheerleaders and their families, participated in Varsity's special events, such as championships and holiday parades in the U.S., London and Paris. For example, in 1990 Varsity began its annual involvement with the Lord Mayor of Westminster's New Year's Day Parade held in London, England, and registered over 1,490 participants for this parade in 1997. Varsity also registered over 380 participants for the 1997 parade held in Paris, France, over 710 participants for the 1996 Thanksgiving Day Parade held in Walt Disney World(Registered) Resort, Florida, over 1,050 participants for the 1996 Macy's Thanksgiving Day Parade held in New York, over 740 participants for the half-time show at the 1997 Outback Bowl Game held in Tampa, Florida and over 540 participants for the Christmas Parade held in Hollywood, California.

     These championships, television specials and events are a revenue source to Varsity during its off-season and promote consumer awareness of Varsity(Trademark) and Universal Cheerleaders Association(Trademark) products and services, as well as cheerleader and dance team activities in general.

MARKETING PROGRAMS

     Varsity believes that the marketing talents of its personnel are fundamental to its past and future growth. Varsity's marketing programs include certain activities described below.

     Varsity markets its uniforms and accessories under the Varsity trademark. The distinctive Varsity logo patch appears on the front of all uniforms manufactured by or for Varsity. Varsity annually mails to schools and school spirit advisors and coaches over 150,000 Varsity catalogs containing color photographs and descriptions of Varsity's uniforms and accessories. Varsity supplements its direct and catalog sales efforts with a telemarketing sales force of 12 full and part-time employees operating from its Memphis headquarters.

     Varsity annually publishes several newsletters which are directed toward cheerleaders and school spirit advisors. Varsity also annually distributes, in certain targeted areas, a professionally produced video tape containing highlights of Varsity's cheerleader and dance team camps and special events. Varsity distributes each year by direct mail over 178,000 four-color promotional brochures describing Varsity's cheerleader and dance team camps to schools, school principals, head cheerleaders, coaches, dance team captains and school spirit advisors.

     Varsity has developed various cross-marketing programs to promote both its cheerleader and dance team camps and its uniforms and accessories. Specifically, Varsity's sales force of approximately 135 full-time representatives also promote Varsity's cheerleader and dance team camps. Similarly, the more than 1,525 instructors at Varsity's cheerleader and dance team camps promote sales of Varsity's merchandise.

OTHER OPERATIONS

     Varsity, through a wholly owned subsidiary, Varsity/Intropa Tours, Inc. ('Varsity/Intropa'), operates a tour company that specializes in organizing tours primarily for cheerleaders, bands, choirs and orchestra, dance and theater groups and other school affiliated or performing groups. Most tours are planned around a performance event. Therefore, the revenues from this business are seasonal. Prices are negotiated on a tour-by-tour basis and fluctuate based on factors such as the availability of discounts on air fares and the exchange rates, in the case of international tours. The tours are marketed to targeted existing groups via direct mailings, conventions, trade magazines, advertisements, and, more importantly, repeat business and referrals. Last year, Intropa handled the travel and concert arrangements for over 5,000 persons, excluding cheerleaders, who toured the continental United States, Hawaii, Canada, Europe and Israel.

TRAINING

     Varsity emphasizes the training of its Varsity instructors and believes it has the premier instructor training program in its industry. Prior to the commencement of the camps, the instructors participate in an intensive six-day training session where they are taught new cheerleading and dance material, as well as up-to-date teaching and safety techniques. Varsity hires its instructors by utilizing applications given to talented camp participants, supervisor evaluations and numerous nationwide tryouts. As a result of this process, Varsity believes it hires the most qualified and talented instructors available.

     Varsity believe it is the industry leader in the promotion of safety among cheerleaders and dance team participants and coaches. Varsity was a founding member of and is an active participant in the American Association of Cheerleading Coaches and Advisors ('AACCA'), an industry trade group whose mission is to improve the quality of cheerleading and to maintain established safety standards. In 1990, AACCA published comprehensive certification and safety guidelines for cheerleading coaches, which guidelines were edited by Dr. Gerald George, a nationally recognized expert on sports safety and training. An updated version of that manual is scheduled to be released during 1997. Varsity follows the AACCA safety guidelines in the training of its professional instructional staff and in the conduct of its cheerleader and dance team camps and competitions.

COMPETITION

     Varsity is one of two major companies that designs and markets cheerleader, dance team and booster club uniforms and accessories on a national basis. In addition to Varsity and its major national competitor, NSG, there are other smaller national and regional competitors serving the uniform and accessories market in the United States. Varsity believes that the principal factors governing the selection of cheerleader and dance team uniforms and accessories are the quality, variety, design, delivery, service and, to a lesser extent, price of the merchandise.

     Varsity is also one of two companies that annually operate a significant number of cheerleader and dance team camps in the United States (the other being NSG). There are also many other companies and schools that operate camps and clinics on a regional basis. Varsity believes the principal factors governing the selection of a cheerleader or dance team camp or clinic are the reputation of the camp operator for providing quality instruction and supervision, accessibility of camp locations, timing of the camps and the tuition charged for camp participation.

TRADEMARKS AND SERVICE MARKS

     Varsity has registered various trademarks with the U.S. Patent and Trademark Office, including the following: the Universal Cheerleaders Association logo, the Varsity logo, the United Spirit Association logo, the National High School Cheerleading Championship logo, the Universal Dance Association logo, Universal Dance Camps, Varsity Spirit Fashions and The National Dance Team Championship. Varsity believes that these trademarks have significant value and are important to its marketing efforts.

THE COMPANY

SEASONALITY AND BACKLOG

     Riddell has historically experienced and expects to continue to experience seasonal fluctuations in its sales and profitability. The move to direct Institutional sales has shifted peak sales of Riddell's competitive products to a later point in the year than that experienced prior to going direct.

     Orders for competitive football products and reconditioning services are solicited over a sales cycle that begins in the fall of each year and continues until the start of football play at the end of the following summer. Delivery of competitive football products and performance of reconditioning services reach a low point during the football playing season. These activities contribute most to profitability in the first through third quarters of each calendar year.

     Riddell's sports collectible products are sold to retailers throughout the year. However, sales are at their peak during the third and fourth quarters as retailers build inventory in anticipation of both the football and the holiday shopping seasons. Volume shipment of newly introduced products in the early part of both 1995 and 1996 moderated this seasonality. However, shipment of new products planned for 1997 introduction are anticipated to impact later points of the year with a resulting shift in revenues and profitability towards the second half of 1997.

     Due in large part to the lull in sales of competitive football products and services during the football season, Riddell has normally experienced operating losses during the fourth quarter of recent years. While the growth of the collectible business and other products has softened this seasonality and should continue to do so, Riddell anticipates that the overall pattern of lower fourth quarter profitability will continue due to the significance of Riddell's sales of football products and services.

     Backlog for all of Riddell's products and services at April 30, 1997 was approximately $17.2 million, a 12% decrease from the April 30, 1996 backlog of approximately $19.5 million. The decrease is principally due to changes in

Riddell's procedures and policies for solicitation and acceptance of certain classes of orders for sports collectible products. In early 1996 certain retailers placed large orders for sports collectible products which they later reduced by a material amount. These orders were for collectible products which, at the time, had recently been introduced by Riddell and were new to these retailers.

     Varsity's business and the results of its operations are highly seasonal. Varsity's cheerleader and dance team camps are held exclusively in the summer months, and sales of uniforms and accessories occur primarily in the six months prior to the beginning of the school year. A substantial portion of Varsity's annual revenues and all of Varsity's net income are generated in the second and third quarters of the calendar year, while the first and fourth quarters have historically resulted in net losses. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality.'

GOVERNMENTAL REGULATION

     Riddell's products and accessories are subject to the Federal Consumer Product Safety Act, which empowers the Consumer Product Safety Commission (the 'CPSC') to protect consumers from hazardous sporting goods and other articles. The CPSC has the authority to exclude from the market certain articles which are found to be hazardous and can require a manufacturer to repurchase such goods. The CPSC's determination is subject to court review. Similar laws exist in some states and cities in the United States, Canada and Europe. Riddell maintains a quality control program for its protective equipment operations and retail products that is designed to ensure compliance with applicable laws. To date, none of these products has been deemed to be hazardous by any governmental agency.

     At present, no national governing body regulates cheerleading and dance team activities at the collegiate level. Although voluntary guidelines relating to safety and sportsmanship have been issued by the NCAA and some of the athletic conferences, to date cheerleading and dance teams generally are free from rules and restrictions similar to those imposed on other competitive athletics at the college level. However, if rules limiting off-season training are applied to cheerleading and/or dance teams (similar to rules imposed by the NCAA on other sports), it is likely that Varsity would be unable to offer a significant number of its camps either because participants would be prohibited from participating during the summer or because suitable sites would not be available. Although the Company is not aware of any school officially adopting these activities as a competitive sport, recognition of cheerleading and/or dance teams as 'sports' would increase the possibility that these activities may become regulated. If Varsity were restricted from providing its training programs to colleges and high schools, or if cheerleaders and dance teams were restricted from training during the off-season, such regulations would likely have a material adverse effect on Varsity's business and operations. However, the Company currently does not believe that any regulation of collegiate cheerleading or dance teams as a 'sport' is forthcoming in the foreseeable future, and in the event any rules are proposed to be adopted by athletic as sociations, the Company expects to participate in the formulation of such rules to the extent permissible.

     At the high school level, some state athletic associations have classified cheerleading as a sport and in some cases have imposed certain restrictions on off-season practices and out-of-state travel to competitions. However, in all cases to date, Varsity has been able to work with these state athletic associations to designate acceptable times for the cheerleaders within these states to attend camps. Varsity has also signed agreements with several state associations to assist with sponsoring and execution of official competitions with these states. To date, state regulations have not had a material effect on Varsity's ability to conduct its normal business activities within those states.

     Each of Riddell's and Varsity's operations at all of its facilities are subject to regulation by the Occupational Safety and Health Agency and various other regulatory agencies.

     The Company's operations are also subject to environmental regulations and controls. While some of the raw materials used by Riddell may be potentially hazardous, it has not received any material environmental citations or violations and has not been required to spend significant amounts to comply with applicable law.

EMPLOYEES

     At March 31, 1997, Riddell had 613 employees. The employees are engaged as follows: 7 in product design, engineering and testing, 112 in manufacturing, 312 in reconditioning, 141 in sales and marketing and 41 in administration. Approximately 40 of Riddell's employees are represented by the Chicago and Central States Joint Board, Amalgamated Clothing and Textile Workers Union, under a collective bargaining agreement which will expire in January 1999. Approximately 33 of Riddell's employees are represented by the Local #500A United Food and Commercial Workers Union (AFL-CIO) under a collective bargaining agreement that expires in January 2000. Riddell believes that relations with its employees are satisfactory.

     At March 31, 1997, Varsity employed 401 full-time employees and 214 part-time employees. In addition, during the summer of 1996, Varsity employed approximately 1,670 summer camp instructors, trainers and administrators. None of Varsity's employees is covered by a collective bargaining agreement. Varsity considers its relationship with its employees to be satisfactory.

PRODUCT LIABILITY PROCEEDINGS AND INSURANCE

     As part of its ongoing business, Riddell is routinely a defendant in various product liability suits relating to personal injuries allegedly related to the use of Riddell helmets.

  Insurance

     Riddell maintains product liability insurance under a policy bound in December 1994. In October 1996 the policy term was extended until December 2001 and certain coverage limits were increased. The policy is an occurrence-based policy generally covering claims relating to injuries occurring prior to December 2001 even if such claims are filed after the end of the policy period. The insurance program provides certain basic and excess coverage on product liability claims.

     The basic insurance coverage under the policy ('Basic Coverage') provides coverage against claims currently pending against Riddell and future claims relating to any injuries occurring prior to December 13, 2001. There is an aggregate coverage limit of $7.5 million for the Basic Coverage, and the policy is also subject to certain annual aggregate sub-limits. The Basic Coverage covers up to $2.25 million per claim in excess of an uninsured retention (deductible) of $750,000 per occurrence. Until such time as the premiums for the entire policy have been paid, the Basic Coverage is also limited to 110% of the premiums paid or which have been guaranteed by a letter of credit.

     The insurance program also provides for additional coverage ('Excess Coverage') of up to $20.0 million per occurrence, in excess of the first $3.0 million of each claim. The Basic Coverage, to the extent available, covers the initial $3.0 million layer. The Excess Coverage applies to 10 of the 11 claims pending against Riddell at December 31, 1996 and will apply to any future claims which relate to injuries occurring prior to December 13, 2001. Claims covered by the Excess Coverage are subject to one of two separate $20.0 million aggregate policy limits, depending on the date of the related injury and the date the claim is filed against Riddell. The first $20.0 million aggregate limit applies to claims filed before October 4, 1996 for injuries occurring after January 1, 1985 and prior to December 13, 1994 together with any future claims for injuries occurring before October 4, 1996. The second separate $20.0 million aggregate limit applies to claims filed before October 4, 1996 for injuries occurring after December 13, 1994 together with any future claims for injuries occurring after

October 4, 1996 and before December 13, 2001. The Excess Coverage is also limited to certain ratios of paid premiums until such time as the premiums due under the policy for the entire policy period have been paid. However, this latter limitation can be eliminated at any time by prepaying the future premiums due during the remainder of the policy, or by guaranteeing the future premiums with a letter of credit.

     The amount of insurance available under the Excess Coverage discussed above includes an expansion of coverage obtained in October 1996. Prior to October 1996, the per case limits and two separate aggregate limits under the Excess Coverage were each $10.0 million as opposed to the $20.0 million amounts discussed above. The maximum possible payout under the entire policy, combining the aggregate limit for the Basic Coverage and the two separate aggregate limits under the Excess Coverage, is currently $47.5 million whereas prior to the policy expansion this amount would have been $27.5 million. The annual cost of this product liability insurance coverage for 1995 and 1996 exceeded the cost of insurance incurred in years prior to 1995 by approximately $1.0 million. The increase in cost for this expansion of coverage was offset by the benefit of spreading Basic Coverage policy premiums over two additional years, on a prospective basis, with the extension of the original policy period from five to seven years. This has resulted in a net decrease in the annual cost of the policy for the remaining five years of the policy period. Riddell believes that the new additional product liability coverage provides a substantial increase in coverage against future claims.


     At the time the new policy was bound there were several preexisting claims pending against Riddell. The policy provides only limited coverage for these preexisting claims (only one of which was still pending at April 30, 1997). Accordingly, in 1994 Riddell entered into an effort to settle several claims that it believed, considering the substantially reduced level of available insurance, represented the greatest potential risk to Riddell. Riddell was successful in carrying out this settlement effort, and in early 1995 settled certain claims for an aggregate amount of $2.1 million. However, because of the risks associated with these claims, and given the reduced level of available insurance, the amount of these settlements was substantially above historical levels for settlements of similar claims. Accordingly, these settlements, together with revaluations of reserves for remaining claims, resulted in an increase in product liability expense for the year ended December 31, 1994 of approximately $1.5 million.

     Riddell's product liability insurance carrier is a division of American International Group, Inc. which has been rated A++ XV by A.M. Best Property and Casualty Insurance Ratings Company. There is no certainty that coverage will remain available to Riddell after 2001, that Riddell's insurer will remain viable, or that the insured amounts will be sufficient to cover all future claims in excess of Riddell's uninsured retention. Furthermore, future rate increases might make such insurance uneconomical for Riddell to maintain after 2001.

     Each of Riddell and Varsity carries general liability insurance with coverage limits which the Company believes will be adequate for its business.

  Product Liability Proceedings

     A subsidiary of Riddell has historically been a defendant in product liability suits relating to personal injuries allegedly related to the use of Riddell football helmets. These claims, and related issues, have had a material impact on Riddell's operating results and financial position. As of June 6, 1997, seven such cases were pending against Riddell. Riddell has established reserves for pending product liability claims and determines its reserves based on estimates of losses and defense and settlement costs which it anticipates would result from such claims based on information available at the time the financial statements are issued. Due to the uncertainty involved with estimates, as demonstrated by the events discussed below, actual results have at times varied substantially from earlier estimates and could do so in the future. Accordingly, there can be no assurance that the ultimate costs of these claims or potential future claims will fall within the established reserves. See Note 8 to the Consolidated Financial Statements of Riddell included elsewhere in this Prospectus.

     In 1994, a jury returned a verdict against Riddell for damages amounting to approximately $8.0 million in one of these suits. Although Riddell believes that it was not responsible in the case, and had been in the process of appealing the verdict, Riddell settled with the plaintiff in late 1995 for an amount that was less than what was previously awarded. Riddell had taken a charge of $4.6 million before taxes in 1994 to establish a reserve for the full uninsured portion of the initial award, as well as current and future premiums then due under a $5.0 million product liability insurance policy (which had a term running through June 1997) which would be exhausted by payment of the verdict. As the amount of the settlement was less than the initial award, the settlement had no effect on 1995 income. In 1995, the excess of the reserve over amounts due under the settlement was added to general reserves established for other product liability claims as described in Note 8 to the Consolidated Financial Statements of Riddell. The Consolidated Balance Sheets reflect certain liabilities relating to this, and other product liability matters, as well as receivables for insured portions of certain losses, as further described in Note 8 to the Consolidated Financial Statements of Riddell included elsewhere in this Prospectus. The settlement does not affect coverage available under Riddell's current product liability insurance policy.

     In September 1991, Riddell acquired the assets of subsidiaries of BSN Corp. (known now as Aurora Electronics, Inc. ('Aurora')), and Aurora has indemnified Riddell for any losses it may incur in connection with any product liability claims asserted prior to September 23, 1994. Upon completing the 1991 acquisition, Riddell immediately discontinued the Maxpro football helmet business formerly conducted by Aurora. As of April 30, 1997, there were no product liability claims with respect to Aurora products pending against Riddell. Some states impose liability for product liability claims on successors that continue the business of manufacturing or distributing the same products. The laws of successor liability, which vary from state to state, may result in Riddell being found liable on some or all of any future claims.

  Properties

     Riddell has 14 locations, 10 of which are used in its reconditioning operations. Riddell owns its principal football helmet manufacturing facility located in Chicago, Illinois. In 1995 Riddell closed a facility that manufactured certain sports collectible products. In February 1994, Riddell sold its foam product manufacturing plant in Wauseon, Ohio. Varsity leases its facilities throughout the U.S. The Company believes its properties, machinery and equipment are adequate for its current requirements.

     Set forth below is certain information regarding the Company's principal properties:

                                                                      LEASE
                                                         SQUARE     EXPIRATION
LOCATION                            PRINCIPAL USE        FOOTAGE       DATE
----------------------------  -------------------------  -------  --------------
New York, New York            Corporate headquarters     3,800    September 1999

Chicago, Illinois             Headquarters of Riddell,   95,000   Owned
                              Inc. and helmet
                              manufacturing

Elk Grove Village, Illinois   Warehouse and              83,000   March 2000
                              distribution center

Elyria, Ohio                  Headquarters for All       39,000   May 2000
                              American Sports Corp.
                              reconditioning operations
                              and customer service

San Antonio, Texas(1)         Reconditioning             27,000   October 1998

Stroudsburg, Pennsylvania     Reconditioning and         44,000   October 1998
                              shoulder pad customizing

Belton, Missouri              Reconditioning             6,600    January 1999

Buffalo, New York(2)          Warehouse                  6,400    Month-to-month

Burgettestown, Pennsylvania   Reconditioning             17,000   September 2013

Franklin Park, Illinois       Reconditioning             16,000   June 2000

Fort Valley, Georgia(2)       Reconditioning             15,000   October 1997

Ft. Erie, Ontario, Canada(2)  Reconditioning             5,000    September 1997

New Rochelle, New York        Reconditioning             23,000   January 2000

Union City, California(3)     Reconditioning             23,000   September 1997

Memphis, Tennessee(4)         Office/Warehouse/          63,700  October 1997
                              Production

Memphis, Tennessee            Warehouse                  21,500   October 1997

Sunnyvale, California         Office/Warehouse           10,030   November 2000

Decatur, Georgia              Sport Gym                  12,000   July 1998

Carrollton, Texas             Sport Gym                  11,050   January 2000

Bellaire, Texas               Office                     2,984    November 1997

------------------
(1) Lease is subject to renewal by Riddell for three years.

(2) Riddell is currently negotiating a renewal lease for this property.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(3) Riddell is currently negotiating a lease for an alternate facility.

(4) This facility is subject to renewal at tenant's option. Varsity is currently evaluating whether to renew this lease or find alternate facilities.

LEGAL PROCEEDINGS

     Riddell and its subsidiaries from time to time become involved in various claims and lawsuits incidental to their businesses including without limitation, employment related and product liability litigation. See '--Product Liability Proceedings and Insurance.' Varsity is not a party to any litigation that is expected to have a material adverse effect on its business.

  Mac I Fraudulent Transfer Action and State Law Debtor and Creditor Claim

     MacGregor Sporting Goods, Inc. ('Mac I') filed for bankruptcy protection in March 1989 in the United States Bankruptcy Court in New Jersey. Mac I, its creditors' committee and the bankruptcy trustee of MGS Acquisition, Inc. ('MGS') jointly brought an action against Riddell, its principal lender, NBD Bank, and others in the New Jersey Bankruptcy Court (Official Unsecured Creditors' Committee of MacGregor Sporting Goods, Inc. v. Riddell Sports Inc., No. 93-2214
(RG) (Bankr. D.N.J.)). By order dated November 3, 1994 the court dismissed this complaint as time-barred. The court also appointed a trustee in the bankruptcy of Mac I, but did not decide whether the trustee would be time-barred if it decided to bring a similar action against Riddell and its lender. Plaintiffs in the action had sought monetary damages and/or the rescission of Riddell's acquisitions (the 'MacGregor Acquisitions') in 1988 and 1989 of substantially all the assets and businesses of two former, second-tier subsidiaries of Mac I, including, among other things, the football protective division, the MacGregor licensing business and the nonfootball uses of the Riddell trademark for, among other claims, alleged failure to pay fair consideration at a time when Mac I was insolvent or as a result of which Mac I became insolvent or undercapitalized. The monetary damages alleged in connection with the MacGregor Acquisitions exceeded $28.5 million. In addition to seeking monetary damages and/or rescission from Riddell, the complaint sought to void the liens of NBD Bank in the property at issue.

     After the above action was dismissed, the trustees in the Mac I and MGS bankruptcy proceedings (the 'MacGregor Trustees') commenced a substantially similar action against the Company in March of 1995 entitled Bruce Levitt, Bankruptcy Trustee for MacGregor Sporting Goods, Inc., now known as M. Holdings, Inc., Paul Swanson, Bankruptcy Trustee for MGS Acquisition, Inc. v. Riddell Sports Inc., et al., No. 95-2261 (RG) (Bankr. D.N.J.) in the Chapter 11

bankruptcy case of Mac I (the 'Levitt Action'). The complaint seeks monetary damages in an unspecified amount plus interest and/or rescission in connection with the MacGregor Acquisitions on the grounds, among others, that Riddell allegedly failed to pay fair consideration at a time when Mac I was insolvent and/or undercapitalized. In addition to seeking monetary damages and/or rescission from Riddell, the complaint seeks to void the liens of NBD Bank in the property at issue. The complaint also seeks damages against Frederic H. Brooks ('Brooks'), a former President of Riddell, for breaches of fiduciary duties to Mac I for failing to obtain fair consideration in connection with these transactions.

     Additionally, Innovative Promotions, Inc. and certain other purported unsecured creditors of Mac I initiated a state law debtor and creditor action against Riddell based on substantially the same claims as were made in the Trustees' (as defined herein) actions in the New Jersey Bankruptcy Court. This action is now pending in the New Jersey Bankruptcy Court (Innovative Promotions, Inc. et al. v. Riddell Sports Inc. et al. (in re MacGregor Sporting Goods, Inc.), Adv. Proc. No. 94-2656(RG) (the 'Innovative Action'). The plaintiffs in the Innovative Action seek rescission of, and/or monetary damages in excess of $22 million exclusive of interest relating to the MacGregor Acquisitions for alleged failure to pay fair consideration at a time when Mac I was insolvent, or as a result of which Mac I became insolvent or undercapitalized. Plaintiffs also seek judgments voiding the liens of NBD Bank with respect to the assets. In June 1995, the trustees in the Levitt action (the 'Levitt Trustees,' and together with the MacGregor Trustees, the 'Trustees') intervened as plaintiffs in the Innovative Action purportedly to preserve their rights in the event they lost the Levitt Action.

     In April 1996, Riddell entered into a settlement agreement with the Trustees in which Riddell agreed to pay an aggregate of $1.4 million, and the Trustees released Riddell and other defendants from all claims and liabilities in the litigation matters. The settlement was subject to, among other things, approval of two bankruptcy

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
courts. On June 24, 1996 the Trustees withdrew their motion to approve the settlement agreement in light of a Plan of Reorganization of Mac I submitted by the Mac I Creditors' Committee in opposition to the settlement agreement. Riddell notified the Trustees that their actions breached, and caused termination of, the proposed settlement agreement. The Creditors' Committee's Plan of Reorganization is subject to acceptance by the creditors and court approval.

     Riddell has answered the complaints in both the Levitt Action and the Innovative Action. Riddell remains confident that the fraudulent transfer cases are without merit and intends to vigorously defend against them, including without limitation by asserting the cases are time-barred.

     On October 31, 1996 in the Levitt Action, Brooks filed an answer and counterclaim against the estate of Mac I and a cross-claim against the other defendants in the Levitt Action, including Riddell and several of its subsidiaries. The cross-claim against Riddell and such subsidiaries seeks indemnification and contribution under state law, Riddell's Bylaws and Brooks'

employment agreements with Riddell in an indeterminate amount. On May 7, 1997, the Bankruptcy Court dismissed Brooks' cross-claim for contribution and the parties agreed to stay Brooks' cross-claim for indemnification until a later date. Riddell believes these cross-claims are without merit and intends to vigorously defend against them.

     The Company has recently entered into the Settlement Agreement for the proposed settlement of the claims against it in these actions. See '--The Company--Legal Proceedings--Memorandum of Understanding and Settlement Agreement.'

  Employee Litigation

     From time to time Riddell is party to employee litigation claims. In June 1995, a subsidiary of the Company was served with a complaint entitled, Beverly
A. Eichler v. Riddell, Inc. (D. Ct, N.D. III., E. Div.), No. 95-C-3782. The complaint, brought by a former employee of one of Riddell's subsidiaries who was terminated in December 1993, alleged sex and age discrimination and sought past and future wages and punitive damages in an undisclosed amount. In early 1997, a jury awarded Ms. Eichler damages in the amount of $59,000 and the court assessed front-pay damages of $420,000. Plaintiff filed a motion for her attorneys' fees and expenses in the amount of $386,000. In July 1997, the Company settled this action for less than the total of (i) damages previously awarded and assessed and (ii) plaintiff's attorneys' fees and expenses.

     In connection with Riddell's suit against its former President, Brooks, for alleged breaches of his consulting agreement and certain other matters, Brooks filed counterclaims against Riddell and two of its officers and directors. The action is captioned Riddell Sports Inc. v. Frederic H. Brooks (D.C., SDNY), 92 Civ. 7851 (JGK) (the 'Brooks Action'). Brooks generally alleges that Riddell breached its indemnification obligations to him as a former officer and director of Riddell and seeks damages in excess of $3.9 million, plus future attorneys' fees and interest. Brooks also seeks compensatory and punitive damages combined of at least $15 million against Riddell, two of its officers and directors and an entity controlled by them.

     Brooks' counterclaims originally alleged claims for breach of contract, declaratory relief, tortious interference with contract and prospective advantage (including in connection with the Riddell footwear licensee), injurious falsehood, prima facie tort and abuse of process. On January 5, 1995, the Court dismissed Brooks' claims for injurious falsehood and abuse of process with prejudice and dismissed Brooks' tortious interference with prospective advantage and prima facie tort claims without prejudice. On February 3, 1995, Brooks amended his counterclaims to reassert claims for tortious interference with prospective advantage and prima facie tort. In connection with a settlement of certain actions between Riddell and its Riddell footwear licensee, Riddell agreed to indemnify the licensee and certain of its affiliates in the event they are impleaded by Brooks into Riddell's suit against Brooks for breach of his consulting agreement. Brooks has impleaded Riddell's Riddell footwear licensee and other affiliates of the footwear licensee for indemnification for all damages that may be assessed against him in Riddell's suit against Brooks for certain alleged breaches of his consulting agreement relating to among other things, alleged attempts to disparage and take control of Riddell and to Brooks' alleged cooperation with the Unsecured Creditors' Committee of MacGregor. Mr.

Brooks' claims against the footwear licensee (but not its affiliates) was stayed as a result of its filing a bankruptcy petition.

     In March 1996, Brooks filed a motion for summary judgment dismissing the claims against him and requesting consulting fees of $587,000 under his consulting agreement (which Riddell has previously paid into an escrow account), and Riddell filed a motion for partial summary judgment dismissing certain of Brooks' claims against it and its affiliates. Late in 1996, Brooks clarified that the relief he was seeking in his motion for summary judgment included, among other things, consulting fees pursuant to Brooks' consulting agreement with Riddell's Riddell footwear licensee in an amount exceeding $850,000, approximately $1.5 million for the loss of prospective opportunities and attorney's fees and expenses of approximately $1.5 million incurred through April 30, 1996 in connection with Brooks' counterclaims, plus interest on all such amounts.

     On March 22, 1996, all of the parties filed motions for summary judgment in Riddell v. Brooks. On January 7, 1997, a United States Magistrate Judge issued a Report and Recommendation, and on March 25, 1997, a United States District Judge issued an Opinion and Order regarding the summary judgment motions. The District Court essentially denied Riddell's motion for summary judgment dismissing Mr. Brooks' counterclaims, although it held that any recovery by Mr. Brooks for legal fees must be offset by $324,000 which Mr. Brooks received from Riddell's directors' and officers' insurance carrier. Riddell intends to argue at trial that any recovery by Mr. Brooks should be offset by a greater amount. The Court also denied Mr. Brooks' motion for summary judgment seeking the dismissal of Riddell's claims against Mr. Brooks for breach of a consulting agreement and for breach of fiduciary duty. The Court also dismissed Mr. Brooks' claims for contribution against certain parties affiliated with Riddell's licensee of the Riddell trademark for footwear. However, Mr. Brooks' claims against this licensee were not ruled upon because of the automatic stay of litigation against this licensee resulting from this licensee's filing of a bankruptcy petition. In April 1997, the judge presiding over this licensee's bankruptcy petition lifted the automatic stay, and the Company's footwear licensee has filed a summary judgement motion seeking dismissal of Mr. Brooks' claim against it; Mr. Brooks has opposed the motion.

     Riddell believes Brooks' claims against Riddell for breach of contract, tortious interference with contract, tortious interference with prospective advantage and prima facie tort are without merit and absent a settlement, intends to vigorously defend against them. The Company has recently entered into the Settlement Agreement for the proposed settlement of the claims against it in this action. See '--The Company--Legal Proceedings--Memorandum of Understanding and Settlement Agreement.'

  Memorandum of Understanding and Settlement Agreement

     On June 4, 1997, Riddell announced that it had entered into a Memorandum of Understanding for the settlement of claims asserted against it and certain of its officers and directors in several separate actions. The actions proposed to be settled include, among others, the Levitt Action, the Innovative Action as well as the counterclaims asserted against Riddell and its affiliates and two directors in the Brooks action. On June 20, 1997, the Company entered into a settlement agreement (the 'Settlement Agreement') upon substantially the same terms as the Memorandum of Understanding.

     The proposed settlement is conditioned upon, among other things, receipt of certain consents and approvals, including approval of the New Jersey Bankruptcy Court, the Delaware bankruptcy court and the Eastern District of Wisconsin bankruptcy court. There can be no assurance that all of the requisite consents and approvals will be received. If all Settlement Conditions (as defined in the Settlement Agreement) are not satisfied on or before August 4, 1997, then, unless otherwise agreed by each of the parties to the Settlement Agreement, the Settlement Agreement will terminate and shall be null and void and of no force and effect. Generally, the proposed settlement would release Riddell and its affiliates from all claims in these actions and require Riddell to pay an aggregate of $2.2 million of which Riddell previously reserved $1.4 million and of which Riddell previously escrowed and expensed approximately $0.7 million. Pursuant to the proposed settlement, the Company will assign to the Levitt Trustees (or any successor trustee or other person approved by the New Jersey Bankruptcy Court) and to Brooks royalties, to the extent paid, of up to $3.0 million, on a present value basis, generally over ten years from its present or any future 'Riddell' footwear licensee. The proposed settlement contemplates that, subject to certain conditions, Riddell will enter into a new license agreement with its current footwear licensee on substantially the same terms as its existing license. See '--Riddell--Trademarks, Service Marks and License Agreements.'

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the names, ages and positions of each of the individuals that are expected to serve as directors and executive officers of the Company upon the consummation of the Merger. All directors will hold office until the next annual meeting of stockholders of the Company and until their successors are duly elected and qualified, and all executive officers will hold office at the pleasure of the Board of Directors.

NAME                        AGE  POSITIONS
--------------------------  ---  -----------------------------------------------
Robert E. Nederlander       64   Chairman of the Board

David M. Mauer              48   Director, President and Chief Executive Officer

Jeffrey G. Webb*            47   Vice Chairman of the Board of the Company and
                                 President and Chief Operating Officer of the
                                 Varsity Group Division

Leonard Toboroff            65   Director and Vice President

Don R. Kornstein            45   Director

John McConnaughy, Jr.       68   Director

Glenn E. 'Bo' Schembechler  68   Director

Dan Cougill                 44   President and Chief Operating Officer of the
                                 Riddell Group Division

David Groelinger            46   Executive Vice President and Chief Financial
                                 Officer
------------------
* Pursuant to the Merger Agreement, the Board of Directors has agreed to appoint Mr. Webb as a director of the Company at the effective time of the Merger. Mr. Webb has the right, pursuant to the Merger Agreement, to designate an additional director to serve on the Board at the effective time of the Merger.

     Robert E. Nederlander has been Chairman of the Board of the Company since the Acquisition. Prior thereto, Mr. Nerderlander served as Chairman of the Board of Riddell from May 1988 until the Acquisition and was Riddell's Chief Executive Officer from May 1988 through May 1, 1993. From February until June 1992, Mr. Nederlander was also Riddell's interim President and Chief Operating Officer. Mr. Nederlander has been President and Director since November 1981 of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of live theaters. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Mr. Nederlander has been President since October 1985 of the Nederlander Television and Film Productions, Inc., Chairman of the Board since January 1988 of Mego Financial Corporation and Vice President of the Board since February 1988 to early 1993 of Vacation Spa Reports, Inc. (an affiliate of Mego

Financial Corporation). Mr. Nederlander became a director of Mego Mortgage Corporation in September 1996. Mr. Nederlander became Chairman of the Board of Allis-Chalmers Corp. in May 1989; from 1993 through October 1996, he was Vice Chairman and, thereafter, he remained solely a director. In 1995, Mr. Nederlander became a director of HFS Incorporated. In October 1996, Mr. Nederlander became a director of New Communications, Inc., a publisher of community-oriented free circulation newspapers. Mr. Nederlander was a senior partner in the law firm of Nederlander, Dodge and Rollins in Detroit, Michigan, between 1960 and 1989.

     David M. Mauer has been President, Chief Executive Officer and a Director of the Company since the Acquisition. Prior thereto, Mr. Mauer served as Riddell's Chief Executive Officer from April 1993 until the Acquisition, when he succeeded Mr. Nederlander. Mr. Mauer was a member of the Board of Directors of Riddell from September 1993 until the Acquisition. Mr. Mauer was President of Mattel U.S.A. from late 1990 through the beginning of 1993 and was President of Tonka U.S.A. Toy Group from 1988 until 1990. In 1995, Mr. Mauer was elected a member of the Board of Directors of The Topps Company, Inc.

     Jeffrey G. Webb has been the Chairman of the Board, President and Chief Executive Officer of Varsity since its formation in 1974. Following the Merger, Mr. Webb will serve as the Vice Chairman of the Board of the Company and the President and Chief Operating Officer of the Varsity Group Division.

     Leonard Toboroff has been Vice President and a Director of the Company since the Acquisition. Prior thereto, Mr. Toboroff served as a member of the Board of Directors and a Vice President of Riddell from April 1988 until the Acquisition. Since May 1989, Mr. Toboroff has been a Vice President and Vice Chairman of the Board of Allis-Chalmers Corp. Mr. Toboroff has been a practicing attorney since 1961 and from January 1, 1988 to December 31, 1990, was counsel to Summit Solomon & Feldesman in New York City, which was counsel to Riddell from April 1988 though February 1993. He has been a Director since August 1987 and was Chairman and Chief Executive Officer from December 1987 to May 1988 of Ameriscribe Corp. Mr. Toboroff was Chairman and Chief Executive from May through July 1982, and then was Vice Chairman from July 1982 through September 1988 of American Bakeries Company. Mr. Toboroff has been a director of Banner Aerospace, Inc., a supplier of aircraft parts since September 1992. He has been a director of Engex, Inc. and director of Saratoga Springs Beverage Co. since 1993. In 1995, Mr. Toboroff became a director of Xplor Corporation.

     Don R. Kornstein has been a Director of the Company since the Acquisition. Prior thereto, Mr. Kornstein served as a member of the Board of Directors of Riddell from April 1995 until the Acquisition. Mr. Kornstein has been a member of the Board of Directors, Chief Executive Officer and President of Jackpot Enterprises, Inc. since September 1994. Mr. Kornstein was a Senior Managing Director at Bear, Stearns & Co. Inc. for 17 years through September 1994.

     John McConnaughy, Jr. has been a Director of the Company since the Acquisition. Prior thereto, Mr. McConnaughy served as a member of the Board of Directors of Riddell from September 1989 until the Acquisition. Mr. McConnaughy has been Chairman and Chief Executive Officer of JEMC Corp. since 1988. From 1969 to 1986, Mr. McConnaughy served as Chairman and Chief Executive Officer of

Peabody International Corp. ('Peabody'). From 1981 to 1992, he served as Chairman and Chief Executive Officer of GEO International Corp., after which it was spun off from Peabody in 1981. Mr. McConnaughy is a Director of DeVlieg Bullard Inc., Mego Financial Corporation, Transact International, Inc., Levcor International, Inc., and Wave Systems, Inc. GEO International Inc. filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in October 1993.

     Glenn E. 'Bo' Schembechler has been a Director of the Company since the Acquisition. Prior thereto, Mr. Schembechler served as a member of the Board of Directors of Riddell from September 1991 until the Acquisition. Mr. Schembechler was President of the Detroit Tigers from January 1990 through August 1992 and a member of the Detroit Tigers Board of Directors from 1989 through 1990. He is also Director of Midland Company. From 1968 through 1989, Mr. Schembechler was head football coach of the University of Michigan and served as its Athletic Director in 1988 and 1989.

     Dan Cougill has been President and Chief Operating Officer of the Company's Riddell Group Division since the Acquisition. Prior thereto, Mr. Cougill was President and Chief Operating Officer of Riddell from June, 1995 until the Acquisition and of its subsidiary, Riddell, Inc. from February, 1994 until the Acquisition. Prior to his appointment, Mr. Cougill was previously employed in various capacities by Wilson Sporting Goods since 1977 and was Vice President of Wilson Sporting Goods and the General Manager of its Team Sports Division prior to joining Riddell.

     David Groelinger has been Executive Vice President and Chief Financial Officer of the Company since the Acquisition. Prior thereto, Mr. Groelinger was Riddell's Chief Financial Officer from March 1996 and Executive Vice President from June 1996 until the Acquisition. From 1994 to 1995, he was a member of the Board of Directors, Executive Vice President and Chief Financial Officer of Regency Holdings (Cayman) Inc., which owned and operated a major international cruise line. Prior to 1994, Mr. Groelinger served in various senior financial capacities during his twelve years at Chiquita Brands International, Inc. In 1990, he was promoted to Vice President reporting to Chiquita's President and Chief Operating Officer. Regency Holdings (Cayman) Inc. filed a petition to reorganize under Chapter 11 of the United States Bankruptcy Code in November 1995.

COMPENSATION OF DIRECTORS

     Directors who are not officers of Riddell received fees in 1996 of $15,000 per annum. Directors who are members of the Audit and Compensation Committees of the Board (Messrs. McConnaughy, Kornstein and Schembechler) are also each paid an aggregate additional amount of $5,000 per annum for their Committee memberships. In 1996, the Company paid Mr. McConnaughy consulting fees of $75,000; Mr. McConnaughy waived his directors' fees in 1996. In 1996, Mr. Schembechler was paid fees of $20,000 for services rendered in connection with a series of promotional football clinics sponsored by the Company in addition to his director's fees.

     During 1996, directors other than Mr. Mauer were granted options to purchase 7,500 shares of the Company's Common Stock at an exercise price of $4.75 per share. Mr. Mauer was granted an option in 1996 to acquire 50,000 shares of Common Stock at an exercise price of $4.50 per share.

     Riddell has agreed to indemnify each director against certain claims and expenses for which the director might be held liable in connection with services on the Board. In addition, the Company maintains an insurance policy insuring its directors and officers against such liabilities.

     During the calendar year ended December 31, 1996, there were 6 meetings of the Board of Directors of Riddell, and all members attended each meeting. There was one meeting of each of the Audit, Compensation and Executive Committees, attended by all members in each case. Additionally, there was one Action by Unanimous Written Consent of the Compensation Committee in 1996.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The table below sets forth the cash compensation paid to or accrued for Riddell's Chief Executive Officer and its four most highly paid executive officers in 1996 for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1996, 1995 and 1994.

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                              ANNUAL COMPENSATION                 ------------
                                 ----------------------------------------------    SECURITIES
                                                                 OTHER ANNUAL      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY       BONUS     COMPENSATION(1)    OPTIONS(2)    COMPENSATION(4)
-------------------------------  ----   --------     --------   ---------------   ------------   ---------------
David M. Mauer ................  1996   $500,000           --            --           50,000         $ 4,620
  Chief Executive Officer        1995    457,500     $170,000            --           50,000           4,620
                                 1994    420,000      120,000            --          100,000(3)        1,100

Robert E. Nederlander .........  1996   $180,656           --            --            7,500              --
  Chairman of the Board          1995    173,355           --            --           15,000              --
                                 1994    166,565           --            --           15,000              --

Leonard Toboroff ..............  1996   $180,656           --            --            7,500         $13,614
  Vice President                 1995    173,355           --            --           15,000          11,647
                                 1994    166,565           --            --           15,000           1,422

Dan Cougill ...................  1996   $230,000           --            --           15,000         $ 4,750
  President and Chief Operating  1995    206,923     $ 60,000            --           15,000           4,322
  Officer                        1994    180,000      110,000            --           75,000              --

David Groelinger ..............  1996   $143,308(5)  $ 25,000(6)          --          65,000              --
  Chief Financial Officer and
  Executive Vice President

------------------
(1) Perquisites and other personal benefits paid in 1996 for the named executive officers aggregated less than the lesser of $50,000 and 10% of the total annual salary and bonus set forth in the columns entitled, 'Salary' and 'Bonus' for each named executive officer and, accordingly, are omitted from the table as permitted by the rules of the Commission.

(2) These options were issued under Riddell's 1991 Stock Option Plan.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(3) In 1994 Riddell canceled an option previously granted to Mr. Mauer to acquire 100,000 shares of Common Stock and in its place issued an option to acquire an equal number of shares at a lower exercise price per share.

(4) Represents Riddell's contribution to its 401K Plan on behalf of the employee, and in the case of Mr. Toboroff, includes the dollar value of approximately $9,000 and $7,000 of insurance premiums paid on behalf of Mr. Toboroff for 1996 and 1995, respectively under an Indeterminate Premium One Year Term Life Policy pursuant to which he will receive the cash surrender value.

(5) Based on an annual salary of $180,000 pursuant to an employment agreement between Riddell and Mr. Groelinger. See '--Employment Agreements.'

(6) Paid pursuant to the employment agreement between Riddell and Mr. Groelinger. See '--Employment Agreements.'

                         STOCK OPTIONS GRANTED IN 1996

     The following table sets forth information concerning individual grants of stock options made during 1996 to each executive officer listed below pursuant to the Riddell's 1991 Stock Option Plan.

                                                                                            POTENTIAL
                                                                                           REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                          ANNUAL RATES
                             NUMBER OF        % OF TOTAL                                    OF STOCK
                            SECURITIES      OPTIONS GRANTED   EXERCISE                 PRICE APPRECIATION
                            UNDERLYING      TO EMPLOYEES IN     PRICE     EXPIRATION           FOR
NAME                      OPTIONS GRANTED     FISCAL YEAR     PER SHARE      DATE        OPTION TERM(5)
------------------------  ---------------   ---------------   ---------   ----------   -------------------
                                                                                          5%        10%
                                                                                       --------   --------
David M. Mauer..........       50,000(1)           21%          $4.50       7/16/06    $141,501   $358,592
Dan Cougill.............       15,000(2)            6            4.31      12/17/06      40,682    103,095
David Groelinger........       65,000(3)           27            4.63        3/7/06     189,061    479,119
Robert Nederlander......        7,500(4)            3            4.75       6/27/06      22,404     56,777
Leonard Toboroff........        7,500(4)            3            4.75       6/27/06      22,404     56,777

------------------
(1) This option expires July 16, 2006, vests as to 25% of the underlying shares on each of the first, second, third and fourth anniversaries of the date of grant. The option is canceled upon a termination of employment for cause. In the event Mr. Mauer's employment is terminated by Riddell, generally, other than for cause, this stock option becomes fully exercisable for 90 days.

(2) Mr. Cougill's option vests as to 25% of the underlying shares on each of the first, second, third and fourth anniversaries of the date of grant and expires December 17, 2006. The option is canceled upon a termination of employment for cause. In the event Mr. Cougill's employment is terminated by Riddell, generally, other than for cause, the option becomes fully exercisable for 90 days.

(3) Mr. Groelinger's option vests as to 25% of the underlying shares on each of the first, second, third and fourth anniversaries of the date of grant and expires March 7, 2006. The option is canceled upon a termination of employment for cause. In the event Mr. Groelinger's employment is terminated by Riddell, generally, other than for cause, the option becomes fully exercisable for 90 days.

(4) Messrs. Nederlander and Toboroff were granted options together with the other members of Riddell's Board of Directors (other than Mr. Mauer) in 1996 under Riddell's 1991 Stock Option Plan. The options are fully exercisable commencing June 27, 1997 through June 27, 2006. Each option is canceled upon a termination of employment for cause. In the event the individual's Board membership terminates, generally, other than for cause, each stock option becomes fully exercisable for 90 days.

(5) Based upon the per share market price on the date of grant and an annual appreciation of such market price at the rate stated in the table through the expiration date of such options. Gains, if any, are dependent upon the

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    actual performance of the Common Stock, as well as the continued employment of the executive officers through the vesting period. The potential realizable values indicated have not taken into account amounts required to be paid as income tax under the Internal Revenue Code and any applicable state laws.

                       STOCK OPTIONS HELD AT END OF 1996

     The following table indicates the total number of exercisable and unexercisable stock options held by each executive officer listed below on December 31, 1996. No options to purchase Riddell's Common Stock were exercised during 1996. On December 31, 1996, the last sales price of the Common Stock on NASDAQ was $4.63 per share.

                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED               IN-THE-MONEY
                                    OPTIONS AT                      OPTIONS AT
                                DECEMBER 31, 1996               DECEMBER 31, 1996
                           ----------------------------    ----------------------------
NAME                       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------   -----------    -------------    -----------    -------------
David M. Mauer..........     230,000         170,000        $ 268,950        $98,050
Dan Cougill.............      78,750          26,250          159,375         18,750
David Groelinger........          --          65,000               --             --
Robert E. Nederlander...      71,000           7,500           69,375             --
Leonard Toboroff........      71,000           7,500           69,375             --

EMPLOYMENT AGREEMENTS

     In June 1992, Riddell entered into an employment agreement with each of Messrs. Nederlander and Toboroff. Each agreement continues until terminated by Riddell, with termination being effective three years after Riddell delivers notice of termination or, if earlier, upon the death or disability of the employee. The agreements are immediately terminable by Riddell for Cause (as defined therein). Bonuses are discretionary with the Board. Each agreement provides a base salary of $162,500 which may be increased in the discretion of the Board, provided that, in any event, each year the salaries are increased at least by the percentage increase in the Consumer Price Index. The current salary of Messrs. Nederlander and Toboroff is $194,135. Each agreement provides that in the event the Company terminates the employee's employment, generally, other than for Cause, the employee will receive his full salary through the end of the term of his agreement and annual bonuses for the remainder of the term equal to the average of the annual bonuses awarded to the employee prior to termination. Each agreement acknowledges that the employee will devote time and provide services to entities other than the Company.

     In April 1993, Riddell entered into an employment agreement with Mr. Mauer. The agreement, as amended in 1994, provides an annual base salary in such amount in excess of $400,000 as the Board of Directors may determine from time to time. The agreement provides for years after 1993 that the Board of Directors and Mr. Mauer establish target bonuses based upon measures to be agreed upon before the beginning of each calendar year, and that Mr. Mauer's bonus will be a percentage, not to exceed 100%, of his base salary based upon the percent of the targets achieved. The agreement continues until terminated by Riddell, with termination effective three years after Riddell delivers notice of termination or, if earlier, until Mr. Mauer's death or disability. The agreement is immediately terminable for Cause (as defined therein). Pursuant to his employment agreement, Mr. Mauer was granted an option for ten years to acquire 300,000 shares of the Company's Common Stock at an average price of $3.63 per share. In the event Mr. Mauer's employment is terminated, generally, other than for Cause, Mr. Mauer will receive his salary for a period of three years plus a pro rata portion of the bonus earned through the date of termination, and his options become fully exercisable for one year.

     Riddell entered into an employment agreement with Mr. Cougill as of February 1, 1994, providing for a $50,000 signing bonus, an annual salary of $200,000 per annum and minimum bonus of $50,000 for 1994. Pursuant to his employment agreement, Mr. Cougill was granted an Option for five years to purchase 75,000 shares of the Company's Common Stock at $2.56 per share. In the event Mr. Cougill's employment is terminated by the Company, generally, other than for Cause (as defined therein), Mr. Cougill will receive his full salary for a period of one year plus the pro rata portion of his bonus earned through the date of termination by the Company, and his options become exercisable in full for one year. The agreement is immediately terminable for Cause and, unless renewed, expires in May 1998.

     Riddell entered into a two year employment agreement with Mr. Groelinger effective March 1996 in connection with his joining Riddell as Chief Financial Officer. The agreement provides for an annual base salary of $180,000 and a guaranteed minimum bonus for 1996 of $25,000. Thereafter, bonuses will be a percentage of his salary, with a target of 40%. Pursuant to his employment agreement, Mr. Groelinger was granted a ten year option to purchase 65,000 shares of the Company's Common Stock at an exercise price of $4.63 per share. The agreement is immediately terminable for Cause (as defined therein). The agreement provides generally that if Mr. Groelinger's employment is terminated other than for Cause, he will be paid no less than one year's salary (two years' salary in the event termination arises in connection with a Change of Control (as defined therein)) plus a pro rata portion of his bonus through the date of termination, and his stock options become immediately exercisable for one year to the extent then vested.


     In addition, in connection with the Transactions, the Company has entered into an employment agreement with Mr. Webb on May 5, 1997 which will become effective after the Merger is consummated. Under the terms of such agreement, which has a three-year term, Mr. Webb will serve as Vice Chairman of the Board of Directors of the Company, as well as President and Chief Operating Officer of the Varsity Group Division. Mr. Webb will be entitled to a base salary of no less than $375,000 per year and will be eligible to participate in those bonus arrangements which are made available to other senior officers of the Company at a target level of 40% of his base salary. Pursuant to his employment agreement, Mr. Webb will receive options to purchase 50,000 shares of common stock of the Company and 'special options' to purchase an additional 347,760 shares. The per share exercise price of the 50,000 options shall be equal to the average closing price of a share of the Company's Common Stock over the ten consecutive trading days ending on the date immediately prior to the date of grant. The per share exercise price of the 347,760 special options will be $3.80. Upon termination of Mr. Webb's employment (i) by the Company without Cause (as defined therein),
(ii) by Mr. Webb with Good Reason (as defined therein, including a material adverse alteration in his status or responsibilities and relocation more than 50 miles from Memphis, Tennessee), or (iii) following a Change in Control (as defined therein), Mr. Webb will receive continued payments of base salary for the longer of the remainder of the term and one year (two years in case of termination following a Change in Control), as well as certain benefits. Mr. Webb is subject to a noncompetition covenant generally for a period of two years following the termination of his employment for any reason. Pursuant to his employment agreement, Mr. Webb agreed to become a party to the Stockholders Agreement.

     The stock options granted to Messrs. Mauer, Webb, Cougill and Groelinger in connection with their employment agreements become immediately exercisable in the event of a change of control (as defined in their respective employment agreements).

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of July 11, 1997 regarding the ownership of the capital stock of the Company with respect to (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of any class of its voting capital stock, (ii) each of the Company's directors, (iii) each of the executive officers of the Company and
(iv) all directors and executive officers as a group. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                    SHARES BENEFICIALLY
                                                           OWNED
                                                    -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                 NUMBER      PERCENT
--------------------------------------------------  ---------    ------
M.L.C. Partners Limited Partnership(1) ...........   830,281       9.1%
  c/o Robert Nederlander
  810 Seventh Avenue
  New York, NY 10019

Robert E. Nederlander(2) .........................  5,260,387     51.9%
  810 Seventh Avenue
  New York, NY 10019

David M. Mauer(3) ................................   361,525       3.9%
  Riddell Sports Inc.
  900 Third Avenue/27th Fl.
  New York, NY 10022

Jeffrey G. Webb(4) ...............................  1,109,887     11.8%
  Varsity Spirit Corporation
  2525 Horizon Lake Drive
  Memphis, TN 38133

Leonard Toboroff(5) ..............................  1,342,003     14.7%
  Riddell Sports Inc.
  900 Third Avenue/27th Fl.
  New York, NY 10022

Don R. Kornstein(6) ..............................    35,000       *
  Riddell Sports Inc.
  900 Third Avenue/27th Fl.
  New York, NY 10022

John McConnaughy, Jr.(7) .........................   714,308       7.8%
  300 Atlantic Street
  Stamford, CT 06901

Glenn E. 'Bo' Schembechler(6) ....................    37,500       *
  870 Arlington
  Ann Arbor, MI 48104

Dan Cougill(8) ...................................    88,927       1.0%
  Riddell, Inc.
  3670 N. Milwaukee Avenue
  Chicago, IL 60641

David Groelinger(9) ..............................    19,750       *
  Riddell Sports Inc.
  900 Third Avenue/27th Fl.
  New York, NY 10022

All executive officers and directors listed above,
  as a group(10)..................................  5,352,637     52.8%

Angelo, Gordon & Co., L.P.(11) ...................  1,395,000     13.4%
  245 Park Avenue
  New York, NY 10167

------------------
 *   Less than 1%

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (1) Includes 43,750 shares underlying a warrant (the 'Warrant') which are currently exercisable. M.L.C. Partners Limited Partnership ('MLC') is the direct beneficial owner of all shares, which (other than shares underlying the Warrant) are subject to a voting trust (the 'Voting Trust') pursuant to which Robert Nederlander is voting trustee (the 'Voting Trustee') and has the sole voting power. Mr. Nederlander, as controlling stockholder of the corporation which is the general partner of MLC, may be deemed to beneficially own these shares. Mr. McConnaughy is the sole owner of a corporation that is a limited partner in MLC. A corporation controlled by Mr. Nederlander is also a limited partner in MLC.

 (2) Of the 5,260,387 shares beneficially owned by Mr. Nederlander: (i) 1,643,737 shares are owned by Mr. Nederlander directly or through entities controlled by him having dispositive power over these shares (105,989 of these 1,643,737 shares underlie options granted under the Company's 1991 Stock Option Plan or the Warrant which are exercisable within 60 days of July 11, 1997, 830,281 of such 1,643,737 shares are owned by MLC and 983,123 of such 1,643,737 shares are subject to the Voting Trust) and (ii) an additional 3,616,650 shares are beneficially owned by Mr. Nederlander as Voting Trustee under the Voting Trust and pursuant to a shareholders agreement (the 'Principal Shareholders Agreement') dated as of August 1995, as amended, pursuant to which, generally, the parties thereto agree to vote the outstanding shares of the Company's Common Stock owned by them directly and beneficially in the same manner that Mr. Nederlander votes the shares of stock in the Voting Trust with respect to which he is Voting Trustee. Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, Mr. Nederlander is deemed to beneficially own the shares of stock subject to the Voting Trust and the Principal Shareholders Agreement and owned by MLC.

 (3) The 361,525 shares of Common Stock beneficially owned by Mr. Mauer are subject to the Principal Shareholders Agreement and 305,259 of these shares are issuable in connection with options granted under the Company's 1991 Stock Option Plan and the Warrant that are exercisable within 60 days of July 11, 1997.

 (4) The 1,109,887 shares of Common Stock beneficially owned by Mr. Webb are subject to the Principal Shareholders Agreement and 347,760 of these shares underlie an option the Company has agreed to grant upon consummation of the Merger (anticipated to occur on or about July 25, 1997) and which will be fully exercisable on the date of grant.

 (5) The 1,342,003 shares of Common Stock beneficially owned by Mr. Toboroff are subject to the Principal Shareholders Agreement and 91,038 of these shares underlie options granted under the Company's 1991 Stock Option Plan and the Warrant that are exercisable within 60 days of July 11, 1997.

 (6) Represents shares underlying an option granted under the Company's 1991 Stock Option Plan that are exercisable within 60 days of July 11, 1997.

 (7) Of the 714,308 shares of Common Stock beneficially owned by Mr.
     McConnaughy: (i) 147,444 are subject to the Voting Trust, (ii) 566,864 are subject to the Principal Shareholders Agreement and (iii) 62,239 shares underlie options granted under the Company's 1991 Stock Option Plan and the Warrant that are exercisable within 60 days of July 11, 1997.

 (8) The 88,927 shares of Common Stock beneficially owned by Mr. Cougill are subject to the Principal Shareholders Agreement and 79,225 of these shares underlie options granted under the Company's 1991 Stock Option Plan and the Warrant that are exercisable within 60 days of July 11, 1997.

 (9) Includes 16,250 shares underlying that portion of an option to acquire an aggregate of 65,000 shares that is exercisable within 60 days of July 11, 1997.

(10) Includes the 830,281 shares owned by MLC.

(11) Based on a Schedule 13G filed February 13, 1997, Angelo, Gordon & Co., L.P. may be deemed to be the beneficial owner of 1,395,000 shares as a result of voting and dispositive powers it holds with respect to $1,000,000 principal amount of the Company's 4.1% Convertible Subordinated Note due November 1, 2004 (the 'Convertible Note') convertible at $5.3763 per share into 186,000 shares of the Company's Common Stock held for its own account and $6,500,000 principal amount of the Convertible Note convertible into 1,209,000 shares of Common Stock which it holds for the account of private investment funds for which it acts as general partner and/or investment advisor or investment manager.

                              CERTAIN TRANSACTIONS

     In September 1988, Riddell issued a subordinated secured term note (the 'Subordinated Note') in the original principal amount of $2.0 million to M.L.C. Partners Limited Partnership ('MLC') in connection with a recapitalization. In the recapitalization, Riddell issued Common Stock in exchange for (i) Class A Common Stock of Riddell owned by MLC (which had a preferential right to receive $4.0 million before any dividends or distributions were to be made to any other stockholders), (ii) Class B Common Stock owned by Mac I (from certain subsidiaries of which Riddell acquired its initial businesses in April 1988 for certain cash consideration, Class B Common Stock, long term notes and assumed liabilities) and (iii) Class B Common Stock owned by Mr. Frederic Brooks (the Company's President and Chief Operating Officer until February 1992). Originally due in 1993, the Subordinated Note was extended until January 1998, subject to mandatory prepayments relating to cash flow measurement and changes in capitalization. The outstanding balance of the Subordinated Note was repaid in accordance with its terms in November 1996. The Subordinated Note bore interest at 10% per annum, was secured by a lien on substantially all of the assets of Riddell and was subordinated to Riddell's indebtedness to NBD Bank.

     In 1994, Riddell granted MLC a warrant to purchase 150,000 shares of its Common Stock in consideration for the extension of the Subordinated Note. In August 1995, certain of the original partners withdrew from MLC, and in connection with the restructuring of MLC, Messrs. Cougill, Mauer, McConnaughy, Nederlander and Toboroff or entities controlled by them acquired interests in the warrant.

     In May 1991, Messrs. Nederlander, Toboroff, Epstein, McConnaughy and Brooks (the 'Investors') acquired from a party not affiliated with Riddell a promissory note with an aggregate principal amount of $439,000. The note was originally issued in April 1988 to Mac I in connection with the acquisition described above. The unaffiliated seller had acquired substantially all of the assets of Mac I's successor, MacGregor Sports Inc., in a sale authorized during the successor's bankruptcy proceedings. In August 1995, Mr. Epstein transferred his interest in the note to Messrs. Cougill, Mauer, McConnaughy, Nederlander and Toboroff in connection with the restructuring of MLC. The note was paid in full in June 1997 in connection with the refinancing relating to the New Credit Facility. The note was due in April 1998, bore simple interest at the rate of 8% per annum and was unsecured.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Certificate of Incorporation of the Company contains provisions eliminating the personal liability of directors for monetary damages for breaches of their duty of care, except in certain prescribed circumstances. The Bylaws of the Company also provides that directors and officers will be indemnified to the fullest extent authorized by law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of the Company. The Bylaws of the Company provide that the right of directors and officers to indemnification is not exclusive of any other right now possessed or hereinafter acquired under any statute, agreement or otherwise.

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                        DESCRIPTION OF THE SENIOR NOTES

GENERAL

     The New Notes will be issued pursuant to an Indenture (the 'Indenture') between the Company, the Guarantors and Marine Midland Bank, as trustee (the 'Trustee'), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the 'Trust Indenture Act'). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under '--Certain Definitions.' The form and terms of the New Senior Notes will be the same as those of the Old Senior Notes except that the New Senior Notes will have been registered under the Securities Act, and consequently will not be subject to certain transfer restrictions, registration rights and related Liquidated Damages provisions applicable to the Old Senior Notes. See '--Registration Rights; Liquidated Damages' below. As of the date of this Prospectus, all of the Company's Subsidiaries are Restricted Subsidiaries; however, under certain circumstances, the Company will be able to designate Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture and will not be required to provide Subsidiary Guarantees. For purposes of this summary, the term 'Company' refers only to Riddell Sports Inc. and not to any of its Subsidiaries.

     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the Senior Notes. As of the date of this Prospectus, all of the Company's Subsidiaries will be Guarantors.

PRINCIPAL, MATURITY AND INTEREST

     The Senior Notes are limited in aggregate principal amount to $115.0 million and mature on July 15, 2007. The Indenture provides for the issuance of up to $25.0 million aggregate principal amount of additional Senior Notes having identical terms and conditions to the Old Senior Notes (the 'Additional Senior Notes'), subject to compliance with the covenants contained in the Indenture. Any Additional Senior Notes will be part of the same issue as the Senior Notes and will vote on all matters with the Senior Notes. For purposes of this 'Description of the Senior Notes' references to the Senior Notes do not include Additional Senior Notes. Interest on the Senior Notes accrues at the rate of 10 1/2% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 1998, to Holders of record on the immediately preceding January 1 and July 1, respectively. Interest on the Senior Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from June 19, 1997. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Senior Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Senior Notes at their respective addresses set forth in the register of Holders of Senior Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to Senior Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes will be issued in denominations of $1,000 and integral multiples thereof.

RANKING

     The Old Senior Notes are, and the New Senior Notes will be, general unsecured obligations of the Company, ranking senior in right of payment to all existing and future Indebtedness of the Company that is subordinated to the Senior Notes and ranking pari passu in right of payment with all current and future unsecured unsubordinated Indebtedness of the Company. All borrowings under the New Credit Facility are secured by a Lien on substantially all of the assets of the Company and its Subsidiaries and the Indenture restricts, but does not prohibit, the Company and its Subsidiaries from incurring certain other indebtedness and which can be secured with Liens on the assets of the Company and its Subsidiaries. Consequently, the obligations of the Company under the Senior Notes are effectively subordinated to its obligations under the New Credit Facility and such other indebtedness to the extent of such assets. As of March 31, 1997 on a pro forma basis after giving effect to the Acquisition, the Company and its Subsidiaries would have had approximately $27.2 million principal amount of secured indebtedness and $12.8 million would have been available to be borrowed under the revolving portion of the New Credit Facility. See 'Risk Factors--Ranking and Fraudulent Conveyance Considerations.' The Company's obligations under the Indenture and the Senior Notes are guaranteed on a senior, unsecured basis by each of the Guarantors. See '--Subsidiary Guarantees.'

SUBSIDIARY GUARANTEES

     The Company's payment obligations under the Senior Notes are jointly and severally guaranteed on a senior unsecured basis (the 'Subsidiary Guarantees') by the Guarantors. All of the Company's Subsidiaries, including Riddell, Inc. and Varsity, are Restricted Subsidiaries and Guarantors of the Senior Notes. The obligations of each Guarantor under its Subsidiary Guarantee are limited so as not to constitute a fraudulent conveyance under applicable law. See, however, 'Risk Factors--Ranking and Fraudulent Conveyance Considerations.'

     The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than a Guarantor or the Company) assumes all the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Senior Notes, the Indenture and the Subsidiary Guarantee and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See '--Repurchase at the Option of Holders--Asset Sales.'

OPTIONAL REDEMPTION

     The Senior Notes will not be redeemable at the Company's option prior to July 15, 2002. Thereafter, the Senior Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

                              REDEMPTION
     YEAR                       PRICE
     ----------------------   ----------
     2002..................     105.25%
     2003..................     103.50%
     2004..................     101.75%
     2005 and thereafter...     100.00%

     Notwithstanding the foregoing, at any time on or before July 15, 2000, the Company may (but shall not have the obligation to) redeem, on one or more occasions, up to 35% of the aggregate principal amount of the Senior Notes at a redemption price equal to 110 1/2% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that at least $75.0 million aggregate principal amount of Senior Notes remain outstanding immediately after the occurrence of such redemption; and provided further, that such redemption shall occur within 45 days of the date of the closing of such Equity Offering.

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
SELECTION AND NOTICE

     If less than all of the Senior Notes are to be redeemed or purchased in an offer to purchase at any time, selection of Senior Notes for redemption or purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis; provided that no Senior Notes of $1,000 or less shall be redeemed or purchased in part. Notices of redemption may not be conditional. Notices of redemption or purchase shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date or purchase date to each Holder of Senior Notes to be redeemed or purchased at its registered address. If any Senior Note is to be redeemed or purchased in part only, the notice of redemption or purchase that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed or purchased. A new Senior Note in principal amount equal to the unredeemed or unpurchased portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. On and after the redemption or purchase date, interest ceases to accrue on Senior Notes or portions of them called for redemption or purchase.

MANDATORY REDEMPTION

     Except as set forth below under '--Repurchase at the Option of Holders,' the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of Senior Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Senior Notes pursuant to the offer described below (the 'Change of Control Offer') at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (the 'Change of Control Payment'). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the 'Change of Control Payment Date'), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar transaction.

     The Company's other senior Indebtedness, including the New Credit Facility, contains prohibitions of certain events that would constitute a Change of Control. In addition, the exercise by the Holders of Senior Notes of their right to require the Company to repurchase the Notes could cause a default under such other senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchases on the Company. Finally, the Company's ability to pay cash to the Holders of Senior Notes upon a repurchase may be limited by the Company's then existing financial resources. See 'Risk Factors --Inability to Purchase Senior Notes upon a Change of Control.'

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of 'all or substantially all' of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase 'substantially all,' there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) for any Asset Sale other than an Asset Sale of Unrestricted Margin Stock, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Senior Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale other than an Asset Sale of Unrestricted Margin Stock, the Company may apply such Net Proceeds, at its option, (a) to permanently reduce Indebtedness under the Credit Facilities (and correspondingly reduce commitments thereunder) or to permanently reduce other Senior Indebtedness of the Company or any Guarantor or
(b) to the acquisition of a controlling interest in a Permitted Business, the making of a capital expenditure or the acquisition of other long-term assets (collectively 'Replacement Assets'). Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit Indebtedness or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute 'Excess Proceeds.' When the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all Holders of Senior Notes and Additional Senior Notes (an 'Asset Sale Offer') to purchase the maximum principal amount of Senior Notes and Additional Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes and Additional Senior Notes tendered pursuant to an Asset Sale Offer is less than or equal to the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes and Additional Senior Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes and Additional Senior Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company), provided that each Restricted Subsidiary of the Company will be permitted to declare and pay dividends to the holders of such Restricted Subsidiary's common Equity Interests on a pro rata basis; (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company, any Restricted Subsidiary of the Company or any Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Senior Notes, except (x) a payment of interest or principal at Stated Maturity or (y) pursuant to a change of control provision applicable to such subordinated Indebtedness, provided that the Company has complied with the terms described above under the caption '--Repurchase at the Option of Holders--Change of Control' and has paid, or has made adequate provision in the reasonable judgment of the Board of Directors for the payment of, the Senior Notes that have been or may be tendered in response to a Change of Control Offer; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as 'Restricted Payments'), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption '--Incurrence of Indebtedness and Issuance of Preferred Stock'; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (including all Restricted Payments permitted by the next succeeding paragraph but excluding Restricted Payments permitted by clauses (ii), (iii) and (vi) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment and (C) the amount resulting from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case, such amount to be valued as provided in the second succeeding paragraph) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of pari passu or subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
(iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management, employees or consultants pursuant to any management, employee or consultant equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (v) cash payments in lieu of fractional shares issuable as dividends on preferred securities of the Company or any of its Restricted Subsidiaries; provided that such cash payments shall not exceed $50,000 in the aggregate in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; and (vi) payments pursuant to the Varsity Merger Documents.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall the business currently operated by Riddell, Inc. and Varsity be transferred to or held by an Unrestricted Subsidiary. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (x) the net book value of such Investments at the time of such designation and (y) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the provisions of this covenant. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption '--Incurrence of Indebtedness and Issuance of Preferred Stock,' the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption '--Incurrence of Indebtedness and Issuance of Preferred Stock,' calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     In computing the Consolidated Net Income of the Company under the foregoing clause (c)(i), (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company will be permitted to rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment will be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Net Income of the Company for any period.


     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant '--Restricted Payments' were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, 'incur') any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock (except that a Subsidiary of the Company may issue preferred stock to the Company or to any Guarantor); provided, however, that the Company or the Guarantors may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, if such incurrence or issuance is on or prior to September 30, 1999, or 2.25 to 1, if such incurrence or issuance is after September 30, 1999, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The Indenture also provides that the Company will not incur any Indebtedness that is contractually subordinated to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated to the Senior Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated to any other Indebtedness of the Company solely by virtue of being unsecured.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, 'Permitted Debt'):

          (i) the incurrence by the Company and the Guarantors of Indebtedness (including letters of credit) pursuant to the Credit Facilities (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and the Guarantors thereunder) outstanding under all Credit Facilities after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refinance or replace any Indebtedness incurred pursuant to this clause (i), does not exceed the greater of (a) $40.0 million or (b) the amount of the Borrowing Base minus Indebtedness incurred pursuant to clause (iv) of this covenant;

          (ii) the incurrence by the Company and the Guarantors of the Existing Indebtedness;

          (iii) the incurrence by the Company and the Guarantors of Indebtedness represented by the Senior Notes (other than any Additional Senior Notes) and the Subsidiary Guarantees;

          (iv) the incurrence by the Company or any of the Guarantors of Indebtedness in an aggregate principal amount not to exceed $3.0 million at any time outstanding (x) incurred in connection with the settlement of, or the payment of any judgment with respect to, any outstanding litigation in existence as of the date of the Indenture, which may include the payment of legal fees and expenses relating to such litigation, or (y) represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Guarantor; provided, however, that any indebtedness incurred pursuant to clause (x) shall have been incurred no later than 18 months after the date of the Indenture.

          (v) the incurrence by the Company or any of the Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

          (vi) the incurrence by the Company or any of the Guarantors of intercompany Indebtedness between or among the Company and any of the Guarantors; provided, however, that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Guarantor and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Guarantor, as the case may be;

          (vii) the incurrence by the Company or any of the Guarantors of Hedging Obligations that are incurred for the purpose of fixing or hedging currency exchange risk or interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

          (viii) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

          (ix) Indebtedness incurred in respect of performance, surety and similar bonds provided by the Company in the ordinary course of business, and refinancings thereof;

          (x) Indebtedness arising from guarantees of Indebtedness of the Company or any Subsidiary or other agreements of the Company or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Subsidiaries in connection with such disposition;

          (xi) the guarantee by any of the Guarantors of Indebtedness of the Company or another Guarantor that was permitted to be incurred under the Indenture; and

          (xii) the incurrence by the Company or any of its Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed $10.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

     The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  Dividend and other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the New Credit Facility as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Facility as in effect on the date of the Indenture, (c) the Indenture and the Senior Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases, licenses, encumbrances, contracts or similar assets entered into or acquired in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced or (i) restrictions contained in agreements for the sale or disposition of assets or of all of the capital stock of Subsidiaries that are otherwise in compliance with the terms of the Indenture to the extent such agreements contain restrictions with respect to assets or the Subsidiary sold or disposed of thereunder.

  Merger, Consolidation or Sale of Assets

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption '--Incurrence of Indebtedness and Issuance of Preferred Stock.'

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an 'Affiliate Transaction'), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (w) any employment agreement entered into by the Company or any of its Restricted Subsidiaries consistent with the past practice of the Company or such Restricted Subsidiary, or any employee benefit plan available to employees or senior executives of the Company or any Restricted Subsidiary generally, in each case in the ordinary course of business, (x) transactions between or among the Company and/or its Restricted Subsidiaries, (y) dividends, distributions, Restricted Payments and Investments that are permitted by the provisions of the Indenture described above under the caption '--Restricted Payments' and (z) any transactions pursuant to the Varsity Merger Documents, in each case, shall not be deemed Affiliate Transactions.


  Limitation on Issuances and Sales of Capital Stock of
  Wholly Owned Restricted Subsidiaries

     The Indenture provides that the Company (i) will not, and will not permit any Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Restricted Subsidiary and
(b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption '--Repurchase at the Option of Holders--Asset Sales,' and (ii) will not permit any Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Guarantor.

  Lines of Business

     The Indenture provides that the Company will, and will cause the Guarantors to, engage only in Permitted Businesses.

  Payments for Consent

     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes unless such consideration is offered to be paid or is paid to all Holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Additional Subsidiary Guarantees

     The Indenture provides that if the Company or any of its Subsidiaries shall acquire or create another Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture, except for (i) all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the

Indenture for so long as they continue to constitute Unrestricted Subsidiaries and (ii) all Subsidiaries organized outside of the United States and its territories.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the 'Commission'), so long as any Senior Notes are outstanding, the Company will furnish to the Holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a 'Management's Discussion and Analysis of Financial Condition and Results of Operations' that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, at any time after the Company files the Exchange Offer Registration Statement, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Senior Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Senior Notes; (ii) default in payment when due of the principal of or premium, if any, on the Senior Notes; (iii) failure by the Company to comply with the provisions described under the captions '--Repurchase at the Option of Holders--Change of Control,' '--Repurchase at the Option of Holders--Asset Sales,' '--Certain Covenants-- Restricted Payments' or '--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock'; (iv) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% of the Senior Notes and Additional Senior Notes, if any (voting as a single class) then outstanding to comply with any of its other agreements in the Indenture or the Senior Notes;
(v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a 'Payment Default') or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Restricted Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Senior Notes and Additional Senior Notes, if any (voting as a single class) may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Guarantor constituting a Significant Restricted Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to July 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to July 15, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

     The Holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes.

     The Company is required to deliver to the Trustee annually an officer's certificate regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee an officer's certificate specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Senior Notes, the Indenture or the

Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ('Legal Defeasance') except for (i) the rights of Holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ('Covenant Defeasance') and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under '--Events of Default and Remedies' will no longer constitute an Event of Default with respect to the Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

     The registered Holder of a Senior Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Company and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees or the Senior Notes with the consent of the Holders of at least a majority in principal amount of the Senior Notes and Additional Senior Notes then outstanding, voting as a single class, (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Senior Notes), and any existing default or compliance with any provision of the Indenture, the Subsidiary Guarantees or the Senior Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Senior Notes and Additional Senior Notes, voting as a single class, (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting Holder): (i) reduce the principal amount of Senior Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes (other than provisions relating to the covenants described above under the caption '--Repurchase at the Option of Holders'), (iii) reduce the rate of or change the time for payment of interest on any Senior Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the Holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Note payable in money other than that stated in the Senior Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes, (vii) waive a redemption payment with respect to any Senior Note (other than a payment required by one of the covenants described above under the caption '--Repurchase at the Option of Holders'), (viii) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture, or (ix) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Senior Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Subsidiary Guarantees or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's or a Guarantor's obligations to Holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Senior Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to issue Additional Senior Notes in accordance with the limitations set forth in the Indenture on the Issuance Date.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Senior Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     The Old Senior Notes were offered and sold (i) to 'qualified institutional buyers' in reliance on Rule 144A under the Securities Act, (ii) to institutional 'accredited investors' as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who are not also Qualified Institutional Buyers and (iii) in reliance on Regulation S under the Securities Act, and in each case are represented by a separate note in registered, global form without interest coupons (respectively, the '144A Global Note,' 'IAI Global Note' and 'Regulation S Global Note' and, collectively, the 'Restricted Global Notes'). Except as described below under '--Certificated Securities,' the New Senior Notes will be represented by a separate note in registered, global form without interest coupons

(the 'Unrestricted Global Note' and, collectively with the Restricted Global Notes, the 'Global Notes'). Each Global Note will be issued in a denomination equal to the outstanding principal amount of the Senior Notes represented thereby. The Restricted Global Notes were, and the Unrestricted Global Notes will be, deposited with, or on behalf of, The Depository Trust Company (the 'Depositary') and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the 'Global Note Holder'), in each case for credit to an account of a direct or indirect participant as described below.

     Senior Notes that are issued as described below under '--Certificated Securities' will be issued in the form of registered definitive certificates (the 'Certificated Securities'). Upon the transfer of Certificated Securities, such Certificated Securities may, unless all Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of Senior Notes being transferred.

     The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the 'Participants' or the 'Depositary's Participants') and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the 'Indirect Participants' or the 'Depositary's Indirect Participants') that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only thorough the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of the Senior Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some jurisdictions require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Senior Notes evidenced by the Global Notes will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Senior Notes, the Global Note Holder will be considered the sole Holder under the Indenture of any Senior Notes evidenced by the Global Note. Beneficial owners of Senior Notes evidenced by the Global Notes will not be considered the owners or Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Senior Notes.

     Payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on any Senior Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Senior Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Senior Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Senior Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

  Certificated Securities

     Subject to certain conditions contained in the Indenture, any person having a beneficial interest in the Global Notes may, upon request to the Trustee, exchange such beneficial interest for Senior Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Senior Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of the Global Notes, Senior Notes in such form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Senior Notes.

     Neither the Company nor the Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Senior Notes and the Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for all purposes.

  Same-Day Settlement and Payment

     The Indenture requires that payments in respect of the Senior Notes represented by the Global Notes (including principal, premium, if any, and interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, and interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Senior Notes represented by the Global Notes are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Senior Notes will, therefore, be required by the Depositary to be settled in immediately available funds.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Holders of the New Senior Notes are not entitled to any registration rights with respect to the New Senior Notes. The Company, the Guarantors and the Initial Purchasers have entered into the Registration Rights Agreement, dated as of June 19, 1997. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. The Registration Statement of which this Prospectus forms a part constitutes the Exchange Offer Registration Statement. If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy or (ii) any Holder of Transfer Restricted Securities notifies the Company within the specified time period that (A) it is prohibited by law or

Commission policy from participating in the Exchange Offer or (B) that it may not resell the New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or
(C) that it is a broker-dealer and owns Senior Notes acquired directly from the Company or an affiliate of the Company, the Company will file with the Commission a Shelf Registration Statement to cover resales of the Senior Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission. For purposes of the foregoing, 'Transfer Restricted Securities' means each Senior Note until (i) the date on which an Old Senior Note has been exchanged by a person other than a broker-dealer for a New Senior Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of an Old Senior Note for a New Senior Note, the date on which such New Senior Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, (iii) the date on which such Senior Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf

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
Registration Statement or (iv) the date on which such Senior Note is distributed to the public pursuant to Rule 144 under the Act.

     The Registration Rights Agreement provides that (i) the Company use its best efforts to have the Registration Statement, of which this Prospectus forms a part, declared effective by the Commission on or prior to October 17, 1997,
(ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Senior Notes in exchange for all Senior Notes tendered prior thereto in the Exchange Offer and (iii) if obligated to file the Shelf Registration Statement, the Company will use its best efforts to file the Shelf Registration Statement with the Commission on or prior to 30 days after such filing obligation arises (and in any event within 150 days after June 19, 1997) and to cause the Shelf Registration to be declared effective by the SEC on or prior to 60 days after such obligation arises. If (a) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the 'Effectiveness Target Date'), or (c) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement, or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a 'Registration Default'), then the Company will pay Liquidated Damages to each Holder of Senior Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Senior Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Senior Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 principal amount of Senior Notes. All accrued Liquidated Damages will be paid by the Company on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Senior Notes to be included in a Shelf Registration Statement will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Senior Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus constitutes a part.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     'Acquired Debt' means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     'Affiliate' of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition,

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
'control' (including, with correlative meanings, the terms 'controlling,' 'controlled by' and 'under common control with'), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     'Asset Sale' means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory or other current assets in the ordinary course of business consistent with past practices (provided that transactions governed by the provisions of the Indenture described above under the caption '--Repurchase at the Option of Holders--Change of Control' and/or the provisions described above under the caption '--Certain Covenants--Merger, Consolidation or Sale of Assets' will be governed by such provisions and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions that have a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Guarantor or by a Guarantor to the Company or to another Guarantor, (ii) an issuance of Equity Interests by a Guarantor to the Company or to another Guarantor, (iii) a dividend, distribution, Restricted Payment or Investment that is permitted by the covenant described above under the caption '--Certain Covenants--Restricted Payments' and (iv) the transfer of any royalty payment by the Company or any Subsidiary as contemplated by the MOU, and as modified by the terms of any definitive settlement agreement negotiated thereunder (provided that aggregate payouts under the MOU are not materially more expensive to the Company than the terms of the MOU), will not be deemed to be Asset Sales.

     'Borrowing Base' means, as of any date, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of such date that are not more than 90 days past due, and (b) 60% of the book value of all inventory owned by the Company and its Subsidiaries as of such date, all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory or trade payables as of a specific date, the Company may utilize the most recent available information provided to the lenders under the Credit Facilities for purposes of calculating the Borrowing Base.

     'Capital Lease Obligation' means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     'Capital Stock' means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     'Cash Equivalents' means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the New Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch Rating of 'B' or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper of a domestic issuer having a rating of at least A-1 by Standard and Poor's Rating Group ('S&P') or P-1 by Moody's Investors Service, Inc. ('Moody's') maturing within six months after the date of acquisition.

     'Change of Control' means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any 'person' (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company,
(iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (as defined above), other than the Principals and their Related Parties, becomes the beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange
Act) directly or indirectly, of 35% or more of the Voting Stock of the Company,
(iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors or (v) the Company consolidates with, or merges with or into, any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     'Consolidated Cash Flow' means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, net payments (if any) pursuant to Hedging Obligations and any deferred financing fees incurred, and other financing fees expensed, in connection with the acquisition of Varsity), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) any other fees or expenses expensed in connection with the acquisition of Varsity, in each case, without duplications and on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     'Consolidated Net Income' means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and (v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

     'Continuing Directors' means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     'Credit Facilities' means, with respect to the Company, one or more debt facilities (including, without limitation, the New Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the date on which Old Senior Notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Debt.

     'Default' means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     'Disqualified Stock' means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Senior Notes mature; provided, however, that a class of Capital Stock shall not be Disqualified Stock hereunder solely as the result of any maturity or redemption that is conditioned upon, and subject to, compliance with the covenant under the caption 'Restricted Payments.'

     'Equity Interests' means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     'Equity Offering' means a public or private offering of Capital Stock (other than Disqualified Stock) of the Company.

     'Existing Indebtedness' means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the Indenture, until such amounts are repaid.

     'Fixed Charges' means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs and excluding any deferred financing fees incurred, and other financing fees expensed, in connection with the acquisition of Varsity) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted

Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     'Fixed Charge Coverage Ratio' means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted

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Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the 'Calculation Date'), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     'GAAP' means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of the Indenture.

     'Guarantee' means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     'Guarantors' means each Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and its respective successors and assigns.

     'Hedging Obligations' means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies purchased or received by the Company in the ordinary course of business.

     'Indebtedness' means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, in each case, except any amount that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     'Investments' means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted

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
Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption '--Certain Covenants--Restricted Payments.'


     'Lien' means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     'MOU' means the Memorandum of Understanding entered into as of the 3rd day of June, 1997, by and among the Company, RHC, Riddell, Inc., Equilink, Ridmark, MacMark, NBD Bank N.A., MLC Partners Limited Partnership, Robert Nederlander, Leonard Toboroff, John McConnaughy, Jr., Frederic H. Brooks, Connecticut Economics Corporation, Robert Weisman, Bruce H. Levitt, as Bankruptcy Trustee of M Holdings Corporation, Paul Swanson, as Bankruptcy Trustee of MGS Acquisition, Inc., Official Unsecured Creditors Committee of MacGregor Sporting Goods, Inc., and MacGregor Sports, Inc., Official Unsecured Creditors' Committee of MacGregor Sporting Goods, Inc., M Holdings Corporation, f/k/a MacGregor Sporting Goods, Inc., Innovative Promotions, Inc., Ernest Wood, Jr., Harry Wood, Pursuit Athletic Footwear, Inc., and Riddell Athletic Footwear, Inc. in the form set forth on a schedule to the New Credit Facility.

     'Net Income' means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     'Net Proceeds' means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Indebtedness under the Credit Facilities) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     'New Credit Facility' means that certain credit facility, dated as of June 19, 1997, by and among the Company and NationsBank, N.A. and NBD Bank, as agents and lenders, providing for up to $40.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, extended, modified, renewed, refunded, replaced or refinanced from time to time.


     'Non-Recourse Debt' means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     'Obligations' means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

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     'Permitted Businesses' means (i) the lines of businesses that the Company or any of the Guarantors were engaged in on the date of the Indenture or that are contemplated by the final confidential Offering Memorandum dated June 13, 1997 relating to the Offering of the Old Senior Notes, (ii) the businesses engaged in by any acquired businesses, provided that a substantial portion of their business at the time of acquisition was related or ancillary to the Company's then existing lines of business, (iii) extensions of the businesses referred to in clauses (i) and (ii), including, without limitation, new products and services to its markets or new distribution channels, (iv) any other lines of business or activities that are related or ancillary to the businesses referred to in clauses (i)-(iii), and (v) unrelated lines of business that individually are not material to the Company and the Guarantors taken as a whole.

     'Permitted Investments' means (a) any Investment in the Company or in a Guarantor, (b) any continuing 50% equity Investment in MacMark Corporation by the Company or any Guarantor; (c) any Investment in Cash Equivalents; (d) any Investment by the Company or any Guarantor in a Person, if as a result of such Investment (i) such Person becomes a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Guarantor; (e) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption '--Repurchase at the Option of Holders--Asset Sales'; (f) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; and (g) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $5.0 million.

     'Permitted Liens' means (i) Liens on assets of the Company and its Subsidiaries securing Indebtedness under the Credit Facilities that was permitted by the terms of the Indenture to be incurred; provided that such Liens will be permitted only to the extent they cover assets securing such Indebtedness as of the date of the Indenture; (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Subsidiary; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory or regulatory obligations, leases, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the third paragraph of the covenant entitled '--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock' covering only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $2.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (x) Liens on assets of any Guarantor to secure senior Indebtedness of such Guarantor that is permitted to be incurred pursuant to the terms of Indenture; (xi) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; and (xii) Liens on Unrestricted Margin Stock.

     'Permitted Refinancing Indebtedness' means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith including premiums paid, if any, to the holders thereof); (ii) such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the

Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date at or later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     'Principals' means Robert E. Nederlander, Leonard Toboroff, John McConnaughy, Jr., David Mauer, Dan Cougill or Jeffrey G. Webb.

     'Related Party' with respect to any Principal means (A) any spouse or former spouse or immediate family member of such Principal, (B) the estate or any heir of such Principal, (C) any Subsidiary of any of the Principals or any other Related Party or (D) any trust, the beneficiaries of whom are Principals or Related Parties.

     'Restricted Investment' means an Investment other than a Permitted Investment.

     'Restricted Subsidiary' of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     'Senior Indebtedness' means any Indebtedness which by its terms is not expressly subordinated in right of payment to the Senior Notes.

     'Significant Restricted Subsidiary' means a subsidiary, including its subsidiaries, which meets any of the following conditions:

          (1) The Company's and its other subsidiaries' investments in and advances to the subsidiary exceed 10 percent of the total assets of the Company and its subsidiaries consolidated as of the end of the most recently completed fiscal year (for a proposed business combination to be accounted for as a pooling of interests, this condition is also met when the number of common shares exchanged or to be exchanged by the registrant exceeds 10 percent of its total common shares outstanding at the date the combination is initiated); or

          (2) The Company's and its other subsidiaries' proportionate share of the total assets (after intercompany eliminations) of the subsidiary exceeds 10 percent of the total assets of the Company and its subsidiaries consolidated as of the end of the most recently completed fiscal year; or

          (3) The Company's and its other subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the subsidiary exceeds 10 percent of such income of the Company and its subsidiaries consolidated for the most recently completed fiscal year.

For purposes of this definition under the Indenture, a 'significant subsidiary' will be determined in accordance with the Computational Note Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.


     'Stated Maturity' means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     'Subsidiary' means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     'Unrestricted Margin Stock' means the capital stock of Varsity that constitutes 'margin stock' (as defined in Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect), if, and to the extent that the value of such margin stock exceeds 25% of the total assets of the Company and its Subsidiaries, subject to the restrictions contained in the provisions of the Indenture described under the captions

'Certain Covenants--Asset Sales' and 'Certain Covenants--Liens'; provided that it is understood that upon completion of the merger pursuant to the Varsity Merger Documents there shall be no Unrestricted Margin Stock outstanding.

     'Unrestricted Subsidiary' means any Subsidiary (other than Riddell, Inc. or Varsity or any successor to either of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company (as determined in good faith by the Board of Directors); (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

     'Varsity Merger Documents' means the Agreement and Plan of Merger by and among Riddell Sports Inc., Cheer Acquisition Corp. and Varsity Spirit

Corporation, dated as of May 5, 1997, and the several Stock Purchase Agreements, dated as of May 5, 1997, between Riddell Sports Inc. and certain employees of Varsity Spirit Corporation, in each case as amended from to time.

     'Voting Stock' means, with respect to any Person, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     'Weighted Average Life to Maturity' means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     'Wholly Owned Restricted Subsidiary' of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                       DESCRIPTION OF OTHER INDEBTEDNESS

THE NEW CREDIT FACILITY

     Riddell has entered into a credit agreement dated as of June 19, 1997 (the 'New Credit Facility') with Riddell, Inc., Equilink Licensing Corporation ('Equilink'), RHC Licensing Corporation ('RHC'), Ridmark Corporation ('Ridmark'), All American Sports Corporation ('AASC'), Varsity, Cheer, Varsity Spirit Fashions & Supplies, Inc. ('VSFS'), International Logos, Inc. ('Logos'), Varsity/Intropa Tours, Inc. ('Intropa'), Varsity U.S.A., Inc. ('USA' and together with Riddell, Inc., Equilink, RHC, Ridmark, AASC, Varsity, Cheer, VSFS, Logos, and Intropa, collectively, the 'Material Subsidiaries'), NBD Bank and NationsBank, N.A. (together, the 'Bank Lenders'). The Bank Lenders provide for the New Credit Facility on a senior secured basis, including a sublimit for the issuance of standby and trade letters of credit line (the 'Letters of Credit').

     Riddell paid certain fees to the Bank Lenders for their own account in extending the New Credit Facility as follows: (i) an upfront fee of $525,000 and
(ii) an agent's administrative fee, payable to NBD Bank (the 'Administrative Agent'), in the amount of $10,000. The upfront fee and the administrative fee were paid on the date of the closing of the New Credit Facility. Riddell will pay a commitment fee of up to 0.5% per annum of the unused portion of the commitment under the New Credit Facility, accruing from the date of acceptance of the Bank Commitment Letter dated May 5, 1997 among Riddell and the Bank Lenders, and thereafter Riddell will pay a commitment fee with the same terms quarterly in arrears. The administrative fee is payable annually.

     Pursuant to its terms and conditions, the New Credit Facility provides for a five year revolving credit and working capital facility available to Riddell in a maximum principal amount (the 'Revolving Commitment Amount') not to exceed $40.0 million through September 30, 1997 and $35.0 million thereafter, outstanding at any time, a portion of which may be used for the issuance of Letters of Credit.

     The Material Subsidiaries unconditionally guarantee the obligations arising under the New Credit Facility. The New Credit Facility, and the guarantee obligations in respect thereof, are secured by a security interest in substantially all of the tangible assets of the Company and the Material Subsidiaries. Additionally, Riddell and the Material Subsidiaries granted a negative pledge on substantially all of their unencumbered assets in favor of the Bank Lenders.

     Borrowings outstanding under the New Credit Facility are required to be prepaid in the event and to the extent that the outstanding principal amount exceeds the Revolving Commitment Amount. The New Credit Facility requires that Riddell deliver to the Bank Lenders a borrowing base certificate twice a month. An event of default exists under the New Credit Facility if utilizations, as of the date of each borrowing base certificate, exceed a certain percentage of the value of each of the eligible inventory, accounts receivable and work in process (the 'Borrowing Base') as determined on two consecutive borrowing base certificates delivered by Riddell. Voluntary reduction or prepayment of the New Credit Facility is permitted without penalty subject to reimbursement of the Bank Lenders' breakage costs with respect to LIBOR (as defined herein) based borrowings. Indebtedness outstanding under the New Credit Facility will bear an initial interest rate for the first year of the New Credit Facility, computed on a per annum basis, equal to either the Alternate Base Rate (as defined below) plus .75% or the London Interbank Offered Rate ('LIBOR') plus 2.25%. Riddell has the option of selecting the type of the borrowing and the length of the interest period applicable thereto. Following the first year of the New Credit Facility, the LIBOR and Alternate Base Rate margins will be subject to performance pricing adjustments based upon the ratio (the 'Leverage Ratio') of Riddell's total funded debt to EBITDA (as such terms are defined in the New Credit Facility). The Leverage Ratio will be computed quarterly in arrears on a rolling four quarter basis. If the Leverage Ratio (i) equals or exceeds 5.0x, the margin on LIBOR loans shall be 2.50% and the margin on Alternate Base Rate loans shall be 1.0%, (ii) equals or exceeds 4.5x but less than 5.0x, the margin on LIBOR loans shall be 2.25% and the margin on Alternate Base Rate loans shall be .75%, (iii) equals or exceeds 4.0x but is less than 4.5x, the margin on LIBOR loans shall be 2.00% and the margin on Alternate Base Rate loans shall be .50%, (iv) equals or exceeds 3.5x but is less than 4.0x, the margin on LIBOR loans shall be 1.75% and the margin on Alternate Base Rate loans shall be .25% and (v) is less than 3.5x, the margin on LIBOR loans shall be 1.50% and the margin on Alternate Base Rate based loans shall be 0%.

     'Alternate Base Rate' means the higher of (i) the Administrative Agent's prime rate and (ii) the Federal Funds rate plus .50%.

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
     Fees payable in respect of standby letters of credit are in an amount equal to the appropriate applicable percentages corresponding to the Leverage Ratio in effect at such time of drawing under the New Credit Facility on the average daily maximum amount available to be drawn under each such Letter of Credit from the date of issuance to the date of expiration due quarterly in arrears. The Administrative Agent will be paid a per annum fee of .25% on the outstanding amount of all standby letters of credit, due quarterly in arrears. Additionally, Riddell will pay the Administrative Agent its customary letter of credit charges as in effect from time to time.

     The New Credit Facility contains certain representations and warranties, negative and affirmative covenants, conditions and events of default which are customarily required for similar financings. Representations and warranties apply to Riddell and the Material Subsidiaries. Such covenants include, among other things, restrictions and limitations on dividends and stock redemptions, capital expenditures, leases, incurrences of debt, transactions with affiliates, investments and acquisitions, and mergers, consolidations and asset sales. Furthermore, the Company is required to maintain compliance with certain financial covenants including, but not limited to, the Leverage Ratio, a coverage ratio, a minimum net worth ratio and a minimum net income test for the fiscal quarters ended June 30, 1997 and September 30, 1997.

     Events of default under the New Credit Facility include, among other things, (i) failure to pay principal, interest, fees or other amounts when due;
(ii) violation of covenants; (iii) failure of any representation or warranty made by Riddell or the Material Subsidiaries to the Bank Lenders to be true in all material aspects; (iv) cross default and cross acceleration with certain other indebtedness; (v) Change of Control (as defined in the New Credit

Facility); (vi) bankruptcy or other insolvency proceedings; (vii) certain material judgments; (viii) certain ERISA events; and (ix) the invalidity of the guarantees given by the Material Subsidiaries or of the security interests granted to the Bank Lenders, in certain cases with appropriate grace periods.

     The foregoing summary of the New Credit Facility is qualified in its entirety by reference to such agreement, a copy of which has been filed with the SEC as an exhibit to the Registration Statement of which this Prospectus forms a part.

CONVERTIBLE NOTE

     In November 1996, the Company completed the private placement of its 4.1% Convertible Subordinated Note due November 1, 2004 (the 'Convertible Note') in the principal amount of $7.5 million pursuant to an exemption from registration under Section 4(2) of the Securities Act. The Convertible Note was purchased by Silver Oak Capital L.L.C., an affiliate of Angelo, Gordon & Co. A portion of the proceeds from the sale of the Convertible Note was used to repay the remaining $870,834 balance of a subordinated term note due to a stockholder in accordance with its terms. Contemporaneously with the issuance of the Convertible Note, the Company amended its loan agreement with its senior lender, NBD Bank, to, among other things, extend the term of its revolving line of credit from April 1997 to April 1998, and to defer a $1.0 million principal payment due on the term loan from December 1996 to December 1998.

     The Convertible Note is convertible at $5.3763 a share into 1,395,000 shares of the Company's Common Stock (subject to an antidilution adjustment), constituting approximately 13% of the outstanding shares of the Company's Common Stock outstanding on May 17, 1997 on a pro forma basis after giving effect to conversion of the Convertible Note and the Acquisition but without regard to the exercise of any outstanding options or warrants to buy the Company's Common Stock.

     The Company's obligations to pay principal and interest on the Convertible Note are guaranteed on a subordinated basis by the Company's subsidiaries, including Varsity following the Acquisition. The Senior Notes and the Subsidiary Guarantees will rank senior in right of payment to the respective obligations of the Company and its subsidiaries under the Convertible Note and the guarantees thereof.

     The Convertible Note is required to prepay 25% of the then outstanding principal amount at a redemption price of 100% on November 1, 2002 and 33.33% of the then outstanding principal amount at a redemption price of 100% on November 1, 2003. The Convertible Note may be redeemed at the option of the Company, in whole or in part, at any time at a redemption price of (a) 102.25% of the principal amount if redeemed during the 12-month period ending November 1, 2001,
(b) at 101.5% of the principal amount if redeemed during the 12-month period ending November 1, 2002, (c) at 100.75% of the principal amount if redeemed during the

12-month period ending November 1, 2003 and (d) at 100% if redeemed during the 12-month period ending November 1, 2004. Further, upon a change of control of the Company, the holder of the Convertible Note will have the right to require the Company to repurchase all or a portion of such holder's Convertible Note at a repurchase price of 101% of the principal amount plus any accrued and unpaid interest.

     The note purchase agreement pursuant to which the Convertible Note was issued requires future subsidiaries of the Company to guaranty the Convertible Note on a subordinated basis and contains customary events of default. Further, such note purchase agreement contains restrictive covenants that limit, among other things, (i) transactions with affiliates, (ii) mergers, consolidation and transfers of substantially all of the Company's assets and (iii) the granting of certain stock options. The foregoing limitations, however, are subject to a number of important qualifications.

      UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

     The exchange of Old Senior Notes for New Senior Notes pursuant to the Exchange Offer will not be considered a taxable exchange for federal income tax purposes because the New Senior Notes will not differ materially in kind or extent from the Old Senior Notes and because the exchange will occur by operation of the terms of the Old Senior Notes. Accordingly, such exchange will have no federal income tax consequences to Holders of Old Senior Notes. A Holder's adjused tax basis and holding period in a New Senior Note will be the same as such Holder's adjusted tax basis and holding period, respectively, in the Old Senior Note exchanged therefor.

     Holders considering the exchange of Old Senior Notes for New Senior Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under state, local and foreign income tax and other tax law.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Senior Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Senior Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Senior Notes received in exchange for Old Senior Notes where such Old Senior Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for
use in connection with any such resale. In addition, until             , 1997,
all dealers effecting transactions in the New Senior Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Senior Notes by broker-dealers. New Senior Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Senior Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Senior Notes. Any broker-dealer that resells New Senior Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Senior Notes may be deemed to be an 'underwriter' within the meaning of the Securities Act and any profit on any such resale of New Senior Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an 'underwriter' within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of the Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such document in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the

Senior Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the New Senior Notes will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Riddell as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing herein.

     The financial statements of Varsity as of December 31, 1995 and 1996 and for the nine months ended December 31, 1994 and the two years ended December 31, 1995 and 1996, included in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report appearing herein.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
RIDDELL SPORTS INC.

Unaudited Condensed Consolidated Financial Statements:

Condensed Consolidated Balance Sheets at March 31, 1997 and December 31,
  1996...................................................................    F-2
Condensed Consolidated Statements of Operations for the three months
  ended March 31, 1997 and 1996..........................................    F-3
Condensed Consolidated Statements of Shareholders' Equity for the three
  months ended March 31, 1996 and 1997...................................    F-4
Condensed Consolidated Statements of Cash Flows for the three months
  ended March 31, 1997 and 1996..........................................    F-5
Notes to Condensed Consolidated Financial Statements.....................    F-6

Audited Consolidated Financial Statements:

Report of Independent Certified Public Accountants.......................   F-10
Consolidated Balance Sheets at December 31, 1995 and 1996................   F-11
Consolidated Statements of Operations for the years ended December 31,
  1994, 1995 and 1996....................................................   F-12
Consolidated Statements of Shareholders' Equity for the years ended
  December 31, 1994, 1995 and 1996.......................................   F-13
Consolidated Statements of Cash Flows for the years ended December 31,
  1994, 1995 and 1996....................................................   F-14
Notes to Consolidated Financial Statements...............................   F-15

VARSITY SPIRIT CORPORATION

Unaudited Condensed Consolidated Financial Statements:

Condensed Consolidated Balance Sheets at March 31, 1997, December 31,
  1996 and March 31, 1996................................................   F-29
Condensed Consolidated Statements of Operations for the three months
  ended March 31, 1997 and 1996..........................................   F-30
Condensed Consolidated Statements of Cash Flows for the three months
  ended March 31, 1997 and 1996..........................................   F-31
Condensed Consolidated Statements of Shareholders' Equity for the three
  months ended March 31, 1997 and 1996...................................   F-32
Notes to Condensed Consolidated Financial Statements.....................   F-33

Audited Consolidated Financial Statements:

Report of Independent Certified Public Accountants.......................   F-36
Consolidated Balance Sheets at December 31, 1995 and 1996................   F-37
Consolidated Statements of Income for the nine months ended December 31,
  1994 and the years ended December 31, 1995 and 1996....................   F-38
Consolidated Statements of Shareholders' Equity for the nine months ended
  December 31, 1994 and the years ended December 31, 1995 and 1996.......   F-39
Consolidated Statements of Cash Flows for the nine months ended December
  31, 1994 and the years ended December 31, 1995 and 1996................   F-40
Notes to Consolidated Financial Statements...............................   F-41

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                    MARCH 31,     DECEMBER 31,
                                                      1997            1996
                                                   -----------    ------------
ASSETS

Current assets:
  Cash..........................................   $   304,443    $    356,670
  Accounts receivable, trade, less allowance for
     doubtful accounts ($564,000 and $513,000
     respectively)..............................    21,142,165      15,144,943
  Inventories (Note 3)..........................    14,620,416      16,406,168
  Prepaid expenses..............................     6,050,108       6,654,962
  Other receivables.............................       245,978         159,747
                                                   -----------    ------------
Total current assets............................    42,363,110      38,722,490
Property, plant and equipment, less accumulated
  depreciation ($3,975,095 and $3,819,343,
  respectively).................................     3,421,036       3,506,853
Intangibles and deferred charges, less
  accumulated amortization ($10,580,177 and
  $10,158,671, respectively)....................    33,645,022      34,066,528
Other assets....................................        65,158          65,158
                                                   -----------    ------------
                                                   $79,494,326    $ 76,361,029
                                                   -----------    ------------
                                                   -----------    ------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.............   $ 3,175,893    $  1,158,198
  Accounts payable..............................     4,048,960       4,866,962
  Accrued liabilities...........................     6,843,665       6,739,980
                                                   -----------    ------------
Total current liabilities.......................    14,068,518      12,765,140
Long-term debt, less current portion:
  Shareholders and related parties..............       439,000         439,000
  Banks and other...............................    31,500,000      29,544,892
                                                   -----------    ------------
                                                    31,939,000      29,983,892
Deferred taxes..................................     1,820,000       1,820,000
Other liabilities...............................     3,938,909       4,046,979
Contingent liabilities (Note 4)
Shareholders' equity
  Preferred stock, $.01 par; authorized
     1,000,000 shares; none issued
  Common stock, $.01 par; authorized 20,000,000
     shares; issued and outstanding 8,067,985
     shares.....................................        80,680          80,680
  Capital in excess of par......................    31,456,912      31,456,912
  Accumulated deficit...........................    (3,809,693)     (3,792,574)
                                                   -----------    ------------
                                                    27,727,899      27,745,018
                                                   -----------    ------------
                                                   $79,494,326    $ 76,361,029
                                                   -----------    ------------
                                                   -----------    ------------

           See notes to condensed consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       THREE MONTHS ENDED
                                                           MARCH 31,
                                                   --------------------------
                                                      1997           1996
                                                   -----------    -----------
Net revenues:
  Net sales.....................................   $18,000,706    $19,036,101
  Royalty income................................       574,197        807,585
                                                   -----------    -----------
                                                    18,574,903     19,843,686
Cost of sales...................................    10,094,012     10,210,492
                                                   -----------    -----------
Gross profit....................................     8,480,891      9,633,194
Selling, general and administrative expenses....     7,207,043      6,991,449
Product liability expense.......................       625,000        664,133
                                                   -----------    -----------
Income from operations..........................       648,848      1,977,612
Interest expense................................       665,967        627,214
                                                   -----------    -----------
Income (loss) before taxes......................       (17,119)     1,350,398
Income taxes....................................            --         60,000
                                                   -----------    -----------
Net income (loss)...............................   $   (17,119)   $ 1,290,398
                                                   -----------    -----------
                                                   -----------    -----------
Net earnings (loss) per share...................   $      0.00    $      0.15
                                                   -----------    -----------
                                                   -----------    -----------
Weighted average number of common and
  common equivalent shares outstanding..........     8,067,985      8,456,962

           See notes to condensed consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                         RETAINED
                                    COMMON STOCK        CAPITAL IN       EARNINGS          TOTAL
                                --------------------     EXCESS OF     (ACCUMULATED    SHAREHOLDERS'
                                 SHARES      AMOUNT         PAR          DEFICIT)         EQUITY
                                ---------    -------    -----------    ------------    -------------
FOR THE THREE MONTHS ENDED
  MARCH 31, 1996:
  Balance, January 1, 1996...   8,067,985    $80,680    $31,456,912    ($ 6,635,750)    $ 24,901,842
     Net income for the
       period................                                             1,290,398        1,290,398
                                ---------    -------    -----------    ------------    -------------
  Balance, March 31, 1996....   8,067,985    $80,680    $31,456,912    ($ 5,345,352)    $ 26,192,240
                                ---------    -------    -----------    ------------    -------------
                                ---------    -------    -----------    ------------    -------------
FOR THE THREE MONTHS ENDED
  MARCH 31, 1997:
  Balance, January 1, 1997...   8,067,985    $80,680    $31,456,912    ($ 3,792,574)    $ 27,745,018
     Net loss for the
       period................                                               (17,119)         (17,119)
                                ---------    -------    -----------    ------------    -------------
  Balance, March 31, 1997....   8,067,985    $80,680    $31,456,912    ($ 3,809,693)    $ 27,727,899
                                ---------    -------    -----------    ------------    -------------
                                ---------    -------    -----------    ------------    -------------

           See notes to condensed consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          THREE MONTHS
                                                        ENDED MARCH 31,
                                                   --------------------------
                                                      1997           1996
                                                   -----------    -----------
Cash flows from operating activities:
  Net income (loss).............................   $   (17,119)   $ 1,290,398
  Adjustments to reconcile net income to net
     cash used in operating activities:
     Depreciation and amortization..............       577,258        493,656
     Provision for losses on accounts
      receivable................................        82,366        153,651
     Deferred taxes.............................            --         60,000
     Changes in assets and liabilities (net of
      effects from acquisitions):
       (Increase) decrease in:
          Accounts receivable, trade............    (6,079,588)    (6,470,098)
          Inventories...........................     1,785,752       (355,715)
          Prepaid expenses......................       604,854        924,919
          Other receivables.....................       (86,231)        30,933
          Other assets..........................            --            200
          Increase (decrease) in:
          Accounts payable......................      (818,002)      (128,787)
          Accrued liabilities...................       103,685     (1,760,193)
          Other liabilities.....................      (108,070)       (75,055)
                                                   -----------    -----------
            Net cash used in operating
                activities......................    (3,955,095)    (5,836,091)
                                                   -----------    -----------
Cash flows from investing activities:
  Capital expenditures..........................       (69,935)      (428,855)
                                                   -----------    -----------
            Net cash used in investing
                activities......................       (69,935)      (428,855)
                                                   -----------    -----------

Cash flows from financing activities:
  Net borrowings under line-of-credit
     agreement..................................     4,131,000      6,034,693
  Principal payments on long-term debt, banks
     and other..................................      (158,197)      (141,571)
            Net cash provided by financing
                activities......................     3,972,803      5,893,122
                                                   -----------    -----------
Net increase in cash............................       (52,227)      (371,824)
Cash, beginning.................................       356,670        615,081
                                                   -----------    -----------
Cash, ending....................................   $   304,443    $   243,257
                                                   -----------    -----------
                                                   -----------    -----------

Supplemental cash flow information:

     Cash paid for interest was $585,268 and $618,211 for the three month periods ended March 31, 1997 and 1996, respectively. Income tax payments, or refunds, were not significant for the periods ended March 31, 1997 and 1996.

           See notes to condensed consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. These statements are unaudited, and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for fair presentation of the Company's consolidated financial position and the consolidated results of its operations and cash flows at March 31, 1997 and 1996 and for the periods then ended. Certain information and footnote disclosures made in the last Annual Report on Form 10-K have been condensed or omitted for these interim statements. Accordingly, these consolidated financial statements should be read in conjunction with the December 31, 1996 Annual Report on Form 10-K. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results to be expected during the remainder of 1997.

     Tax expense for the period ended March 31, 1996 was reduced by the benefit of net operating loss carryforwards recognized during the period. The recognition of this tax benefit had the effect of decreasing tax expense, and increasing net income, by approximately $460,000, or $0.05 per share, for the three month period ended March 31, 1996.

NOTE 2--EARNINGS PER SHARE

     For the period ended March 31, 1996, earnings per share were based on the weighted average number of outstanding common shares and the assumed exercise of dilutive common stock options and warrants less the number of treasury shares assumed to be purchased from the proceeds of the assumed exercise. The number of treasury shares assumed to be purchased from the proceeds is based on the average market price of the Company's common stock for the period in computing primary earnings per share, and is based on the end of period market price of the Company's common stock, if higher than the average market price, in computing fully diluted earnings per share. For the three month period ended March 31, 1996, fully diluted earnings per share have not been presented as the results are approximately the same as primary earnings per share after rounding to the nearest cent.

     For the period ended March 31, 1997, earnings per share were based on the weighted average number of shares outstanding. Earnings per share were not adjusted for the assumed exercise of common stock options and warrants or the assumed conversion of the Convertible Subordinated Notes issued in November 1996, as the effect of these items would not have been dilutive for the period.

     The Financial Accounting Standards Board has recently issued Statement of Financial Accounting Standards No. 128 'Earnings Per Share' ('SFAS 128'). This statement simplifies the standards for computing earnings per share, replacing current presentations with a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution while diluted earnings per share is computed similarly to fully diluted earnings per share. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997. If the provisions of SFAS 128 had been applied to the periods presented in this report, basic earnings per share for the three month periods ended March 31, 1996 and 1995 would have been $0.00 and $0.16, respectively, and diluted earnings per share would have been $0.00 and $0.15, respectively.

NOTE 3--INVENTORIES

     Inventories consist of the following:

                            MARCH 31,       DECEMBER 31,
                               1997             1996
                           ------------    ---------------
     Finished goods ....   $  5,284,318      $ 6,712,249
     Work-in-process ....     3,664,052        4,345,056
     Raw materials .....      5,672,046        5,348,863
                           ------------    ---------------
                           $ 14,620,416      $16,406,168
                           ------------    ---------------
                           ------------    ---------------

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

NOTE 4--LITIGATION MATTERS AND CONTINGENCIES

  Recorded assets and liabilities

     In regards to the product liability and other litigation matters and contingencies discussed below, the Company has recorded certain liabilities. While these amounts are discussed in the remaining sections of this note, a summary of these amounts together with other items comprising the applicable balance sheet line items is as follows:

                                                 ACCRUED
                                                LIABILITIES   OTHER LIABILITIES
                                                (CURRENT)       (NON-CURRENT)
                                                ----------    -----------------
March 31, 1997:
  Product liability matters:
     Future payments on settled cases .......   $1,750,000       $        --
     Reserves for pending and other
       contingencies ........................      600,000         3,500,000
                                                ----------    -----------------
       Totals for product liability matters..    2,350,000         3,500,000
  Provision for proposed settlement and other
     costs relating to fraudulent transfer
     litigation .............................    1,400,000                --
  Other litigation contingency reserves .....      700,000                --
  Other (not related to litigation or
     contingencies) .........................    2,393,665           438,909
                                                ----------    -----------------
                                                $6,843,665       $ 3,938,909
                                                ----------    -----------------
                                                ----------    -----------------
December 31, 1996:
  Product liability matters:
     Future payments on settled cases .......   $1,750,000       $        --
     Reserves for pending and other
       contingencies ........................      500,000         3,500,000
                                                ----------    -----------------
       Totals for product liability matters..    2,250,000         3,500,000
  Provision for proposed settlement and other
     costs relating to fraudulent transfer
     litigation .............................    1,400,000                --
  Other litigation contingency reserves .....      400,000                --
  Other (not related to litigation or
     contingencies) .........................    2,689,980           546,979
                                                ----------    -----------------
                                                $6,739,980       $ 4,046,979
                                                ----------    -----------------
                                                ----------    -----------------


  Product liability

     At March 31, 1997, a subsidiary of the Company was a defendant in 9 product liability suits relating to personal injuries allegedly related to the use of Riddell helmets. The ultimate outcome of these claims, or potential future claims, cannot presently be determined. The Company estimates that the uninsured portion of future costs and expenses related to these claims, and incurred but not reported claims, will amount to at least $4,100,000 and, accordingly, a reserve in this amount is included in the Consolidated Balance Sheet at March 31, 1997 as part of accrued liabilities and other liabilities. These reserves are based on estimates of losses and defense costs anticipated to result from such claims based on available information, including an analysis of historical data such as the rate of occurrence and the settlement amounts of past cases. However, due to the uncertainty involved with estimates actual results have at times varied substantially from earlier estimates and could do so in the future. Accordingly there can be no assurance that the ultimate costs of such claims will fall within the established reserves.

     The Consolidated Balance Sheets also include liabilities related to unpaid portions of cases settled in prior periods at March 31, 1997 and December 31, 1996.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

NOTE 4--LITIGATION MATTERS AND CONTINGENCIES--(CONTINUED)

  MacGregor fraudulent transfer litigation:

     MacGregor Sporting Goods, Inc. (now known as M. Holdings, Inc.) ('Mac I') filed for bankruptcy in March 1989. In 1993, Mac I's Creditors' Committee and the bankruptcy trustee of MGS Acquisition Inc. ('MGS') filed a complaint against the Company seeking rescission of, and/or monetary damages in excess of $28.5 million plus interest relating to, the Company's acquisitions in 1988 and 1989 of substantially all the assets of two of Mac I's former second-tier subsidiaries (including the football helmet division, MacGregor trademark licensing business, and the non-football uses of the Riddell trademark) (the 'Acquisition') for alleged failure to pay fair consideration at a time when Mac I was insolvent or as a result of which Mac I became insolvent or undercapitalized.

     By order in November, 1994, the complaint was dismissed as time-barred. The court ordered the appointment of a trustee in Mac I's bankruptcy, but did not decide whether the trustee would be time-barred if it decided to take a similar complaint against the Company. In March 1995, the newly appointed trustee in Mac I's bankruptcy, together with the bankruptcy trustee of MGS (collectively the 'Trustees') filed a similar complaint against the Company. Additionally, Innovative Promotions, Inc. and certain other purported unsecured creditors of Mac I filed a complaint under state debtor and creditor law against the Company making similar allegations and claims as the actions described above, seeking rescission and/or damages in excess of $22 million. The Trustees intervened in the Innovative action as plaintiffs, purportedly to preserve their rights in the event they lost their separate action.

     In April, 1996 the Company signed an agreement with the Trustees to settle the 'fraudulent transfer' litigations described above. The proposed settlement was subject to, among other things, approval by two bankruptcy courts. The proposed settlement had provided for a payment of approximately $1.4 million by the Company. However, in June 1996, in view of opposition from the Creditors' Committee of Mac I, the Trustees withdrew a motion they had filed to approve the proposed settlement of the actions against the Company, and the proposed settlement agreement terminated. In October 1996 a former employee of the Company filed a counterclaim against the Company and several subsidiaries in the Mac I bankruptcy, seeking indemnity and contribution in an indeterminate amount from the Company in connection with a suit by the Mac I trustee against such former employee.

     The Company had previously recorded a provision for the proposed settlement as well as anticipated costs relating to the litigation. The Company has charged certain litigation costs against the liability reserve reducing the balance to $1,400,000 at December 31, 1996. The Company has not otherwise adjusted the liability reserve for these actions as a result of the termination of the settlement agreement, as the balance remains within the potential range of costs of resolving the litigation. However, as discussed above, the plaintiffs in the actions are seeking damages far in excess of this amount and, accordingly, there can be no assurances that the matter will ultimately be resolved at an amount within the reserve. The reserve is reflected in the Consolidated Balance Sheets as part of accrued liabilities at March 31, 1997 and December 31, 1996. The Company remains confident that the fraudulent transfer cases are without merit, and intends to vigorously defend against them.

  Other contingencies and litigation matters:

     In connection with the Company's suit against its former President, Frederic Brooks, for alleged breaches of his consulting agreement and certain other matters, Mr. Brooks filed counterclaims against the Company. Mr. Brooks alleges the Company breached its indemnification obligations to him as a former officer and director of the Company in connection with the Company's action against Mr. Brooks, a purported class action (now settled), an action (now settled) against Mr. Brooks brought by certain stockholders of the Company, and the action brought by the Mac I trustee, and seeks damages in excess of $3.3 million plus future attorneys' fees and interest. Mr. Brooks also seeks compensatory and punitive damages combined of at least $15 million against the Company, two of its officers and directors and an entity controlled by them for tortious interference with contract and prospective advantage and prima facie tort. Mr. Brooks has impleaded the Company's 'Riddell' footwear

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
licensee for contribution for all damages that may be assessed against him in the Company's suit against Mr. Brooks for certain alleged breaches of his consulting agreement relating to, among other things, alleged attempts to disparage and take control of the Company. In connection with a settlement of certain actions between the Company and its 'Riddell' footwear licensee in early 1994, the Company agreed to indemnify the licensee and certain of its affiliates in the event they were so impleaded by Mr. Brooks into the Company's suit against Mr. Brooks for breach of his consulting agreement. Mr. Brooks' claims against the Company also seek consulting fees of $580,000 plus interest under his consulting agreement (which the Company has previously deposited in an escrow type account), consulting fees with the Company's 'Riddell' footwear licensee exceeding $850,000 and attorney's fees exceeding $1.5 million through April 1996, plus interest. The Company believes Mr. Brooks' claims against the Company are without merit and intends to vigorously defend against them.

     In January 1995, the Company was named as a co-defendant in a complaint which alleges wrongful death, failure to warn and other things surrounding the death of a minor at one of the Company's facilities. The minor was involved in a fatal accident as he trespassed on the roof of the facility after hours. The complaint seeks unspecified monetary damages. The Company believes that it has meritorious defenses to this action and intends to vigorously defend against it. The defense of the matter has been assumed by the Company's general liability insurance carrier, subject to a reservation of rights and certain policy limits and deductibles.

     Additionally, the Company has certain other claims or potential claims against it that may arise in the normal course of business, including claims relating to employee terminations. The Company has recorded provisions for certain of these claims and certain of the 'other' litigation matters discussed above. Reserves for such claims amounted to $700,000 at March 31, 1997 and $400,000 at December 31, 1996. While these amounts, together with the remaining $1,400,000 provision relating to the MacGregor fraudulent transfer litigation discussed above, represents an estimate of certain minimum costs likely to result from these litigation matters, other than product liability claims, the Company cannot estimate the full extent of a potential range of loss related to such litigation matters as their ultimate outcome cannot be presently determined. Accordingly, there can be no assurance that such claims will be resolved within such reserves.

NOTE 5--RECENT DEVELOPMENTS

     On May 5, 1997 the Company and its newly formed merger subsidiary entered into an Agreement and Plan of Merger with Varsity Spirit Corporation ('Varsity'), a supplier of cheerleader and dance team uniforms and operator of cheerleader camps, dance camps and travel tours throughout the United States. The Merger Agreement calls for purchase of all of Varsity's outstanding shares at $18.90 per share or approximately $91 million plus other related payments, costs and expenses (total costs and expenses of the acquisition and the related financing discussed below are anticipated to approximate $13 million) of approximately $4 million. The Company commenced a tender offer on May 12, 1997 which expires in June 1997, unless extended.

     The Company intends to fund the acquisition and costs and working capital needs by means of proceeds of borrowings under a $35 million revolving loan facility to be provided by a bank group to be led by NationsBanc, N.A. and NBD Bank and proceeds to be obtained from the issuance of $100 million of senior notes of the Company to be placed through a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended. To the extent the senior notes are not sold prior to the purchase of the Varsity shares as contemplated, the transaction will be financed by a bridge loan among NationsBridge L.L.C. and NBD. The Company has entered into commitment letters with the various prospective lenders with respect to the revolving loan facility and bridge loan.

     Pursuant to related stock purchase agreements, certain executive officers of Varsity who are also Varsity shareholders will purchase from the Company shares of its Common Stock in an aggregate amount approximating $4.4 million. The various agreements contemplate the grant of options to executive officers and other employees of Varsity to acquire an aggregate of 950,000 shares of common stock.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Riddell Sports Inc.

We have audited the accompanying consolidated balance sheets of Riddell Sports Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statement of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the management of Riddell Sports Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Riddell Sports Inc. and Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          GRANT THORNTON LLP

Chicago, Illinois
March 14, 1997

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                          DECEMBER 31,
                                                   --------------------------
                                                      1996           1995
                                                   -----------    -----------
                ASSETS (NOTE 5)

Current assets:
  Cash..........................................   $   356,670    $   615,081
  Accounts receivable, trade, less allowance for
     doubtful accounts ($513,000 and $620,000
     respectively)..............................    15,144,943     14,099,028
  Inventories (Note 2)..........................    16,406,168     14,425,882
  Prepaid expenses (Note 9).....................     6,654,962      6,815,009
  Other receivables (Note 8)....................       159,747        358,769
                                                   -----------    -----------
     Total current assets.......................    38,722,490     36,313,769
Property and equipment, less accumulated
  depreciation (Note 3).........................     3,506,853      2,966,494
Intangible assets and deferred charges, less
  accumulated amortization (Note 4).............    34,066,528     34,741,533
Other assets....................................        65,158        102,893
                                                   -----------    -----------
                                                   $76,361,029    $74,124,689
                                                   -----------    -----------
                                                   -----------    -----------

      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt (Note 5)....   $ 1,158,198    $ 1,141,572
  Accounts payable..............................     4,866,962      6,304,289
  Accrued liabilities (Notes 8 and 10)..........     6,739,980      9,581,548
                                                   -----------    -----------
     Total current liabilities..................    12,765,140     17,027,409
Long-term debt, less current portion (Note 5):
  Shareholders and related parties..............       439,000      1,309,834
  Banks and other...............................    29,544,892     22,290,398
                                                   -----------    -----------
                                                    29,983,892     23,600,232
Deferred taxes (Note 9).........................     1,820,000      1,990,000
Other liabilities (Notes 8 and 10)..............     4,046,979      6,605,206
Commitments and contingent liabilities (Notes 7
  and 8)........................................            --             --
Shareholders' equity (Note 6):
  Preferred stock, $.01 par; authorized
     5,000,000 shares; none issued..............            --             --
  Common stock, $.01 par; authorized 40,000,000
     shares; issued and outstanding 8,067,985
     shares.....................................        80,680         80,680
  Capital in excess of par......................    31,456,912     31,456,912
  Accumulated deficit...........................    (3,792,574)    (6,635,750)
                                                   -----------    -----------
                                                    27,745,018     24,901,842
                                                   -----------    -----------
                                                   $76,361,029    $74,124,689
                                                   -----------    -----------
                                                   -----------    -----------

                See notes to consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                            YEARS ENDED DECEMBER 31,
                                    -----------------------------------------
                                       1996           1995           1994
                                    -----------    -----------    -----------
NET REVENUES:
  Net sales......................   $69,888,094    $63,603,210    $51,567,065
  Royalty income.................     2,494,266      3,439,828      3,845,044
                                    -----------    -----------    -----------
                                     72,382,360     67,043,038     55,412,109
Cost of sales....................    38,813,062     35,793,624     29,791,947
                                    -----------    -----------    -----------
Gross profit.....................    33,569,298     31,249,414     25,620,162
Selling, general and
  administrative expenses........    25,369,690     23,332,570     21,087,423
Product liability expense........     2,483,906      2,651,249      2,926,961
Product liability litigation
  loss...........................            --             --      4,600,000
Other charges....................            --             --      1,188,066
                                    -----------    -----------    -----------
Income (loss) from operations....     5,715,702      5,265,595     (4,182,288)
Interest expense.................     2,762,526      2,795,061      2,000,659
                                    -----------    -----------    -----------
Income (loss) before taxes and
  extraordinary item.............     2,953,176      2,470,534     (6,182,947)
Income taxes (credits)...........       110,000        100,000     (1,250,000)
                                    -----------    -----------    -----------
Income (loss) before
  extraordinary item.............     2,843,176      2,370,534     (4,932,947)
Extraordinary item, provision for
  costs relating to fraudulent
  transfer litigation............            --     (1,900,000)            --
                                    -----------    -----------    -----------
Net income (loss)................   $ 2,843,176    $   470,534    $(4,932,947)
                                    -----------    -----------    -----------
                                    -----------    -----------    -----------

EARNINGS (LOSS) PER SHARE:
  Income (loss) before
     extraordinary item..........   $      0.34    $      0.29    $     (0.62)
  Extraordinary item, provision
     for costs relating to
     fraudulent transfer
     litigation..................            --          (0.23)            --
                                    -----------    -----------    -----------
  Net income (loss)..............   $      0.34    $      0.06    $     (0.62)
                                    -----------    -----------    -----------
                                    -----------    -----------    -----------
  Weighted average number of
     common and common equivalent
     shares outstanding..........     8,427,633      8,067,985      7,973,982
                                    -----------    -----------    -----------
                                    -----------    -----------    -----------

                See notes to consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                      RETAINED
                                   COMMON STOCK         CAPITAL       EARNINGS         TOTAL
                                -------------------    IN EXCESS    (ACCUMULATED   SHAREHOLDERS'
                                 SHARES     AMOUNT      OF PAR        DEFICIT)        EQUITY
                                ---------   -------   -----------   ------------   -------------
BALANCE, JANUARY 1, 1994.....   7,890,207   $78,902   $31,553,690   $ (2,173,337)   $ 29,459,255
  Issuance of common stock in
     connection with an
     acquisition.............     149,535     1,495       398,505             --         400,000
  Net loss for the year......          --        --            --     (4,932,947)     (4,932,947)
  Other Adjustments..........          --        --      (495,000)            --        (495,000)
                                ---------   -------   -----------   ------------   -------------
BALANCE, DECEMBER 31, 1994...   8,039,742    80,397    31,457,195     (7,106,284)     24,431,308
  Issuance of common stock in
     connection with an
     acquisition.............      28,243       283          (283)            --              --
  Net income for the year....          --        --            --        470,534         470,534
                                ---------   -------   -----------   ------------   -------------
BALANCE, DECEMBER 31, 1995...   8,067,985    80,680    31,456,912     (6,635,750)     24,901,842
  Net income for the year....          --        --            --      2,843,176       2,843,176
                                ---------   -------   -----------   ------------   -------------
BALANCE, DECEMBER 31, 1996...   8,067,985   $80,680   $31,456,912   $ (3,792,574)   $ 27,745,018
                                ---------   -------   -----------   ------------   -------------
                                ---------   -------   -----------   ------------   -------------

                See notes to consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                            YEARS ENDED DECEMBER 31,
                                    -----------------------------------------
                                       1996           1995           1994
                                    -----------    -----------    -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income (loss)..............   $ 2,843,176    $   470,534    $(4,932,947)
     Adjustments to reconcile net
       income (loss) to net cash
       provided by (used in)
       operating activities:
       Depreciation and
          amortization...........     2,208,613      2,167,495      1,882,608
       Provision for losses on
          accounts receivable....       436,130        392,956        898,792
       Deferred taxes............            --             --     (1,250,000)
     Changes in assets and
       liabilities (net of
       effects from acquisitions):
       (Increase) decrease in:
          Accounts receivable,
            trade................    (1,482,045)    (3,759,050)    (2,233,810)
          Inventories............    (1,980,286)    (2,262,551)    (1,605,521)
          Prepaid expenses.......        (9,953)      (717,050)    (1,356,298)
          Other receivables......       199,022      5,464,234     (5,426,913)
          Other assets...........        37,735          5,631         21,277
       Increase (decrease) in:
          Accounts payable.......    (1,437,327)      (409,940)     2,720,149
          Accrued liabilities....    (2,841,568)    (6,467,387)    10,548,903
          Other liabilities......    (2,558,227)     2,912,064        934,276
                                    -----------    -----------    -----------
            Net cash provided by
               (used in) oper-
               ating activities..    (4,584,730)    (2,203,064)       200,516
                                    -----------    -----------    -----------

CASH FLOWS FROM INVESTMENT
 ACTIVITIES:
  Capital expenditures...........    (1,138,786)      (750,188)      (662,395)
  Sale of assets (foam molding
     operations).................            --             --      1,000,000
  Acquisitions...................            --       (641,669)      (750,440)
  Contingent 'earn-out' payments
     on prior acquisitions.......      (174,377)            --             --
                                    -----------    -----------    -----------
     Net cash used in investing
       activities................    (1,313,163)    (1,391,857)      (412,835)
                                    -----------    -----------    -----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Net borrowings under
     line-of-credit agreement....       (87,307)       602,937      2,521,511
  Proceeds from issuance of
     long-term debt..............     7,500,000      5,000,000             --
  Debt issue costs...............      (760,804)            --             --
  Principal payments on long-term
     debt:
     Shareholders................      (870,834)    (1,029,166)      (100,000)
     Banks and other.............      (141,573)      (554,094)    (2,400,000)
                                    -----------    -----------    -----------
       Net cash provided by
          financing activities...     5,639,482      4,019,677         21,511
                                    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH..      (258,411)       424,756       (190,808)
CASH, BEGINNING..................       615,081        190,325        381,133
                                    -----------    -----------    -----------
CASH, ENDING.....................   $   356,670    $   615,081    $   190,325
                                    -----------    -----------    -----------
                                    -----------    -----------    -----------

                See notes to consolidated financial statements.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation: The consolidated financial statements include the accounts of Riddell Sports Inc. and its wholly-owned subsidiaries (the 'Company'). All significant intercompany accounts and transactions have been eliminated.

     Inventories: Inventories are stated at the lower of cost (determined in a first-in, first-out basis) or market, and include material, labor and factory overhead.

     Property and equipment: Property and equipment are stated at cost. Depreciation is being computed using the straight-line method over the estimated useful lives (principally 30 years for buildings and improvements and 3 to 7 years for machinery and equipment) of the related assets.

     Intangible assets and deferred charges: Amortization of the cost of license agreements acquired is based on the estimated future revenues over the terms of those agreements. Debt issue costs are amortized to interest expense over the term of the related debt. Other intangibles and deferred charges are being amortized by the straight-line method over their respective estimated lives.

     On an ongoing basis, management reviews the valuation of goodwill and other intangible assets to determine if there has been impairment by comparing the related assets' carrying value to the undiscounted estimated future cash flows and/or operating income from related operations.

     Income taxes: Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities (excluding non-deductible goodwill) using enacted tax rates in effect for the years in which the differences are expected to become recoverable or payable.

     Revenues: Sales are generally recorded by the Company when products are shipped. Royalty income is generally recorded by the Company when earned based upon contracts with licensees. These contracts provide for royalties based upon the licensee's sales or purchases of covered products, subject to minimum amounts of royalties, for a given time period.

     Estimates: In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates relating to contingent liabilities are further discussed in Note 8.


     Concentration of credit risk: In 1996, the Company earned approximately 60% of its revenues from sales directly to schools and other institutions. The Company maintains reserves for potential losses on receivables from these institutions, as well as receivables from other customers, and such losses have not exceeded managements expectations.

     Earnings (loss) per share: In 1996, earnings per share were based on the weighted average number of common shares outstanding and common equivalent shares based on the assumed exercise of dilutive common stock options and warrants less the number of treasury shares assumed to be purchased from the proceeds of the assumed exercise. For purposes of computing primary earnings per share, the number of treasury shares assumed to be purchased from the proceeds is based on the average market price of the Company's common stock for the period. For purposes of computing fully diluted earnings per share, the number of treasury shares assumed to be purchased from the proceeds is based on the higher of end of period market price or the average market price of the Company's common stock for the period. Earnings per share for 1996 were not adjusted for the effect of common equivalent shares related to the Convertible Subordinated Note issued in November 1996, as the effect of an assumed conversion of this note would not have been dilutive for the period. Fully diluted earnings per share for 1996 have not been presented as the results are approximately the same as primary earnings per share after rounding to the nearest cent.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     For 1995 and 1994 earnings per share were based on the weighted average number of common shares outstanding. No effect was given to common stock options or warrants as no material dilutive effect would have resulted from the exercise of these items in these periods.

     Other charges: Other charges included in operating results for the year ended December 31, 1994, consist of certain transitional costs relating to the Company's change in its method of distributing protective athletic equipment sold to schools and other institutions. In October 1994, the Company announced that it would begin selling such goods on a factory direct basis using its existing sales force, which, before the change, was utilized principally for selling reconditioning services. Sales of these goods, principally football helmets, shoulder pads and related accessories, destined for consumption by institutional sports teams, had historically been made to independent dealers who in turn sold the products to schools and other institutions. The costs relating to the transition, which have been segregated as 'other charges', consist primarily of costs to settle certain obligations that related to the former method of distribution, related legal expenses and estimated costs relating to the collection of receivables from certain discontinued team dealers. Additional costs relating to goods returned by discontinued dealers, under a special transition program, are included as a reduction of sales and gross margins for 1994. The costs of these returns included a reduction of sales of approximately $1,400,000 with a related reduction in gross margins of approximately $675,000. Other transitional costs of a recurring nature, such as marketing expenses, have not been segregated.

     Extraordinary item: For the year ended December 31, 1995 the Company recorded a charge to establish a provision for costs related to certain fraudulent transfer litigation as further described in Note 8. This charge has been classified as an extraordinary item due to the unusual and infrequent nature of the related litigation claim.

2. INVENTORIES

          Inventories consist of the following:

                                                DECEMBER 31,
                                         --------------------------
                                            1996           1995
                                         -----------    -----------
     Finished goods...................   $ 6,712,249    $ 4,904,058
     Work-in-process..................     4,345,056      4,043,217
     Raw materials....................     5,348,863      5,478,607
                                         -----------    -----------
                                         $16,406,168    $14,425,882
                                         -----------    -----------
                                         -----------    -----------

3. PROPERTY AND EQUIPMENT

          Property and equipment consist of the following:

                                                DECEMBER 31,
                                         --------------------------
                                            1996           1995
                                         -----------    -----------
     Land.............................   $   207,000    $   207,000
     Building and improvements........     1,102,241      1,038,699
     Machinery and equipment..........     6,016,955      4,999,602
                                         -----------    -----------
                                           7,326,196      6,245,301
     Less accumulated depreciation....     3,819,343      3,278,807
                                         -----------    -----------
                                         $ 3,506,853    $ 2,966,494
                                         -----------    -----------
                                         -----------    -----------

     Depreciation expense relating to all property and equipment amounted to $598,427, $596,307, and $580,639 for the years ended December 31, 1996, 1995 and
1994, respectively.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

4. INTANGIBLE ASSETS AND DEFERRED CHARGES

          Intangible assets and deferred charges consist of the following:

                                         ESTIMATED           DECEMBER 31,
                                           LIVES      --------------------------
                                         IN YEARS        1996           1995
                                         ---------    -----------    -----------
     MacGregor trademark rights.......      40        $18,040,000    $18,040,000
     MacGregor license agreements.....      8           2,030,000      2,030,000
     Trademarks.......................      40          3,250,116      3,250,116
     Goodwill.........................      40         16,371,125     16,196,748
     Debt issue costs.................      8             760,804             --
     Other............................   7 to 10        3,773,154      3,773,154
                                                      -----------    -----------
                                                       44,225,199     43,290,018
     Less accumulated amortization....                 10,158,671      8,548,485
                                                      -----------    -----------
                                                      $34,066,528    $34,741,533
                                                      -----------    -----------
                                                      -----------    -----------

5. LONG TERM DEBT

                                                            DECEMBER 31,
                                                     --------------------------
                                                        1996           1995
                                                     -----------    -----------
Revolving line of credit, bank, at the bank's
  prime rate, the prime rate was 8.25% at December
  31, 1996. The available line of credit
  fluctuates throughout each year from a low of
  $20,000,000 from November 1 to December 31, to
  $25,000,000 from January 1 to March 31, to
  $31,500,000 from April 1 to October 31. The
  outstanding balance, if any, matures on April
  30, 1998. Collateralized by a first lien on
  substantially all assets of the Company. The
  loan agreement contains covenants that require
  the Company to maintain specified levels of
  working capital and net worth and restricts the
  payment of dividends to the Company's
  shareholders to 60% of net income...............   $17,890,000    $17,977,307

Term loans payable, bank, interest at 1/2% over
  prime, cross collateralized with, and governed
  by the same loan agreement as, the revolving
  line of credit discussed above. Interest payable
  quarterly, principal of $1,000,000 due in
  December 1997 with the remaining balance due in
  December 1998...................................     5,000,000      5,000,000

Convertible subordinated note payable, interest at
  4.1%, 25% and 33% of the then outstanding
  principal is due on November 1, 2002 and 2003,
  respectively, with the remaining balance due
  November 1, 2004. Interest is payable semi
  annually. The note is convertible at $6.00 a
  share into 1,250,000 shares of the Company's
  Common Stock, subject to antidilution
  adjustments. The note is subordinated in right
  to prior payment in full of Senior Indebtedness,
  which is generally defined in the governing
  agreements to include debt under the revolving
  line of credit and term loans payable to a bank,
  described above, and any refinancing, renewal or
  replacement thereof as well as certain other
  debt............................................     7,500,000             --

Subordinated term note, shareholder, interest at
  10% per annum. Repaid, according to terms, in
  November 1996, out of a portion of the proceeds
  from the issuance of the $7,500,000 convertible
  subordinated note described above...............            --        870,834

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

5. LONG TERM DEBT--(CONTINUED)

Subordinated note payable, shareholders, interest
  at 8% per annum, interest not payable until
  maturity, due April 18, 1998....................       439,000        439,000

Notes payable, discounted at 6.5% per annum,
  remaining payments, which include imputed
  interest, of $178,605 in January 1997 and
  $164,961 at maturity in January 1998............       313,090        454,663
                                                     -----------    -----------
                                                      31,142,090     24,741,804
Less current portion..............................     1,158,198      1,141,572
                                                     -----------    -----------
                                                     $29,983,892    $23,600,232
                                                     -----------    -----------
                                                     -----------    -----------


     In February 1996, certain shareholders of the Company provided the Company's bank with limited guaranties, aggregating $2,000,000, of the term loan and revolving line of credit. This group of shareholders, all of whom were directors of the Company, included the Company's Chairman, CEO and a Vice President. These guarantees were provided in conjunction with certain modifications of the loans obtained in December 1995. The guarantees were released by the bank, and terminated, in November 1996.

     The aggregate maturities of long-term debt for the periods after December 31, 1996, are as follows:

     YEARS ENDING DECEMBER 31,
     1997.....................   $ 1,158,198
     1998.....................    22,483,892
     2002.....................     1,875,000
     2003.....................     1,875,000
     2004.....................     3,750,000
                                 -----------
                                 $31,142,090
                                 -----------
                                 -----------

6. SHAREHOLDERS' EQUITY AND STOCK OPTION PLANS

     During 1994, an adjustment was recorded reducing capital in excess of par and intangible assets by $495,000. This adjustment reduces the value ascribed to 120,000 shares of the Company's common stock issued in October 1993 at the time certain purchase price adjustments relating to a 1991 acquisition were resolved. The transaction was initially recorded during the fourth quarter of 1993 based on the market value of the shares at the time of the acquisition in 1991 ($7.50 per share). The adjustment reduces this valuation to an amount based on the market value of the shares at the time of issuance in 1993 ($3.375 per share).

     Warrants: In 1994, in consideration of an extension of the maturity date of its the revolving line of credit and other financing matters, the Company issued warrants to its lender to purchase 172,152 shares of common stock of the Company exercisable through October 1999 at an exercise price that is currently $3.37 per share and that increases 5% annually. Warrants to purchase 119,895 shares, previously issued to this lender, expired in 1994. In January 1994, in consideration of an extension of the maturity date of a $2,000,000 note due to a shareholder negotiated in 1993, the Company issued warrants to the shareholder to purchase 150,000 shares of common stock exercisable through 1998 at an exercise price that is currently $2.69 per share and that increases 5% annually.

     Stock option plans: The 1991 Stock Option Plan, as amended in 1996, provides for the granting of options to key employees, directors, advisors and independent consultants to the Company for the purchase of up to 1,415,500 shares of the Company's common stock. Options may be granted at an option price of no less than 85% of the market price of the Company's common stock on the date of grant and may be exercisable between one and ten years from the date of grant. Options granted through December 31, 1996 generally have been designated as non-qualified stock options, have had option prices equal to market values on the date of grant,

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

6. SHAREHOLDERS' EQUITY AND STOCK OPTION PLANS--(CONTINUED)

have had terms of five or ten years, and have had vesting periods of one or four years. Information relating to stock option transactions over the past three years is summarized as follows:

                                  OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                                -----------------------    -----------------------
                                               WEIGHTED                   WEIGHTED
                                               AVERAGE                    AVERAGE
                                                PRICE                      PRICE
                                  NUMBER         PER         NUMBER         PER
                                OUTSTANDING     SHARE      EXERCISABLE     SHARE
                                -----------    --------    -----------    --------
Balance, December 31, 1993...      840,300      $ 5.28       259,500       $ 8.70
  Granted....................      265,000        2.70
  Canceled...................      (69,750)       6.33
                                -----------
Balance, December 31, 1994...    1,035,550        4.36       321,638         7.12
  Granted....................      177,000        2.20
  Canceled...................     (180,500)       4.22
                                -----------
Balance, December 31, 1995...    1,032,050        4.02       485,775         5.21
  Granted....................      239,500        4.57
  Canceled...................      (85,500)       7.67
                                -----------
Balance, December 31, 1996...    1,186,050        3.87       712,913         3.79
                                -----------
                                -----------

     Further information about stock options outstanding at December 31, 1996 is summarized as follows:

                               OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                  ---------------------------------------------     ------------------------
                                                       WEIGHTED                     WEIGHTED
                                      WEIGHTED         AVERAGE                      AVERAGE
   RANGE OF                           AVERAGE           PRICE                        PRICE
   EXERCISE         NUMBER           REMAINING           PER          NUMBER          PER
    PRICES        OUTSTANDING     CONTRACTUAL LIFE      SHARE       EXERCISABLE      SHARE
--------------    -----------     ----------------     --------     -----------     --------
 $1.80--$2.49       271,550           2.7 years         $ 2.21        232,413        $ 2.18
 $2.50--$3.99       370,000           3.5 years           3.00        259,375          2.92
 $4.00--$5.38       462,500           7.5 years           4.30        139,125          4.03
$10.75--$10.75       82,000           0.4 years          10.75         82,000         10.75

     At December 31, 1996 there were 229,450 shares available for future option grants.

     In accordance with the provisions of Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation' (SFAS 123), the Company has elected to continue to account for stock-based compensation under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees' (APB
25). Under APB 25, generally, no cost is recorded for stock options issued to employees unless the option price is below market at the time options are granted. The following pro forma net income and earnings per share are presented for informational purposes and have been computed using the fair value method of accounting for stock-based compensation as set forth in SFAS 123:

                                           1996         1995
                                        ----------    --------
     Pro forma net income............   $2,668,624    $407,567
     Pro forma earnings per share....         0.32        0.05

     These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1995. The pro forma results include expense related to the fair value of stock options estimated at the date of grant using the Black-Scholes option pricing model and the following weighted average assumptions for the years ended December 31, 1996 and 1995, respectively: risk-free interest rates of 6.6% and 6.1%; expected volatility of 38.4% and 38.1%; expected option life of 6.9 years and 4.5 years, and no dividend payments. The weighted average estimated fair value of options granted during 1996 and 1995 was $2.40 and $0.93 per share, respectively.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

7. COMMITMENTS

     Leases: The Company leases various facilities and equipment under operating leases. Rent expense amounted to approximately $1,451,000, $1,331,000 and $998,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     Future minimum rental payments for all non-cancelable lease agreements for periods after December 31, 1996 are as follows:

     YEARS ENDING DECEMBER 31,

     1997.....................   $1,331,000
     1998.....................    1,136,000
     1999.....................      827,000
     2000.....................      242,000
     2001.....................        2,000
     Later years..............       12,000
                                 ----------
     Total minimum payments
       required...............   $3,550,000
                                 ----------
                                 ----------

     Employee benefits: The Company has two noncontributory defined benefit pension plans that cover, or have covered, certain employee groups. These plans consist of a 'Union Plan' covering certain unionized employees and a 'Non-Union Plan' that covered other employees of certain subsidiaries. The Non-Union Plan was amended in 1994 to provide that no benefits would accrue under the plan on or after December 31, 1994. The Company funds pension costs based on minimum amounts required by the plans. Expense relating to the Non-Union Plan was $50,000 (net of a curtailment gain of $47,000) for the year ended December 31, 1994. Pension expense for the Union Plan has been less than $30,000 during each of the years ended December 31, 1996, 1995 and 1994.

     Effective August 1, 1994, the Company established a defined contribution plan covering substantially all of its employees, other than those covered by the Union Plan. Company contributions to this plan are based on a percentage of employee contributions and are funded and charged to expense as incurred. Expense related to the plan amounted to $307,000, $220,000 and $103,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

8. LITIGATION MATTERS AND CONTINGENCIES

     Recorded assets and liabilities: In regards to the product liability and other litigation matters and contingencies discussed below, the Company has recorded certain liabilities and, in some cases, receivables for insurance recoveries. While these amounts are discussed in the remaining sections of this note, a summary of these amounts together with other items comprising the applicable balance sheet line items is as follows:


                                                                    ACCRUED          OTHER
                                                      OTHER       LIABILITIES     LIABILITIES
                                                   RECEIVABLES     (CURRENT)     (NON-CURRENT)
                                                   -----------    -----------    -------------
December 31, 1996:
  Product liability matters:
     Future payments on settled cases...........    $      --     $ 1,750,000     $        --
     Reserves for pending and other
       contingencies............................           --         500,000       3,500,000
                                                   -----------    -----------    -------------
          Totals for product liability matters..                    2,250,000       3,500,000
  Provision for proposed settlement and other
     costs relating to fraudulent transfer
     litigation.................................           --       1,400,000
  Other litigation contingency reserves.........           --         400,000              --
  Other (not related to litigation or
     contingencies).............................      159,747       2,689,980         546,979
                                                   -----------    -----------    -------------
                                                    $ 159,747     $ 6,739,980     $ 4,046,979
                                                   -----------    -----------    -------------
                                                   -----------    -----------    -------------

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

                                                                    ACCRUED          OTHER
                                                      OTHER       LIABILITIES     LIABILITIES
                                                   RECEIVABLES     (CURRENT)     (NON-CURRENT)
                                                   -----------    -----------    -------------
December 31, 1995:
  Product liability matters:
     Future payments on settled cases...........    $      --     $ 1,200,000     $ 1,750,000
     Insurance recoveries and liabilities
       related to above.........................      250,000         600,000              --
     Reserves for pending and other
       contingencies............................           --         900,000       4,200,000
                                                   -----------    -----------    -------------
          Totals for product liability matters..      250,000       2,700,000       5,950,000
  Provision for proposed settlement and other
     costs relating to fraudulent transfer
     litigation.................................                    1,900,000
  Other litigation contingency reserves.........           --         100,000              --
  Other (not related to litigation or
     contingencies).............................      108,769       4,881,548         655,206
                                                   -----------    -----------    -------------
                                                    $ 358,769     $ 9,581,548     $ 6,605,206
                                                   -----------    -----------    -------------
                                                   -----------    -----------    -------------

  Product liability litigation matters and contingencies:

     At December 31, 1996, the Company was a defendant in 11 product liability suits relating to personal injuries allegedly related to the use of Riddell helmets. The ultimate outcome of these claims, or potential future claims, cannot presently be determined. The Company estimates that the uninsured portion of future costs and expenses related to these claims, and incurred but not reported claims, will amount to at least $4,000,000 and, accordingly, a reserve in this amount is included in the Consolidated Balance Sheet at December 31, 1996 as part of accrued liabilities and other liabilities. These reserves are based on estimates of losses and defense costs anticipated to result from such claims based on available information, including an analysis of historical data such as the rate of occurrence and the settlement amounts of past cases. However, due to the uncertainty involved with estimates, as demonstrated by the matter described below, actual results have at times varied substantially from earlier estimates and could do so in the future. Accordingly there can be no assurance that the ultimate costs of such claims will fall within the established reserves.


     In 1994, a jury returned a verdict against the Company for damages amounting to approximately $8,000,000 in one of these suits. Although the Company believes that it was not responsible in the case, and had been in the process of appealing the verdict, the Company settled with the plaintiff in late 1995 for an amount that was less than what was previously awarded. The Company had taken a charge of $4,600,000 before taxes in 1994 to establish a reserve for the full uninsured portion of the initial award, as well as current and future premiums then due under a $5,000,000 product liability insurance policy (which had a term running through June 1997) which would be exhausted by payment of the verdict. As the amount of the settlement was less than the initial award, the settlement had no effect on 1995 income. The excess of the reserve over amounts due under the settlement was added to general reserves for other product liability claims (discussed in the preceding paragraph), during 1995, to provide increased reserves against these other claims. The December 31, 1996 and 1995 Consolidated Balance Sheets include certain liabilities related to this matter, as well as related insurance receivables at December 31, 1995, as shown in the preceding table.

     The Company maintains additional product liability coverage under a policy bound in December 1994 (the '1994 Policy'). The 1994 Policy replaced and expanded on coverage that had been available under a pre-existing policy which was exhausted by the 1995 settlement described above. The settlement did not affect coverage available under the 1994 Policy. In late 1996 the Company extended the term of the 1994 Policy through December 2001 and certain coverage limits were increased. The 1994 Policy is an occurrence-based policy which covers injuries occurring prior to December 2001. The policy also covers other claims which were

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

8. LITIGATION MATTERS AND CONTINGENCIES--(CONTINUED)

pending against the Company at the time the policy was bound in December 1994 as well as potential claims for injuries which had occurred prior to the policy date, but had not yet been reported. This additional coverage contains two components: 'basic' and 'excess' coverage. The basic coverage insures all covered claims up to $2,250,000 in excess of an uninsured retention (deductible) of $750,000 per occurrence. The basic coverage is subject to an aggregate policy limit of $7,500,000 and certain annual aggregate sub-limits. However, until the premiums for the entire policy period have been paid, the basic coverage is also limited to 110% of premiums paid. The excess coverage provides for insurance of up to $20,000,000 per occurrence, in excess of the first $3,000,000 of each claim. (The first $3,000,000 of each claim would fall under the basic coverage, to the extent available, and the uninsured retention.) Claims covered by the excess coverage are subject to one of two separate $20,000,000 aggregate policy limits, depending on the date of the related injury and the date the claim is filed against the Company. The first $20,000,000 aggregate limit applies to claims filed before October 4, 1996 for injuries occurring after January 1, 1985 and prior to December 13, 1994 together with any future claims for injuries occurring before October 4, 1996. The second $20,000,000 aggregate limit applies to claims filed before October 4, 1996 for injuries occurring after December 13, 1994 together with any future claims for injuries occurring between October 4, 1996 and December 2001. The excess coverage is also limited to certain ratios of paid premiums until all premiums due for the entire policy period have been paid. However, this latter limitation can be eliminated at any time by prepaying the future premiums due during the remainder of the policy. The Company believes that this new insurance program provides a substantial increase in coverage, and protection, against future claims that may be asserted against the Company-- especially considering the coverage provided under the excess component of the policy. The excess policy does not cover any claims that were asserted prior to the inception of the policy, one of which was still pending at December 31, 1996.

     At the time the additional product liability coverage was bound, in December 1994, the Company had several claims pending against it. As discussed above, the new policy provides only the limited coverage under its basic component for these preexisting claims. Accordingly, the Company entered into an effort to settle several claims that it believed, considering the substantially reduced level of available insurance, presented the greatest potential risk to the Company. The Company was successful in carrying out this settlement effort, and in early 1995 settled certain claims for an aggregate amount of $2,100,000. However, because of the risks associated with these claims, given the reduced level of available insurance, the amount of these settlements was substantially above historical levels for settlements of similar claims and exceeded reserves applicable to the claims. Accordingly, these settlements, together with revaluations of reserves for remaining claims, resulted in an increase in product liability expense for the year ended December 31, 1994 of approximately $1,500,000.

  MacGregor fraudulent transfer litigation:

     MacGregor Sporting Goods, Inc. (now known as M. Holdings, Inc.) ('Mac I') filed for bankruptcy in March 1989. In 1993, Mac I's Creditors' Committee and the bankruptcy trustee of MGS Acquisition Inc. ('MGS') filed a complaint against the Company seeking rescission of, and/or monetary damages in excess of $28.5 million plus interest relating to, the Company's acquisitions in 1988 and 1989 of substantially all the assets of two of Mac I's former second-tier subsidiaries (including the football helmet division, MacGregor trademark licensing business, and the non-football uses of the Riddell trademark) (the 'Acquisition') for alleged failure to pay fair consideration at a time when Mac I was insolvent or as a result of which Mac I became insolvent or undercapitalized.

     By order in November, 1994, the complaint was dismissed as time-barred. The court ordered the appointment of a trustee in Mac I's bankruptcy, but did not decide whether the trustee would be time-barred if it decided to take a similar complaint against the Company. In March 1995, the newly appointed trustee in Mac I's bankruptcy, together with the bankruptcy trustee of MGS (collectively the 'Trustees') filed a similar complaint against the Company. Additionally, Innovative Promotions, Inc. and certain other purported unsecured creditors of Mac I filed a complaint under state debtor and creditor law against the Company making similar allegations and claims as the actions described above, seeking rescission and/or damages in excess of $22 million. The

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

8. LITIGATION MATTERS AND CONTINGENCIES--(CONTINUED)

Trustees intervened in the Innovative action as plaintiffs, purportedly to preserve their rights in the event they lost their separate action.

     In April, 1996 the Company signed an agreement with the Trustees to settle the 'fraudulent transfer' litigations described above. The proposed settlement was subject to, among other things, approval by two bankruptcy courts. The proposed settlement had provided for a payment of approximately $1.4 million by the Company. However, in June 1996, in view of opposition from the Creditors' Committee of Mac I, the Trustees withdrew a motion they had filed to approve the proposed settlement of the actions against the Company, and the proposed settlement agreement terminated. In October 1996 a former employee of the Company filed a counterclaim against the Company and several subsidiaries in the Mac I bankruptcy, seeking indemnity and contribution in an indeterminate amount from the Company in connection with a suit by the Mac I trustee against such former employee.

     The Company had previously recorded a $1.9 million provision, as of December 31, 1995, for the proposed settlement as well as anticipated costs relating to the litigation. The Company has charged certain litigation costs against the liability reserve reducing the balance to $1,400,000 at December 31, 1996. The Company has not otherwise adjusted the liability reserve for these actions as a result of the termination of the settlement agreement, as the balance remains within the potential range of costs of resolving the litigation. However, as discussed above, the plaintiffs in the actions are seeking damages far in excess of this amount and, accordingly, there can be no assurances that the matter will ultimately be resolved at an amount within the reserve. The reserve is reflected in the Consolidated Balance Sheets as part of accrued liabilities at December 31, 1996 and 1995. The Company remains confident that the fraudulent transfer cases are without merit, and intends to vigorously defend against them.

  Other contingencies and litigation matters:

     In connection with the Company's suit against its former President, Frederic Brooks, for alleged breaches of his consulting agreement and certain other matters, Mr. Brooks filed counterclaims against the Company. Mr. Brooks alleges the Company breached its indemnification obligations to him as a former officer and director of the Company in connection with the Company's action against Mr. Brooks, a purported class action (now settled), an action (now settled) against Mr. Brooks brought by certain stockholders of the Company, and the action brought by the Mac I trustee, and seeks damages in excess of $3.3 million plus future attorneys' fees and interest. Mr. Brooks also seeks compensatory and punitive damages combined of at least $15 million against the Company, two of its officers and directors and an entity controlled by them for tortious interference with contract and prospective advantage and prima facie tort. Mr. Brooks has impleaded the Company's 'Riddell' footwear licensee for contribution for all damages that may be assessed against him in the Company's suit against Mr. Brooks for certain alleged breaches of his consulting agreement relating to, among other things, alleged attempts to disparage and take control of the Company. In connection with a settlement of certain actions between the Company and its 'Riddell' footwear licensee in early 1994, the Company agreed to indemnify the licensee and certain of its affiliates in the event they were so impleaded by Mr. Brooks into the Company's suit against Mr. Brooks for breach of his consulting agreement. Mr. Brooks' claims against the Company also seek consulting fees of $580,000 plus interest under his consulting agreement (which the Company has previously deposited in an escrow type account), consulting fees with the Company's 'Riddell' footwear licensee exceeding $850,000 and attorney's fees exceeding $1.5 million through April 1996, plus interest. The Company believes Mr. Brooks' claims against the Company are without merit and intends to vigorously defend against them.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

8. LITIGATION MATTERS AND CONTINGENCIES--(CONTINUED)

     In January 1995, the Company was named as a co-defendant in a complaint which alleges wrongful death, failure to warn and other things surrounding the death of a minor at one of the Company's facilities. The minor was involved in a fatal accident as he trespassed on the roof of the facility after hours. The complaint seeks unspecified monetary damages. The Company believes that it has meritorious defenses to this action and intends to vigorously defend against it. The defense of the matter has been assumed by the Company's general liability insurance carrier, subject to a reservation of rights and certain policy limits and deductibles.

     Additionally, the Company has certain other claims or potential claims against it that may arise in the normal course of business, including claims relating to employee terminations. The Company has recorded provisions for certain of these claims and certain of the 'other' litigation matters discussed above. Reserves for such claims amounted to $400,000 at December 31, 1996 and $100,000 at December 31, 1995. While these amounts, together with the remaining $1,400,000 provision relating to the MacGregor fraudulent transfer litigation discussed above, represents an estimate of certain minimum costs likely to result from these litigation matters, other than product liability claims, the Company cannot estimate the full extent of a potential range of loss related to such litigation matters as their ultimate outcome cannot be presently determined. Accordingly, there can be no assurance that such claims will be resolved within such reserves.

9. INCOME TAXES

     Income taxes (credits) on income (loss), before extraordinary items, for the years ended December 31, 1996, 1995 and 1994 is summarized below:

                                           YEARS ENDED DECEMBER 31,
                                      -----------------------------------
                                        1996        1995         1994
                                      --------    --------    -----------
     Current tax expense (credit):
       Federal.....................   $ 50,000    $ 40,000    $        --
       State.......................     60,000      60,000             --
                                      --------    --------    -----------
                                       110,000     100,000             --
                                      --------    --------    -----------
     Deferred tax expense (credit):
       Federal.....................         --          --     (1,010,000)
       State.......................         --          --       (240,000)
                                      --------    --------    -----------
                                            --          --     (1,250,000)
                                      --------    --------    -----------
                                      $110.000    $100,000    $(1,250,000)
                                      --------    --------    -----------
                                      --------    --------    -----------

     For the years ended December 31, 1996 and 1995, tax expense was reduced by offsetting tax benefits of approximately $1,200,000 and $900,000, respectively, of net operating loss carryforwards which were not recognized in prior years.

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

9. INCOME TAXES--(CONTINUED)

     Significant components of deferred income tax assets and liabilities at December 31, 1996, 1995 and 1994 are as follows:

                                             YEARS ENDED DECEMBER 31,
                                     -----------------------------------------
                                        1996           1995           1994
                                     -----------    -----------    -----------
     Deferred income tax assets:
       Accrued expenses and
          reserves................   $ 3,509,000    $ 5,029,000    $ 2,527,000
       Inventory..................       492,000        711,000        971,000
       Intangible assets..........        26,000         28,000         25,000
       Net operating loss, and
          credit, carryforwards...     3,689,000      2,904,000      5,659,000
       Other......................        36,000         35,000         27,000
                                     -----------    -----------    -----------
                                       7,752,000      8,707,000      9,209,000
       Valuation allowances.......    (1,386,000)    (2,539,000)    (3,452,000)
                                     -----------    -----------    -----------
       Total deferred income tax
          assets..................     6,366,000      6,168,000      5,757,000
                                     -----------    -----------    -----------
     Deferred income tax
       liabilities:
       Intangible assets and
          deductible goodwill.....     6,014,000      5,770,000      5,503,000
       Prepaid expenses...........       266,000        350,000        189,000
       Other......................        86,000         48,000         65,000
                                     -----------    -----------    -----------
       Total deferred income tax
          liabilities.............     6,366,000      6,168,000      5,757,000
                                     -----------    -----------    -----------
     Total net deferred income tax
       liability..................   $        --    $        --    $        --
                                     -----------    -----------    -----------
                                     -----------    -----------    -----------

     The valuation allowance has been established based on the assumption that the net deferred income tax asset will not be realized.

     The net current and non-current components of the deferred income taxes were recognized in the balance sheet at December 31, 1996, 1995 and 1994 as follows:

                                             YEARS ENDED DECEMBER 31,
                                      --------------------------------------
                                         1996          1995          1994
                                      ----------    ----------    ----------
     Net current assets, included
       with prepaid expenses.......   $1,820,000    $1,990,000    $1,408,000
     Net non-current deferred tax
       liabilities.................    1,820,000     1,990,000     1,408,000
                                      ----------    ----------    ----------
                                      $       --    $       --    $       --
                                      ----------    ----------    ----------
                                      ----------    ----------    ----------


     A reconciliation of effective tax rates to federal statutory tax rates is as follows:

                                                 YEARS ENDED
                                                DECEMBER 31,
                                           -----------------------
                                           1996     1995     1994
                                           -----    -----    -----
     Statutory Federal tax rate.........    34.0%    34.0%   (34.0%)
     Differences resulting from:
       Effective state tax rate, net of
       federal tax benefit..............     3.1      1.6     (3.3)
       Amortization not deductible for
          tax purposes..................     5.8      6.7      1.2
       Losses with no current benefit...      --       --     15.2
       Benefit of prior periods net
          operating losses not
          previously recognized.........   (40.2)   (38.1)      --
       Other differences................     1.0     (0.2)     0.7
                                           -----    -----    -----
                                             3.7%     4.0%   (20.2%)
                                           -----    -----    -----
                                           -----    -----    -----

     During 1994, the Company entered into a settlement agreement with the Internal Revenue Service relating to an examination of the Company's federal income tax returns for the years 1988 to 1990. The service had proposed certain adjustments relating to the allocation, for tax purposes, of an acquisition in 1988 and the deductibility of amortization relating to certain intangible assets acquired in that acquisition. The effect of the

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

9. INCOME TAXES--(CONTINUED)

settlement was to reduce net operating loss carryforwards available to the Company for tax purposes, and to adjust future tax amortization deductions available to the Company, by an aggregate of approximately $3.2 million. The Company has recorded the effect of the settlement, in 1994, by an adjustment increasing its liability for deferred income taxes by $1,250,000 with a corresponding increase in goodwill. The effect of the settlement on taxes currently payable is not material.

     At December 31, 1996 the Company had estimated net operating loss carryforwards for federal income tax purposes of approximately $8,900,000 expiring in the years 2008 to 2011.

10. RELATED PARTY TRANSACTIONS

     Interest expense includes interest on debt due shareholders and related parties of $111,420, $197,526 and $229,107 for the years ended December 31, 1996, 1995 and 1994, respectively. In 1996 the Company paid consulting fees of $75,000 to one director and paid another director $20,000 for services in connection with a series of promotional football clinics sponsored by the Company. Accrued liabilities include accrued interest due a shareholder of $7,368 at December 31, 1995. Other liabilities (non-current), include accrued interest due to shareholders of $310,129 and $274,423 at December 31, 1996 and 1995, respectively. In 1995, $1,029,166 of principal payments were made in advance of their maturity on long-term debt due to a shareholder.

11. SUPPLEMENTAL CASH FLOW INFORMATION

     Cash payments for interest were $2,661,710, $2,741,654, and $2,002,172, for the years ended December 31, 1996, 1995 and 1994, respectively. Income tax payments, or refunds, were not significant for 1996, 1995 or 1994.

     In 1994, the value ascribed to certain stock issued the prior year, in connection with an earlier acquisition, was adjusted from $900,000 to $405,000.

     In July 1994, in connection with an acquisition, the Company incurred liabilities of $1,450,000 and issued common stock valued at $400,000.

     In January 1995, in connection with an acquisition, the Company incurred liabilities of $765,000.

12. ACQUISITION AND DIVESTITURE

     In January 1995, the Company acquired the business and operating assets of Raleigh Athletic Equipment Corporation, a reconditioner of athletic equipment, for a purchase price, including costs of the transaction and liabilities assumed, of approximately $1,400,000. The transaction was accounted for as a purchase, and, accordingly, the results of Raleigh Athletic Equipment Corporation are included in the consolidated financial statements from the date of acquisition and the net assets acquired have been recorded at their fair values. The results of Raleigh Athletic Equipment Corporation prior to the date of the acquisition are not material to the Company's consolidated financial statements.

     In July 1994, the Company acquired SharCo Corporation, a manufacturer of sports collectible products, for a purchase price, including costs of the transaction, of approximately $2,600,000. The transaction was accounted for as a purchase, and, accordingly, the results of SharCo Corporation are included in the consolidated financial statements from the date of acquisition and the net assets acquired have been recorded at their fair values. The results of SharCo Corporation prior to the date of the acquisition are not material to the Company's consolidated financial statements.

     In February 1994, the Company sold certain foam molding operations operated by the Company's Ohio Cellular Products Corporation subsidiary ('OCP') in a stock sale for a gross sales price of $1,000,000 cash and certain contingent consideration. The Company had announced its intention to sell the operation in

1993, and operating results for the year ended December 31, 1993 were charged with a provision to provide for a loss on disposition, including operating losses for the period subsequent to December 31, 1993 and through the date of

                      RIDDELL SPORTS INC. AND SUBSIDIARIES

12. ACQUISITION AND DIVESTITURE--(CONTINUED)

the sale. Accordingly, the effect of the sale and related 1994 operations through the date of sale, were not material to 1994 operating results.

13. SEGMENT INFORMATION

     The Company operates in two segments of the sporting goods industry: sports products and services (which includes the manufacture, sale and reconditioning of football helmets, other athletic products and sports collectible products) and trademark licensing of the Riddell and MacGregor trademarks for use on other products including athletic footwear, apparel and sports equipment.

                                             YEARS ENDED DECEMBER 31,
                                     -----------------------------------------
                                        1996           1995           1994
                                     -----------    -----------    -----------
     Net Revenues:
       Sports products and
          services................   $69,888,094    $63,603,210    $51,567,065
       Trademark licensing........     2,494,266      3,439,828      3,845,044
                                     -----------    -----------    -----------
                                     $72,382,360    $67,043,038    $55,412,109
                                     -----------    -----------    -----------
                                     -----------    -----------    -----------
     Income (loss) from Operations:
       Sports products and
          services................   $ 7,929,943    $ 7,184,487    $(2,694,568)
       Trademark licensing........     1,536,204      2,263,497      2,823,336
       Corporate and unallocated..    (3,750,445)    (4,182,389)    (4,311,056)
                                     -----------    -----------    -----------
                                     $ 5,715,702    $ 5,265,595    $(4,182,288)
                                     -----------    -----------    -----------
                                     -----------    -----------    -----------
     Depreciation and Amortization:
       Sports products and
          services................   $ 1,483,601    $ 1,459,142    $ 1,180,804
       Trademark licensing........       702,095        700,895        694,346
       Corporate and unallocated..        22,917          7,458          7,458
                                     -----------    -----------    -----------
                                     $ 2,208,613    $ 2,167,495    $ 1,882,608
                                     -----------    -----------    -----------
                                     -----------    -----------    -----------

     Capital Expenditures:
       Sports products and
          services................   $ 1,138,786    $   750,188    $   662,395
                                     -----------    -----------    -----------
                                     -----------    -----------    -----------
     Identifiable assets:
       Sports products and
          services................   $54,374,016    $51,478,083    $49,378,285
       Trademark licensing........    18,983,249     19,760,209     20,230,728
       Corporate and unallocated..     3,003,764      2,886,397      2,643,301
                                     -----------    -----------    -----------
                                     $76,361,029    $74,124,689    $72,252,314
                                     -----------    -----------    -----------
                                     -----------    -----------    -----------

                      [This page intentionally left blank]

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     MARCH 31, 1997    DECEMBER 31, 1996    MARCH 31, 1996
                                                     --------------    -----------------    --------------
                                                      (UNAUDITED)                            (UNAUDITED)
                      ASSETS

Current:
  Cash and cash equivalents.......................      $  2,077            $ 9,360            $    842
  Accounts receivable, less allowance of $220,
     $220, and $170 for possible losses...........         3,681              6,897               3,184
  Inventories (Note 4)............................         8,642              5,419               7,849
  Prepaid expenses (Note 5).......................         5,426              2,616               4,690
  Deferred sales (Note 6).........................           666                265                 652
  Refundable income taxes.........................         1,440                238               1,239
  Deferred tax benefit............................           256                259                 207
                                                     --------------    -----------------    --------------
Total Current Assets..............................        22,188             25,054              18,663
Property and equipment, less accumulated
  depreciation....................................         4,167              4,010               3,556
Goodwill and other assets.........................         8,944              8,727               6,606
                                                     --------------    -----------------    --------------
                                                        $ 35,299            $37,791            $ 28,825
                                                     --------------    -----------------    --------------
                                                     --------------    -----------------    --------------

       LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable................................      $  3,589            $ 1,993            $  3,263
  Accruals:
     Compensation and payroll taxes...............           330                849                 307
     Income taxes.................................            --                117                  --
     Other........................................           163                156                  76
Customer deposits.................................         2,242              3,813               1,780
Current maturities of long-term debt..............           120                120                  --
                                                     --------------    -----------------    --------------
Total Current Liabilities.........................         6,444              7,048               5,426
Deferred income taxes.............................           399                366                 174
Long-term debt....................................           480                480                  --
                                                     --------------    -----------------    --------------
Total Liabilities.................................         7,323              7,894               5,600
Contingencies (Note 12)...........................
Shareholders' Equity:
  Preferred stock.................................            --                 --                  --
  Common stock....................................            47                 47                  47
  Additional paid-in-capital......................        14,187             14,144              13,639
  Excess of purchase price over predecessor
     basis........................................        (2,517)            (2,517)             (2,517)
  Retained earnings...............................        16,288             18,253              12,090
                                                     --------------    -----------------    --------------
                                                          28,005             29,927              23,259
Treasury stock, at cost...........................           (29)               (30)                (34)
                                                     --------------    -----------------    --------------
Total Shareholders' Equity........................        27,976             29,897              23,225
                                                     --------------    -----------------    --------------
                                                        $ 35,299            $37,791            $ 28,825
                                                     --------------    -----------------    --------------
                                                     --------------    -----------------    --------------

               See accompanying notes to condensed consolidated
                       financial statements (unaudited).

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        THREE MONTHS
                                                       ENDED MARCH 31,
                                                     ------------------
                                                      1997       1996
                                                     -------    -------
                                                        (UNAUDITED)
REVENUES:
  Uniforms and accessories........................   $ 2,814    $ 2,277
  Camps and events................................     5,527      4,139
                                                     -------    -------
                                                       8,341      6,416
                                                     -------    -------
COSTS OF REVENUES:
  Uniforms and accessories........................     1,996      1,618
  Camps and events................................     3,791      3,094
                                                     -------    -------
                                                       5,787      4,712
                                                     -------    -------
  Gross profit....................................     2,554      1,704
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES.....     5,455      4,250
                                                     -------    -------
  Operating loss..................................    (2,901)    (2,546)
OTHER INCOME                                              62         47
                                                     -------    -------
  Loss before taxes on income.....................    (2,839)    (2,499)
TAXES ON INCOME (benefit) (Note 8)................    (1,125)      (992)
                                                     -------    -------
NET LOSS..........................................   $(1,714)   $(1,507)
                                                     -------    -------
                                                     -------    -------
NET LOSS PER SHARE................................   $ (0.36)   $ (0.32)
                                                     -------    -------
                                                     -------    -------
WEIGHTED AVERAGE COMMON SHARES AND EQUIVALENT
  SHARES OUTSTANDING (Notes 9 and 10).............     4,732      4,705
                                                     -------    -------
                                                     -------    -------

               See accompanying notes to condensed consolidated
                       financial statements (unaudited).

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         THREE MONTHS ENDED
                                                             MARCH 31,
                                                        --------------------
                                                         1997        1996
                                                        -------    ---------
                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................   $(1,714)    $(1,507)
  Deferred income taxes..............................        36         (31)
  Depreciation.......................................       339         252
  Amortization.......................................        72          49
  Change in operating assets and liabilities:
     Accounts receivable.............................     2,815       2,814
     Inventories.....................................    (3,223)     (2,923)
     Prepaid expenses................................    (2,810)     (2,418)
     Refundable income taxes.........................    (1,193)       (821)
     Other assets....................................      (289)        (26)
     Accounts payable................................     1,596       1,585
     Accruals........................................      (629)       (149)
     Customer deposits...............................    (1,571)       (285)
                                                        -------    ---------
     Net cash used by operating activities...........    (6,571)     (3,460)
                                                        -------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.................      (496)       (681)
                                                        -------    ---------
     Net cash used by investing activities...........      (496)       (681)
                                                        -------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid.....................................      (251)       (180)
  Proceeds from issuance of common stock.............        35          83
                                                        -------    ---------
     Net cash used by financing activities...........      (216)        (97)
                                                        -------    ---------
DECREASE IN CASH AND CASH EQUIVALENTS (Note 11)......    (7,283)     (4,238)
CASH AND CASH EQUIVALENTS, beginning of period.......     9,360       5,080
                                                        -------    ---------
CASH AND CASH EQUIVALENTS, end of period.............   $ 2,077     $   842
                                                        -------    ---------
                                                        -------    ---------

               See accompanying notes to condensed consolidated
                       financial statements (unaudited).

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        EXCESS OF
                                                                        PURCHASE
                                       COMMON STOCK      ADDITIONAL    PRICE OVER
                                     ----------------     PAID-IN      PREDECESSOR    RETAINED    TREASURY
                                     SHARES    AMOUNT     CAPITAL         BASIS       EARNINGS     STOCK       TOTAL
                                     ------    ------    ----------    -----------    --------    --------    -------
BALANCES, DECEMBER 31, 1996.......   4,736      $ 47      $ 14,144       $(2,517)     $ 18,253      $(30)     $29,897
Net loss for the period...........      --        --            --            --        (1,714)       --       (1,714)
Issuance of common stock upon
  exercise of stock options.......       4        --            34            --            --         1           35
Tax benefit related to exercise of
  stock options (Note 11).........      --        --             9            --            --        --            9
Cash dividends ($.055 per share)..      --        --            --            --          (251)       --         (251)
                                     ------    ------    ----------    -----------    --------    --------    -------
BALANCES, MARCH 31, 1997..........   4,740      $ 47      $ 14,187       $(2,517)     $ 16,288      $(29)     $27,976
                                     ------    ------    ----------    -----------    --------    --------    -------
                                     ------    ------    ----------    -----------    --------    --------    -------

BALANCES, DECEMBER 31, 1995.......   4,710      $ 47      $ 13,523       $(2,517)     $ 13,777      $(36)     $24,794
Net loss for the period...........      --        --            --            --        (1,507)       --       (1,507)
Issuance of common stock upon
  exercise of stock options.......      --        --            81            --            --         2           83
Tax benefit related to exercise of
  stock options (Note 11).........      --        --            35            --            --        --           35
Cash dividends ($.04 per share)...      --        --            --            --          (180)       --         (180)
                                     ------    ------    ----------    -----------    --------    --------    -------
BALANCES, MARCH 31, 1996..........   4,710      $ 47      $ 13,639       $(2,517)     $ 12,090      $(34)     $23,225
                                     ------    ------    ----------    -----------    --------    --------    -------
                                     ------    ------    ----------    -----------    --------    --------    -------

               See accompanying notes to condensed consolidated
                       financial statements (unaudited).

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: The interim statements have been prepared pursuant to the requirements for reporting on Form 10-Q. The December 31, 1996 balance sheet presented was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles. The interim financial statements and notes thereto should be read in conjunction with the Company's latest Annual Report on Form 10-K. In the opinion of management, the interim financial statements reflect all adjustments necessary for a fair presentation of financial position and operating results for the interim periods.

          The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2: The results of operations for the three months ended March 31, 1997 and 1996 are not necessarily indicative of results to be expected for the full year.

NOTE 3: The consolidated financial statements include the accounts of Varsity Spirit Corporation and its subsidiaries. All material intercompany accounts and transactions are eliminated.

NOTE  4:  Inventories are summarized as follows:

                                             (IN THOUSANDS)
                               ------------------------------------------
                                MARCH 31,     DECEMBER 31,     MARCH 31,
                                  1997            1996           1996
                               -----------    ------------    -----------
                               (UNAUDITED)                    (UNAUDITED)

          Finished Goods....     $ 6,544         $3,608         $ 5,980
          Raw Materials.....       2,098          1,811           1,869
                               -----------    ------------    -----------
                                 $ 8,642         $5,419         $ 7,849
                               -----------    ------------    -----------
                               -----------    ------------    -----------

          Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

NOTE  5:  Prepaid expenses consist of the following (in thousands):

                                            MARCH 31,     DECEMBER 31,     MARCH 31,
                                              1997            1996           1996
                                           -----------    ------------    -----------
                                           (UNAUDITED)                    (UNAUDITED)
          Deferred costs:
            Catalog and brochures.......     $ 1,325         $  330         $ 1,082
            Camps, clinics and
               championships............         888            612             894
          Supplies and samples..........         603            414             616
          Commissions...................       1,406            450             995
          Prepaid tour costs............         346            207             284
          Insurance.....................         170            218             280
          Other.........................         688            385             539
                                           -----------    ------------    -----------
                                             $ 5,426         $2,616         $ 4,690
                                           -----------    ------------    -----------
                                           -----------    ------------    -----------

NOTE 6: Deferred sales consist of shipped uniform and accessory finished goods that have not been invoiced. It is the policy of the Company to reflect the sale in the financial statements during the month in which the finished goods are shipped to the customer, but not to invoice the sale until the customer's entire order has been shipped.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

NOTE 7: The Company has a $9,000,000 bank line of credit which expires on June 30, 1997. No balances were outstanding under the agreement as of March 31, 1997, December 31, 1996, or March 31, 1996. The agreement requires that the Company maintain certain financial ratios and maintain a minimum tangible net worth. The line bears interest at the lower of prime or LIBOR plus 1%.

NOTE 8: Income taxes have been provided based on the estimated annual effective tax rates for the periods.

NOTE 9: For the three months ended March 31, 1997 and 1996, net income per share calculations are based upon weighted average common and equivalent shares outstanding totaling 4,732,000 and 4,705,000, respectively.

NOTE 10: In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, 'Earnings per Share' ('SFAS 128'). This statement simplifies the standards for computing earnings per share ('EPS') previously found in APB Opinion No. 15, 'Earnings per Share' as the presentation of primary and fully-diluted EPS is replaced with Basic and Diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

          SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and applies to entities with publicly-held common stock or potential common stock. The Company will adopt SFAS 128 in the financial statements issued for the year ended December 31, 1997. If the provisions of SFAS 128 had been applied to the three months ended March 31, 1997, estimated Basic EPS and Diluted EPS would have been $(0.38) and $(0.36), respectively.

NOTE 11:  Supplemental cash flow information is as follows:

                                             THREE MONTHS ENDED
                                                 MARCH 31,
                                  ----------------------------------------
                                         1997                  1996
                                  ------------------    ------------------
                                               (IN THOUSANDS)

          Cash paid for:.......
            Income taxes.......          $158                  $ 27
            Interest...........          $ --                  $ --


          Non-cash financing activities:

          During the three month periods ended March 31, 1997 and 1996, additional paid-in-capital was increased by a reduction in income taxes payable of $9,000 and $35,000, respectively, arising from the exercise of stock options.

NOTE 12: On May 5, 1997, the Company, Riddell Sports, Inc., a Delaware corporation ('Riddell'), and Cheer Acquisition Corporation, a Tennessee corporation and a wholly owned subsidiary of Riddell ( the 'Merger Sub'), entered into an Agreement and Plan of Merger (the 'Merger Agreement') pursuant to which Merger Sub will offer to purchase all outstanding shares of common stock, par value $0.01 per share, of the Company (the 'Shares') at $18.90 per share, net to the seller in cash (the 'Offer Price'). In addition to various conditions, the offer is subject to the receipt of tenders of a majority of the outstanding shares on a fully-diluted basis. Pursuant to the Merger Agreement, as soon as practicable after the completion of the offer and satisfaction or waiver of all conditions, the Merger Sub will be merged with and into the Company (the 'Merger') with the Company surviving the Merger as a wholly owned subsidiary of Riddell ( the 'Surviving Corporation'). At the time at which the Merger is consummated (the 'Effective Time'), each Share then outstanding (other than Shares held in treasury of the Company, Shares held by Riddell, the Merger Sub or any

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES other wholly owned subsidiary of Riddell and Shares held by the stockholders of the Company who exercise their dissenters' rights, if any, under the Tennessee Business Corporation Act) will be converted into the right to receive the Offer Price in cash.

          In connection with the Merger Agreement, the Company has agreed to prepay in full the Term Note issued to United Special Events, Inc. ('USE') in connection with the purchase by the Company's wholly owned subsidiary, Varsity USA, Inc. of the spirit camp business of USE. Under the terms of the Term Note, USE has the right to convert the entire $600,000 principal amount of the Term Note into shares of Common Stock of the Company at a conversion price of $14.97.

          Additionally, the Company has agreed to terminate, immediately prior to the Merger, outstanding options under its stock option plans, resulting in option termination payments totalling approximately $4,877,000.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Varsity Spirit Corporation
Memphis, Tennessee

We have audited the accompanying consolidated balance sheets of Varsity Spirit Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years ended December 31, 1996 and 1995 and the nine-month period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Varsity Spirit Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years ended December 31, 1996 and 1995 and the nine-month period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Memphis, Tennessee
February 12, 1997

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1995            1996
                                                          ------------    ------------
                        ASSETS

Current:
  Cash and cash equivalents............................     $    5,080      $    9,360
  Accounts receivable, less allowance of $170 and $220
     for possible losses...............................          6,650           7,162
  Inventories (Note 2).................................          4,926           5,419
  Prepaid expenses (Note 3)............................          2,272           2,616
  Refundable income taxes..............................            383             238
  Deferred tax benefit (Note 8)........................            176             259
                                                          ------------    ------------
Total Current Assets...................................         19,487          25,054
Property and Equipment, less accumulated depreciation
  (Note 4).............................................          3,127           4,010
Goodwill, less accumulated amortization of $972 and
  $1,193 (Note 1)......................................          5,929           7,928
Other Assets...........................................            700             799
                                                          ------------    ------------
                                                            $   29,243      $   37,791
                                                          ------------    ------------
                                                          ------------    ------------

         LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable.....................................     $    1,678      $    1,993
  Accruals:
     Compensation and payroll taxes....................            266             849
     Income taxes (Note 8).............................            167             117
     Other.............................................             99             156
  Customer deposits....................................          2,065           3,813
  Current maturities of long-term debt (Note 6)........             --             120
                                                          ------------    ------------
Total Current Liabilities..............................          4,275           7,048
Deferred Income Taxes (Note 8).........................            174             366
Long-term Debt (Notes 1 and 6).........................             --             480
                                                          ------------    ------------
Total Liabilities......................................          4,449           7,894
                                                          ------------    ------------
Commitments and Contingencies (Notes 7 and 10)
Shareholders' Equity (Notes 7 and 11)
  Preferred stock, $.01 par value--shares authorized
     5,000,000; none issued............................             --              --
  Common stock, $.01 par value--shares authorized
     10,000,000; shares issued 4,710,386 and
     4,735,961.........................................             47              47
  Additional paid-in capital...........................         13,523          14,144
  Excess of purchase price over predecessor basis......         (2,517)         (2,517)
  Retained earnings....................................         13,777          18,253
                                                          ------------    ------------
                                                                24,830          29,927
Treasury stock, at cost, 215,504 and 179,378 shares....            (36)            (30)
                                                          ------------    ------------
Total Shareholders' Equity.............................         24,794          29,897
                                                          ------------    ------------
                                                            $   29,243      $   37,791
                                                          ------------    ------------
                                                          ------------    ------------

          See accompanying notes to consolidated financial statements.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            YEAR ENDED
                                                   NINE MONTHS ENDED       DECEMBER 31,
                                                     DECEMBER 31,       ------------------
                                                         1994            1995       1996
                                                   -----------------    -------    -------
REVENUES:
  Uniforms and accessories......................        $35,866         $44,049    $49,472
  Camps and events..............................         23,721          31,449     38,977
                                                   -----------------    -------    -------
                                                         59,587          75,498     88,449
                                                   -----------------    -------    -------
COSTS OF REVENUES:
  Uniforms and accessories......................         18,659          23,379     26,849
  Camps and events..............................         16,826          23,114     26,764
                                                   -----------------    -------    -------
                                                         35,485          46,493     53,613
                                                   -----------------    -------    -------
     Gross profit...............................         24,102          29,005     34,836

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES....         16,117          22,679     26,388
                                                   -----------------    -------    -------
     Operating income...........................          7,985           6,326      8,448
                                                   -----------------    -------    -------
OTHER
  Interest income--net..........................            150             178        166
                                                   -----------------    -------    -------
     Income before taxes on income..............          8,135           6,504      8,614
TAXES ON INCOME (Note 8)........................          3,218           2,341      3,414
                                                   -----------------    -------    -------
NET INCOME......................................        $ 4,917         $ 4,163    $ 5,200
                                                   -----------------    -------    -------
                                                   -----------------    -------    -------
WEIGHTED AVERAGE COMMON SHARES AND EQUIVALENT
  SHARES OUTSTANDING (Note 7)...................          4,587           4,679      4,734
                                                   -----------------    -------    -------
                                                   -----------------    -------    -------
NET INCOME PER SHARE (Note 7)...................        $  1.07         $  0.89    $  1.10
                                                   -----------------    -------    -------
                                                   -----------------    -------    -------

          See accompanying notes to consolidated financial statements.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                 EXCESS OF
                                                                  PURCHASE
                                     COMMON STOCK   ADDITIONAL   PRICE OVER
                                    --------------   PAID-IN    PREDECESSOR   RETAINED   TREASURY
                                    SHARES  AMOUNT   CAPITAL       BASIS      EARNINGS    STOCK     TOTAL
                                    ------  ------  ----------  ------------  ---------  --------  -------
BALANCES, MARCH 31, 1994........... 4,699    $ 47    $ 13,016     $ (2,517)    $ 5,234     $(44)   $15,736
  Net income for the period........    --      --          --           --       4,917       --      4,917
  Issuance of common stock upon
    exercise of stock options......    --      --          62           --          --        2         64
  Tax benefit related to exercise
    of stock options...............    --      --          24           --          --       --         24
                                    ------  ------  ----------  ------------  ---------  --------  -------
BALANCES, DECEMBER 31, 1994........ 4,699      47      13,102       (2,517)     10,151      (42)    20,741
  Net income for the period........    --      --          --           --       4,163       --      4,163
  Issuance of common stock upon
    exercise of stock options......    11      --         279           --          --        6        285
  Tax benefit related to exercise
    of stock options...............    --      --         142           --          --       --        142
  Cash dividends ($.12 per
    share).........................    --      --          --           --        (537)      --       (537)
                                    ------  ------  ----------  ------------  ---------  --------  -------
BALANCES, DECEMBER 31, 1995........ 4,710      47      13,523       (2,517)     13,777      (36)    24,794
  Net income for the period........    --      --          --           --       5,200       --      5,200
  Issuance of common stock upon
    exercise of stock options......    26      --         453           --          --        6        459
  Tax benefit related to exercise
    of stock options...............    --      --         168           --          --       --        168
  Cash dividends ($.16 per
    share).........................    --      --          --           --        (724)      --       (724)
                                    ------  ------  ----------  ------------  ---------  --------  -------
BALANCES, DECEMBER 31, 1996........ 4,736    $ 47    $ 14,144     $ (2,517)    $18,253     $(30)   $29,897
                                    ------  ------  ----------  ------------  ---------  --------  -------
                                    ------  ------  ----------  ------------  ---------  --------  -------

          See accompanying notes to consolidated financial statements.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              YEAR ENDED
                                                                             DECEMBER 31,
                                                     NINE MONTHS ENDED    ------------------
                                                     DECEMBER 31, 1994     1995       1996
                                                     -----------------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................        $ 4,917         $ 4,163    $ 5,200
  Deferred income taxes...........................            (15)             21        109
  Depreciation and amortization...................            577             992      1,318
  Changes in operating assets and liabilities, net
     of effect of
     businesses acquired (Note 1)
     Accounts receivable..........................         (3,073)         (1,544)      (482)
     Inventories..................................             61          (1,039)      (242)
     Prepaid expenses.............................          3,778            (859)      (209)
     Refundable income taxes......................             --            (383)       145
     Accounts payable.............................           (193)            210         62
     Accruals.....................................            100            (695)       741
     Customer deposits............................         (3,103)            890      1,650
                                                         --------         -------    -------
       Net cash provided by operating
          activities..............................          3,049           1,756      8,292
                                                         --------         -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of USE (Note 1).....................             --              --     (1,926)
  Net cash received upon acquisition of Intropa
     (Note 1).....................................            764              --         --
  Purchase of property and equipment..............           (667)         (1,984)    (1,828)
  Decrease (increase) in other assets.............             19            (319)         7
                                                         --------         -------    -------
       Net cash provided (used) by investing
          activities..............................            116          (2,303)    (3,747)
                                                         --------         -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock..........             64             286        459
  Cash dividends..................................             --            (537)      (724)
                                                         --------         -------    -------
       Net cash provided (used) by financing
          activities..............................             64            (252)      (265)
                                                         --------         -------    -------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS (Note 9)............................          3,229            (799)     4,280
CASH AND CASH EQUIVALENTS, at beginning of
  period..........................................          2,650           5,879      5,080
                                                         --------         -------    -------
CASH AND CASH EQUIVALENTS, at end of period.......        $ 5,879         $ 5,080    $ 9,360
                                                         --------         -------    -------
                                                         --------         -------    -------

          See accompanying notes to consolidated financial statements.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF ACCOUNTING POLICIES

  Business

     Varsity Spirit Corporation (the 'Company') is involved in the business of organizing, administering, and producing instructional camps, clinics, and special events predominantly in the United States for spirit groups associated with secondary schools, colleges, and universities through its divisions, Universal Cheerleaders Association ('UCA'), Universal Dance Association ('UDA'), Varsity Sports Gyms ('VSG') and Varsity Deutschland ('VSD') and its wholly-owned subsidiary, Varsity USA, Inc. ('USA'), which acquired the camp business assets of United Special Events, Inc., on May 15, 1996. Instructional camps and clinics include large residential camps and smaller private individual squad level camps. Its wholly-owned subsidiary, Varsity Spirit Fashions & Supplies, Inc. ('Varsity'), designs and markets cheerleader uniforms and accessories to spirit groups associated with secondary schools, colleges and universities primarily in the United States. The selling cycle of the Company is highly seasonal. Varsity/ Intropa Tours, Inc. ('Intropa'), a wholly-owned subsidiary acquired December 1, 1994, organizes group performance tours, primarily in Europe, for cheerleaders, bands, orchestras and choirs.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions are eliminated.

  Business Acquisitions

     Effective May 15, 1996, the Company's subsidiary, USA, acquired certain of the assets of United Special Events, Inc. ('USE'), a company which specializes in organizing, administering, and producing instructional camps, clinics, and special events, predominately in the western United States, for spirit groups associated with secondary schools, colleges, and universities. The purchase price was approximately $1.95 million, of which $1.35 million was paid at closing and the $600,000 balance was financed by a five-year unsecured convertible promissory note, bearing interest at 8%. The acquisition was accounted for using the purchase method. The purchase price and liabilities assumed were allocated to assets acquired based on their estimated fair values, as follows:

                                                (IN THOUSANDS)
                                                --------------
     Purchase price, including out of pocket
       expenses of $88.......................       $2,038
     Current liabilities assumed.............          369
     Bank debt retired at closing............          644
     Current assets..........................         (530)
     Fixed assets............................         (120)
     Covenant not to compete.................         (120)
                                                   -------
     Goodwill................................       $2,281
                                                   -------
                                                   -------

     The USA operations since the date of acquisition have been included in the Company's consolidated results of operations. The operating results would not have been materially different, if the acquisition had occurred on January 1, 1996.

     Effective December 1, 1994, a subsidiary acquired certain of the assets of Intropa International U.S.A., Inc. ('Intropa'), a tour company which specializes in performance tours for cheerleaders, bands, orchestras and choruses. Total cash consideration was approximately $1.25 million, of which $961,000 was paid at closing. $240,000 of the balance was included in accounts payable at December 31, 1994 and was paid 120 days after the closing date. The acquisition was accounted for using the purchase method.

     The Intropa operations since the date of acquisition have been included in the Company's consolidated results of operations.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

NOTE 1--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles ('GAAP') requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, trade receivables, other current assets, accounts payable and accruals meeting the definition of a financial instrument approximate fair value.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Samples

     The Company provides samples of merchandise carried in the catalogs to its sales representatives. All costs related to samples used in the sale of the Company's uniforms and accessories are amortized ratably over three years.

  Property, Equipment and Depreciation

     Property and equipment are stated at cost. Depreciation is computed using the straight-line and accelerated methods for financial reporting purposes over the following estimated useful lives:

                                    YEARS
                                    -----
     Computer equipment..........      5
     Computer software...........      3
     Machinery and equipment.....    5-7
     Furniture and fixtures......      5
     Leasehold improvements......    2-6
     Vehicles....................    3-5

     For income tax purposes, depreciation is computed using primarily accelerated methods.

  Goodwill

     Goodwill, stated at cost less accumulated amortization, represents the purchase cost allocated to the earning capacity of acquired companies, and is amortized over periods from 35 to 40 years on the straight-line basis. The Company continually evaluates the market coverage and earning capacity of its acquirees to determine if the unamortized goodwill can be recovered from their undiscounted future cash flows over the remaining amortization period. Should this evaluation indicate that goodwill will not be recoverable, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of undiscounted cash flows.

  Catalog Costs

     Cost of producing catalogs are deferred and amortized over the selling season for uniforms and accessories.

  Revenue Recognition

     Revenue is recognized on sales of uniforms at the time of shipment and on camps, clinics, special events and tours on the start date of the respective activity. Expenses incurred and payments received that are associated with the camps, clinics, events or tours are deferred until the revenue is recognized.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

  Taxes on Income

     Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('FAS 109').

  Net Income Per Share

     Net income per share is computed based on the weighted average number of common shares outstanding during each period, after giving effect to the exercise of dilutive options (see Note 7) and assuming the repurchase, at fair market value of shares using the proceeds from such exercise.

  Stock Options

     Stock options are granted to certain officers, employees, directors and consultants generally at the prevailing market price on the date of the grant. The Company makes no charge to earnings with respect to stock options, except where the option price is less than the market price at date of grant. Proceeds from the sale of unissued common stock under these options are credited to common stock and additional paid-in capital at the time the options are exercised. If treasury stock is issued, the Company's treasury stock is reduced by the cost of the treasury shares reissued and additional paid-in capital is increased for the excess of the option price over the cost of the treasury stock.

     Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation' ('SFAS No. 123') issued by the Financial Accounting Standards Board is effective for transactions entered into in fiscal years that begin after December 15, 1995. As allowed under the provisions of SFAS No. 123, the Company will continue to measure compensation cost for employee stock-based compensation plans using the intrinsic value based method of accounting prescribed by the Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees,' and has made pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied (see Note 7).

  Employee Benefits

     The Company provides a defined contribution retirement plan for substantially all of its full-time employees which meets the requirements of
Section 401(k) of the Internal Revenue Code. The Company's policy is to fund the retirement plan costs accrued.

  Fiscal Year End

     Effective April 1, 1994, the Company's Board of Directors approved a change in the Company's fiscal year from March 31 to December 31.

  New Accounting Pronouncement

     In February 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 128, 'Earnings Per Share' ('SFAS 128'). This statement simplifies the standards for computing EPS previously found in APB Opinion No. 15, 'Earnings Per Share' as the presentation of primary and fully-diluted EPS is replaced with Basic and Diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

     SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and applies to entities with publicly-held common stock or potential common stock. The Company will adopt SFAS 128 in financial statements issued for the year ending December 31, 1997. If the provisions of SFAS 128 had been applied to the year ended December 31, 1996, estimated Basic EPS and Diluted EPS would have been $1.15 and $1.10, respectively.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

NOTE 2--INVENTORIES

     Inventories are summarized as follows:

                               DECEMBER 31,
                             ----------------
                              1995      1996
                             ------    ------
                              (IN THOUSANDS)
     Finished products....   $3,217    $3,608
     Raw materials........    1,709     1,811
                             ------    ------
     Inventories..........   $4,926    $5,419
                             ------    ------
                             ------    ------

NOTE 3--PREPAID EXPENSES

     Prepaid expenses consist of the following:

                                                   DECEMBER 31,
                                                 ----------------
                                                  1995      1996
                                                 ------    ------
                                                  (IN THOUSANDS)
     Deferred costs:
       Catalogs...............................   $  250    $  330
       Camps, clinics and championships.......      575       612
     Prepaid insurance........................      413       218
     Supplies and samples.....................      342       414
     Prepaid commissions......................      164       450
     Prepaid tour costs.......................      339       207
     Other....................................      189       385
                                                 ------    ------
     Prepaid expenses.........................   $2,272    $2,616
                                                 ------    ------
                                                 ------    ------

     Deferred catalog costs consist of the Company's expenses associated with planning, processing, and distributing the Company's uniform and accessory, danceware and youth catalogs to schools and universities throughout the United States. The catalogs are mailed in the Company's first quarter of the following year and the costs of the catalogs are amortized over the Company's selling season for uniforms and accessories.

     Deferred camps and clinics costs are costs incurred in connection with the organization of the Company's summer cheerleader camp and clinic programs for the following summer season. These costs are amortized during June, July and August, which are the months in which the cheerleading camps and clinics are held.

     Deferred championship costs comprise costs associated with organizing and producing the National Dance Team, High School and College Cheerleading Championships sponsored by the Company. These costs and associated revenues are recognized in the month the event occurs.

     Direct costs related to organizing, scheduling and arranging upcoming group tours are recorded as prepaid tour costs and the costs and revenues associated with the tour are recognized when the tour begins.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

NOTE 4--PROPERTY AND EQUIPMENT

     Major classes of property and equipment consist of the following:

                                              DECEMBER 31,
                                           ------------------
                                            1995       1996
                                           -------    -------
                                             (IN THOUSANDS)

     Computer equipment and software....   $ 2,735    $ 4,013
     Machinery and equipment............     1,786      1,999
     Furniture and fixtures.............     1,347      1,665
     Leasehold improvements.............       278        414
     Vehicles...........................        68         69
                                           -------    -------
                                             6,214      8,160
     Less accumulated depreciation......    (3,087)    (4,150)
                                           -------    -------
     Net property and equipment.........   $ 3,127    $ 4,010
                                           -------    -------
                                           -------    -------

     Depreciation expense charged to operations was $793,000 and $1,065,000, respectively, for each of the years ended December 31, 1995 and 1996 and $444,000 for the nine months ended December 31, 1994.

NOTE 5--REVOLVING CREDIT AGREEMENT

     The Company has a revolving credit agreement with a bank which is available through June 30, 1997, and provides for maximum borrowings of $9,000,000. Under the agreement, outstanding borrowings bear interest at the lower of prime (8.25% at December 31, 1996) or LIBOR plus 1% (6.53% at December 31, 1996). The line of credit is unsecured, but the Company has agreed not to subordinate any additional assets except in the ordinary course of business without the bank's approval. The line of credit also requires that the Company maintain certain financial ratios and meet a minimum tangible net worth. There were no amounts outstanding under this revolving line of credit agreement at December 31, 1995 or 1996.

NOTE 6--LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1996:

                                                (IN THOUSANDS)
                                                --------------
     Promissory note bearing interest at 8%,
       payable in annual installments of
       $120,000, plus interest, through May
       2001..................................      $    600
     Current portion.........................          (120)
                                                --------------
     Long-term debt..........................      $    480
                                                --------------
                                                --------------

     On any payment date, the holder of the note shall be entitled, at their discretion, to convert not less than 75% of any installment of unpaid principal amount of the note into shares of the Company's common stock based upon a conversion price of $14.97 per share.

     Management believes the carrying value of the Company's long-term debt approximates fair value based on the current rates offered to the Company.

NOTE 7--COMMON STOCK

     On January 31, 1995, the Company's Board of Directors authorized a three-for-two stock split to be effected in the form of a 50% stock dividend to be distributed on February 24, 1995 to shareholders of record on February 14, 1995. Shareholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from retained earnings to common stock the par value of the additional shares

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

NOTE 7--COMMON STOCK--(CONTINUED)

arising from the split. In addition, all references in the financial statements to number of shares, per share amounts and stock option data of the Company's common stock have been restated.

     The Company maintains two stock option plans, the 1989 Stock Option Plan and the 1991 Stock Option Plan. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations. Under APB Opinion 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation cost is recognized. Under the 1989 plan, 270,000 options were granted to certain employees at an initial exercise price of $5.00 per share. The options vested in three equal annual installments ending April 1, 1995 and expire ten years from date of grant. The Company acquired the shares to cover the exercise of the 1989 options from its two largest stockholders for $.17 per share. In November 1991, the 1989 plan was amended to provide that cancelled options would become available for additional grants at an exercise price equal to fair market value of the shares at the date of such grants.

     The 1991 plan, as amended, provides options to acquire 600,000 shares that may be granted to officers, directors and key employees at an exercise price equal to fair market value at date of grant (110% of fair market value for options issued to holders of more than 10% of Company stock). Options may be exercised for a term determined by the Board of not less than one year or more than ten years from the date of grant.

     At December 31, 1996, 21,049 options are available for grant under the 1989 plan, and 159,408 options remain available for grants under the 1991 plan, as amended.

     SFAS No. 123, 'Accounting for Stock-Based Compensation' requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS
123. The Company estimates the fair value of each stock option on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 1995 and 1996, respectively; dividend yield of 1.8597% for both years; expected volatility of 40.59% for both years; risk-free interest rates of 6.5% for both years; and expected option lives of 7 years for both years.

     Under the accounting provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                  DECEMBER 31,
                                               -------------------
                                                1995        1996
                                               -------     -------
                                               (IN THOUSANDS EXCEPT
                                                PER SHARE AMOUNTS)

     Net income--as reported...............    $ 4,163     $ 5,200
     Net income--pro forma.................    $ 4,012     $ 4,867
     Earnings per share--as reported.......    $  0.89     $  1.10
     Earnings per share--pro forma.........    $  0.86     $  1.03
                                               -------     -------
                                               -------     -------

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

     Information regarding the status of the Company's two fixed stock option plans as of December 31, 1994, 1995 and 1996 and changes during the nine months ended December 31, 1994 and the years ending December 31, 1995 and 1996 is presented below:

                                                                    1995                     1996
                                                            ---------------------    ---------------------
                                                                        WEIGHTED-                WEIGHTED-
                                                  1994                   AVERAGE                  AVERAGE
                                                --------                EXERCISE                 EXERCISE
                                                 SHARES      SHARES       PRICE       SHARES       PRICE
                                                --------    --------    ---------    --------    ---------
Options outstanding, beginning of period.....    373,055     353,533     $  6.40      457,508     $  8.35
Options granted..............................         --     162,475       11.96      179,890       14.63
Options exercised............................    (12,224)    (47,878)       5.97      (61,701)       7.44
Options cancelled............................     (7,298)    (10,622)       9.23       (7,251)      12.71
                                                --------    --------    ---------    --------    ---------
Options outstanding, end of period...........    353,533     457,508     $  8.35      568,446     $ 10.36

Option price range at end of period..........   $5.00 to    $5.00 to                 $5.00 to
                                                   $9.50      $13.50                   $15.95
Option price range for exercised shares......   $5.00 to    $5.00 to                 $5.00 to
                                                   $8.67       $9.34                    $9.34
Options available for grant at end of
  period.....................................    204,949     203,096                  180,457
                                                --------    --------    ---------    --------    ---------
Weighted-average fair value of options,
  granted during the period..................                            $  5.82                  $  7.14
                                                                        ---------                ---------
                                                                        ---------                ---------

     The following table summarizes information about fixed-price stock options outstanding at December 31, 1996:

                                       OPTIONS OUTSTANDING
                            -----------------------------------------              OPTIONS
                                             WEIGHTED-                    -------------------------
                                              AVERAGE       WEIGHTED-                     WEIGHTED-
      EXERCISABLE                            REMAINING       AVERAGE                       AVERAGE
-----------------------       NUMBER        CONTRACTUAL     EXERCISE        NUMBER        EXERCISE
RANGE OF EXERCISE PRICE     OUTSTANDING        LIFE           PRICE       EXERCISABLE       PRICE
-----------------------     -----------     -----------     ---------     -----------     ---------
   $5.00- 8.67.....           226,206        5.3 years        $6.07         226,206         $6.07
    9.50- 9.54....             20,475        6.5 years         9.53          20,475          9.53
   11.83-13.01....            145,775        8.0 years        11.98          48,592         11.98
   14.50-15.95....            175,990        9.2 years        14.64                           N/A
                            -----------                     ---------     -----------     ---------
   $5.00-15.95....            568,446                                       295,273
                            -----------                                   -----------
                            -----------                                   -----------

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

NOTE 8--TAXES ON INCOME

     Under FAS 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Taxes on income in the consolidated statements of income are made up of the following components:

                                                YEAR ENDED
                       NINE MONTHS ENDED       DECEMBER 31,
                          DECEMBER 31,       ----------------
                              1994            1995      1996
                       ------------------    ------    ------
                                   (IN THOUSANDS)
     Current:
       Federal........       $2,763          $1,950    $2,802
       State..........          470             370       499
                            -------          ------    ------
                              3,233           2,320     3,301
                            -------          ------    ------
     Deferred:
       Federal........          (13)             19        96
       State                     (2)              2        17
                            -------          ------    ------
                                (15)             21       113
                            -------          ------    ------
     Taxes on income..       $3,218          $2,341    $3,414
                            -------          ------    ------
                            -------          ------    ------

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                            DECEMBER 31,
                                           --------------
                                           1995     1996
                                           -----    -----
                                           (IN THOUSANDS)
     Deferred tax assets:
       Inventory........................   $ 109    $ 172
       Bad debt allowance...............      67       87
                                           -----    -----
     Total deferred tax assets..........     176      259
     Deferred tax liabilities:
       Property and equipment...........    (174)    (329)
       Goodwill and other assets........      --      (37)
                                           -----    -----
     Total deferred tax liabilities.....    (174)    (366)
                                           -----    -----
     Net deferred tax asset
       (liability)......................   $   2    $(107)
                                           -----    -----
                                           -----    -----

     The effective tax rate on income was different from the federal statutory tax rate. The following summary reconciles taxes at the federal statutory tax rate with the effective rate:

                                                                  YEAR ENDED
                                           NINE MONTHS ENDED     DECEMBER 31,
                                              DECEMBER 31,       -------------
                                                  1994           1995     1996
                                           ------------------    ----     ----
     Taxes on income at federal
       statutory rate...................          34.0%          34.0%    34.0%
     Increase (decrease) resulting from:
       State income taxes, net of
          federal tax benefit...........           3.8            3.8      3.9
       Amortization of goodwill.........            .5             .7       .6
       Non-deductible meals and
          entertainment.................           1.3            1.9      1.7
       Other items......................            --           (4.4)     (.6)
                                                 -----           ----     ----
     Taxes on income at effective rate..          39.6%          36.0%    39.6%
                                                 -----           ----     ----
                                                 -----           ----     ----

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

NOTE 9--SUPPLEMENTAL CASH FLOW INFORMATION

     For purposes of the consolidated statements of cash flows, the Company considers cash on hand and in checking, savings and money market accounts to be cash equivalents.

                                                              YEAR ENDED
                                    NINE MONTHS ENDED        DECEMBER 31,
                                      DECEMBER 31,         -----------------
                                          1994              1995       1996
                                 -----------------------   ------     ------
                                               (IN THOUSANDS)
     Cash paid for:
       Income taxes...........           $ 3,186           $2,826     $3,035
       Interest...............           $     1           $   28     $   27
                                         -------           ------     ------
                                         -------           ------     ------

  Non-cash investing and financing activities:

     During the years ended December 31, 1996 and 1995, and the nine-month period ended December 31, 1994, additional paid-in capital was increased by a reduction in income taxes payable of $168,000, $142,000, and $24,000, respectively, arising from the exercise of stock options.

     In May 1996, the Company purchased certain assets of United Special Events, Inc. for cash consideration of approximately $1.95 million. In conjunction with the acquisition, liabilities were assumed as follows:

                                                          (IN THOUSANDS)

     Fair value of assets acquired.....................       $3,051
     Cash paid to seller and transaction costs.........       (2,082)
     Deferred consideration (Note 6)...................         (600)
                                                             -------
     Liabilities assumed...............................       $  369
                                                             -------
                                                             -------

     In December 1994, the Company purchased all of the assets of Varsity/ Intropa Tours for cash consideration of approximately $1.25 million. In conjunction with the acquisition, liabilities were assumed as follows:

                                                          (IN THOUSANDS)

     Fair value of assets acquired.....................       $5,394
     Cash paid to the seller and transactions costs....       (1,018)
     Deferred consideration............................         (292)
                                                             -------
     Liabilities assumed...............................       $4,084
                                                             -------
                                                             -------

NOTE 10--COMMITMENTS AND CONTINGENCIES

  A. Leases

     The Company's office facilities and warehouse space are leased under noncancellable operating leases which expire at various times from October 1997 through November 2000. Rent expense for the years ended December 31, 1996 and 1995, and the nine-month period ended December 31, 1994 was $739,000, $684,000, and $388,000, respectively.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES

NOTE 10--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     As of December 31, 1996, future net minimum rental payments required under operating leases that have initial or remaining noncancellable terms in excess of one year are as follows:

     YEAR ENDING DECEMBER 31,   (IN THOUSANDS)
     ------------------------   --------------
     1997....................        $591
     1998....................         155
     1999....................         142
     2000....................          89
                                   ------
     Total minimum lease
       payments..............        $977
                                   ------
                                   ------

  B. Concentration of Credit Risk

     The Company earns substantially all of its revenues from sales to and events and activities sponsored primarily by secondary schools, colleges and universities throughout the United States. The Company generally requires deposits for mail order sales of merchandise and for camp registrations. The Company maintains reserves for potential losses and such losses have not exceeded management's expectations.

  C. Litigation

     The Company is involved in various legal matters in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's consolidated financial statements.

  D. Supplier Agreements

     The Company has multi-year agreements with independent manufacturers to produce its uniforms under which garment prices and production levels are negotiated annually.

  E. Retirement Plan

     Effective January 1, 1993, the Company adopted a tax-qualified employee benefit plan which meets the criteria of Section 401(k) of the Internal Revenue Code. Under the Plan, participants may elect to defer from 2% to 15% of their compensation and the Company may make discretionary contributions, as determined annually by the Company's management, of up to 1.25% of the employees' compensation. Each participant is fully vested at all times in their respective contribution. Participants become fully vested in contributions made by the Company on a graduated scale over a seven-year period. Operations were charged with $35,000 related to this plan in the nine-month period ended December 31, 1994, $25,000 for the year ended December 31, 1995 and $27,500 for the year ended December 31, 1996.

NOTE 11--SUBSEQUENT EVENT

     On February 13, 1997, the Company's Board of Directors declared a $.055 per share cash dividend to be paid on March 6, 1997, to shareholders of record as of February 24, 1997.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
     Available Information............................................    3
     Special Cautionary Notice Regarding Forward-Looking Statements...    3
     Prospectus Summary...............................................    5
     Risk Factors.....................................................   20
     The Acquisition..................................................   27
     Use of Proceeds..................................................   28
     Capitalization...................................................   29
     Unaudited Pro Forma Condensed Consolidated Financial Data........   30
     Selected Financial Data of Riddell...............................   37
     Selected Financial Data of Varsity...............................   39
     Management's Discussion and Analysis of Financial Condition and
       Results of Operations..........................................   41
     The Exchange Offer...............................................   56
     Business.........................................................   62
     Management.......................................................   85
     Principal Stockholders...........................................   91
     Certain Transactions.............................................   93
     Description of the Senior Notes..................................   94
     Description of Other Indebtedness................................  119
     United States Federal Income Tax Consequences of the Exchange
       Offer..........................................................  121
     Plan of Distribution.............................................  121
     Legal Matters....................................................  122
     Experts..........................................................  122
     Index to Financial Statements....................................  F-1

UNTIL                   , 1997, (90 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE NEW SENIOR NOTES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                              RIDDELL SPORTS INC.

                                  $115,000,000
                         10 1/2% SENIOR NOTES DUE 2007

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                        , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) Riddell Sports Inc., All American Sports Corporation, Proacq Corp., Ridmark Corporation, Equilink Licensing Corporation and RHC Licensing Corporation

     Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in nonderivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. In the case of criminal actions and proceedings, such person must have had no reasonable cause to believe his conduct was unlawful. Indemnification of expenses is authorized in stockholder derivative suits where such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and so long as he had not been found liable for negligence or misconduct in the performance of his duty to the corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

     In addition to the indemnification provided as described below, the Company is a party to employment agreements with each of Messrs. Nederlander, Toboroff, and Mauer (executive officers and directors of the Company); and Messrs. Cougill (an executive officer of Riddell, Inc., a wholly owned subsidiary of the Company) and Gleisner (President of All American Sports Corporation, a wholly owned subsidiary of the Company) indemnifying such individual against liability arising out of his actions or the performance of his duties within the scope of his employment not taken in bad faith. In addition, the employment agreements entered into by the Company and Messrs. Nederlander, Toboroff and Mauer provide that the Company shall assume primarily responsibility for legal fees incurred by such officer in any action as to which such officer is entitled to have his legal fees paid for by the Company, and that the Company shall pay such fees directly to counsel rather than reimburse such officer.

     (i) Riddell Sports Inc., All American Sports Corporation, Proacq Corp. and Ridmark Corporation

     The Certificates of Incorporation, as amended, of Riddell Sports, Inc., All American Sports Corporation, Proacq Corp. and Ridmark Corporation each contain the indemnification provisions set forth below:

          'NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.'


          'TENTH: The corporation shall, to the fullest extent permitted by
     Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.'

     (ii) Equilink Licensing Corporation and RHC Licensing Corporation

     The Certificates of Incorporation, as amended, of Equilink Licensing Corporation and RHC Licensing Corporation each contain the indemnification provisions set forth below:

          'EIGHTH: The personal liability of a director to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director is hereby eliminated, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.'

          'NINTH: The Corporation shall, to the fullest extent permitted by
     Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.'

     (b) Riddell, Inc.

     Section 5/8.75 of the Illinois Business Corporation Act of 1983 provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in nonderivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. In the case of criminal actions and proceedings, such person must have had no reasonable cause to believe his conduct was unlawful. Indemnification of expenses is authorized in stockholder derivative suits where such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and so long as he had not been found liable to the corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

     The By-Laws of Riddell, Inc. (formerly known as EN&T Associates Inc.) contain the indemnification provisions set forth below:

                          'ARTICLE IV INDEMNIFICATION

          The corporation shall, to the fullest extent permitted by the provisions of the Business Corporation Act of 1983, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent, and shall inure to the benefit of the heirs, executors, and administrators of such a person.'

     (c) Cheer Acquisition Corp., International Logos, Inc., Varsity/Intropa Tours, Inc., Varsity Spirit Corporation and Varsity USA, Inc.

     The Tennessee For-Profit Business Corporations Law set forth in Part 5 of
Section 48-18 of the Tennessee Code provides generally that a corporation may indemnify a director made a party to a proceeding based on his role as a director if the director's conduct was in good faith and the director reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation. In the case of criminal actions and proceedings, such person must have had no reasonable cause to believe his conduct was unlawful. A director may not be indemnified if he has been found liable to the corporation. Unless limited by its charter, a corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding ('Mandatory Indemnification'). A director or officer may be entitled court-ordered indemnification if the court determines he is entitled to Mandatory Indemnification or believes he is fairly and reasonably entitled to indemnification in view of all the relevant circumstances (limited to reasonable expenses incurred). A corporation may advance reasonable expenses to a director or officer in certain circumstances. A corporation may also indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors or contract.

     (i) Cheer Acquisition Corp.

     The Charter of Cheer Acquisition Corp. provides that '8. Indemnification. The corporation shall have the power to indemnify its directors to the fullest extent permitted by law.' Cheer Acquisition Corp.'s By-Laws contain the indemnification provisions set forth below:

                          'ARTICLE IX--INDEMNIFICATION

          Section 1. Authority to Indemnify. The corporation may indemnify any person who was or is a party or is threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, by reason of the fact that he is or was a director of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, settlements, penalties, fines (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses (including counsel fees), incurred with respect to a proceeding if (a) he conducted himself in good faith and (b) he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and (ii) in all other cases, that his conduct was at least not opposed to its best interests; and (c) with respect to any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of (b)(ii). The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the standard of conduct described in this section.

          Section 2. Mandatory Indemnification. The corporation shall indemnify any director if he was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

          Section 3.  Other Determination of Rights.  No indemnification under
     Section 1 hereof (unless ordered by a court) shall be made by the corporation unless authorized in the specific case upon a determination that indemnification of the director is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 hereof. Such determination shall be made.

             (a) by a majority vote of a quorum of directors who are not at that time parties to the proceeding;


             (b) if such a quorum is not obtainable by a majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors who are not at that time parties to the proceeding;

             (c) by independent special legal counsel (compensated by the corporation) in a written opinion, selected by the board of directors or committee in the manner described in subsections (a) or (b); provided however that if the requirements of neither (a) nor (b) can be met, then by a majority vote of the full board of directors; or

             (d) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted in the determination.

          Section 4. Advances of Expenses. Expenses incurred by a director who is a party or threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, may be paid by the corporation in advance of the final disposition of such action, suit, or proceeding as determined and authorized in the manner specified in Section 3 of this article, upon (a) the receipt of a written affirmation by the director of his good faith belief that he has met the required standard of conduct; (b) the receipt of an undertaking by or on behalf of the director, constituting such director's unlimited general obligation, to repay such amount if it is ultimately determined that he is not entitled to indemnification by the corporation, and (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

          Section 5. Nonexclusiveness; Heirs. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled a matter of law or under the charter, these bylaws, any agreement, any insurance purchased by the corporation, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

          Section 6. Purchase of Insurance. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this article or of the Tennessee Business Corporation Act.'

     (ii) International Logos, Inc.

     The By-Laws of International Logos, Inc. contain the indemnification provisions set forth below:

          '6. Indemnification of Directors. The corporation shall indemnify any and all persons who may serve or who have served at any time as Directors or officers, or who at the request of the Board of Directors of the corporation may serve or at any time have served as Directors or officers of another corporation in which the corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been Directors or officers or a Director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such Director or officer or former Director or officer or person shall be adjudged in any action, suit or proceeding to be guilty of willful misfeasance of malfeasance in the performance of his duty. Such indemnification shall be in addition to any rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of stockholders or otherwise.'

     (iii) Varsity Spirit Corporation

     The Amended and Restated Charter of Varsity Spirit Corporation contains the indemnification provisions set forth below:

          'ELEVENTH. A. RIGHT TO INDEMNIFICATION. Each person who was or is a director of the Company and who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a 'proceeding'), by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an 'Indemnified Director'), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Tennessee Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all liability, all reasonable expense and all loss (including, without limitation, judgments, fines, reasonable attorneys' fees, ERISA excise taxes or penalties
     and amounts paid in settlement) incurred or suffered by such Indemnified Director in connection therewith and such indemnification shall continue as to an Indemnified Director who has ceased to be a director and shall inure to the benefit of the Indemnified Director's heirs, executors and administrators. Each person who was or is an officer of the Company and not a director of the Company and who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any proceeding, by reason of the fact that he or she is or was an officer of the Company or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an 'Indemnified officer'), whether the basis of such proceeding is alleged action in an official capacity as an officer or in any other capacity while serving as an officer, shall be indemnified and held harmless by the Company against all liability, all reasonable expense and all loss (including, without limitation, judgments, fines, reasonable attorneys' fees, ERISA excise taxes or penalties and amounts paid in settlement) incurred or suffered by such Indemnified Officer to the same extent and under the same conditions that the Company must indemnify an Indemnified Director pursuant to the immediately preceding sentence and to such further extent as is not contrary to public policy and such indemnification shall continue as to an Indemnified Officer who has ceased to be an officer and shall inure to the benefit of the Indemnified Officer's heirs, executors and administrators. Notwithstanding the foregoing and except as provided in Paragraph B of this Article Eleventh with respect to proceedings to enforce rights to indemnification, the Company shall indemnify any Indemnified Director or Indemnified Officer in connection with a proceeding (or part thereof) initiated by such Indemnified Director or Indemnified Officer only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. As hereinafter used in this Article Eleventh, the term 'indemnitee' means any Indemnified Director or Indemnified Officer. Any person who is or was a director or officer of a subsidiary of the Company shall be deemed to be serving in such capacity at the request of the Company for purposes of this Article Eleventh. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final deposition (thereinafter an 'advancement of expenses'); provided, however, that, if the Tennessee Business Corporation Act requires, an advancement of expenses incurred by an indemnitee who at the time of receiving such advance is a director of the Company shall be made only upon: (i) delivery to the Company of an undertaking (hereinafter an 'undertaking'), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a 'final adjudication') that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise, (ii) delivery to the Company of a written affirmation of the indemnitee's good faith belief that he or she has met the standard of conduct that makes indemnification by the Company permissible under the

     Tennessee Business Corporation Act; and (iii) a determination that the facts then known to those making the determination would not preclude indemnification under the Tennessee Business Corporation Act. The right to indemnification and advancement of expenses conferred in this Paragraph A shall be a contract right.

          B. RIGHT OF INDEMNITEE TO BRING SUIT. If a claim under Paragraph A of this Article Eleventh is not paid in full by the Company within sixty days after a written claim has been received by the Company (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee also shall be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (other than a suit to enforce a right to an advancement of expenses brought by an indemnitee who will not be a director of the Company at the time such advance is made) it shall be a defense that, and in (ii) any suit by the Company to recover an advancement of expenses pursuant to the terms of an undertaking the Company shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the standard that makes it permissible hereunder or under the Tennessee Business Corporation Act (the 'applicable standard') for the Company to indemnify the indemnitee for the amount claimed. Neither the failure of the Company (including its Board of Directors, a committee of the Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard, nor an actual determination by the Company (including its Board of Directors, a committee of the Board of Directors, independent legal counsel or its shareholders) that the indemnitee has not met the applicable standard, shall create a presumption that the indemnitee has not met the applicable standard or, in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified or to such advancement of expenses under this Article eleventh or otherwise shall be on the Company.

          C. NON-EXCLUSIVITY OF RIGHTS. The rights to indemnification and to the advancement of expenses conferred in this Article Eleventh shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Amended and Restated Charter, any By-Law, any agreement, any vote of shareholders or disinterested directors or otherwise.

          D. INSURANCE. The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Tennessee Business Corporation Act.

          E. INDEMNIFICATION OF EMPLOYEES AND AGENTS. The Company may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company and to any person serving at the request of the Company as an agent or employee of another corporation or of a joint venture, trust or other enterprise to the fullest extent of the provisions of this Article Eleventh with respect to the indemnification and advancement of expenses of either directors or officers of the Company.

          F. REPEAL OR MODIFICATION. Any repeal or modification of any provision of this Article Eleventh shall not adversely affect any rights to indemnification and to advancement of expenses that any person may have at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

          G. SEVERABILITY. In case any one or more of the provisions of this Article Eleventh, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in this Article Eleventh, and any other application thereof, shall not in any way be affected or impaired thereby.'

     (iv) Varsity/Intropa Tours, Inc. and Varsity USA, Inc.

     The By-Laws of Varsity/Intropa Tours, Inc. and Varsity USA, Inc. each contain the indemnification provisions set forth below:

                                  'ARTICLE 7.
                         INDEMNIFICATION BY CORPORATION

          Section 7.1. Indemnification of Directors and Officers. The corporation shall, to the fullest extent to which it is empowered to do so and in accordance with the procedures required by the Tennessee Business Corporation Act or any other applicable laws, as may from time to time be in effect, indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, including attorneys' fees, judgments, fines and amounts incurred by him or her in connection with such action, suit or proceeding.

          Section 7.2.  Contract with the Corporation.  The provisions of
     Section 7.1 of this Article shall be deemed to be a contract between the corporation and each director or officer who serves in any such capacity at any time while said Section 7.1 and the relevant provisions of the

     Tennessee Business Corporation Act or other applicable laws, if any, are in effect, and any repeal or modification of any such law or of said Section 7.1 shall not affect any state of facts then or theretofore existing or any action, suit or proceeding theretofore existing or thereafter brought or threatened based in whole or in part upon any such state of facts. In the event a person entitled to indemnification under this Article claims indemnification, the corporation shall take all required action to bring about a prompt and good faith determination of such person's right to indemnification hereunder.

          Section 7.3. Indemnification of Employees and Agents. Persons who are not covered by the foregoing provisions of this Article and who are or were employees or agents of the corporation, or are or were serving at the request of the corporation as employees or agents of another corporation, joint venture, partnership, trust or other enterprise, may be indemnified to the extent the corporation is empowered to do so by the Tennessee Business Corporation Act or any other applicable laws, when and as authorized at any time from time to time by the board of directors in its sole discretion.

          Section 7.4. Advance of Expenses. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of a written agreement by or on behalf of a director and an officer to undertake to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this article. The provisions of this Section shall apply to employees or agents when the board of directors has authorized such indemnification under the provision of Section 7.3 hereof.

          Section 7.5. Other Rights of Indemnification. The indemnification provided or permitted by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled by law, agreement or otherwise, and shall continue as to a person who ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

          Section 7.6 Liability Insurance. The corporation shall have the power to purchase and maintain, on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, insurance against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article.

          Section 7.7 Report to Shareholders. If the corporation has paid indemnity or has advanced expenses to a director, officer, employee, or agent, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders' meeting.'

     (d) Varsity Spirit Fashions & Supplies Inc.

     Section 302A.521 of the Minnesota Statutes provides generally that a person sued as a director, officer or employee of a corporation may be indemnified by the corporation in suits for reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person: (i) has not been indemnified by another organization for the same, (ii) acted in good faith,
(iii) received no improper personal benefit, (iv) in the case of criminal proceeding, had no reasonable cause to believe his conduct was unlawful and (v) reasonably believed his conduct to be in or not opposed to the best interests of the corporation.

     The By-Laws of Varsity Spirit Fashions & Supplies, Inc. contain the indemnification provisions set forth below:

                                   'ARTICLE 5
                                INDEMNIFICATION

          5.1) The corporation shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended.'

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:



EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------
  2.1 Asset Purchase Agreement, dated as of April 11, 1988, among Riddellink Holding Corporation, EN&T Associates, Inc., Netlink Inc., Riddell, Inc. (predecessor corporation), Equilink Licensing Corp., MacGregor Sporting Goods, Inc., as amended on April 18, 1988 (the formal trademark assignments and license agreements implementing this agreement are omitted)(2) and Amendment thereto, dated March 1992.(3)

  2.2 Agreement and Plan of Merger, dated as of May 5, 1997, by and among Riddell Sports Inc., Cheer Acquisition Corp. and Varsity Spirit Corporation.(22)

  2.3 Asset Purchase Agreement dated as of December 1, 1994 by and between Intropa International U.S.A., Inc., Elisabeth Polsterer and Varsity/ Tours, Inc.(27)

  2.4 Asset Purchase Agreement dated as of May 15, 1996 by and between United Special Events, Inc., Michael Olmstead and Varsity USA, Inc.(26)

  3.1     Amended and Restated Articles of Incorporation of Riddell Sports
          Inc.(20)

  3.2     First Amended and Restated Bylaws of Riddell Sports Inc.(18)

  3.3 Certificate of Incorporation of All American Sports Corporation (formerly known as Ameracq Corp).(1)

  3.4     Bylaws of All American Sports Corporation (formerly known as Ameracq
          Corp).(1)

  3.5     Certificate of Incorporation of Cheer Acquisition Corp.(1)

  3.6     Bylaws of Cheer Acquisition Corp.(1)

  3.7     Certificate of Incorporation of Equilink Licensing Corporation.(1)

  3.8     Bylaws of Equilink Licensing Corporation.(1)

  3.9     Certificate of Incorporation of Proacq Corp.(1)

  3.10    Bylaws of Proacq Corp.(1)

  3.11    Certificate of Incorporation of RHC Licensing Corporation.(1)

  3.12    Bylaws of RHC Licensing Corporation.(1)

  3.13 Amended and Restated Articles of Incorporation of Riddell, Inc. (formerly known as EN&T Associates Inc.).(1)

  3.14    Bylaws of Riddell, Inc. (formerly known as EN&T Associates Inc.).(1)

  3.15    Amended and Restated Articles of Incorporation of Ridmark
          Corporation.(1)

  3.16    Bylaws of Ridmark Corporation.(1)

  3.17    Amended and Restated Charter of Varsity Spirit Corporation.(25)

  3.18    Bylaws of Varsity Spirit Corporation.(25)

  3.19    Charter of International Logos, Inc.(1)

  3.20    Bylaws of International Logos, Inc.(1)

  3.21    Charter of Varsity/Intropa Tours, Inc.(1)

  3.22    Bylaws of Varsity/Intropa Tours, Inc.(1)

  3.23    Amended and Restated Charter of Varsity Spirit Fashions & Supplies,
          Inc.(1)

  3.24    Bylaws of Varsity Spirit Fashions & Supplies, Inc.(1)

EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------
  3.25    Amended and Restated Charter of Varsity USA, Inc.(1)

  3.26    Bylaws of Varsity USA, Inc.(1)

  4.1 Indenture, dated as of June 19, 1997, between Riddell, certain subsidiaries of Riddell, as Guarantors, and Marine Midland Bank, as Trustee.(23)

 *5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding validity of New Senior Notes offered hereby.

  9.1     Voting Trust Agreement dated May 1991.(2)

 10.1 Settlement Agreement, dated April 9, 1981, among MacGregor-Doniger Inc., Brunswick Corporation and The Equilink Corporation.(2)

 10.2     1997 Stock Option Plan.(22)

 10.3 License Agreement, dated as of April 18, 1988, among MacMark Corporation, Netlink, Inc. and MacGregor Sporting Goods, Inc.(2) as
          amended July 30, 1992(16) and November   , 1992.(16)

 10.4 Agreement, made January 23, 1989, between Equilink Licensing Corp. and Kmart Corporation, with supplemental agreements dated November 16, 1989, August 30, 1990(2), and June 30, 1994(12).

 10.5 Lease, dated November 12, 1993, between the International Brotherhood of Painters and Allied Trade Union and Industry Pension Fund and Riddell, Inc., of the premises at 2050 Lively Blvd., Elk Grove Village, Illinois(16); and amendment dated March 20, 1995(16); and Amendment dated September 19, 1996.(21)

 10.6 Lease Agreement, dated November 2, 1984 by and between ADI Real Estate Joint Venture No. 2 (predecessor to The School Employees Retirement Board of Ohio) and Alamo Athletics Inc. (predecessor to All American Sports Corporation), and Amendments thereto, dated January 30, 1986, May 11, 1989, August 18, 1989, December 14, 1989, January 10, 1990 of
          the premises at 6846 Alamo Downs Parkway, San Antonio, Texas.(3)

 10.7 Lease Agreement, dated as of September 1, 1988 by and between Exeter Management Corporation and All American of the premises at Langeloth, Pennsylvania (Burgettstown property).(3)

 10.8 Lease Agreement, dated April 1991, by and between Stroudsburg Park Associates and All American Corp. of the premises at 140 Second Street, Stroudsburg, Pennsylvania(3); as amended March 31, 1995.(18)

 10.9 Lease, dated as of September 1, 1968, by and between Munro M. Grant and the All American Company and Extension and Amendment of Lease, dated July 11, 1989, of premises at 1320 Taylor Street, Elyria, Ohio.(3)

 10.10 Industrial Real Estate Lease, dated March 4, 1989, between Riverview Industrial Buildings and All American Corp. and Addendum to the Lease, dated July 3, 1989, of premises at 1920 Riverview Drive, San Bernadino, California.(3)

 10.11 Lease dated December 12, 1991, between O'Shanter Resources Inc. and All American Sports, Inc., of premises at 1270 Niagra Street, Buffalo, New York.(3)

 10.12 Lease, dated May 5, 1986, by and between Paul Goldstein, Nathan Hoffenberg, All American and Medalist Industries, of premises at 3305 and 3307 Scott Street and 9900 Franklin Avenue, Franklin Park, Illinois(3); amendment dated January 30, 1997.(21)

 10.13 Lease, dated October 28, 1987, as amended and extended by letter dated October 31, 1991, by and between GABT Developments Ltd. and Marcan Ltd. (a division of All American), of premises at 600 Industrial Drive, Fort Erie, Ontario(3); amendment dated February 6, 1997(21).

 10.14 Consulting Agreement, dated February 16, 1990, between Frederic Brooks and Woodco Sports, Inc.(2) as amended on February 15, 1994(9).

EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------
 10.15 NFL Promotional Rights Agreement, dated June 1, 1990, and General Retail Licensing agreement, dated March 15, 1990 and referred to in the NFL Promotional Rights Agreement, each between Riddell Inc. and National Football League Properties, Inc.(2); as supplemented January 20, 1994(9).

 10.16 1991 Stock Option Plan(2) as amended by amendments described in Riddell Sports Inc.'s proxy materials for its annual stockholders meetings held on August 20, 1992, September 30, 1993, June 27, 1996 and June 24, 1997.

 10.17    License Agreement dated May 9, 1991 between MacMark Corporation and
          MacGregor Sports Products, Inc.(2); amendment dated February   ,
          1992(3), amendment dated July 30, 1992, amendment dated November 1, 1992(7) and Memorandum of Understanding dated July 29, 1996(21).

 10.18 Perpetual License and Trademark Maintenance Agreements among MacMark Corporation, Equilink Licensing Corporation and BSN Corp. each dated February 19, 1992(3) and amendment dated November 1, 1992(7).

 10.19 Master Agreement by and among MacGregor Sports Products, Inc., BSN Corp. and MacMark Corporation dated February 19, 1992(3); amendment No. 1 dated November 1, 1992.(16)

 10.20 License Agreement between Equilink Licensing Corporation and MacGregor Sports Products, Inc. dated May 9, 1991; Amendment thereto dated December 3, 1991(3) and Amendment dated July 30, 1992(5); Memorandum of Understanding dated July 29, 1996(21).

 10.21 Agreement, dated April 1, 1995, between Riddell, Inc. and the Amalgamated Clothing Textile Workers Union AFL-CIO.(18)

 10.22 Consulting Agreement, dated April 15, 1992, between Riddell Sports Inc. and Frederic M. Brooks.(4)

 10.23 Employment Agreement, dated June 22, 1992, between Riddell Sports Inc. and Robert F. Nederlander(5); amended July 27, 1994(12).

 10.24 Employment Agreement, dated June 22, 1992, between Riddell Sports Inc. and Leonard Toboroff(5); amended July 21, 1994.(12)

 10.25 Consulting Agreement, dated July 29, 1992, between Riddell Sports Inc. and Donald Engel.(6)

 10.26 Lease, dated September 10, 1992, and Amendment, dated October 22, 1992, and Amendment, dated October 22, 1992, between All American Sports Corporation and Ronald K. Howell d/b/a Lakewood Land and Cattle Company of Premises at 2831 Faber Street, Union City, California 94587.(6)

 10.27 Lease Addendum letter, dated February 13, 1992, between All American Sports Corporation and Paul Goldstein and Nathan Hoffenberg extending lease of premises at Franklin Park, Illinois.(6)

 10.28 License Agreement, dated October 1, 1992, between All American Sports Corporation and NOCSAE.(7)

 10.29 Employment Agreement, dated March 19, 1993, commencing March 25, 1993 between David Mauer and Riddell Sports Inc.(7), as amended January 17, 1994(9); November 1, 1994(14); November 28, 1994(16).

 10.30 Warrant to purchase 150,000 shares of Riddell Sports Inc.'s Common Stock in favor of M.L.C. Partners Limited Partnership, dated January 26, 1994.(8)

 10.31 License Agreement, dated as of February 15, 1994, among RHC Licensing Corporation, Pursuit Athletic Footwear, Inc., Silver Eagle Holdings, Ltd., Save Power Limited, Extravest Holdings Limited, Riddell Athletic Footwear, Inc. and Ridmark Corporation (confidential treatment).(10)

 10.32 Settlement agreement, dated February 15, 1994, among Riddell, Inc., Riddell Sports Inc., RHC Licensing Corporation, Ridmark Corporation, Pursuit Athletic Footwear, Inc., Riddell Athletic Footwear, Inc., Ernie Wood, Harry Wood, Silver Eagle Holdings, Ltd., Save Power, Limited,

EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------
          Extravest Holdings Limited, Frederic Brooks, Donald Engel, Alan Tessler, Alan Hirschfield, Jeffrey Steiner, Robert Nederlander, Leonard Toboroff, Jeffrey Epstein, John McConnaughy, Connecticut Economics Corporation, Stephen Tannen, Woodco Sports, Inc., Arthur Tse, Silver Top Limited, Billion Nominees, Limited, Weston Holdings Limited.(9)

 10.33 Employment Agreement, dated as of February 1, 1994, between Riddell, Inc., and Dan Cougill(11), as amended February 1, 1995.(17)

 10.34 Stipulation of Settlement, David Halperin v. Riddell Sports Inc., dated October 28, 1994.(13)

 10.35 Warrant to Purchase Common Stock in favor of NBD Bank N.A., dated February 10, 1995.(15)

 10.36 Employment Agreement, dated as of March 7, 1996, between Riddell Sports Inc. and David Groelinger.(19)

 10.37 Note Purchase Agreement, dated October 30, 1996, between Riddell Sports Inc. and Silver Oak Capital, L.L.C., as amended by letter agreement dated May 2, 1997.(20)

 10.38 Subordinated Guaranty, dated November 8, 1996, among Riddell, Inc., Equilink Licensing Corporation, and RHC Corporation, All American Sports Corporation, Ridmark Corporation, Proacq Corp. and SharCo Corporation.(20)

 10.39 Registration Rights Agreement, dated November 8, 1996 between Riddell Sports Inc. and Silver Oak Capital L.L.C.(20)

 10.40 Shareholders Agreement, dated as of May 5, 1997, between Riddell Sports Inc., Cheer Acquisition Corp. and certain shareholders of Varsity Spirit Corporation.(31)

 10.41 Stock Purchase Agreement, dated as of May 5, 1997, between Riddell Sports Inc., Cheer Acquisition Corp. and Jeffrey G. Webb(31)

 10.42 Stock Purchase Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and Gregory C. Webb(31)

 10.43 Stock Purchase Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and W. Kline Boyd(31)

 10.44 Stock Purchase Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and J. Kristyn Shepherd(31)

 10.45 Employment Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and Jeffrey G. Webb(31)

 10.46 Employment Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and Gregory C. Webb(31)

 10.47 Employment Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and W. Kline Boyd(31)

 10.48 Employment Agreement, dated as of May 5, 1997, between Riddell Sports Inc. and J. Kristyn Shepherd(31)

 10.49 Registration Rights Agreement, dated as of June 19, 1997, between Riddell, as Issuer, certain subsidiaries of Riddell, as Guarantors, and NationsBanc Capital Markets, Inc. and First Chicago Capital Markets, Inc., as Purchasers.(23)

 10.50 Credit Agreement among Riddell, as Borrower, the subsidiaries of Riddell, as Guarantors, and the Lenders identified therein, and NBD Bank, as Administrative Agent, and NationsBank, N.A., as Documentation Agent, dated as of June 19, 1997.(23)

 10.51 Employment Agreement, dated September 29, 1989, between Varsity Spirit Corporation and W. Kline Boyd(24)

 10.52 Employment Agreement, dated September 29, 1989, between Varsity Spirit Corporation and Robert Dunseath.(24)

EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------
 10.53 Employment Agreement, dated September 29, 1989, between Varsity Spirit Corporation and Kris Shepherd.(24)

 10.54 Employment Agreement, dated September 29, 1989, between Varsity Spirit Corporation and Kraig Tallman.(24)

 10.55 Employment Agreement, dated September 29, 1989, between Varsity Spirit Corporation and Gregory Webb.(24)

 10.56 Employment Agreement, dated September 29, 1989 between Varsity Spirit Corporation and Jeffrey Webb.(24)

 10.57    1989 Non-Qualified Stock Option Plan of Varsity Spirit
          Corporation.(24)

 10.58    1991 Stock Option Plan of Varsity Spirit Corporation.(25)

 10.59 Sales Representative Agreement between Varsity Spirit Fashions & Supplies, Inc. and Stuart Educational Products, Inc., along with Security Agreement between Varsity Spirit Fashions & Supplies, Inc. and Gary Stuart and Patti Stuart, both individually and collectively doing business as Stuart Educational Products.(24)

 10.60 Programming Agreement between Universal Cheerleaders Association and ESPN, Inc.(24)

 10.61    Varsity Spirit Corporation 401(k) Profit Sharing Plan.(26)

 10.62 Employment Agreement, dated December 1, 1994, between Varsity Spirit Corporation and Deana Roberts.(27)

 10.63 Service Agreement dated as of May 15, 1996 between Varsity Spirit Corporation and Michael Olmstead.(28)

 10.64 Form of Loan Agreement dated as of July 1, 1996 between Varsity Spirit Corporation and NationsBank of Tennessee, N.A.(29)

 10.65 Employment Agreement, dated February 28, 1997, between Varsity Spirit Corporation and John M. Nichols.(30)

 10.66 Employment Agreement between Varsity Spirit Corporation and Richard R. Bowers.(30)

 10.67 Amendment to the Employment Agreement, dated June 4, 1996, between Varsity Spirit Corporation and Jeffrey Webb.(30)

 10.68 Amendment to the Employment Agreement, dated June 4, 1996, between Varsity Spirit Corporation and Gregory Webb.(30)

 10.69 Amendment to the Employment Agreement, dated June 4, 1996, between Varsity Spirit Corporation and J. Kristen Shepard.(30)

 10.70 Amendment to the Employment Agreement, dated June 4, 1996, between Varsity Spirit Corporation and W. Kline Boyd.(30)

 10.71 Amendment to the Employment Agreement, dated June 4, 1996, between Varsity Spirit Corporation and Kraig Tallman.(30)

 10.72 Amendment No. 1 to 1991 Stock Option Plan of Varsity Spirit Corporation.(30)

 10.73 Amendment No. 2 to 1991 Stock Option Plan of Varsity Spirit Corporation.(30)

 10.74 Settlement Agreement, dated June 20, 1997, by and among Riddell Sports Inc., RHC Licensing Corporation, Riddell, Inc., Equilink Licensing Corporation, Ridmark Corporation, Macmark Corporation, NBD Bank, f/k/a NBD Bank, N.A., MLC Partners Limited Partnership, Robert E. Nederlander, Leonard Toboroff, John McConnaughy, Jr., Lisa J. Marroni, Frederic H. Brooks, Connecticut Economics Corporation, Robert Weisman, Bruce H. Levitt, as Bankruptcy Trustee of M Holdings Corporation, Paul Swanson, as Bankruptcy Trustee of MGS Acquisition, Inc. and MacGregor Sports, Inc., Official Unsecured Creditors' Committee of MacGregor Sporting Goods, Inc., M Holdings Corporation, f/k/a MacGregor Sporting Goods Inc., Innovative Promotions, Inc.,

EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------
          Ernest Wood, Jr., Harry Wood, Pursuit Athletic Footwear, Inc., and Riddell Athletic Footwear, Inc.(1)

 11.1 Statement regarding per share earnings of Riddell Sports Inc. for the twelve months ended December 31, 1996, 1995 and 1994.(1)

 11.2 Statement regarding per share earnings of Riddell Sports Inc. for the three months ended March 31, 1997 and 1996.(1)

 12.1 Statement regarding the computation of earnings to fixed charges for Riddell Sports Inc.(1)

 21.1     List of subsidiaries.(1)

 23.1     Consent of Grant Thornton LLP regarding Riddell Sports Inc.(1)

 23.2     Consent of BDO Seidman, LLP regarding Varsity Spirit Corporation.(1)

 23.3     Consent of Jeffrey G. Webb, nominee for director to Riddell Sports
          Inc.(1)

*23.4     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.1 hereto).

 24.1     Powers of Attorney (included on signature pages hereof).

 25.1 Statement of Eligibility and Qualification on Form T-1 of trustee under the Indenture relating to the Senior Notes.(1)

*99.1     Form of Letter of Transmittal.

*99.2     Form of Notice of Guaranteed Delivery.

*99.3 Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*99.4     Form of Letter to Clients.

------------------
   * To be filed by amendment.

 (1) Filed herewith.

 (2) Incorporated by reference to Riddell Sports Inc.'s Registration Statement on Form S-1 (Commission File No. 33-40488) effective June 27, 1991 (including all pre-effective amendments to the Registration Statement).

 (3) Incorporated by reference to Riddell Sports Inc.'s Form 10-K report (Commission File No. 0-19298) for the year ended December 31, 1991.

 (4) Incorporated by reference to Riddell Sports Inc.'s Registration Statement on Form S-1 (Commission File No. 33-40488) effective June 17, 1992 (including all pre-effective amendments to the Registration Statement).

 (5) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q report (Commission File No. 0-19298) for the quarter ended June 30, 1992.

 (6) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q report (Commission File No. 0-19298) for the quarter ended September 30, 1992.

 (7) Incorporated by reference to Riddell Sports Inc.'s Form 10-K report (Commission File No. 0-19298) filed on March 30, 1993.

 (8) Incorporated by reference to Riddell Sports Inc.'s Post Effective Amendment No. 2 to Form S-1 Registration Statement (Commission File No. 33-47884) filed on January 28, 1994.

 (9) Incorporated by reference to Riddell Sports Inc.'s Form 10-K for the year ended December 31, 1993.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(10) Incorporated by reference to Riddell Sports Inc.'s Form 10-K/A constituting Amendment No. 1 to Form 10-K for the year ended December 31, 1993, filed June 21, 1994.

(11) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q for the quarter ended March 31, 1994.

(12) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q for the quarter ended June 30, 1994.

(13) Incorporated by reference to Riddell Sports Inc.'s Form 8-K filed July 3, 1994.

(14) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q for the quarter ended September 30, 1994.

(15) Incorporated by reference to Riddell Sports Inc.'s Form 8-K filed January 11, 1995.

(16) Incorporated by reference to Riddell Sports Inc.'s Form 10-K for the year ended December 31, 1994.

(17) Incorporated by reference to Riddell Sports Inc.'s Form 8-K dated June 23, 1995.

(18) Incorporated by reference to Riddell Sports Inc.'s Form 10-K for the year ended December 31, 1995, dated November 11, 1996.

(19) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q dated May 14, 1996.

(20) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q dated November 11, 1996.

(21) Incorporated by reference to Riddell Sports Inc.'s Form 10-K for the year ended December 31, 1996.

(22) Incorporated by reference to Riddell Sports Inc.'s Proxy Statement filed June 6, 1997.

(23) Incorporated by reference to Riddell Sports Inc.'s Form 8-K dated June 19, 1997.

(24) Incorporated by reference to the Varsity Spirit Corporation's Registration Statement on Form S-1 (Registration Statement No. 33-44431) filed on December 10, 1991.

(25) Incorporated by reference to the Varsity Spirit Corporation's Amendment No. 1 to Registration Statement on Form S-1 (Registration Statement No. 33-44431) filed on January 21, 1992.

(26) Incorporated by reference to the Varsity Spirit Corporation's Annual Report on Form 10-K for the year ended March 31, 1993 (File No. 0-19790).

(27) Incorporated by reference to the Varsity Spirit Corporation's Transition Report on Form 10-K for the transition period April 1, 1994 to December 31, 1994 (File No. 0-19790).

(28) Incorporated by reference to the Varsity Spirit Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 0-19790).

(29) Incorporated by reference to the Varsity Spirit Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 0-19790).

(30) Incorporated by reference to the Varsity Spirit Corporation's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-19790).

(31) Incorporated by reference to Varsity Spirit Corporation Schedule 13D filed June 25, 1997.

     (b) Financial Statement Schedules:

          Schedule II--Riddell Sports Inc. and Subsidiaries Valuation and
                       Qualifying Accounts

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the 'Calculation of Registration Fee' table in the effective registration statement.

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                          RIDDELL SPORTS INC.

                                          By:         /s/ DAVID M. MAUER
                                              ----------------------------------
                                                        DAVID M. MAUER
                                                   Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

    /s/ DAVID M. MAUER       Chief Executive Officer,              July 17, 1997
---------------------------  President and Director
      David M. Mauer

  /s/ ROBERT NEDERLANDER     Chairman of the Board                 July 17, 1997
---------------------------
    Robert Nederlander

   /s/ LEONARD TOBOROFF      Vice President and Director           July 17, 1997
---------------------------
     Leonard Toboroff

   /s/ DAVID GROELINGER      Executive Vice President              July 17, 1997
---------------------------  and Chief Financial Officer
     David Groelinger        (Principal Financial Officer)

    /s/ LAWRENCE SIMON       Senior Vice President                 July 17, 1997
---------------------------  (Principal Accounting Officer)
      Lawrence Simon

     /s/ DON KORNSTEIN       Director                              July 17, 1997
---------------------------
       Don Kornstein

 /s/ JOHN MCCONNAUGHY, JR.   Director                              July 17, 1997
---------------------------
   John McConnaughy, Jr.

 /s/ GLENN E. SCHEMBECHLER   Director                              July 17, 1997
---------------------------
   Glenn E. Schembechler

      /s/ DAN COUGILL        President and Chief Operating         July 17, 1997
---------------------------  Officer of the Riddell
        Dan Cougill          Group Division

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                          ALL AMERICAN SPORTS CORPORATION

                                          By:        /s/ DAVID M. MAUER
                                              --------------------------------
                                                       DAVID M. MAUER
                                                   Chairman of the Board

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

    /s/ DAVID M. MAUER       Chairman of the Board                 July 17, 1997
---------------------------
      David M. Mauer

      /s/ DAN COUGILL        Chief Executive Officer               July 17, 1997
---------------------------
        Dan Cougill

    /s/ DONALD GLEISNER      President and Chief Operating         July 17, 1997
---------------------------  Officer
      Donald Gleisner

   /s/ DAVID GROELINGER      Senior Vice President                 July 17, 1997
---------------------------  (Principal Financial Officer)
     David Groelinger

    /s/ LAWRENCE SIMON       Vice President and Treasurer          July 17, 1997
---------------------------  (Principal Accounting Officer)
      Lawrence Simon

   /s/ LEONARD TOBOROFF      Director                              July 17, 1997
---------------------------
     Leonard Toboroff

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                          CHEER ACQUISITION CORP.

                                          By:         /s/ DAVID M. MAUER
                                              --------------------------------
                                                        DAVID M. MAUER
                                                          President

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

    /s/ DAVID M. MAUER       President and Director                July 17, 1997
---------------------------  (Principal Executive Officer)
      David M. Mauer

   /s/ DAVID GROELINGER      Vice President, Treasurer and         July 17, 1997
---------------------------  Director (Principal Financial
     David Groelinger        Officer and Principal Accounting
                             Officer)

     /s/ LISA MARRONI        Vice President and Director           July 17, 1997
---------------------------
       Lisa Marroni

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                          EQUILINK LICENSING CORPORATION

                                          By:         /s/ DAVID M. MAUER
                                              --------------------------------
                                                        DAVID M. MAUER
                                                    Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

    /s/ DAVID M. MAUER       Chairman of the Board, Chief          July 17, 1997
---------------------------  Executive Officer and President
      David M. Mauer

   /s/ DAVID GROELINGER      Senior Vice President                 July 17, 1997
---------------------------  (Principal Financial Officer)
     David Groelinger

    /s/ LAWRENCE SIMON       Vice President/Treasurer              July 17, 1997
---------------------------  (Principal Accounting Officer)
      Lawrence Simon

   /s/ LEONARD TOBOROFF      Director                              July 17, 1997
---------------------------
     Leonard Toboroff

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                          INTERNATIONAL LOGOS, INC.

                                          By:         /s/ DAVID M. MAUER
                                              ----------------------------------
                                                        DAVID M. MAUER
                                                   Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

    /s/ DAVID M. MAUER       Chief Executive Officer and           July 17, 1997
---------------------------  Director
      David M. Mauer

    /s/ JEFFREY G. WEBB      President and Director                July 17, 1997
---------------------------
      Jeffrey G. Webb

   /s/ DAVID GROELINGER      Senior Vice President                 July 17, 1997
---------------------------  (Principal Financial Officer)
     David Groelinger

    /s/ JOHN M. NICHOLS      Senior Vice President and             July 17, 1997
---------------------------  Treasurer (Principal Accounting
      John M. Nichols        Officer)

   /s/ LEONARD TOBOROFF      Director                              July 17, 1997
---------------------------
     Leonard Toboroff

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                          PROACQ CORP.

                                          By:         /s/ DAVID M. MAUER
                                              ----------------------------------
                                                        DAVID M. MAUER
                                                    Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

     /s/DAVID M. MAUER       Chairman of the Board and             July 17, 1997
---------------------------  Chief Executive Officer
      David M. Mauer

    /s/DONALD GLEISNER       President                             July 17, 1997
---------------------------
      Donald Gleisner

    /s/DAVID GROELINGER      Senior Vice President                 July 17, 1997
---------------------------  (Principal Financial Officer)
     David Groelinger

     /s/LAWRENCE SIMON       Vice President and Treasurer          July 17, 1997
---------------------------  (Principal Accounting Officer)
      Lawrence Simon

    /s/LEONARD TOBOROFF      Director                              July 17, 1997
---------------------------
     Leonard Toboroff

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                          RHC LICENSING CORPORATION

                                          By:         /s/ DAVID M. MAUER
                                              ----------------------------------
                                                        DAVID M. MAUER
                                                    Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

    /s/ DAVID M. MAUER       Chairman of the Board, Chief          July 17, 1997
---------------------------  Executive Officer and President
      David M. Mauer

   /s/ DAVID GROELINGER      Senior Vice President                 July 17, 1997
---------------------------  (Principal Financial Officer)
     David Groelinger

    /s/ LAWRENCE SIMON       Vice President and Treasurer          July 17, 1997
---------------------------  (Principal Accounting Officer)
      Lawrence Simon

   /s/ LEONARD TOBOROFF      Director                              July 17, 1997
---------------------------
     Leonard Toboroff

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                          RIDDELL, INC.

                                          By:         /s/ DAVID M. MAUER
                                              ----------------------------------
                                                        DAVID M. MAUER
                                                    Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

    /s/ DAVID M. MAUER       Chairman of the Board and Chief       July 17, 1997
---------------------------  Executive Officer
      David M. Mauer

      /s/ DAN COUGILL        President and Chief Operating         July 17, 1997
---------------------------  Officer
        Dan Cougill

   /s/ DAVID GROELINGER      Vice President (Principal Financial   July 17, 1997
---------------------------  Officer)
     David Groelinger

    /s/ LAWRENCE SIMON       Vice President and Treasurer          July 17, 1997
---------------------------  (Principal Accounting Officer)
      Lawrence Simon

   /s/ LEONARD TOBOROFF      Director                              July 17, 1997
---------------------------
     Leonard Toboroff

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                        RIDMARK CORPORATION

                                        By:          /s/ DAVID M. MAUER
                                            ------------------------------------
                                                       DAVID M. MAUER
                                                    Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

    /s/ DAVID M. MAUER       Chairman of the Board, Chief          July 17, 1997
---------------------------  Executive Officer and President
      David M. Mauer

   /s/ DAVID GROELINGER      Senior Vice President                 July 17, 1997
---------------------------  (Principal Financial Officer)
     David Groelinger

    /s/ LAWRENCE SIMON       Vice President and Treasurer          July 17, 1997
---------------------------  (Principal Accounting Officer)
      Lawrence Simon

   /s/ LEONARD TOBOROFF      Director                              July 17, 1997
---------------------------
     Leonard Toboroff

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                          VARSITY/INTROPA TOURS, INC.

                                          By:         /s/ DAVID M. MAUER
                                              ----------------------------------
                                                        DAVID M. MAUER
                                                     Senior Vice President

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

    /s/ JEFFREY G. WEBB      President and Director                July 17, 1997
---------------------------
      Jeffrey G. Webb

    /s/ DAVID M. MAUER       Senior Vice President and Director    July 17, 1997
---------------------------
      David M. Mauer

   /s/ DAVID GROELINGER      Senior Vice President                 July 17, 1997
---------------------------  (Principal Financial Officer)
     David Groelinger

    /s/ JOHN M. NICHOLS      Senior Vice President and Treasurer   July 17, 1997
---------------------------  (Principal Accounting Officer)
      John M. Nichols

   /s/ LEONARD TOBOROFF      Director                              July 17, 1997
---------------------------
     Leonard Toboroff

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                          VARSITY SPIRIT CORPORATION

                                          By:           DAVID M. MAUER
                                              ----------------------------------
                                                        DAVID M. MAUER
                                                     Senior Vice President

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

    /s/ JEFFREY G. WEBB      Chief Executive Officer and           July 17, 1997
---------------------------  President
      Jeffrey G. Webb

    /s/ DAVID M. MAUER       Senior Vice President and Director    July 17, 1997
---------------------------
      David M. Mauer

    /s/ JOHN M. NICHOLS      Senior Vice President, Finance and    July 17, 1997
---------------------------  Treasurer (Principal Accounting
      John M. Nichols        Officer)

    /s/ DAVID GROELINGER     Senior Vice President and Director    July 17, 1997
---------------------------  (Principal Financial Officer)
     David Groelinger

    /s/ ALAN D. GORDON       Director                              July 17, 1997
---------------------------
      Alan D. Gordon

     /s/ LISA MARRONI        Director                              July 17, 1997
---------------------------
       Lisa Marroni

 /s/ ROBERT E. NEDERLANDER   Director                              July 17, 1997
---------------------------
   Robert E. Nederlander

   /s/ RANDALL S. STURGES    Director                              July 17, 1997
---------------------------
    Randall S. Sturges

    /s/ LEONARD TOBOROFF     Director                              July 17, 1997
---------------------------
     Leonard Toboroff

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                       VARSITY SPIRIT FASHIONS & SUPPLIES, INC.

                                       BY:         /S/ DAVID M. MAUER
                                           ------------------------------------
                                                     DAVID M. MAUER
                                                 Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

     /s/ DAVID M. MAUER      Chief Executive Officer and Director  July 17, 1997
---------------------------
      David M. Mauer

    /s/ JEFFREY G. WEBB      President and Director                July 17, 1997
---------------------------
      Jeffrey G. Webb

   /s/ DAVID GROELINGER      Senior Vice President                 July 17, 1997
---------------------------  (Principal Financial Officer)
     David Groelinger

   /s/ JOHN M. NICHOLS       Senior Vice President and Treasurer   July 17, 1997
---------------------------  (Principal Accounting Officer)
      John M. Nichols

   /s/ LEONARD TOBOROFF      Director                              July 17, 1997
---------------------------
     Leonard Toboroff

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of New York, state of New York, on July 17, 1997.

                                          VARSITY USA, INC.

                                          By:         /s/ DAVID M. MAUER
                                              ----------------------------------
                                                        DAVID M. MAUER
                                                    Chief Executive Officer

     KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints DAVID M. MAUER, DAVID GROELINGER AND LISA MARRONI, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent: full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                          TITLE                      DATE
---------------------------  ------------------------------------  -------------

    /s/ DAVID M. MAUER       Chief Executive Officer and Director  July 17, 1997
---------------------------
      David M. Mauer

    /s/ JEFFREY G. WEBB      President and Director                July 17, 1997
---------------------------
      Jeffrey G. Webb

   /s/ DAVID GROELINGER      Senior Vice President                 July 17, 1997
---------------------------  (Principal Financial Officer)
     David Groelinger

    /s/ JOHN M. NICHOLS      Senior Vice President and Treasurer   July 17, 1997
---------------------------  (Principal Accounting Officer)
      John M. Nichols

   /s/ LEONARD TOBOROFF      Director                              July 17, 1997
---------------------------
     Leonard Toboroff

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                                  ON SCHEDULE

Board of Directors
Riddell Sports Inc.

     In connection with our audit of the consolidated financial statements of Riddell Sports Inc. and Subsidiaries referred to in our report dated March 14, 1997, which is included on page F-2 of this Form 10-K, we have also audited
Schedule II for each of the three years in the period ended December 31, 1996. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.

                                          GRANT THORNTON LLP

Chicago, Illinois
March 14, 1997

                                                                     SCHEDULE II

                      RIDDELL SPORTS INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS

-----------------------------------------------------------------------------------------------------
           COL. A                  COL B                COL. C               COL. D          COL. E
-----------------------------------------------------------------------------------------------------
                                                      ADDITIONS
                                               ------------------------
                                                                (2)
                                BALANCE AT        (1)        CHARGED TO
                                 BEGINNING     CHARGED TO      OTHER                       BALANCE AT
                                    OF         COSTS AND     ACCOUNTS-                       END OF
         DESCRIPTION              PERIOD        EXPENSES      DESCRIBE     DEDUCTIONS        PERIOD
-----------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31, 1995:
  Allowance for doubtful
   accounts:
     Included in current
       assets................   $ 1,183,400     $896,240                   $  109,640(a)   $1,970,000

YEAR ENDED DECEMBER 31, 1996:
  Allowance for doubtful
   accounts:
     Included in current
       assets................   $ 1,970,000     $392,956                   $1,742,956(a)   $  620,000

YEAR ENDED DECEMBER 31, 1996:
  Allowance for doubtful
   accounts:
     Included in current
       assets................   $   620,000     $436,130                   $  543,130(a)   $  513,000

------------------
Note: (a) Accounts written off net of recoveries

                                 EXHIBIT INDEX

EXHIBIT
NUMBER    DESCRIPTION                                                              PAGE
-------   ----------------------------------------------------------------------   ----
  2.1     Asset Purchase Agreement, dated as of April 11, 1988, among Riddellink
          Holding Corporation, EN&T Associates, Inc., Netlink Inc., Riddell,
          Inc. (predecessor corporation), Equilink Licensing Corp., MacGregor
          Sporting Goods, Inc., as amended on April 18, 1988 (the formal trademark assignments and license agreements implementing this agreement are omitted)(2) and Amendment thereto, dated March 1992.(3)
  2.2     Agreement and Plan of Merger, dated as of May 5, 1997, by and among
          Riddell Sports Inc., Cheer Acquisition Corp. and Varsity Spirit
          Corporation.(22)
  2.3     Asset Purchase Agreement dated as of December 1, 1994 by and between
          Intropa International U.S.A., Inc., Elisabeth Polsterer and
          Varsity/Intropa Tours, Inc.(27)
  2.4     Asset Purchase Agreement dated as of May 15, 1996 by and between
          United Special Events, Inc., Michael Olmstead and Varsity USA,
          Inc.(26)
  3.1     Amended and Restated Articles of Incorporation of Riddell Sports
          Inc.(20)
  3.2     First Amended and Restated Bylaws of Riddell Sports Inc.(18)
  3.3     Certificate of Incorporation of All American Sports Corporation
          (formerly known as Ameracq Corp).(1)
  3.4     Bylaws of All American Sports Corporation (formerly known as Ameracq
          Corp).(1)
  3.5     Certificate of Incorporation of Cheer Acquisition Corp.(1)
  3.6     Bylaws of Cheer Acquisition Corp.(1)
  3.7     Certificate of Incorporation of Equilink Licensing Corporation.(1)
  3.8     Bylaws of Equilink Licensing Corporation.(1)
  3.9     Certificate of Incorporation of Proacq Corp.(1)
  3.10    Bylaws of Proacq Corp.(1)
  3.11    Certificate of Incorporation of RHC Licensing Corporation.(1)
  3.12    Bylaws of RHC Licensing Corporation.(1)
  3.13    Amended and Restated Articles of Incorporation of Riddell, Inc.
          (formerly known as EN&T Associates Inc.).(1)
  3.14    Bylaws of Riddell, Inc. (formerly known as EN&T Associates Inc.).(1)
  3.15    Amended and Restated Articles of Incorporation of Ridmark
          Corporation.(1)
  3.16    Bylaws of Ridmark Corporation.(1)
  3.17    Amended and Restated Charter of Varsity Spirit Corporation.(25)
  3.18    Bylaws of Varsity Spirit Corporation.(25)
  3.19    Charter of International Logos, Inc.(1)
  3.20    Bylaws of International Logos, Inc.(1)
  3.21    Charter of Varsity/Intropa Tours, Inc.(1)
  3.22    Bylaws of Varsity/Intropa Tours, Inc.(1)
  3.23    Amended and Restated Charter of Varsity Spirit Fashions & Supplies,
          Inc.(1)
  3.24    Bylaws of Varsity Spirit Fashions & Supplies, Inc.(1)

  3.25    Amended and Restated Charter of Varsity USA, Inc.(1)
  3.26    Bylaws of Varsity USA, Inc.(1)
  4.1 Indenture, dated as of June 19, 1997, between Riddell, certain subsidiaries of Riddell, as Guarantors, and Marine Midland Bank, as Trustee.(23)

EXHIBIT
NUMBER    DESCRIPTION                                                              PAGE
-------   ----------------------------------------------------------------------   ----
 *5.1     Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding validity of New Senior Notes offered hereby.
  9.1     Voting Trust Agreement dated May 1991.(2)
 10.1     Settlement Agreement, dated April 9, 1981, among MacGregor-Doniger
          Inc., Brunswick Corporation and The Equilink Corporation.(2)
 10.2     1997 Stock Option Plan.(22)
 10.3     License Agreement, dated as of April 18, 1988, among MacMark
          Corporation, Netlink, Inc. and MacGregor Sporting Goods, Inc.(2) as
          amended July 30, 1992(16) and November   , 1992.(16)
 10.4     Agreement, made January 23, 1989, between Equilink Licensing Corp. and
          Kmart Corporation, with supplemental agreements dated November 16,
          1989, August 30, 1990(2), and June 30, 1994(12).
 10.5     Lease, dated November 12, 1993, between the International Brotherhood of Painters and Allied Trade Union and Industry Pension Fund and
          Riddell, Inc., of the premises at 2050 Lively Blvd., Elk Grove
          Village, Illinois(16); and amendment dated March 20, 1995(16); and
          Amendment dated September 19, 1996.(21)
 10.6     Lease Agreement, dated November 2, 1984 by and between ADI Real Estate
          Joint Venture No. 2 (predecessor to The School Employees Retirement
          Board of Ohio) and Alamo Athletics Inc. (predecessor to All American
          Sports Corporation), and Amendments thereto, dated January 30, 1986,
          May 11, 1989, August 18, 1989, December 14, 1989, January 10, 1990 of
          the premises at 6846 Alamo Downs Parkway, San Antonio, Texas.(3)
 10.7     Lease Agreement, dated as of September 1, 1988 by and between Exeter
          Management Corporation and All American of the premises at Langeloth,
          Pennsylvania (Burgettstown property).(3)
 10.8     Lease Agreement, dated April 1991, by and between Stroudsburg Park
          Associates and All American Corp. of the premises at 140 Second
          Street, Stroudsburg, Pennsylvania(3); as amended March 31, 1995.(18)
 10.9     Lease, dated as of September 1, 1968, by and between Munro M. Grant and the All American Company and Extension and Amendment of Lease,
          dated July 11, 1989, of premises at 1320 Taylor Street, Elyria,
          Ohio.(3)
 10.10    Industrial Real Estate Lease, dated March 4, 1989, between Riverview
          Industrial Buildings and All American Corp. and Addendum to the Lease,
          dated July 3, 1989, of premises at 1920 Riverview Drive, San
          Bernadino, California.(3)
 10.11    Lease dated December 12, 1991, between O'Shanter Resources Inc. and
          All American Sports, Inc., of premises at 1270 Niagra Street, Buffalo,

          New York.(3)
 10.12    Lease, dated May 5, 1986, by and between Paul Goldstein, Nathan
          Hoffenberg, All American and Medalist Industries, of premises at 3305 and 3307 Scott Street and 9900 Franklin Avenue, Franklin Park,
          Illinois(3); amendment dated January 30, 1997.(21)
 10.13    Lease, dated October 28, 1987, as amended and extended by letter dated
          October 31, 1991, by and between GABT Developments Ltd. and Marcan
          Ltd. (a division of All American), of premises at 600 Industrial
          Drive, Fort Erie, Ontario(3); amendment dated February 6, 1997(21).
 10.14 Consulting Agreement, dated February 16, 1990, between Frederic Brooks and Woodco Sports, Inc.(2) as amended on February 15, 1994(9).
 10.15    NFL Promotional Rights Agreement, dated June 1, 1990, and General
          Retail Licensing agreement, dated March 15, 1990 and referred to in the NFL Promotional Rights Agreement, each between Riddell Inc. and
          National Football League Properties, Inc.(2); as supplemented January
          20, 1994(9).

EXHIBIT
NUMBER    DESCRIPTION                                                              PAGE
-------   ----------------------------------------------------------------------   ----
 10.16    1991 Stock Option Plan(2) as amended by amendments described in
          Riddell Sports Inc.'s proxy materials for its annual stockholders meetings held on August 20, 1992, September 30, 1993, June 27, 1996 and June 24, 1997.
 10.17    License Agreement dated May 9, 1991 between MacMark Corporation and
          MacGregor Sports Products, Inc.(2); amendment dated February   ,
          1992(3), amendment dated July 30, 1992, amendment dated November 1,
          1992(7) and Memorandum of Understanding dated July 29, 1996(21).
 10.18    Perpetual License and Trademark Maintenance Agreements among MacMark
          Corporation, Equilink Licensing Corporation and BSN Corp. each dated
          February 19, 1992(3) and amendment dated November 1, 1992(7).
 10.19    Master Agreement by and among MacGregor Sports Products, Inc., BSN
          Corp. and MacMark Corporation dated February 19, 1992(3); amendment
          No. 1 dated November 1, 1992.(16)
 10.20    License Agreement between Equilink Licensing Corporation and MacGregor
          Sports Products, Inc. dated May 9, 1991; Amendment thereto dated
          December 3, 1991(3) and Amendment dated July 30, 1992(5); Memorandum of Understanding dated July 29, 1996(21).
 10.21    Agreement, dated April 1, 1995, between Riddell, Inc. and the
          Amalgamated Clothing Textile Workers Union AFL-CIO.(18)
 10.22    Consulting Agreement, dated April 15, 1992, between Riddell Sports
          Inc. and Frederic M. Brooks.(4)
 10.23    Employment Agreement, dated June 22, 1992, between Riddell Sports Inc.
          and Robert F. Nederlander(5); amended July 27, 1994(12).
 10.24    Employment Agreement, dated June 22, 1992, between Riddell Sports Inc.
          and Leonard Toboroff(5); amended July 21, 1994.(12)
 10.25    Consulting Agreement, dated July 29, 1992, between Riddell Sports Inc.
          and Donald Engel.(6)

 10.26    Lease, dated September 10, 1992, and Amendment, dated October 22,
          1992, and Amendment, dated October 22, 1992, between All American
          Sports Corporation and Ronald K. Howell d/b/a Lakewood Land and Cattle
          Company of Premises at 2831 Faber Street, Union City, California
          94587.(6)
 10.27    Lease Addendum letter, dated February 13, 1992, between All American
          Sports Corporation and Paul Goldstein and Nathan Hoffenberg extending lease of premises at Franklin Park, Illinois.(6)
 10.28    License Agreement, dated October 1, 1992, between All American Sports
          Corporation and NOCSAE.(7)
 10.29 Employment Agreement, dated March 19, 1993, commencing March 25, 1993 between David Mauer and Riddell Sports Inc.(7), as amended January 17,
          1994(9); November 1, 1994(14); November 28, 1994(16).
 10.30    Warrant to purchase 150,000 shares of Riddell Sports Inc.'s Common
          Stock in favor of M.L.C. Partners Limited Partnership, dated January
          26, 1994.(8)
 10.31    License Agreement, dated as of February 15, 1994, among RHC Licensing
          Corporation, Pursuit Athletic Footwear, Inc., Silver Eagle Holdings,
          Ltd., Save Power Limited, Extravest Holdings Limited, Riddell Athletic
          Footwear, Inc. and Ridmark Corporation (confidential treatment).(10)
 10.32    Settlement agreement, dated February 15, 1994, among Riddell, Inc.,
          Riddell Sports Inc., RHC Licensing Corporation, Ridmark Corporation,
          Pursuit Athletic Footwear, Inc., Riddell Athletic Footwear, Inc.,
          Ernie Wood, Harry Wood, Silver Eagle Holdings, Ltd., Save Power,
          Limited, Extravest Holdings Limited, Frederic Brooks, Donald Engel,
          Alan Tessler, Alan

EXHIBIT
NUMBER    DESCRIPTION                                                              PAGE
-------   ----------------------------------------------------------------------   ----
          Hirschfield, Jeffrey Steiner, Robert Nederlander, Leonard Toboroff,
          Jeffrey Epstein, John McConnaughy, Connecticut Economics Corporation,
          Stephen Tannen, Woodco Sports, Inc., Arthur Tse, Silver Top Limited,
          Billion Nominees, Limited, Weston Holdings Limited.(9)
 10.33    Employment Agreement, dated as of February 1, 1994, between Riddell,
          Inc., and Dan Cougill(11), as amended February 1, 1995.(17)
 10.34    Stipulation of Settlement, David Halperin v. Riddell Sports Inc.,
          dated October 28, 1994.(13)
 10.35    Warrant to Purchase Common Stock in favor of NBD Bank N.A., dated
          February 10, 1995.(15)
 10.36    Employment Agreement, dated as of March 7, 1996, between Riddell
          Sports Inc. and David Groelinger.(19)
 10.37    Note Purchase Agreement, dated October 30, 1996, between Riddell
          Sports Inc. and Silver Oak Capital, L.L.C., as amended by letter agreement dated May 2, 1997.(20)
 10.38    Subordinated Guaranty, dated November 8, 1996, among Riddell, Inc.,
          Equilink Licensing Corporation, and RHC Corporation, All American
          Sports Corporation, Ridmark Corporation, Proacq Corp. and SharCo

          Corporation.(20)
 10.39    Registration Rights Agreement, dated November 8, 1996 between Riddell
          Sports Inc. and Silver Oak Capital L.L.C.(20)
 10.40    Shareholders Agreement, dated as of May 5, 1997, between Riddell
          Sports Inc., Cheer Acquisition Corp. and certain shareholders of
          Varsity Spirit Corporation.(31)
 10.41    Stock Purchase Agreement, dated as of May 5, 1997, between Riddell
          Sports Inc., Cheer Acquisition Corp. and Jeffrey G. Webb(31)
 10.42    Stock Purchase Agreement, dated as of May 5, 1997, between Riddell
          Sports Inc. and Gregory C. Webb(31)
 10.43    Stock Purchase Agreement, dated as of May 5, 1997, between Riddell
          Sports Inc. and W. Kline Boyd(31)
 10.44    Stock Purchase Agreement, dated as of May 5, 1997, between Riddell
          Sports Inc. and J. Kristyn Shepherd(31)
 10.45    Employment Agreement, dated as of May 5, 1997, between Riddell Sports
          Inc. and Jeffrey G. Webb(31)
 10.46    Employment Agreement, dated as of May 5, 1997, between Riddell Sports
          Inc. and Gregory C. Webb(31)
 10.47    Employment Agreement, dated as of May 5, 1997, between Riddell Sports
          Inc. and W. Kline Boyd(31)
 10.48    Employment Agreement, dated as of May 5, 1997, between Riddell Sports
          Inc. and J. Kristyn Shepherd(31)
 10.49    Registration Rights Agreement, dated as of June 19, 1997, between
          Riddell, as Issuer, certain subsidiaries of Riddell, as Guarantors, and NationsBanc Capital Markets, Inc. and First Chicago Capital
          Markets, Inc., as Purchasers.(23)
 10.50 Credit Agreement among Riddell, as Borrower, the subsidiaries of Riddell, as Guarantors, and the Lenders identified therein, and NBD
          Bank, as Administrative Agent, and NationsBank, N.A., as Documentation
          Agent, dated as of June 19, 1997.(23)
 10.51    Employment Agreement, dated September 29, 1989, between Varsity Spirit
          Corporation and W. Kline Boyd(24)
 10.52    Employment Agreement, dated September 29, 1989, between Varsity Spirit
          Corporation and Robert Dunseath.(24)
 10.53    Employment Agreement, dated September 29, 1989, between Varsity Spirit
          Corporation and Kris Shepherd.(24)

EXHIBIT
NUMBER    DESCRIPTION                                                              PAGE
-------   ----------------------------------------------------------------------   ----
 10.54    Employment Agreement, dated September 29, 1989, between Varsity Spirit
          Corporation and Kraig Tallman.(24)
 10.55    Employment Agreement, dated September 29, 1989, between Varsity Spirit
          Corporation and Gregory Webb.(24)
 10.56    Employment Agreement, dated September 29, 1989 between Varsity Spirit
          Corporation and Jeffrey Webb.(24)
 10.57    1989 Non-Qualified Stock Option Plan of Varsity Spirit
          Corporation.(24)

 10.58    1991 Stock Option Plan of Varsity Spirit Corporation.(25)
 10.59    Sales Representative Agreement between Varsity Spirit Fashions &
          Supplies, Inc. and Stuart Educational Products, Inc., along with
          Security Agreement between Varsity Spirit Fashions & Supplies, Inc.
          and Gary Stuart and Patti Stuart, both individually and collectively doing business as Stuart Educational Products.(24)
 10.60    Programming Agreement between Universal Cheerleaders Association and
          ESPN, Inc.(24)
 10.61    Varsity Spirit Corporation 401(k) Profit Sharing Plan.(26)
 10.62    Employment Agreement, dated December 1, 1994, between Varsity Spirit
          Corporation and Deana Roberts.(27)
 10.63    Service Agreement dated as of May 15, 1996 between Varsity Spirit
          Corporation and Michael Olmstead.(28)
 10.64    Form of Loan Agreement dated as of July 1, 1996 between Varsity Spirit
          Corporation and NationsBank of Tennessee, N.A.(29)
 10.65    Employment Agreement, dated February 28, 1997, between Varsity Spirit
          Corporation and John M. Nichols.(30)
 10.66    Employment Agreement between Varsity Spirit Corporation and Richard R.
          Bowers.(30)
 10.67    Amendment to the Employment Agreement, dated June 4, 1996, between
          Varsity Spirit Corporation and Jeffrey Webb.(30)
 10.68    Amendment to the Employment Agreement, dated June 4, 1996, between
          Varsity Spirit Corporation and Gregory Webb.(30)
 10.69    Amendment to the Employment Agreement, dated June 4, 1996, between
          Varsity Spirit Corporation and J. Kristen Shepard.(30)
 10.70    Amendment to the Employment Agreement, dated June 4, 1996, between
          Varsity Spirit Corporation and W. Kline Boyd.(30)
 10.71    Amendment to the Employment Agreement, dated June 4, 1996, between
          Varsity Spirit Corporation and Kraig Tallman.(30)
 10.72    Amendment No. 1 to 1991 Stock Option Plan of Varsity Spirit
          Corporation.(30)
 10.73    Amendment No. 2 to 1991 Stock Option Plan of Varsity Spirit
          Corporation.(30)
 10.74    Settlement Agreement, dated June 20, 1997, by and among Riddell Sports
          Inc., RHC Licensing Corporation, Riddell, Inc., Equilink Licensing
          Corporation, Ridmark Corporation, Macmark Corporation, NBD Bank, f/k/a
          NBD Bank, N.A., MLC Partners Limited Partnership, Robert E.
          Nederlander, Leonard Toboroff, John McConnaughy, Jr., Lisa J. Marroni,
          Frederic H. Brooks, Connecticut Economics Corporation, Robert Weisman,
          Bruce H. Levitt, as Bankruptcy Trustee of M Holdings Corporation, Paul
          Swanson, as Bankruptcy Trustee of MGS Acquisition, Inc. and MacGregor
          Sports, Inc., Official Unsecured Creditors' Committee of MacGregor
          Sporting Goods, Inc., M Holdings Corporation, f/k/a MacGregor Sporting
          Goods Inc., Innovative Promotions, Inc., Ernest Wood, Jr., Harry Wood,
          Pursuit Athletic Footwear, Inc., and Riddell Athletic Footwear,
          Inc.(1)
 11.1 Statement regarding per share earnings of Riddell Sports Inc. for the twelve months ended December 31, 1996, 1995 and 1994.(1)


EXHIBIT
NUMBER    DESCRIPTION                                                              PAGE
-------   ----------------------------------------------------------------------   ----
 11.2     Statement regarding per share earnings of Riddell Sports Inc. for the three months ended March 31, 1997 and 1996.(1)
 12.1     Statement regarding the computation of earnings to fixed charges for
          Riddell Sports Inc.(1)
 21.1     List of subsidiaries.(1)
 23.1     Consent of Grant Thornton LLP regarding Riddell Sports Inc.(1)
 23.2     Consent of BDO Seidman, LLP regarding Varsity Spirit Corporation.(1)
 23.3     Consent of Jeffrey G. Webb, nominee for director to Riddell Sports
          Inc.(1)
*23.4     Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in
          Exhibit 5.2 hereto).
 24.1     Powers of Attorney (included on signature pages hereof).
 25.1     Statement of Eligibility and Qualification on Form T-1 of trustee under the Indenture relating to the Senior Notes.(1)
*99.1     Form of Letter of Transmittal.
*99.2     Form of Notice of Guaranteed Delivery.
*99.3     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
          and Other Nominees.
*99.4     Form of Letter to Clients.

------------------
  * To be filed by amendment.

 (1) Filed herewith.

 (2) Incorporated by reference to Riddell Sports Inc.'s Registration Statement on Form S-1 (Commission File No. 33-40488) effective June 27, 1991 (including all pre-effective amendments to the Registration Statement).

 (3) Incorporated by reference to Riddell Sports Inc.'s Form 10-K report (Commission File No. 0-19298) for the year ended December 31, 1991.

 (4) Incorporated by reference to Riddell Sports Inc.'s Registration Statement on Form S-1 (Commission File No. 33-40488) effective June 17, 1992 (including all pre-effective amendments to the Registration Statement).

 (5) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q report (Commission File No. 0-19298) for the quarter ended June 30, 1992.

 (6) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q report (Commission File No. 0-19298) for the quarter ended September 30, 1992.

 (7) Incorporated by reference to Riddell Sports Inc.'s Form 10-K report (Commission File No. 0-19298) filed on March 30, 1993.

 (8) Incorporated by reference to Riddell Sports Inc.'s Post Effective Amendment No. 2 to Form S-1 Registration Statement (Commission File No. 33-47884) filed on January 28, 1994.


 (9) Incorporated by reference to Riddell Sports Inc.'s Form 10-K for the year ended December 31, 1993.

(10) Incorporated by reference to Riddell Sports Inc.'s Form 10-K/A constituting Amendment No. 1 to Form 10-K for the year ended December 31, 1993, filed June 21, 1994.

(11) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q for the quarter ended March 31, 1994.

(12) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q for the quarter ended June 30, 1994.

(13) Incorporated by reference to Riddell Sports Inc.'s Form 8-K filed July 3, 1994.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(14) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q for the quarter ended September 30, 1994.

(15) Incorporated by reference to Riddell Sports Inc.'s Form 8-K filed January 11, 1995.

(16) Incorporated by reference to Riddell Sports Inc.'s Form 10-K for the year ended December 31, 1994.

(17) Incorporated by reference to Riddell Sports Inc.'s Form 8-K dated June 23, 1995.

(18) Incorporated by reference to Riddell Sports Inc.'s Form 10-K for the year ended December 31, 1995, dated November 11, 1996.

(19) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q dated May 14, 1996.

(20) Incorporated by reference to Riddell Sports Inc.'s Form 10-Q dated November 11, 1996.

(21) Incorporated by reference to Riddell Sports Inc.'s Form 10-K for the year ended December 31, 1996.

(22) Incorporated by reference to Riddell Sports Inc.'s Proxy Statement filed June 6, 1997.

(23) Incorporated by reference to Riddell Sports Inc.'s Form 8-K dated June 19, 1997.

(24) Incorporated by reference to the Varsity Spirit Corporation's Registration Statement on Form S-1 (Registration Statement No. 33-44431) filed on

     December 10, 1991.

(25) Incorporated by reference to the Varsity Spirit Corporation's Amendment No. 1 to Registration Statement on Form S-1 (Registration Statement No. 33-44431) filed on January 21, 1992.

(26) Incorporated by reference to the Varsity Spirit Corporation's Annual Report on Form 10-K for the year ended March 31, 1993 (File No. 0-19790).

(27) Incorporated by reference to the Varsity Spirit Corporation's Transition Report on Form 10-K for the transition period April 1, 1994 to December 31, 1994 (File No. 0-19790).

(28) Incorporated by reference to the Varsity Spirit Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 0-19790).

(29) Incorporated by reference to the Varsity Spirit Corporation's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 0-19790).

(30) Incorporated by reference to the Varsity Spirit Corporation's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 0-19790).

(31) Incorporated by reference to Varsity Spirit Corporation Schedule 13D filed June 25, 1997.